Filed Pursuant to Rule 424(b)(5)
Registration No. 333-53914

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 31, 2006

PROSPECTUS  SUPPLEMENT

(To prospectus dated January 31, 2001)

$150,000,000

Level 3 Communications, Inc.

        % Convertible Senior Notes due 2012

Interest on the notes at the rate of         % per year is payable on June 15 and December 15 of each year, beginning on December 15, 2006. The notes will mature on June 15, 2012. The notes will be our unsecured and unsubordinated obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

The notes are convertible by holders into shares of our common stock at an initial conversion price of $             per share (which is equivalent to a conversion rate of approximately              shares of common stock per $1,000 principal amount of the notes), subject to adjustment upon certain events, at any time before the close of business on June 15, 2012. At our option, in lieu of delivering shares of our common stock, we may elect to pay holders cash or a combination of cash and shares of common stock. If a holder elects to convert its notes in connection with certain changes in control, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the number of shares deliverable upon conversion of such notes. Our common stock is quoted on the Nasdaq National Market under the symbol “LVLT.” The last reported sale price of the common stock on May 26, 2006 was $5.28 per share.

Holders may require us to repurchase all or any part of their notes upon the occurrence of a designated event at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

After June 15, 2010, we may redeem all or a portion of the notes at the redemption prices specified in this prospectus supplement, plus accrued and unpaid interest to, but excluding, the redemption date.

Investing in the notes involves risks that are described in the “ Risk Factors” section beginning on page S-16 of this prospectus supplement.

	Per Note	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Level 3 Communications, Inc.	%	$

(1)	Plus accrued interest from , 2006, if settlement occurs after that date.

The underwriters may also purchase up to an additional $22,500,000 aggregate principal amount at maturity of notes from us, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2006.

Sole Book-Running Manager

Merrill Lynch & Co.

Joint-Lead Managers

Credit Suisse	Morgan Stanley

Co-Managers

Citigroup	JPMorgan

The date of this prospectus supplement is                     , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and accompanying prospectus are only being distributed to and are only directed at (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

To the extent that the offer of the notes is made in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) before the date of publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State that has notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, the offer (including any offer pursuant to this prospectus supplement and the accompanying prospectus) is only addressed to qualified investors in that Relevant Member State within the meaning of the Prospectus Directive or has been or will be made in circumstances that do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC together with any applicable implementing measures in each Relevant Member State.

Prospectus Supplement

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference, to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company”, “we”, “us”, “our”, or “Level 3” refer to Level 3 Communications, Inc. and its subsidiaries.

See “Risk Factors” for factors that you should consider before investing in the notes and “Information Regarding Forward Looking Statements” for information relating to statements contained in this prospectus supplement that are not historical facts. In this prospectus supplement we sometimes refer to various industry terms and abbreviations, which we have defined under “Glossary of Terms”.

The Level 3 logo and Level 3 are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Media Plane™ is a service mark of Software Spectrum, and we are applying for registration of that mark with the U.S. Patent and Trademark Office. All rights are reserved. This prospectus supplement and the accompanying prospectus refer to trade names and trademarks of other companies. The mention of these trade names and trademarks in this prospectus supplement and the accompanying prospectus is made with due recognition of the rights of these companies and without any intent to misappropriate those names or marks. All other trade names and trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

The Company

We, through our operating subsidiaries, engage primarily in the communications and information services businesses.

We are a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide services) of a broad range of integrated communications services. We have created, generally by constructing our own assets, but also through a combination of purchasing and leasing other companies’ assets and facilities, our communications network. Our network is an advanced, international, facilities based communications network. We have designed our network to provide communications services, which employ and take advantage of rapidly improving underlying optical and Internet Protocol technologies.

In connection with our belief that communications services are direct substitutes for existing modes of information distribution, and for other strategic and tactical reasons, during 2002, we entered the businesses of direct marketing of computer software and computer software license management. Today, this business is conducted by our subsidiary Software Spectrum.

Business Strategy.    We are seeking to capitalize on the opportunities presented by significant and rapid advancements in optical and Internet Protocol technologies. Key elements of our strategy include:

•	Offer a Comprehensive Range of Communications Services to Bandwidth Intensive Users. We provide a comprehensive range of communications services designed to meet the needs of the top global bandwidth customers, that is, customers that are generally of higher credit quality and have existing demand for the services that we sell.

•	Target Top Global Bandwidth Customers. Our primary communications services distribution strategy is to utilize a direct sales force focused on high bandwidth usage businesses.

•	Provide Low Cost Backbone Services Through An Upgradeable Backbone Network. Our intercity and metropolitan networks have been designed to provide high quality communications services at a lower cost.

•	Pursue Acquisition Opportunities. We from time to time evaluate possible acquisition opportunities, primarily opportunities in the communications industry.

•	Develop Advanced Operational Processes and Business Support Systems. We have developed and continue to develop substantial and scalable operational processes and business support systems specifically designed to enable us to offer services efficiently to our targeted customers.

•	Attract and Motivate High Quality Employees. We have developed programs designed to attract and retain employees with the technical and business skills necessary for our business.

With the acquisitions of Progress Telecom, LLC, or Progress Telecom, and ICG Communications, Inc., or ICG Communications, and the proposed acquisition of TelCove, Inc., or TelCove, we have embarked on a strategy to further expand our current presence in regional and metropolitan markets. The strategy will allow us to terminate more of our intercity and local traffic over our owned metro facilities rather than paying third parties to terminate such traffic. We offer a broad range of communications services in our metropolitan markets with a particular emphasis on bandwidth intensive enterprises and service providers. The expansion into new metro markets should also provide additional opportunities to sell services on our national and international networks.

*    *    *

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000. Our website is located at www.level3.com. The information on our website is not part of this prospectus supplement.

Recent Developments

ICG Communications Acquisition

On May 31, 2006, we acquired all of the issued and outstanding capital stock of ICG Communications, a privately held Colorado-based telecommunications company, from MCCC ICG Holdings, LLC, or MCCC, for an aggregate consideration of approximately $163 million, consisting of 25,975,088 shares of our common stock and $36 million in cash, subject to adjustments based on working capital and other matters. The transaction does not include ICG Communications’ investments in New Global Telecom or Mpower Holding Corporation.

ICG Communications primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG Communications’ network has over 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG Communications serves more than 1,600 customers.

Concurrently with the closing of the acquisition, we entered into a registration rights agreement with respect to the 25,975,088 shares of our common stock issued to MCCC in the transaction. Pursuant to the registration rights agreement, we are required to file a registration statement covering the shares of our common stock issued to MCCC in the transaction within five business days following the consummation of the transaction. The registration statement will be effective automatically upon filing, allowing MCCC then to sell the shares it received, subject only to certain transfer restrictions that limit the number of shares MCCC can sell on any given day.

TelCove Acquisition

On April 30, 2006, we signed a definitive agreement to acquire TelCove, a privately held Pennsylvania-based telecommunications company.

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings that are located on its network.

The aggregate consideration payable by us is $1.082 billion, consisting of $445 million in cash and $637 million in shares of our common stock, subject to adjustment. In addition, by acquiring TelCove, we will in effect assume approximately $155.5 million of TelCove’s debt obligations. The number of shares of our common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the consummation of the transaction. The number of shares of our common stock to be delivered to the securityholders of TelCove in the transaction will be determined immediately prior to closing. However, the number of shares of our common stock to be issued will in no event be more than approximately 165,885,000 shares nor less than approximately 110,590,000 shares, subject to adjustment to account for exercises for cash of TelCove warrants prior to the consummation of the transaction. Upon closing of the transaction, TelCove securityholders will be able to sell immediately, without any limitation, the shares of our common stock issued to them in the transaction.

For the year ended December 31, 2005, TelCove had revenues of approximately $312.4 million and a net loss of approximately $23.4 million. As of December 31, 2005, on a consolidated basis, TelCove had total assets of approximately $547.6 million, total liabilities of approximately $243.8 million, and total stockholders’ equity of approximately $303.8 million.

Consummation of the transaction is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals and the effectiveness of a registration statement on Form S-4 covering the shares of our common stock to be issued in the transaction. Closing is expected to occur in the third quarter of 2006.

Offering of 12.25% Senior Notes due 2013

On April 6, 2006, Level 3 Financing, Inc., our wholly-owned subsidiary completed the sale of $300 million aggregate principal amount of 12.25% Senior Notes due 2013 in a private offering to qualified institutional buyers. The senior notes offered represent an additional offering of the 12.25% Senior Notes due 2013 that were issued on March 14, 2006.

Proposed Amendment and Restatement of Credit Facility

On May 30, 2006, Level 3 Financing, Inc., our wholly-owned subsidiary, announced its intention to amend and restate its existing $730 million senior secured credit facility to, among other things, reduce the interest rate payable under the agreement, modify the pre-payment provisions and make other specified changes. There can be no assurances that we will be able to amend and restate our credit facility in such a manner. Our continuing guarantee of that debt will constitute senior debt. Neither the completion of the proposed amendment of the senior secured credit facility nor the closing of this offering or the closing of our concurrent offering of common stock described below is conditioned upon the closing of the other transactions.

Concurrent Common Stock Offering

Concurrently with this offering, we will offer, by means of a separate prospectus supplement, 125,000,000 shares of our common stock. In addition, we have granted the underwriters an option to purchase an additional 18,750,000 shares of our common stock solely to cover over-allotments. Neither the closing of this concurrent offering nor the closing of the offering contemplated by this prospectus supplement or the closing of the proposed amendment of the senior secured credit facility is conditioned upon the closing of the other transactions.

The Offering

Issuer	Level 3 Communications, Inc.

Notes Offered

$150,000,000 aggregate principal amount ($172,500,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full) of         % convertible senior notes due June 15, 2012.

Price	% of principal amount, plus accrued interest from the date of original issuance of the notes if settlement occurs after that date.

Maturity	June 15, 2012

Interest	% per year on the principal amount, payable semi-annually on June 15 and December 15, beginning on December 15, 2006.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our other existing and future unsubordinated indebtedness. The notes will be effectively junior to all of our existing and future secured debt as to the assets securing such debt and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2006, after giving pro forma effect to (i) this offering (assuming no exercise of the underwriters’ option to purchase additional notes) and our concurrent common stock offering and (ii) the issuance by Level 3 Financing, Inc. on April 6, 2006 of $300,000,000 aggregate principal amount of 12.25% Senior Notes due 2013:

•	Level 3 Communications, Inc. would have had an aggregate of approximately $5.911 billion of indebtedness, excluding intercompany liabilities, of which approximately $730 million constituted secured indebtedness consisting of its guarantee of its wholly-owned subsidiary’s senior secured credit facility and approximately $876 million constituted subordinated indebtedness; and

•	Level 3 Communications, Inc.’s subsidiaries would have had an aggregate of approximately $3.370 billion of outstanding indebtedness and other balance sheet liabilities (excluding deferred revenue), excluding intercompany liabilities.

The indenture governing the notes will not contain any restrictions on the incurrence of indebtedness other than as described in “Description of the Notes—Limitation on Liens.”

Conversion Rights

Holders may surrender notes for conversion at any time on or before the maturity date. For each $1,000 principal amount of notes surrendered for conversion you will receive              shares of our common stock. We refer to this as the conversion rate. As further described under “Description of the Notes—Conversion Rights,” we have the right to settle our conversion obligation in shares of our common stock, cash or a combination thereof.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, a holder will not receive any cash payment representing accrued interest, subject to certain exceptions. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion.

Sinking fund	None.

Redemption at the Option of Level 3

After June 15, 2010, we may redeem the notes, in whole or in part, at our option at any time or from time to time at the redemption prices set forth herein, plus accrued and unpaid interest thereon (if any) to the redemption date.

Repurchase at Option of Holders upon a Designated Event

Upon the occurrence of a designated event (a change of control or a termination of trading as defined herein), holders of the notes will have the right, subject to certain exceptions and conditions, to require us to repurchase all or any part of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any) to, but excluding, the designated event purchase date.

See “Risk Factors—If we experience a change of control or termination of trading, we may be unable to purchase the notes you hold as required under the indenture relating to the notes.”

Make Whole Premium upon Change of Control	If certain changes in control as described below under “Description of the Notes—Make Whole Premium upon Change of Control” occur, we will pay, to the extent described in this prospectus supplement, a make whole premium on notes converted in connection with the transaction constituting the change in control by increasing the conversion rate applicable to such notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the date on which the change in control becomes effective and the price paid per share of our common stock in the transaction constituting the change in control. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and effective dates of a change in control are set forth under “Description of the Notes—Make Whole Premium upon Change of Control.”

Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $145,500,000 (approximately $167,437,500 if the underwriters’ option to purchase additional notes is exercised in full). We intend to use a substantial portion of the net proceeds from this offering and our concurrent offering of common stock to redeem or repurchase selected series of our debt securities maturing in 2008. The remaining proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions and for general corporate purposes including working capital and capital expenditures. See “Use of Proceeds.”

DTC Eligibility

The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. The global notes will be deposited with the trustee, as a custodian for DTC, and will be registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of the Notes—Global Notes; Book-Entry; Form.”

Trading	We do not intend to list the notes on any national securities exchange. The notes will be new securities for which there is currently no public market. See

“Risk Factors—There is no public market for the notes, which could limit their market price or your ability to sell them.”

Our common stock is traded on the Nasdaq National Market under the symbol “LVLT.”

Risk Factors

Investing in the notes involves risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters’ overallotment option. See “Underwriting.”

Summary Financial Data

The selected financial data set forth below for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001 have been derived from our audited consolidated financial statements and the notes related thereto. The selected financial data for the three month periods ended March 31, 2006 and 2005 are derived from our unaudited consolidated financial statements. The selected financial data should be read in conjunction with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement. The unaudited financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as indicative of results we may expect for the full year or any other interim period.

	Three Months Ended March 31,		Year Ended(1)
	2006	2005	2005	2004	2003	2002	2001
	(dollars in millions, except per share amounts)
	(unaudited)
Results of Operations:
Revenue	$1,267	$993	$3,613	$3,637	$3,947	$3,015	$1,410
Net loss from continuing operations(2)	(168)	(77)	(687)	(458)	(704)	(854)	(4,351)
Net loss(3)	(168)	(77)	(638)	(458)	(711)	(858)	(4,978)
Per Common Share:
Net loss from continuing operations(2)	(0.20)	(0.11)	(0.98)	(0.67)	(1.25)	(2.10)	(11.64)
Net loss(3)	(0.20)	(0.11)	(0.91)	(0.67)	(1.26)	(2.11)	(13.32)
Dividends(4)	—	—	—	—	—	—	—
Financial Position:
Total assets	8,284	7,099	8,277	7,544	8,302	8,972	9,325
Current portion of long-term debt(5)	1	118	—	143	124	4	5
Long-term debt, less current portion(5)	6,357	5,073	6,023	5,067	5,249	6,102	6,209
Stockholders’ equity (deficit)(6)	(546)	(237)	(476)	(157)	181	(240)	(65)

(1)	The operating results of Level 3’s (i)Structure, LLC computer outsourcing services business sold in 2005, the Midwest Fiber Optic Network business acquired from Genuity, Inc. in 2003 and sold in 2003, Level 3’s Asian communications operations, which Level 3 agreed to sell in 2001, as well as Software Spectrum’s contact service business obtained in the Software Spectrum acquisition in 2002 and sold in 2003 are included in discontinued operations for all periods presented for which Level 3 owned each business.

We purchased software resellers CorpSoft, Inc. and Software Spectrum, Inc. in March and June of 2002, respectively. We recorded approximately $1.8 billion of revenue attributable to these two businesses in 2002.

We purchased substantially all of the assets and operations of Genuity, Inc. in February 2003. We also purchased Telverse Communications, Inc. in July 2003.

We acquired the managed modem businesses of ICG and Sprint on April 1, 2004 and October 1, 2004, respectively.

We purchased WilTel Communications Group, LLC, or WilTel, on December 23, 2005, and recorded approximately $38 million of revenue attributable to this business in 2005.

(footnotes continued on following page)

(2)	In 2001, we recorded a $3.2 billion impairment charge to reflect the reduction in the carrying amount of certain of our communications assets in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. Also in 2001, we recognized a gain of $1.1 billion as a result of the early extinguishment of long-term debt.

In 2002, we recognized approximately $181 million of impairment and restructuring charges, a gain of approximately $191 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock, $88 million of induced conversion expenses attributable to the exchange of our convertible debt securities, $120 million of federal tax benefits due to legislation enacted in 2002 and a gain of $255 million as a result of the early extinguishment of long-term debt.

In 2003, we recognized approximately $346 million of termination and settlement revenue, $45 million of impairment and restructuring charges, a gain of approximately $70 million from the sale of “91 Express Lanes” toll road assets and $200 million of induced conversion expenses attributable to the exchange of Level 3’s convertible debt securities, and recognized a gain of $41 million as a result of the early extinguishment of long-term debt.

In 2004, we recognized a gain of $197 million as a result of the early extinguishments of certain long-term debt and $113 million of termination revenue.

In 2005, we recognized $133 million of termination revenue and approximately $23 million of impairment and restructuring charges.

(3)	In 2001, we agreed to sell our Asian telecommunications business to Reach Ltd. and recorded an impairment charge of $516 million related to our discontinued Asian operations. Losses attributable to the Asian operations were $89 million for fiscal 2001.

In 2005, we sold (i)Structure, LLC and recognized a gain on the sale of $49 million. For fiscal years 2005 and 2004, (i)Structure revenues approximated costs. Losses attributable to the operations of (i)Structure for fiscal years 2003, 2002 and 2001 were $17 million, $6 million and $22 million, respectively.

(4)	Our current dividend policy, in effect since April 1998, is to retain future earnings for use in our business. As a result, management does not anticipate paying any cash dividends on shares of common stock for the foreseeable future. In addition, we are effectively restricted under certain covenants from paying cash dividends on shares of our common stock.

(5)	In 2001, we negotiated an increase in the total amount available under our senior secured credit facility to $1.775 billion and borrowed $650 million under the facility. Also in 2001, one of our subsidiaries repurchased, using cash and common stock, approximately $1.9 billion face amount of our long-term debt and recognized a gain of approximately $1.1 billion as a result of the early extinguishment of debt.

In 2002, we received net proceeds of $488 million from the issuance of $500 million of 9% Junior Convertible Subordinated Notes due 2012. Also in 2002, we repurchased, using cash and common stock, approximately $705 million face amount of our long-term debt and recognized a gain of approximately $255 million as a result of the early extinguishment of debt.

In 2003, we received net proceeds of $848 million from the issuance of $374 million of 2.875% Convertible Senior Notes due 2010 and the issuance of $500 million of 10.75% Senior Notes due 2011. Level 3 completed a debt exchange whereby we issued $295 million (face amount) of 9% Convertible Senior Discount Notes due 2013 and common stock in exchange for $352 million (book value) of long-term debt. In addition, we, using cash on hand, restricted cash and the proceeds from the issuance of the 10.75% Senior Notes due 2011, repaid in full, the $1.125 billion purchase money indebtedness outstanding under our senior secured credit facility. Also in 2003, we repurchased, using common stock, approximately $1.007 billion

(footnotes continued on following page)

face amount of our long-term debt and recognized a gain of approximately $41 million as a result of the early extinguishment of debt.

In 2004, we received net proceeds of $987 million from the issuance of a $730 million senior secured term loan due 2011 and the issuance of $345 million of 5.25% Senior Convertible Notes due 2011. Level 3 used the net proceeds to repay portions of our 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. Level 3 repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased face amount. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. Also in 2004, we paid approximately $54 million and assumed obligations to extinguish a capital lease obligation and recognized a gain of $147 million on the transaction.

In 2005, we received net proceeds of $877 million from the issuance of $880 million of 10% Convertible Senior Notes due 2011. Also in 2005, one of our wholly-owned subsidiaries received net proceeds of $66 million from the completion of a refinancing of the mortgage of our corporate headquarters. The subsidiary entered into a new mortgage loan of $70 million at an initial fixed rate of 6.86% through 2010.

In March 2006, one of our wholly-owned subsidiaries received net proceeds of $379 million from the issuance of $150 million of Floating Rate Senior Notes due 2011 and $250 million of 12.25% Senior Notes due 2013. The wholly-owned subsidiary also received $300 million in net proceeds from the issuance of an additional $300 million of 12.25% Senior Notes due 2013 in April 2006.

(6)	In 2001, we issued approximately 16 million shares of common stock, valued at approximately $72 million, in exchange for long-term-debt.

In 2002, we issued approximately 47 million shares of common stock, valued at approximately $466 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $88 million for convertible debt securities.

In 2003, we issued approximately 216 million shares of common stock, valued at approximately $953 million, in exchange for long-term debt. Included in the value of common stock issued are induced conversion premiums of $200 million for convertible debt securities.

In 2004, we realized $95 million of foreign currency losses on the repurchase of our Euro denominated debt. The unrealized foreign currency losses had been recorded in other comprehensive income within Stockholders’ equity (deficit).

In 2005, we issued 115 million shares of common stock, valued at approximately $313 million, as the stock portion of the purchase price paid to acquire WilTel.

Unaudited Consolidated Pro Forma Information of Level 3

The following unaudited pro forma condensed consolidated financial information gives effect, as described below, to:

•	the acquisition of WilTel on December 23, 2005;

•	the issuance of $150 million of Floating Rate Senior Notes due 2011 and $250 million of 12.25% Senior Notes due 2013 on March 14, 2006;

•	the issuance of $300 million of 12.25% Senior Notes due 2013 on April 6, 2006; and

•	the offering of the notes and our concurrent offering of 125,000,000 shares of our common stock.

The following unaudited pro forma condensed consolidated financial information does not give effect to (i) our acquisition of ICG Communications, (ii) our pending acquisition of TelCove, (iii) the intended uses of the net proceeds of this offering and our concurrent offering of common stock or (iv) the proposed amendment and restatement of our secured credit facility.

The following unaudited pro forma condensed consolidated data supplements the pro forma financial information that was included in our Current Report on Form 8-K/A, which was filed with the SEC on March 3, 2006 and should be read in conjunction therewith.

The following unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 gives effect to the acquisition of WilTel and each of the note issuances referred to above as though each such transaction occurred on January 1, 2005.

The following unaudited pro forma condensed consolidated statement of operations data for the three months ended March 31, 2006 gives effect to each of the note issuances referred to above as though each such transaction occurred on January 1, 2005.

The following unaudited pro forma condensed consolidated balance sheet information as of March 31, 2006 presents the effects of the offering of $300 million of 12.25% Senior Notes due 2013 on April 6, 2006, the offering of the notes and the concurrent offering of 125,000,000 shares of our common stock as though such offerings occurred on March 31, 2006.

The pro forma earnings per share amounts in the pro forma information have not been adjusted for our common stock offering because, as we have not made a final decision regarding the ultimate uses of the net proceeds of such offering, such net proceeds are not reflected in pro forma adjustments in the income statements.

The unaudited pro forma condensed consolidated financial information is not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2005

(dollars in millions, except per share data)

	Historical Level 3(a)	Historical WilTel(b)	Intercompany Adjustments(c)	WilTel Adjustments		Debt Offerings		Pro Forma Level 3
Revenue	$3,613	$1,959	$(5)	$(243	)(d)			$5,324
Cost of revenue	2,233	1,204	(5)					3,432
Depreciation and amortization	657	159		(159 107	)(e) (f)			764
Selling, general and administrative	912	278		(17	)(g)			1,177
				4	(h)
Restructuring and impairment charges	23	42		(42	)(i)			23

Total costs and expenses	3,825	1,683	(5)	(107)		—		5,396

Operating income (loss)	(212)	276	—	(136)		—		(72)
Other income (expense):
Interest income	35	9		(7	)(j)			37
Interest expense	(530)	(34)		34	(k)	(51 (37 (6	)(l) )(m) )(n)	(624)
Other net	28	1						29

Total other income (expense)	(467)	(24)		27		(94)		(558)

Income (loss) from continuing operations before income tax	(679)	252	—	(109)		(94)		(630)
Income tax expense	(8)							(8)

Net income (loss) from continuing operations	$(687)	$252	$—	$(109)		$(94)		$(638)

Weighted average shares outstanding (in 000’s)	699,589			112,133				811,722
EPS: Net loss from continuing operations	$(0.98)							$(0.79)

Adjustments:

(a)	Represents the historical 2005 statement of operations of us and our consolidated subsidiaries.
(b)	Represents 2005 results of operations of WilTel Communications Group, LLC and consolidated subsidiaries through the acquisition date of December 23, 2005. Certain reclassifications have been made relative to WilTel’s historical financial statements in order to present them on a basis consistent with us.
(c)	Eliminates the historical intercompany transactions between Level 3 and WilTel.
(d)	Removes income attributable to the June 2005 Termination, Mutual Release and Settlement Agreement among Leucadia, WilTel and SBC. This income was retained by Leucadia in the transaction.
(e)	This entry removes the historical depreciation and amortization expense attributable to WilTel.
(f)	This entry records depreciation and amortization expense for tangible and intangible assets obtained in the transaction based on a preliminary purchase price allocation.
(g)	This entry removes the historical selling, general and administrative expenses attributable to the assets and liabilities not included in the transaction.

(footnotes continued on following page)

(h)	Records rent expense attributable to the leased Tulsa corporate facility. We are leasing space in the Tulsa corporate facility from Leucadia subsequent to the closing of the transaction.
(i)	Removes impairment charge attributable to the Tulsa corporate facility. This facility was retained by Leucadia in the transaction.
(j)	Removes interest income attributable to the cash, cash equivalents and marketable securities retained by Leucadia.
(k)	Removes interest expense on the historical debt not assumed in the transaction.
(l)	Records interest expense attributable to the $150 million of Floating Rate Senior Notes due 2011 (based on an assumed interest rate of 11.42%) and $250 million of 12.25% Senior Notes due 2013 issued on March 14, 2006.
(m)	Records interest expense attributable to the $300 million of 12.25% Senior Notes due 2013 issued on April 6, 2006.
(n)	Records interest expense attributable to the $150 million of convertible senior notes due 2012 assuming a 3.5% annual interest rate.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2006

(dollars in millions, except per share data)

	Historical Level 3(a)	Debt Offerings		Pro Forma Level 3
Revenue	$1,267			$1,267
Cost of revenue	817			817
Depreciation and amortization	190			190
Selling, general and administrative	313			313
Restructuring and impairment charges	5	—		5

Total costs and expenses	1,325	—		1,325

Operating income (loss)	(58)	—		(58)
Other income (expense):
Interest income	9			9
Interest expense	(150)	(11 (9 (2	)(b) )(c) )(d)	(172)
Other, net	31			31

Total other income (expense)	(110)	(22)		(132)

Loss from continuing operations before income tax	(168)	(22)		(190)
Income tax expense	—			—

Net loss from continuing operations	$(168)	$(22)		$(190)

Weighted average shares outstanding (in 000’s)	821,918			821,918
EPS: Net loss from continuing operations	$(0.20)			$(0.23)

Adjustments:

(a)	Represents the historical statements of operations of us and our consolidated subsidiaries.
(b)	Records incremental interest expense in order to reflect one full quarter of interest expense attributable to the offering of $150 million of Floating Rate Senior Notes (based on an assumed interest rate of 11.42%) and $250 million of 12.25% Senior Notes issued on March 14, 2006.
(c)	Records interest expense attributable to the offering of $300 million of 12.25% Senior Notes issued on April 6, 2006.
(d)	Records interest expense attributable to the $150 million of Convertible Senior Notes due 2012 assuming a 3.5% annual interest rate.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Balance Sheet at March 31, 2006

(dollars in millions)

	Historical Level 3(a)	Adjustments		Pro Forma Level 3
Assets
Current assets:
		$300	(b)
		145	(c)
Cash and cash equivalents	$580	630	(d)	$1,655
Marketable securities	412			412
Restricted cash and securities	35			35
Receivables, net	717			717
		1	(b)
Other	157	1	(c)	159

Total current assets	1,901	1,077		2,978
Property, plant and equipment, net	5,588			5,588
Restricted cash and securities	87			87
Goodwill and other intangibles, net	567			567
		5	(b)
Other assets, net	141	4	(c)	150

Total assets	$8,284	$1,086		$9,730

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$622	$—		$622
Current portion of long-term debt	1			1
Accrued payroll and employee benefits	67			67
Accrued interest	120			120
Deferred revenue	233			233
Other	145			145

Total current liabilities	1,188	—		1,188
		306	(b)
Long-term debt, less current portion	6,357	150	(c)	6,813
Deferred revenue	734			734
Other liabilities	551			551
Stockholders’ equity (deficit):
Common stock	8	2	(d)	10
Additional paid-in-capital	7,851	628	(d)	8,479
Accumulated other comprehensive loss	(42)			(42)
Accumulated deficit	(8,363)			(8,363)

Total stockholders’ equity (deficit)	(546)	630		84

Total liabilities and stockholders’ equity (deficit)	$8,284	$1,086		$9,370

Balance Sheet Adjustments:

(a)	This column reflects the historical balance sheet of us and our subsidiaries.
(b)	Reflects the offering of $300 million of 12.25% Senior Notes, the resulting net proceeds, and the current and noncurrent portions of the debt issuance costs. The offering premium of $6 million is reflected as an increase in long-term debt.
(c)	Reflects the offering of $150 million of Convertible Senior Notes due 2012, the resulting net proceeds and the current and noncurrent portions of the estimated debt issuance costs.
(d)	Reflects the offering of 125,000,000 shares of Level 3 common stock at an assumed public offering price of $5.28 per share, net of estimated issuance costs.

RISK FACTORS

Before you invest in the notes, you should carefully consider the following risks. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference also contain forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference.

Risks Related to our Business

Communications Group

We need to continue to increase the volume of traffic on our network or our network will not generate profits

We must continue to increase the volume of Internet, data, voice and video transmission on our network, or the Level 3 Network, in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Level 3 Network. If we do not maintain our relationship with current customers and develop new large-volume customers, we may not be able to substantially increase traffic on the Level 3 Network, which would adversely affect our ability to become profitable.

Our VoIP services have only been sold for a limited period and there is no guarantee that these services will gain broad market acceptance

Although we have sold Softswitch based services since the late 1990’s, we have been selling our Voice-over-IP (or VoIP) services for a limited period of time. As a result, there are many difficulties that we may encounter, including regulatory hurdles and other problems that we may not anticipate. To date, we have not generated significant revenue from the sale of our VoIP services, and there is no guarantee that we will be successful in generating significant VoIP revenues.

The success of our subscriber based VoIP services is dependent on the growth and public acceptance of VoIP telephony

The success of our subscriber based VoIP services is dependent upon future demand for VoIP telephony services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss, and unreliable bandwidth, so that toll-quality service can be provided. VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service, including emergency calling features and capabilities. VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our VoIP services business may not grow.

The prices that we charge for communications services have been decreasing, and we expect that they will continue to decrease over time and we may be unable to compensate for this lost revenue

We expect to continue to experience decreasing prices for our communications services:

•	as we and our competitors increase transmission capacity on existing and new networks;

•	as a result of our current agreements with customers which often contain volume based pricing or other contractually agreed upon decreases in prices during the term of the agreement;

•	through technological advances or otherwise; and as volume based pricing becomes more prevalent.

Accordingly, our historical revenue is not indicative of future revenue based on comparable traffic volumes. As the prices for our communications services decrease for whatever reason, if we are unable to offer additional services from which we can derive additional revenue or otherwise reduce our operating expenses, our operating results will decline and our business and financial results will suffer. We also continue to expect, excluding the effects of acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and continued pricing pressures and declining customer obligations under contractual arrangements. We experienced a significant decline in our digital subscriber line or DSL aggregation revenue during 2005, as a significant customer of this service terminated our customer contract during 2005.

Revenue under our agreement with SBC Services is expected to decline materially

As part of our acquisition of the communications business of WilTel Communications, or WilTel, we acquired a multi-year contract with SBC Services, Inc. We refer to this contract as the SBC Master Services Agreement. Recently, SBC Services Inc. became a subsidiary of AT&T, Inc. and announced its intention to migrate the services provided by WilTel to the merged SBC Services, Inc. and AT&T network. WilTel and SBC amended the SBC Master Services Agreement to run through 2009 and it provides a gross margin purchase commitment of $259 million from March 2006 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases by SBC of services on WilTel’s network count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by us. As a result, we expect the revenue generated by the SBC Master Services Agreement to decline materially in 2007.

Failure to complete development, testing and introduction of new services, including VoIP services, could affect our ability to compete in the industry

We continuously develop, test and introduce new communications services that are delivered over the Level 3 Network. These new services are intended to allow us to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings, including new VoIP services, may not be widely accepted by our customers. If our new service offerings are not widely accepted by our customers, we may terminate those service offerings and be required to impair any assets or information technology used to develop or offer those services. If we are not able to successfully complete the development and introduction of new services, including new VoIP services, in a timely manner, our business could be materially adversely affected.

Our communications revenue is concentrated in a limited number of customers

A significant portion of our communications revenue is concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased orders for our services, our communications business would be materially and adversely affected. Revenue from our two largest communications customers in 2005, Time Warner, Inc. and its subsidiaries and Verizon Communications, Inc. and its affiliates, represented approximately 18% and 14% of our communications revenue for 2005, respectively. America Online, our largest managed modem customer and an affiliate of Time Warner, Inc., reduced the number of managed modem ports it purchases from us by approximately 30% during 2005. Our future communications operating results will depend on the success of our customers and our success in selling services to them. If we were to lose a significant portion of our communications revenue from America Online, we would not be able to replace this revenue in the short term and our operating losses would increase, which increase may be significant.

In connection with the acquisition of WilTel in December 2005, we acquired a large customer contract between WilTel and SBC Communications, a subsidiary of AT&T. It is anticipated that the revenue generated by this contract during 2006 will cause SBC Communications to become our largest customer based on revenue. We also expect that the revenue generated under this contract will decline materially over time as SBC Communications migrates its traffic from the Level 3 Network to the network that SBC Communications acquired from the former AT&T.

During our communications business operating history, we have generated substantial losses, which we expect to continue

The development of our communications business required, and may continue to require, significant expenditures. These expenditures could result in substantial negative cash flow from operating activities and substantial net losses for the near future. For the three months ended March 31, 2006 and the fiscal year ended December 31, 2005, we incurred losses from continuing operations of approximately $168 million and $687 million, respectively. We expect to continue to experience losses, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit our ability to obtain the cash needed to expand our network, make interest and principal payments on our debt or fund other business needs. We will need to continue to expand and adapt our network in order to remain competitive, which may require significant additional funding. During 2005, we deployed a new generation of optical transmission equipment. Additional expansion and adaptations of the Level 3 Network’s electronic and software components will be necessary in order to respond to:

•	growing number of customers;

•	the development and launching of new services;

•	increased demands by customers to transmit larger amounts of data;

•	changes in customers’ service requirements;

•	technological advances by competitors; and

•	governmental regulations.

Future expansion or adaptation of our network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If we are unable to expand or adapt our network to respond to these developments on a timely basis and at a commercially reasonable cost, our business will be materially adversely affected.

We need to obtain additional capacity for our network from other providers which increases our costs

We continue in some part to lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network both in the United States and Europe. Any failure by companies leasing capacity to us to provide timely service to us would adversely affect our ability to serve our customers or increase the costs of doing so. Some of our agreements with other providers require the payment of amounts for services whether or not those services are used. We enter into interconnection agreements with many domestic and foreign local telephone companies, but we are not always able to do so on favorable terms.

Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect our competitive position. These changes could increase or decrease the costs of providing our services.

Our business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services

Our business depends on our ability to continue to develop effective business support systems and in particular the development of these systems for use by customers who intend to use our services in their own service offering. This is a complicated undertaking requiring significant internal resources and expertise as well as support from third-party vendors. Business support systems are needed for:

•	implementing customer orders for services;

•	provisioning, installing and delivering these services; and

•	monthly billing for these services.

Because our business provides for continued rapid growth in the number and volume of services offered, there is a need to continue to develop these business support systems on a schedule sufficient to meet proposed service rollout dates. The failure to continue to develop effective business support systems could materially adversely affect our ability to implement our business plans.

Our growth may depend upon our successful integration of acquired businesses

During the past six months, we have acquired WilTel, Progress Telecom and ICG Communications and have entered into an agreement to acquire TelCove. We may acquire additional businesses from time to time in accordance with our business strategy. The integration of these businesses and any future business that we may acquire involves a number of risks, including, but not limited to:

•	in case of a large acquisition such as WilTel or TelCove, demands on management related to the significant increase in our size after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	higher integration costs than anticipated;

•	failure to achieve expected synergies and costs savings;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

•	difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, procedures and policies.

If we cannot successfully integrate acquired businesses or operations, we may experience material negative consequences to our business, financial condition or results of operations. Successful integration of these acquired businesses or operations will depend on our ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, we may not be able to achieve the benefits that we hope to achieve as a result of the acquisition.

We may not be able to integrate the operations of our acquired businesses with our business efficiently

The completion of our acquisitions of WilTel, Progress Telecom and ICG Communications, our proposed acquisition of TelCove, and any future acquisitions, creates risks associated with the integration of their operations with ours. Some integration risks include:

•	difficulties assimilating the personnel and operations of the acquired entity;

•	loss of key personnel of the acquired entity;

•	loss of customers post-integration;

•	disruption of ongoing business and additional burdens on our management team;

•	higher integration costs than anticipated;

•	failure to achieve expected synergies and costs savings;

•	difficulties in maintaining uniform standards, controls, procedures and policies; and

•	difficulties in ensuring accurate and timely reporting of financial information.

We cannot be certain that it will realize the benefits from our acquisitions that we anticipate, or that we will be able to integrate the operations of the acquired businesses successfully. If we fail to integrate their operations efficiently, it could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us

We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. We have experienced significant competition in attracting and retaining personnel who possess the skills that it is seeking.

As a result of this significant competition, we may experience a shortage of qualified personnel. Our businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, Kevin J. O’Hara, President and Chief Operating Officer and Charles C. Miller, III, Vice Chairman and Executive Vice President. The loss of any of these key executive officers could have a material adverse effect on us.

We must obtain and maintain permits and rights-of-way to operate our network

If we are unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights-of-way needed to expand and operate our network, our business could be materially adversely affected. In addition, the cancellation or nonrenewal of the franchises, permits or rights-of-way that are obtained could materially adversely affect us. Our communications operating subsidiaries are defendants in several lawsuits that the plaintiffs have sought to have certified as class actions that, among other things, challenge the subsidiaries’ use of rights of way. It is likely that additional suits challenging use of our rights of way will occur and that those plaintiffs also will seek class certification. The outcome of this litigation may increase our costs and adversely affect our operating results.

Termination of relationships with key suppliers could cause delay and costs

We are dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant additional costs. If that happens, we could be materially adversely affected.

Rapid technological changes can lead to further competition

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the communications and information services industries. These new entrants may not be burdened by an installed base of outdated equipment. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on us.

Increased industry capacity and other factors could lead to lower prices for our services

Additional network capacity available from our competitors may cause significant decreases in the prices for the services that we offer. Prices may also decline due to capacity increases resulting from technological advances and strategic acquisitions. Increased competition has already led to a decline in rates charged for various telecommunications services.

We are subject to significant regulation that could change in an adverse manner

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities), completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on us. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on us.

Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission, or FCC, rulemaking. As a result, we cannot predict the legislation’s effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on our business.

States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of certificated carriers and for issuances by certified carriers of equity or debt.

We may lose customers if we experience system failures that significantly disrupt the availability and quality of the services that we provide

Our operations depend on our ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because many of our services are critical to the businesses of many of our customers, any significant interruption in service could result in lost profits or other loss to customers. Although we attempt to disclaim liability in our service agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we often provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide credits, generally in the form of free service for a short period of time, to our customers, which could negatively affect our operating results.

The failure of any equipment or facility on our network, including the network operations control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could significantly hurt our business.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide Internet protocol voice services

If technology that is necessary for us to provide our services were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable. The existence of such patents, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

To the extent that we are subject to litigation regarding the ownership of our intellectual property, this litigation could:

•	be time-consuming and expensive;

•	divert attention and resources away from our daily business;

•	impede or prevent delivery of our products and services; and

•	require us to pay significant royalties, licensing fees and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on our ability to provide services, any of which could harm our business.

Canadian law currently does not permit us to offer services in Canada

Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders our entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers in the United States could adversely affect our operations

The FCC has to date treated Internet service providers as enhanced service providers. In addition, Congress has to date not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on our business and the profitability of our services.

The communications and information services industries are highly competitive with participants that have greater resources and a greater number of existing customers

The communications and information services industries are highly competitive. Many of our existing and potential competitors have financial, personnel, marketing and other resources significantly greater than us. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competition could arise as a result of:

•	the recent increased consolidation in the industry, led by AT&T and Verizon;

•	allowing foreign carriers to compete in the U.S. market;

•	further technological advances; and

•	further deregulation and other regulatory initiatives.

If we are unable to compete successfully, our business could be significantly hurt.

We may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect our results of operations

We continually evaluate potential investments and strategic opportunities to expand our network, enhance connectivity and add traffic to the network. In the future, we may seek additional investments, strategic alliances or similar arrangements, which may expose us to risks such as:

•	the difficulty of identifying appropriate investments, strategic allies or opportunities;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•	the possibility that definitive agreements will not be finalized;

•	potential regulatory issues applicable to the telecommunications business;

•	the loss or reduction in value of the capital investment;

•	the inability of management to capitalize on the opportunities presented by these arrangements; and

•	the possibility of insolvency of a strategic ally.

There can be no assurance that we would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Information Services

Software Spectrum relies on financial incentives, credit terms, such as rebates, volume purchase discounts, marketing development funds and prompt-payment discounts from software publishers

As part of Software Spectrum’s supply agreements with certain publishers and distributors, Software Spectrum receives substantial financial incentives and credit terms such as rebates, volume purchase discounts, marketing development funds and prompt-payment discounts. Software Spectrum has little or no input into either the form of financial incentives or the targets required to achieve them. Some financial incentives are based on specific market segments and products. Other financial incentives are based on Software Spectrum’s volume or growth rate of revenue or purchases and Software Spectrum’s participation in marketing programs. A decrease in the volume or growth rate of Software Spectrum’s revenue or purchases could have a material adverse effect on the amount of incentives offered to Software Spectrum by its publishers. Additionally, in the future, if the Software Spectrum business model fails to align with the objectives established for these incentives or if software publishers further change, reduce or discontinue these incentives, Software Spectrum’s business and our consolidated financial results could be materially adversely affected.

As publishers change their distribution models, Software Spectrum increasingly relies on sales agency fees

Since 2001, Microsoft and other publishers increasingly have used a sales agency model for distribution of their products, under which Software Spectrum recognizes as revenue an agency fee that it receives from the publisher, as opposed to the final sales price of the software. Software Spectrum recorded approximately $74 million, $54 million and $35 million of revenue attributable to contracts under the sales agency model in 2005, 2004 and 2003, respectively. Based on Software Spectrum’s review of relevant software publisher sales data, Software Spectrum estimates that the final sales price of the software sold under these arrangements was $1.235 billion, $975 million and $661 million in 2005, 2004 and 2003, respectively. Typically, Software Spectrum does not earn rebates from publishers under the sales agency model. To date, Software Spectrum has not been materially adversely affected by the impact of the sales agency model on its revenues, because Software Spectrum has experienced a corresponding decline in its cost of revenue. As a result, Software Spectrum does not expect the lack of financial incentives under the sales agency model to have a meaningful effect on its business in the near future. However, if the economics concerning the sales agency model change, this could have a material adverse effect on Software Spectrum’s business, results of operations and financial condition and on our consolidated financial results.

In 2005, Microsoft notified Software Spectrum of proposed changes to Microsoft’s sales agency program which, once finalized by Microsoft, will take effect for customer contracts entered into after July 1, 2006. All contracts completed prior to July 1, 2006, will be grandfathered under the existing sales agency program. Under the proposed revised program for agency type sales as currently drafted, the number of performance metrics against which Software Spectrum is measured and the standard of performance on those metrics are expected to increase. Based on a preliminary evaluation of Microsoft’s proposed program changes, Software Spectrum expects that the amount of agency fees it earns from Microsoft will be reduced over the three-year period in which it is implemented. Due to the grandfathering of existing sales agency program sales, however, Software Spectrum anticipates that the program changes will not have a significant effect on Software Spectrum’s results of operation or financial position in 2006. Microsoft has yet to finalize the proposed changes, and thus Software Spectrum is not able to definitively determine the effects of Microsoft’s proposed changes on its results of operations and financial position after July 1, 2006.

Software Spectrum is very dependent on a small number of vendors

A large percentage of Software Spectrum’s sales is represented by business software products from a small number of publishers. For 2005, approximately 87% of Software Spectrum’s revenue represented products purchased from its 10 largest publishers. For 2005, the top 10 software titles Software Spectrum sold represented approximately 54% of its sales. For 2005, products from Microsoft and IBM accounted for approximately 59% and 10% of revenue, respectively. For 2004, products from Microsoft and IBM accounted for approximately 58% and 10% of revenue, respectively. Most of Software Spectrum’s contracts with publishers are non-exclusive and terminable by either party, without cause, upon 30 to 60 days notice. Additionally, Software Spectrum’s contracts with its major publishers are generally for one- or two-year terms, and the majority of these contracts contain no provision for automatic renewal. A loss of or significant change in Software Spectrum’s relationship with these publishers could have a material adverse effect on Software Spectrum’s business and its consolidated financial results. Although Software Spectrum believes that it could obtain these software products from distribution partners, Software Spectrum may not be able to obtain such products or may only be able to obtain such products on terms that could materially adversely affect its financial results. In addition, Software Spectrum can not be sure that any financial or other difficulties of such publishers will not have a material adverse effect on its business.

Software Spectrum’s business is dependent on certain key distributors

Although Software Spectrum obtains the majority of its revenue from publishers, it also relies on distributors for sales of products, such as products from IBM. A loss of or significant change in Software Spectrum’s relationships with these distributors could have a material adverse effect on its business. For example, Software Spectrum cannot be sure that these distributors will continue to provide it with credit terms and financial incentives, such as rebates, volume purchase discounts and prompt-payment discounts. Although Software Spectrum believes that the software products it obtains through these distributors would be available from other parties, Software Spectrum may not be able to obtain such products or may only be able to obtain such products on terms that could materially adversely affect its financial results. In addition, Software Spectrum cannot be sure that any financial or other difficulties of these distributors will not have a material adverse effect on its business.

Software Spectrum’s business is subject to seasonal changes in demand and resulting sales activities

Software Spectrum’s business is subject to seasonal change. In particular, revenue and profits in the United States, Canada and Europe are typically lower in the first and third quarters due to lower levels of IT purchases during those times. As a result, Software Spectrum’s quarterly results may be materially affected during those periods. In addition, periods of higher sales activities during certain quarters may require a greater use of working capital to fund Software Spectrum’s business. During these periods, the increased working capital requirements could temporarily increase Software Spectrum’s leverage and liquidity needs and expose it to greater financial risk during these periods. Due to these seasonal changes, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

Software Spectrum’s business is sensitive to general economic conditions and conditions in the software and IT industries

Software Spectrum’s business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic and business conditions, the condition of the IT industry, shifts in demand for or availability of software and the introduction of new software products or upgrades. In particular, Software Spectrum’s business is sensitive to the North American and Western European economic environments. In the past, the software industry in general has felt the effects of an economic slowdown in the United States and Europe and the resulting decrease in IT spending. For example, according to IDC, from 2001 to 2003, software end user spending in North America declined at a CAGR of 0.7%. Further, sales to large corporations have been important to Software Spectrum’s results, and its future results are dependent on its continued success with such customers. Any change in demand for products by these large corporations could have a material adverse effect on Software Spectrum’s revenue.

Software Spectrum’s international operations are sensitive to currency risks

In 2005, approximately 43% of Software Spectrum’s total revenue was generated by sales outside the United States. Software Spectrum’s international revenue, cost of revenue and operating expenses are denominated in foreign currencies, principally the Euro and the Pound Sterling. Software Spectrum’s international operations are sensitive to currency exchange risks. Software Spectrum presently has currency exposure arising from both sales and purchases denominated in foreign currencies. Changes in exchange rates between foreign currencies and the U.S. dollar may adversely affect Software Spectrum’s operating margins. For example, if these foreign currencies appreciate against the U.S. dollar, it will become more expensive in terms of U.S. dollars to pay expenses with foreign currencies. In addition, currency devaluation against the U.S. dollar can result in a loss to Software Spectrum if it holds deposits of that currency. Software Spectrum currently does not conduct any hedging activities. In addition, some currencies are subject to limitations on conversion into other currencies, which can limit Software Spectrum’s ability to otherwise react to rapid foreign currency devaluations. Software Spectrum cannot predict the impact of future exchange-rate fluctuations on its business and operating results.

Software Spectrum is exposed to the risks of a global market

Software Spectrum has U.S., European and Asian-Pacific operation centers as well as sales offices in Australia, Belgium, Canada, France, Germany, Hong Kong, Italy, the Netherlands, Singapore, Spain, Sweden, the United Kingdom and the United States. In those regions in which it does not have a physical presence, such as Japan, China, India and Latin America, Software Spectrum serves its customers through strategic relationships. Software Spectrum also will continue to evaluate opportunities to open new international sales offices or enter into strategic relationships to serve international customers. Software Spectrum’s future growth and success depend on its continued growth and success in international markets.

In addition, until a payment history is established over time with customers in a new region, the likelihood of collecting receivables generated by such operations, on a timely basis or at all, could be less than Software Spectrum’s expectations. As a result, there is a greater risk that reserves set with respect to the collection of such receivables may be inadequate. Furthermore, changes in policies and/or laws of the United States or foreign governments resulting in, among other things, higher taxation, currency conversion limitations or the expropriation of private enterprises could reduce the anticipated benefits of Software Spectrum’s international operations. Any actions by countries in which Software Spectrum conducts business to reverse policies that encourage foreign trade could adversely affect its business.

During 2006, Software Spectrum has commenced expansion efforts to serve customers in certain new emerging markets principally in Eastern Europe and Asia. Many of these emerging markets have greater levels of economic and political risk than the markets historically served by Software Spectrum.

Software Spectrum is investing significant resources in expanding its medium size customer market on a global basis

Software Spectrum continues to increase its marketing and sales efforts aimed at the medium size customer market in North America and Western Europe. Software Spectrum defines a medium size customer as having between 500 and 2,500 information workers. Software Spectrum’s future growth and success depend on its continued growth and success in penetrating the medium size customer market and there can be no assurances that Software Spectrum will be successful in its efforts to increase sales in this market.

Software Spectrum operates in a highly-competitive business environment and is subject to significant price competition

The desktop technology marketplace is competitive. Competition is based primarily on price, product availability, speed of delivery, quality and breadth of offerings, ability to tailor specific solutions to meet customer needs and credit availability. Software Spectrum faces competition from a wide variety of sources, including software publishers, software and hardware direct marketers, OEMs and large system integrators. Many competitors have substantially greater financial resources than Software Spectrum does. Some of Software Spectrum’s competitors may provide a broader range of services, such as extending long-term capital financing or offering bundled hardware and software solutions. Companies that compete in this market, including Software Spectrum, are characterized by low gross and operating margins. Consequently, Software Spectrum’s profitability is highly dependent upon maintaining scale and effective cost and management controls.

Software Spectrum’s new Media Plane™ platform

Software Spectrum has made significant investments in research, development and marketing for its new Media Plane™ software. Significant revenue from this new product investment may not be achieved for a number of years, if at all.

Software Spectrum may not succeed in protecting its intellectual property

To protect its intellectual property, Software Spectrum relies upon copyright and trademark laws, unpatented proprietary know-how and trade secrets as well as confidentiality, invention assignment, non-competition and non-solicitation agreements. There can be no assurance that these measures will afford sufficient protection of Software Spectrum’s intellectual property. Despite its efforts, it is possible that third parties may copy or otherwise obtain and use Software Spectrum’s proprietary information without authorization or otherwise infringe on its intellectual property rights. The disclosure of Software Spectrum’s trade secrets could impair Software Spectrum’s competitive position and could have a material adverse effect on its business, results of operations, financial condition and future growth prospects.

Additionally, Software Spectrum’s patent application for its Media Plane™ software is currently pending. There can be no assurance that Software Spectrum will obtain a patent for this technology or that any patent that it receives will provide protection of commercial significance. There can also be no assurance that competitors will not challenge, invalidate or avoid the application of this or any other future patents that Software Spectrum may receive or license. Software Spectrum’s competitors may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with its ability to make and sell its Media Plane™ software both in the United States and abroad. There can be no assurance that any patent rights will prevent Software Spectrum’s competitors from developing, using or selling products that are similar or functionality equivalent to its Media Plane™ software.

Software Spectrum may incur substantial costs defending or protecting against third-party claims

In connection with the enforcement of Software Spectrum’s own intellectual property rights or in connection with disputes relating to the validity or alleged infringement of third-party rights, including but not limited to patent rights, Software Spectrum may in the future be subject to claims, negotiations or complex, protracted litigation. Other than in connection with the Media Plane™ software, Software Spectrum generally does not hold title to the software it sells or licenses and therefore believes that any such claims made in connection with any defects or errors in the software would be the responsibility of the publisher. However, any such claims could result in negative publicity or harm to Software Spectrum’s reputation. In addition, Software Spectrum may face warranty and/or infringement claims related to its Media Plane™ software. Intellectual property disputes and litigation are typically very costly and can be disruptive to business operations by diverting the attention and energies of management and key technical personnel. Furthermore, Software Spectrum may not prevail in any future litigation and/or disputes. Adverse decisions in any litigation or disputes could have negative results, including subjecting us to significant liabilities, requiring Software Spectrum to seek licenses from others, preventing it from licensing certain of its products or causing severe disruptions to its operations or the markets in which it competes, any one of which could seriously harm Software Spectrum’s business.

Other Operations

Environmental liabilities from our historical operations could be material

Our operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. We have made and will continue to make significant expenditures relating to our environmental compliance obligations. We may not at all times be in compliance with all of these requirements.

In connection with certain historical operations, we have responded to or been notified of potential environmental liability at approximately 149 properties as of December 31, 2005. We are engaged in addressing or have liquidated 74 of those properties. Of the remaining 58 sites, we have formal commitments or other potential future costs at 35 sites. There are an additional 11 sites with minimal future costs and 12 with unknown future costs. We could be held liable, jointly or severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on us.

Potential liabilities and claims arising from coal operations could be significant

Our coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements.

These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. We may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require us to incur material costs.

General

If we are unable to comply with the restrictions and covenants in our debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed

If we were unable to comply with the restrictions and covenants in any of our debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that we would be able to make necessary payments to the lenders or that we would be able to find alternative financing. Even if we were able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

We have substantial debt, which may hinder our growth and put us at a competitive disadvantage

Our substantial debt may have important consequences, including the following:

•	the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

•	a substantial portion of our cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•	we have more debt than certain of our competitors, which may place us at a competitive disadvantage; and

•	substantial debt may make us more vulnerable to a downturn in business or the economy generally.

We had substantial deficiencies of earnings to cover fixed charges of approximately $151 million for the three months ended March 31, 2006. We had deficiencies of earnings to cover fixed charges of $611 million for the fiscal year ended December 31, 2005, $384 million for the fiscal year ended December 31, 2004, $689 million for the fiscal year 2003, $918 million for the fiscal year 2002 and $4,356 million for the fiscal year 2001.

We may not be able to repay our existing debt; failure to do so or refinance the debt could prevent us from implementing our strategy and realizing anticipated profits

If we were unable to refinance our debt or to raise additional capital on acceptable terms, our ability to operate our business would be impaired. As of March 31, 2006 on a pro forma basis after giving effect to our offering of $300 million aggregate principal amount of 12.25% senior notes dues 2013 in April 2006, and our offering of the notes pursuant to this prospectus supplement, we had an aggregate of approximately $6.891 billion of long-term debt on a consolidated basis, excluding discount and fair value adjustments and including current maturities, and approximately $546 million of stockholders’ deficit. Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of the business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We cannot assure you that we will be able to refinance our debt or raise additional capital on acceptable terms.

Restrictions and covenants in our debt agreements limit our ability to conduct our business and could prevent us from obtaining needed funds in the future

Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things:

•	borrow additional money or issue guarantees;

•	pay dividends or other distributions to stockholders;

•	make investments;

•	create liens on assets;

•	sell assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates; and

•	engage in mergers or consolidations.

If certain transactions occur with respect to our capital stock, we may be unable to fully utilize our net operating loss carryforwards to reduce our income taxes

As of December 31, 2005, we had net operating loss carryforwards of approximately $5.9 billion for federal income tax purposes. If certain transactions occur with respect to our capital stock that result in a cumulative ownership change of more than 50 percentage points by 5-percent shareholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to our ability to utilize our net operating loss carryforwards and certain current deductions against any taxable income we achieve in future periods. We have entered into transactions over the last three years resulting in significant cumulative changes in the ownership of our capital stock. Additional transactions could cause us to incur a 50 percentage point ownership change by 5% shareholders and, if we trigger the above-noted Internal Revenue Code imposed limitations, prevent it from fully utilizing net operating loss carryforwards and certain current deductions to reduce income taxes. We do not believe our net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this filing.

Our tax deductions with respect to the notes may be limited

To the extent the notes constitute corporate acquisition indebtedness under Section 279 of the Internal Revenue Code, the maximum amount of interest we can deduct with respect thereto may be limited. To the extent the rules applicable to corporate acquisition indebtedness apply, our after-tax cash flow may be less than if the notes did not constitute corporate acquisition indebtedness.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which we operate, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit our ability to access the capital markets

Congress, the SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles.

If we were required to restate our financial statements as a result of a determination that we had incorrectly applied generally accepted accounting principles, that restatement could adversely affect our ability to access the capital markets or the trading price of our securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against us would not materially adversely affect our business or the trading price of our securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and our business

Since the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect our ability to obtain financing on terms acceptable to us, or at all.

There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect our physical facilities or those of our customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect our business.

Our international operations and investments expose us to risks that could materially adversely affect the business

We have operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose us to risks inherent in international operations. These include:

•	general economic, social and political conditions;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	tax rates in some foreign countries may exceed those in the U.S.;

•	foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of our international assets and investments;

•	foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•	changes in U.S. laws and regulations relating to foreign trade and investment.

Risks Related to an Investment in the Notes and our Common Stock

Our subsidiaries must make payments to us in order for us to make payments on the notes

We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon dividends, loans or other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including our obligations to pay you as a holder of notes. Our subsidiaries may not generate earnings sufficient to enable it to meet their payment obligations. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on their debt or to make funds available to us for such payment. Future debt of certain of our subsidiaries, including any debt outstanding under the credit facility, may prohibit the payment of dividends or the making of loans or advances to us. See “Description of Other Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc.” In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant states in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities.

Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent

Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. That is, the notes are structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries. As of the date of this prospectus supplement, holders of the notes have no claims to the assets of any of our subsidiaries. As of March 31, 2006, on a pro forma basis after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional notes), and our offering of $300 million aggregate principal amount of 12.25% senior notes dues 2013 in April 2006, our subsidiaries would have had approximately $3.370 billion in aggregate indebtedness and other balance sheet liabilities excluding deferred revenue and intercompany liabilities, all of which is structurally senior to the notes.

We may be unable to generate cash flow from which to make payments on the notes

We have, on a consolidated basis, deficiencies in our ratio of earnings to fixed charges. We may not become profitable or sustain profitability in the future. Accordingly, we may not have access to sufficient funds to make payments on the notes.

Our credit agreement may prohibit us from making payment on the notes

Our credit agreement effectively limits our ability to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our credit agreement could prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for redemption upon a change in control or termination of trading. Any such failure to make payments on the notes would cause us to default under out indentures, which in turn is likely to be a default under the credit agreement and other outstanding and future indebtedness. We are in the process of amending our senior secured credit facility. As of the date of this prospectus supplement, the terms of our new credit facility have not been finalized.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent

The notes will not be secured by any of our assets. The notes will be effectively junior to secured obligations incurred under future credit facilities, including the guarantee of our obligations under the credit facility, receivables and purchase money indebtedness, capitalized leases and certain other arrangements that are secured. The indenture under which the notes will be issued contains no restrictions on the amount of additional indebtedness we may incur, and the indenture restricts but does not prohibit the amount of our future indebtedness (excluding our subsidiaries) that may be secured. If we become insolvent, the holders of any secured debt would receive payments from the assets used as security before you receive payments.

We have substantial existing debt and could incur substantial additional debt, so we may be unable to make payments on the notes

As of March 31, 2006 on a pro forma basis after giving effect to our offering of $300 million aggregate principal amount of 12.25% Senior Notes due 2013 in April 2006 and our offering of the notes pursuant to this prospectus supplement, we had approximately $6.891 billion of long-term debt on a consolidated basis, including current maturities, and approximately $546 million of stockholders’ deficit. The indentures relating to the notes and each issue of our outstanding notes permit us to incur substantial additional debt. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the notes. The indentures relating to the notes and each issue of our outstanding notes permit us to incur substantial additional debt. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the notes. See “Description of Other Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc.”

If we experience a change of control or termination of trading, we may be unable to purchase the notes you hold as required under the indenture relating to the notes

Upon the occurrence of certain designated events, we must make an offer to purchase all outstanding notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any). We may not have sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase. In addition, the indenture relating to the notes and our other debt agreements may require us to repurchase the other debt upon a change of control or termination of trading or may prohibit us from purchasing any notes before their stated maturity, including upon a change in control or termination of trading. See “Description of Notes—Purchase at Option of Holders upon a Designated Event.”

The make whole premium that may be payable upon conversion in connection with a change in control may not adequately compensate you for the lost option time value of your notes as a result of such change in control

If you convert notes in connection with certain changes in control, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of the Notes—Make Whole Premium upon Change of Control.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of such a change in control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if such a change in control occurs, in some cases described below under “Description of the Notes—Make Whole Premium upon Change of Control” there will be no such make whole premium.

There is no public market for the notes, which could limit their market price or your ability to sell them

The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

The price of the notes may fluctuate significantly as a result of the volatility of the price of our common stock

Because the notes are convertible into shares of our common stock, price volatility, depressed stock prices and other factors affecting our common stock could have a similar effect on the trading price of the notes. The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the notes may fluctuate substantially due to a variety of factors, including:

•	the depth and liquidity of the trading market for our common stock;

•	quarterly variations in actual or anticipated operating results;

•	changes in estimated earnings by securities analysts;

•	market conditions in the communications and information services industry;

•	announcement and performance by competitors;

•	regulatory actions; and

•	general economic conditions.

In addition, if you convert any notes, the value of the common stock you receive may fluctuate significantly. The terms of our debt agreements restrict us from making payments with respect to our common stock.

Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our indentures. We do not currently intend to pay any cash dividends in the foreseeable future.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the conversion price applicable to the notes. To the extent we issue additional equity securities, the percentage ownership into which the notes being offered in this offering would convert will be reduced.

We may be unable to generate cash flow from which to make payments on the notes

We have, on a consolidated basis, deficiencies in our ratio of earnings to fixed charges of approximately $151 million for the three months ended March 31, 2006, $611 million for the fiscal year ended December 31, 2005, $384 million for the fiscal year ended December 31, 2004, $689 million for the fiscal year ended December 31, 2003, $918 million for the fiscal year ended December 31, 2002 and $4,356 million for the fiscal year ended December 31, 2001. See “Ratio of Earnings to Fixed Charges.” We may not become profitable or sustain profitability in the future. Accordingly, we may not have access to sufficient funds to make payments on the notes.

You will experience immediate dilution if you convert your notes into common stock because the per share conversion price of your notes is higher than the net tangible book value per share of our common stock

If you convert your notes into shares of common stock, you will experience immediate dilution because the per share conversion price of your notes is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will also experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensations plans.

Anti-takeover provisions in our charter and by-laws could limit the share price and delay a change of management

Our restated certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent board of directors. These provisions, among other things:

•	prohibit stockholder action by written consent in place of a meeting;

•	limit the right of stockholders to call special meetings of stockholders; limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

•	authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

In addition, the terms of most of our long term debt require that upon a “change of control,” as defined in the agreements that contain the terms and conditions of the long term debt, we make an offer to purchase the outstanding long term debt at either 100% or 101% of the aggregate principal amount of that long term debt.

These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital

We cannot predict what effect, if any, future issuances by us of our common stock will have on the market price of our common stock. In addition, shares of our common stock that we issue in connection with an acquisition may not be subject to resale restrictions. We issued 25,975,088 shares of our common stock in connection with the acquisition of ICG Communications that closed on May 31, 2006 and have agreed to issue, subject to adjustment, between approximately 110,590,000 and 165,885,000 shares of our common stock in connection with our proposed acquisition of TelCove. The shares issued in connection with the acquisition of ICG Communications will be eligible for resale within five business days after the closing of the acquisition, subject only to limited restrictions on the number of shares MCCC is permitted to sell on any given day. Upon closing of the TelCove transaction, TelCove securityholders will be able to sell immediately, without any limitation, the shares of our common stock issued to them in the transaction. ICG Communications and TelCove are privately held companies and their stockholders have not had any liquidity with respect to their investments. The market price of our common stock could drop significantly if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could impair our ability to raise capital through the sale of additional common stock in the capital markets.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock may fluctuate substantially due to a variety of factors

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	the depth and liquidity of the trading market for our common stock;

•	quarterly variations in actual or anticipated operating results;

•	changes in estimated earnings by securities analysts;

•	market conditions in the communications and information services industries;

•	announcement and performance by competitors;

•	regulatory actions; and

•	general economic conditions.

In addition, in recent months the stock market generally has experienced significant price and volume fluctuations. Those market fluctuations could have a material adverse effect on the market price or liquidity of our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Certain Non-U.S. Holders may be subject to adverse U.S. federal income tax considerations

Generally, if a Non-U.S. Holder, who owns (i) notes (or common stock received upon conversion of those notes) with a value exceeding 5% of the total value of all of our outstanding common stock, or (ii) if the notes were considered to be “regularly traded” on an “established securities market” within the meaning of the Treasury Regulations, notes with a value exceeding 5% of the total value of all outstanding notes, disposes of a note (or common stock received upon conversion of a note), such holder may be subject to U.S. federal income or withholding tax on any gain recognized on the disposition as income effectively connected with a U.S. trade or business if we were a “U.S. real property holding corporation” at any time during the shorter of the five years before the disposition or the holding period of the holder. In addition, if our common stock is not considered to be regularly traded on an established securities market at such time, a Non-U.S. Holder may be subject to such tax on any gain recognized on the disposition of a note (or common stock received upon conversion of a note) without regard to the value of the common stock owned by such holder. We may be, or may become, a U.S. real property holding corporation. See “Material U.S. Federal Tax Considerations.”

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to us. When used in this prospectus supplement, the words “anticipate”, “believe”, “plan”, estimate” and “expect” and similar expressions, as they relate to us or our management, are intended to identify forward looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus supplement. These forward looking statements include, among others, statements concerning:

•	our communications and information services business, our advantages and our strategy for continuing to pursue our business;

•	anticipated development and launch of new services in our business;

•	anticipated dates on which we will begin providing certain services or reach specific milestones in the development and implementation of our business strategy;

•	growth and recovery of the communications and information services industry;

•	expectations as to our future revenue, margins, expenses and capital requirements; and

•	other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You should be aware that these forward looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

•	increase the volume of traffic on our network;

•	develop new products and services that meet customer demands and generate acceptable margins;

•	successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services;

•	stabilize or reduce the rate of price compression on certain of our communication services;

•	integrate strategic acquisitions;

•	attract and retain qualified management and other personnel;

•	meet all of the terms and conditions of our debt obligations;

•	overcome Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; and

•	reduce downward pressure on Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements.

Other factors are described under “Risk Factors.”

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriting discounts and expenses of the offering, are estimated to be approximately $145,500,000 ($167,437,500 if the underwriters’ option to purchase additional notes is exercised in full). We currently intend to use a substantial portion of the net proceeds from this offering and our concurrent offering of common stock to, redeem or repurchase all or a portion of selected series of our debt securities maturing in 2008. The remaining net proceeds will be used to potentially repurchase, redeem or refinance other existing indebtedness from time to time, for acquisitions, to enhance liquidity and for general corporate purposes, including working capital and capital expenditures.

The series of our outstanding debt securities that we expect to redeem or repurchase in whole or in part using the net proceeds from this offering and our concurrent offering of common stock are our:

•	9 1/8% Senior Notes due 2008; and

•	10 1/2% Senior Discount Notes due 2008.

As of March 31, 2006, there were $398 million principal amount of outstanding 9 1/8% Senior Notes due 2008 and $62 million principal amount of outstanding 10 1/2% Senior Discount Notes due 2008.

Neither the closing of this offering nor the closing of the concurrent offering of common stock or the closing of the proposed amendment of the senior secured credit facility is conditioned upon the closing of the other transactions.

Pending the uses described above, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our consolidated capitalization as of March 31, 2006. Our capitalization is set forth (i) on an actual basis, (ii) on a pro forma basis giving effect to the issuance by Level 3 Financing, Inc., our wholly-owned subsidiary, on April 6, 2006 of $300,000,000 aggregate principle amount of 12.25% Senior Notes due 2013 and (iii) a pro forma as adjusted basis giving effect to this offering and our concurrent offering of 125,000,000 shares of our common stock (assuming no exercise of the underwriters’ over-allotment options with respect to either offering). Furthermore, the table reflects the translation of the euro-denominated senior notes at an exchange rate of approximately 0.8317 euros per dollar, the spot trading rate of the euro at the end of the London business day on March 31, 2006. The table does not give effect to our acquisition of ICG Communications and, because we have not made a final determination regarding the ultimate uses of the net proceeds of this offering or the concurrent offering of 125,000,000 shares of our common stock, for purposes of the “Pro Forma As Adjusted” column, we have assumed that the net proceeds of such offerings increase cash, cash equivalents and marketable securities. See “Use of Proceeds.” Neither the closing of this offering nor the closing of the concurrent offering of common stock or the closing of the proposed amendment and restatement of the senior secured credit facility is conditioned upon the closing of the other transactions.

	March 31, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in millions)
Cash, cash equivalents and marketable securities	$992	$1,292	$2,067 (3)
Restricted cash and securities (current and noncurrent)	122	122	122

Total cash, cash equivalents and marketable securities	$1,114	$1,414	$2,189

Current portion of long-term debt	$1	$1	$1

Long-term debt, less current portion	$6,357	$6,357	$6,357
12.25% Senior Notes	—	306	306
% Convertible Senior Notes due 2012 offered by this prospectus supplement	—	—	150

Total long-term debt, less current portion	6,357	6,663	6,813
Stockholders’ equity (deficit)
Preferred Stock, $.01 par value; authorized 10,000,000 shares; no shares outstanding, actual and pro forma as adjusted	—	—	—
Common stock, $.01 par value; authorized 2,250,000,000(1) shares; shares outstanding actual—844,059,226(2) and pro forma as adjusted—969,059,226	8	8	10
Additional paid-in capital	7,851	7,851	8,479
Accumulated other comprehensive loss	(42)	(42)	(42)
Accumulated deficit	(8,363)	(8,363)	(8,363)

Total stockholders’ equity (deficit)	(546)	(546)	84

Total capitalization	$5,811	$6,117	$6,897

(1)	On May 15, 2006, at our 2006 Annual Meeting, our stockholders approved an increase in the number of authorized shares of common stock that we may issue from 1.5 billion shares to 2.25 billion shares.

(2)	Does not include:

•	an aggregate of 110,000,000 shares of common stock reserved for issuance under our 1995 Stock Plan, as of March 17, 2006;

•	an aggregate of 418,217,921 shares of common stock currently issuable upon conversion of our 6% convertible subordinated notes due 2009, our 6% convertible subordinated notes due 2010, our 2.875% convertible senior notes due 2010, our 9% convertible senior discount notes due 2013, our 5 1/4% convertible senior notes due 2011 and our 10% convertible senior notes due 2011;

•	an aggregate of up to 165,885,000 shares of common stock issuable in connection with our proposed acquisition of TelCove, subject to adjustment; and

•	the shares of common stock issuable upon conversion of the notes being offered pursuant to this prospectus supplement.

(3)	Pro forma as adjusted cash reflects assumed net proceeds of this offering of approximately $145,500,000 and our concurrent offering of common stock of approximately $629,550,000, based on an assumed public offering price of $5.28 per share, the last reported sale price of our common stock on the Nasdaq National Market on May 26, 2006. If we were to price the common stock offering at a price 5% above or below such assumed offering price, expected net proceeds from that offering would increase or decrease by approximately $31 million.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the Nasdaq National Market under the symbol “LVLT”. As of May 25, 2006, there were approximately 7,746 holders of record of our common stock. The table below sets forth, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported by the Nasdaq National Market.

	High	Low
Year Ended December 31, 2004
First Quarter	$6.82	$3.75
Second Quarter	$4.23	$2.83
Third Quarter	$3.34	$2.50
Fourth Quarter	$3.93	$2.61

Year Ended December 31, 2005
First Quarter	$3.34	$1.90
Second Quarter	$2.44	$1.62
Third Quarter	$2.35	$1.90
Fourth Quarter	$3.90	$2.06

Year Ending December 31, 2006
First Quarter	$5.60	$2.73
Second Quarter (through May 26, 2006)	$5.72	$4.56

On May 26, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $5.28. We urge you to obtain current stock price quotations for our common stock from a newspaper, the Internet or your broker.

We intend to retain future earnings for use in our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our indentures and senior secured credit facility contain limits on our ability to declare and pay cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated are as follows:

Three Months Ended March 31, (unaudited)	Fiscal Year Ended
2006	2005	2004	2003	2002	2001
—	—	—	—	—	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations, plus fixed charges (excluding capitalized interest but including amortization of capitalized interest). Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor. We had deficiencies of earnings to fixed charges of $151 million for the three months ended March 31, 2006, $611 million for the fiscal year ended December 31, 2005, $384 million for the fiscal year ended December 31, 2004, $689 million for the fiscal year ended December 31, 2003, $918 million for the fiscal year ended December 31, 2002 and $4,356 million for the fiscal year ended December 31, 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. See “Information Regarding Forward Looking Statements” and “Risk Factors.” You should read this discussion together with the financial statements, related notes and other financial information included elsewhere in this prospectus supplement.

Market data used throughout this prospectus supplement and the documents incorporated in this prospectus supplement by reference, including information relating to our relative position in the industries in which we conduct our business, is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

We, through our operating subsidiaries, are primarily engaged in the communications and information services businesses, with additional operations in coal mining. We are a facilities based provider of a broad range of integrated communications services categorized as Core Communications Services, Other Communications Services and SBC Master Services Agreement. Revenue for communications services is recognized on a monthly basis as these services are provided. For contracts involving private line, wavelengths and dark fiber services, we may receive up-front payments for services to be delivered for a period of up to 20 years. In these situations, we will defer the revenue and amortize it on a straight-line basis to earnings over the term of the contract.

Recent Developments

ICG Communications Acquisition

On May 31, 2006, we acquired all of the issued and outstanding capital stock of ICG Communications, a privately held Colorado-based telecommunications company, from MCCC for an aggregate consideration of approximately $163 million, consisting of 25,975,088 shares of our common stock and $36 million in cash, subject to adjustments based on working capital and other matters. The transaction does not include ICG Communications’ investments in New Global Telecom or Mpower Holding Corporation.

ICG Communications primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG Communications’ network has over 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG Communications serves more than 1,600 customers.

Concurrently with the closing of the acquisition, we entered into a registration rights agreement with respect to the 25,975,088 shares of our common stock issued to MCCC in the transaction. Pursuant to the registration rights agreement, we are required to file a registration statement covering the shares of our common stock issued to MCCC in the transaction within five business days following the consummation of the transaction. The registration statement will be effective automatically upon filing, allowing MCCC then to sell the shares it received, subject only to certain transfer restrictions that limit the number of shares MCCC can sell on any given day.

TelCove Acquisition

On April 30, 2006, we signed a definitive agreement to acquire TelCove, a privately held Pennsylvania-based telecommunications company.

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings that are located on its network.

The aggregate consideration payable by us is $1.082 billion, consisting of $445 million in cash and $637 million in shares of our common stock, subject to adjustment. In addition, by acquiring TelCove, we will in effect assume approximately $155.5 million of TelCove’s debt obligations. The number of shares of our common stock issuable in the merger will be increased to the extent that holders of TelCove warrants exercise for cash their warrants to purchase TelCove common stock prior to the consummation of the transaction. The number of shares of our common stock to be delivered to the securityholders of TelCove in the transaction will be determined immediately prior to closing. However, the number of shares of our common stock to be issued will in no event be more than approximately 165,885,000 shares nor less than approximately 110,590,000 shares, subject to adjustment to account for exercises for cash of TelCove warrants prior to the consummation of the transaction. Upon closing of the transaction, TelCove securityholders will be able to sell immediately, without any limitation, the shares of our common stock issued to them in the transaction.

For the year ended December 31, 2005, TelCove had revenues of approximately $312.4 million and a net loss of approximately $23.4 million. As of December 31, 2005, on a consolidated basis, TelCove had total assets of approximately $547.6 million, total liabilities of approximately $243.8 million, and total stockholders’ equity of approximately $303.8 million.

Consummation of the transaction is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals and the effectiveness of a registration statement on Form S-4 covering the shares of our common stock to be issued in the transaction. Stockholders of TelCove owning a majority of the outstanding TelCove common stock have signed a written stockholders’ consent approving the proposed acquisition. Closing is expected to occur in the third quarter of 2006.

Offering of 12.25% Senior Notes due 2013

On April 6, 2006, Level 3 Financing, Inc., our wholly-owned subsidiary completed the sale of $300 million aggregate principal amount of 12.25% Senior Notes due 2013 in a private offering to qualified institutional buyers. The senior notes offered represent an additional offering of the 12.25% Senior Notes due 2013 that were issued on March 14, 2006.

Proposed Amendment and Restatement of Credit Facility

On May 30, 2006, Level 3 Financing, Inc., our wholly-owned subsidiary, announced its intention to amend and restate its existing $730 million senior secured credit facility to, among other things, reduce the interest rate payable under the agreement, modify the pre-payment provisions and make other specified changes. There can be no assurances that we will be able to amend and restate our credit facility in such a manner. Our continuing guarantee of that debt will constitute senior debt. Neither the completion of the proposed amendment of the senior secured credit facility nor the closing of this offering or the closing of our concurrent offering of common stock described below is conditioned upon the closing of the other transactions.

Concurrent Common Stock Offering

Concurrently with this offering, we will offer, by means of a separate prospectus supplement, 125,000,000 shares of our common stock. In addition, we have granted the underwriters an option to purchase an additional 18,750,000 shares of our common stock solely to cover over-allotments. Neither the closing of this concurrent offering nor the closing of the offering contemplated by this prospectus supplement or the closing of the proposed amendment of the senior secured credit facility is conditioned upon the closing of the other transactions.

Communication Services

We are a facilities based provider of a broad range of integrated communications services. Revenue for communications services is recognized on a monthly basis as these services are provided. For contracts involving private line, wavelengths and dark fiber services, we may receive up-front payments for services to be delivered for a period of up to 20 years. In these situations, we will defer the revenue and amortize it on a straight-line basis to earnings over the term of the contract.

We separate our communication services into three separate categories: (i) Core Communications Services, (ii) Other Communications Services and (iii) SBC Contract Services. Each category of revenue is in a different phase of the service life cycle, requiring different levels of investment and focus and providing different contributions to our Adjusted OIBDA. Our management believes that growth in revenue from our Core Communications Services is critical to the long-term success of our communications business. At the same time, we believe we must continue to manage effectively the positive cash flows from our SBC Contract Services and our Other Communications Services including our mature managed modem business and our related reciprocal compensation. The Core Communications Services group includes transport and infrastructure, IP and data services, voice and Vyvx video services. The Other Communications Services group includes managed modem and related reciprocal compensation and legacy managed IP service business. In 2005, Other Communications Services included DSL aggregation services which are no longer provided. The SBC Contract Services product group includes all the revenues related to the SBC Master Services Agreement contract, which was obtained in the December 23, 2005 acquisition of WilTel.

Our transport and infrastructure services include colocation services, wavelength, private line, dark fiber and transoceanic services. Growth in transport and infrastructure revenue is largely dependent on increased demand for bandwidth services and available capital of companies requiring communications capacity for their own use or in providing capacity as a service provider to their customers. These expenditures may be in the form of up-front payments or monthly payments for private line, wavelength or dark fiber services. An increase in demand may be partially offset by declines in unit pricing.

IP and data services primarily include our high speed Internet access service and IP-VPN services. Our high speed Internet access service is a high quality and high-speed Internet access service offered in a variety of capacities. Our IP-VPN services permit businesses of any size to replace multiple networks with a single, cost-effective solution that greatly simplifies the converged transmission of voice, video, and data. This convergence to a single platform can be obtained without sacrificing the quality of service or security levels of traditional ATM and Frame Relay offerings. IP-VPN services also permit customers to prioritize network application traffic so that high priority applications, such as voice and video, are not compromised in performance by the flow of low priority applications such as email.

The conversion from narrow band dial-up services to higher speed broadband services is expected to increase demand for our IP and data services. Revenue growth in this area is dependent on the continued increase in usage by both enterprises and consumers and the pricing environment. An increase in the reliability and security of information transmitted over the Internet and declines in the cost to transmit data have resulted in increased utilization of e-commerce or web based services by businesses. We, however, continue to experience lower revenue growth due to price compression for our IP and data services. These declines were partially offset by an approximate 57% increase in IP and data traffic, excluding traffic attributable to WilTel, for the first quarter of 2006 compared to the first quarter of 2005. Including WilTel, IP and data traffic increased 87% in the first quarter of 2006. Current high levels of available capacity and the numerous companies competing in this market have resulted in a very competitive pricing environment.

Our average price per megabyte declined approximately 30% in 2005. In addition to pricing pressures, the decline in our average price per megabyte was attributable to higher traffic from larger customers and customers moving to higher speed services with a lower price per megabyte. The larger customers have a lower price per megabyte due to higher volume commitments. We believe that industry-wide, excess network inventory has been significantly reduced and pricing pressures are beginning to moderate as evidenced by our improved pricing and increased traffic volume. For our IP and data services, we expect pricing to decline by approximately 20% in 2006. The decline is partially due to contract renewals and volume discounts for high traffic customers.

We continue to experience pricing pressure for those transport and infrastructure customers that require simple, low quality, point-to-point services, as competitors aggressively pursue this business. However, we believe that competitors are less willing to discount these services if it requires investment in incremental capacity to meet the customer’s requirements. For those customers that provide high quality content or require a combination of transport, IP and voice solutions on a regional or national platform, we are seeing some indications that price compression is starting to moderate and, in many cases, prices are starting to increase. We intend to remain disciplined in our approach to pricing for our transport and IP services.

The emergence of a number of companies from bankruptcy protection and additional competition from other distressed carriers continues to contribute to the difficult and competitive operating environment. We do not expect this environment to change significantly until the industry consolidates further and/or demand accelerates.

We have developed voice services that target large and existing markets. We believe that the efficiencies of our IP and optical based network, including our Softswitch technology, will provide customers a lower cost alternative than the existing circuit-switched networks. We are moving quickly to develop both our capability to market and sell in the voice market and develop the internal systems and processes necessary to support the new services being launched. The revenue potential for voice services is large; however, the revenues and margins are expected to continue to decline over time as a result of the new low cost IP and optical based technologies. In addition, the market for voice services is being targeted by many competitors, several of which are larger and have more financial resources than us.

Vyvx provides audio and video programming for our customers over our fiber-optic network and via satellite. Vyvx uses our fiber-optic network to carry many live traditional broadcast and cable television events from the site of the event to the network control centers of the broadcasters of the event. For live events where the location is not known in advance, such as breaking news stories in remote locations, Vyvx provides an integrated satellite and fiber-optic network based service to transmit the content to our customers. Most of Vyvx’s customers for these services contract for the service on an event-by-event basis; however, Vyvx has some customers who have purchased a dedicated point-to-point service which enables these customers to transmit programming at any time.

Vyvx also distributes advertising spots to radio and television stations throughout the U.S., both electronically and in physical form. Customers for these services can utilize a network-based method for aggregating, managing, storing and distributing content for content owners and rights holders.

Our Other Communications Services are mature products or services that are not areas of emphasis for us. Other Communications Services currently include managed modem, related reciprocal compensation and legacy managed IP services.

We and our customers continue to see consumers migrate from narrow band dial-up services to higher speed broadband services as the narrow band market matures. This trend is expected to result in declines in managed modem revenue in the future. We recognized approximately $80 million of managed modem revenue in the first quarter of 2006, a 25% decline from the same period in 2005. These declines may be mitigated in the mid to longer term by growth in IP-based services offered by us that address the market shift to higher speed broadband services. We believe that the low cost structure of our network will enable us to aggressively compete for new business in the IP-based market.

We receive compensation from other carriers when we terminate traffic originating on those carriers’ networks. This reciprocal compensation is based on interconnection agreements with the respective carriers or rates mandated by the FCC. We earn the majority of our reciprocal compensation revenue from providing managed modem services.

Legacy managed IP services primarily include low speed services which utilize ATM technology, as well as VPN and managed security services. Our legacy Internet access business consists primarily of a business that was acquired in the Genuity transaction in 2003. We have elected not to pursue additional customers and limit the capital invested in this component of our business.

The SBC Master Services Agreement was an agreement between SBC Services Inc. and WilTel and was acquired in the WilTel transaction in December 2005. Recently, SBC Services Inc. became a subsidiary of AT&T Inc., (together “SBC”). WilTel and SBC amended their agreement in June 2005 to run through 2009 and it provides a gross margin purchase commitment of $335 million from December 2005 through the end of 2007, and $75 million from January 2008 through the end of 2009. The remaining gross margin commitment for this contract was $259 million as of March 31, 2006. Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by us. If we meet the performance criteria, we are eligible to earn $25 million in 2006 and $25 million in 2007.

Our management continues to review all of our existing lines of business and service offerings to determine how those lines of business and service offerings assist with our focus on delivery of communications and information services and meeting our financial objectives. To the extent that certain lines of business, business segments or service offerings are not considered to be compatible with the delivery of our services or with obtaining financial objectives, we may exit those lines of business, business segments or stop offering those services.

Management focuses on Adjusted OIBDA, cash flows from operating activities and capital expenditures to assess the operating performance of the communications business. Management believes that Adjusted OIBDA, when viewed over time, reflects the operating trend and performance of our communications business. Adjusted OIBDA, or a similar measure, also is an indicator of performance used by our competitors and is used by management in evaluating relative performance.

Our management believes the introduction of new services or technologies, as well as the further development of existing technologies, may reduce the cost or increase the supply of certain services similar to those provided by us. Our ability to anticipate, adapt and invest in these technology changes in a timely manner may affect our future success.

We completed the initial planned deployment of the next generation of optical transport technology in our North American and European networks in the fourth quarter of 2005 and early in the first quarter of 2006, respectively. We have decided to deploy the technology for additional routes in North America and Europe and completed the deployments on these routes in the first quarter of 2006. We began an upgrade of our IP backbone technology in the third quarter of 2005. We believe that this deployment of new equipment to the existing network equipment will allow us to optimize the amount of traffic we carry over the network and lower the cost of providing services.

In order to expand our service offerings in Europe, we expect to invest $20 million for a dark fiber based expansion in nine European markets. The dark fiber is expected to replace or supplement existing wavelength capacity.

The communications industry continues to consolidate. We have participated in this process with the acquisitions of WilTel, ICG Communications and Progress Telecom and the proposed TelCove transaction. We will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

The successful integration of these businesses is important to our success. We must quickly identify synergies, integrate the networks and support organizations while maintaining the service quality levels expected by customers.

We have embarked on a strategy to further expand our current presence in metropolitan markets. The strategy will allow us to terminate more of our intercity and local traffic over our owned metro facilities rather than paying third parties to terminate such traffic. We offer a broad range of communications services in our metropolitan markets with a particular emphasis on bandwith intensive enterprises and service providers. The expansion into new metro markets should also provide additional opportunities to sell services on our national and international networks. This new metro strategy includes the acquisition of Progress Telecom, ICG Communications and the proposed acquisition TelCove described above.

We are focusing our attention on (i) growing revenue through Core Communications Services, (ii) continuing to show improvements in Adjusted OIBDA as a percentage of revenue, (iii) completing the integration of acquired businesses, (iv) managing cash flows provided by our Other Communications Services and SBC Contract Services and (v) developing our metro business. The anticipated change in the composition of our revenue will require us to manage operating expenses carefully and concentrate our capital expenditures on those technologies and assets that will enable us to develop our Core Communications Services further and replace the decline in revenue and earnings from Other Communications Services and SBC Contract Services.

In addition to the operational metrics mentioned above, we are also focusing on improving our liquidity, financial condition, and extending the maturity dates of certain of our debt and lowering the effective interest rate on our outstanding debt over the long term. In January 2006, we completed the exchange of several tranches of our debt maturing in 2008 for a new tranche of debt maturing in 2010. We were able to extend the maturity date of approximately $692 million of debt due in 2008 to March 2010.

In March 2006, we issued $150 million of Floating Rate Senior Notes due in 2011 and $250 million of 12.25% Senior Notes due in 2013. In April 2006, we issued an additional $300 million of the 12.25% Senior Notes due in 2013. The proceeds from these offerings were used to fund the cash portion of the WilTel and Progress Telecom acquisitions as well fund the cost of construction, installation, acquisition, lease, development or improvement of other assets to be used in our communications business. We will continue to look for opportunities to improve our financial position in 2006 and focus our resources on growing revenue and managing costs for the communications business.

Information Services

On November 30, 2005, we sold our wholly-owned subsidiary, (i)Structure, LLC, which provided computer outsourcing services primarily to small and medium-sized businesses. Our information services business is now comprised of Software Spectrum, Inc., or Software Spectrum. Software Spectrum is a global reseller of business software, primarily to large and medium sized businesses. Software Spectrum recognizes revenue at the time the product is shipped or in accordance with the terms of the licensing contracts. Sales under certain licensing programs permit Software Spectrum to recognize only a service fee paid by the software publisher as revenue. Software Spectrum has experienced an increase in sales under this form of licensing program and management expects further adoption of agency licensing programs in the future. Our ability to resell software is influenced by the general economic environment, specifically in North America and Western Europe, as well as the level of IT spending for business software by large and medium sized companies.

The software distribution and resale business is very competitive with profitability largely dependent upon rebates received from the software publishers and suppliers. The amount of rebates received from a publisher or supplier is tied directly to the value of software sold for that publisher or supplier. These programs vary but, typically contain sales targets that are tiered so that Software Spectrum can earn higher rebates on incremental sales above certain sales targets. Alternatively, Software Spectrum may forfeit publisher and supplier rebates if certain minimum sales targets are not achieved. As such, it is not uncommon for software resellers, including Software Spectrum, to price software at or below their cost in order to attain the next sales target and thus earn higher rebates from software publishers and suppliers.

Microsoft Corporation, or Microsoft, is the primary provider of business software to our Software Spectrum business. If Microsoft should successfully implement programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the distribution or resale channel, Software Spectrum’s results of operations would be materially and adversely affected.

In 2005, Microsoft notified Software Spectrum of proposed changes to Microsoft’s sales agency program which, once finalized by Microsoft, will take effect for customer contracts entered into after July 1, 2006. All contracts completed prior to July 1, 2006, will be grandfathered under the existing sales agency program. Under the proposed revised program for agency type sales as currently drafted, the number of performance metrics against which Software Spectrum is measured and the standard of performance on those metrics are expected to increase. Based on a preliminary evaluation of Microsoft’s proposed program changes, Software Spectrum expects that the amount of agency fees it earns from Microsoft will be reduced over the three-year period in which it is implemented. Due to the grandfathering of existing sales agency program sales, however, Software Spectrum anticipates that the program changes will not have a significant effect on Software Spectrum’s results of operation or financial position in 2006. Microsoft has yet to finalize the proposed changes, and thus Software Spectrum is not able to definitively determine the effects of Microsoft’s proposed changes on its results of operations and financial position after July 1, 2006.

In order to achieve a desired return on invested capital, management of Software Spectrum focuses on (i) revenue growth, (ii) Adjusted OIBDA and (iii) cash flow from operating activities, including changes in working capital accounts, to assess the financial condition and operating performance of the business. Software Spectrum has expanded its sales and marketing efforts to small and mid-market businesses as well as other geographic markets to further increase sales and revenue. In addition to revenue growth, Software Spectrum continues to evaluate its cost structure in order to improve operating results. During the first quarter of 2006, Software Spectrum announced certain business solution partnering agreements which, once implemented, should allow Software Spectrum to operate more efficiently. Management is focusing its attention on minimizing working capital requirements by lowering our days sales outstanding through consistent collection procedures and carefully managing vendor payment terms. Management expects working capital requirements for the Software Spectrum business to decline in the future as software publishers continue to adopt the agency licensing model.

Coal Mining

We, through our two 50% owned joint venture surface mines in Montana and Wyoming, sell coal primarily through long-term contracts with public utilities. The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. Revenue under these and other contracts is recognized when coal is shipped to the customer.

Critical Accounting Policies

The significant accounting policies set forth in Note 1 to our consolidated financial statements for the year ended December 31, 2005 that are attached to this prospectus supplement appropriately represent, in all material respects, the current status of our critical accounting policies, and are incorporated herein by reference.

We adopted SFAS No. 123R on January 1, 2006. SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. We adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998. Therefore, the effect of applying the change from the original provisions of SFAS No. 123 on our financial position or results of operations for the three months ended March 31, 2006 was insignificant.

We also adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) effective January 1, 2006. EITF No. 04-6 concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 further defines inventory produced as mineral that has been extracted. As a result, stripping costs related to exposed, but not extracted mineral must be expensed as incurred rather than deferred until the mineral is extracted. Our coal mining business had previously deferred stripping costs and amortized these costs over the period in which the underlying coal is mined. Our adoption of EITF No. 04-6 on January 1, 2006 required it to adjust beginning retained earnings (accumulated deficit) for the amount of prepaid stripping costs previously deferred. We decreased beginning equity by $3 million as a result of the adoption of EITF No. 04-6.

Results of Operations—Three Months ended March 31, 2006 vs. Three Months ended March 31, 2005

Revenue for the periods ended March 31, is summarized as follows (dollars in millions):

	Three Months Ended March 31,
	2006	2005
Communications	$804	$510
Information Services	445	466
Coal Mining	18	17

	$1,267	$993

Communications revenue is separated into three categories: (i) Core Communications Services (including transport and infrastructure services, wholesale IP and data services, voice services and Vyvx services), (ii) Other Communications Services (including managed modem and our related reciprocal compensation, DSL aggregation, and legacy managed IP services), and (iii) SBC Contract Services. Revenue attributable to these service categories is provided in the following table:

(dollars in millions)	2006	2005
Core Communications Services:
Transport and Infrastructure	$198	$248
Wholesale IP and Data	64	41
Voice	98	26
Vyvx	29	—

	389	315
Other Communication Services:
Managed Modem	79	107
Reciprocal Compensation	26	28
Managed IP	18	23
DSL Aggregation	—	37

	123	195

SBC Contract Services.	292	—

Total Communications Revenue	$804	$510

Our Core Communications Services increased 23% in the first quarter of 2006 compared to the first quarter of 2005. Excluding termination revenue of $129 million in the first quarter of 2005, Core Communications Services revenue would have increased 109% in 2006. Transport and infrastructure revenue in 2005 includes the $129 million of termination revenue attributable to agreements reached with France Telecom and 360networks relating to the termination of existing dark fiber lease agreements with those customers described below. Excluding this termination revenue, transport and infrastructure revenue would have increased 66% in 2006 from 2005. The primary factor leading to this increase is the inclusion of revenue attributable to operations acquired in the WilTel transaction in December 2005. In addition, increased demand for colocation space in large markets in North America and Europe, and an increase in wavelength revenue due to sales to 360Networks, France Telecom and other new and existing customers also contributed to the increase in transport and infrastructure revenue.

In February 2005, we finalized an agreement with France Telecom to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to us. Under the original IRU agreement, the cash we received was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, we recognized unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

In March 2005, we entered into an agreement with 360networks in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement 360networks returned the dark fiber originally provided by us. Under the original IRU agreement, signed in 2000, the revenue associated with the cash received by us was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, we recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

We expect to recognize termination revenue in the future if customers desire to renegotiate contracts or are required to terminate service. We are not able to estimate the specific value of these types of transactions until they occur, but we do not currently expect to recognize significant termination revenue for the foreseeable future.

Wholesale IP and data services revenue increased in 2006 primarily due to the customers obtained in the WilTel transaction. Wholesale IP and data revenue also increased due to traffic growth in North America from new and existing customers that exceeded the rate of price compression as well as improved market acceptance of our new IP-VPN service and the continued growth of previously awarded contracts.

Our voice revenue increased in 2006 primarily due to the operations acquired in the WilTel transaction. In addition, 2006 revenue attributable to our existing voice services, including voice termination and local inbound services, increased by approximately 48% from 2005 levels.

The Vyvx business was acquired on December 23, 2005 as part of the WilTel transaction. Revenue of $29 million is included in the results of operations for the three months ended March 31, 2006.

Managed modem revenue declined in 2006 as a result of the continued migration from narrow band dial-up services to higher speed broadband services by end user customers. This change resulted in a decline in the demand for managed modem ports. America Online, our largest managed modem customer, reduced the number of ports it purchased from us by approximately 30% during 2005. Managed modem revenue also declined in 2006 as a result of certain contracts being renewed or renegotiated at prices lower than were earned in 2005.

We expect, excluding the effects of future acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and the potential pricing concessions as contracts are renewed.

Our primary DSL aggregation customer began to migrate its DSL subscribers to its own network beginning in the first quarter of 2005. The customer completed the migration of its subscribers in the third quarter of 2005. Our other DSL contracts expired in 2005 and were not renewed. We did not recognize DSL revenue in the first quarter of 2006 and do not expect to recognize DSL aggregation revenue in the foreseeable future.

Reciprocal compensation revenue declined from 2005 levels primarily due to the signing of interconnection agreements with other carriers in 2005 that resulted in us receiving a lower rate per minute for terminating traffic. The majority of our interconnection agreements provide rate structures through 2006. We earn the majority of our reciprocal compensation revenue from managed modem services.

We have interconnection agreements in place for the majority of traffic subject to reciprocal compensation. We continue to negotiate new interconnection agreements with our local carriers. To the extent that we are unable to sign new interconnection agreements or sign new agreements containing lower rates, or there is a significant decline in our managed modem dial-up business, or FCC or state regulations change such that carriers are not required to compensate other carriers for terminating ISP-bound traffic, reciprocal compensation revenue may decline significantly over time.

Our legacy Managed IP business consists primarily of a business that was acquired in the Genuity transaction in 2003. We have not invested in this service and are not actively looking for new customers. The decline in revenue is attributable to the disconnection of service by existing customers. We expect this trend to continue throughout 2006.

The SBC Master Services Agreement was obtained in the WilTel transaction. Under the terms of the agreement, SBC has gross margin purchase commitments through 2009. Due to the significance of the commitment, we have elected to separate and report revenue generated under this contract from our Other Communications Services. We earned revenue of approximately $292 million attributable to this contract in the first quarter of 2006 of which approximately 26% will apply to the gross margin purchase commitment. The remaining gross margin commitment for this contract was $259 million as of March 31, 2006.

Information services revenue decreased 5% from three months ending March 31, 2005 to the three months ending March 31, 2006, due to an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software. Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers several years ago. Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities. We recognize the service fee it receives as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $17 million and $14 million of revenue attributable to these types of contracts in 2006 and 2005, respectively. The estimated selling price of the software sold under these agreements was $308 million and $256 million for the corresponding periods. An increase in sales to the small-medium business market customers partially offset the decline in revenue attributable the continued adoption of the sales agency programs.

The software reseller industry is seasonal, with revenue and Adjusted OIBDA typically being higher in the second and fourth quarters of our fiscal year.

If Microsoft and the other suppliers are successful in implementing agency licensing programs, it will result in a significant decline in the amount of information services revenue recognized by us. The decline in revenue is not expected to have a meaningful effect on operating income (loss), as we should experience a corresponding decline in cost of revenue.

Coal mining revenue increased from $17 million for the three months ended March 31, 2005 to $18 million for the three month periods ending March 31, 2006. The increase in revenue is attributable to an 18% increase in the volume of coal sold in 2006. This increase was partially offset by an 11% decline in the average price per ton of coal sold in 2006 compared to the same period in 2005.

Cost of revenue for the communications business, as a percentage of revenue for 2006 and 2005 was 49% and 23%, respectively. The increase is primarily attributable to the recognition of termination revenue in 2005 and incremental revenue relating to the operations acquired from WilTel which was recognized in 2006. In the first quarter of 2005, we recognized $129 million of termination revenue, primarily related to 360networks and France Telecom. The termination revenue with no corresponding cost of revenue, positively affected the percentage in 2005. Excluding termination revenue, the cost of revenue, as a percentage of revenue, would have been 30% for the three months ended March 31, 2005. Cost of revenue, as a percentage of revenue, increased in 2006 due to the significant voice and SBC services revenue obtained in the WilTel acquisition. The margins for these services are generally lower than the margins earned on other components included in Other Communications Services.

The cost of revenue for Software Spectrum, as a percentage of its revenue, was 92% for the first quarter of 2005 compared to 91% for the same period in 2006. The increase in agency sales in 2006, which generally have higher margins than non-agency sales, was the primary factor in the improved results. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results. For both the three months periods ended March 31, 2005 and 2006, Software Spectrum earned approximately $8 million in rebates which reduced cost of revenue.

Cost of revenue, as a percentage of revenue, for the coal mining business increased from 76% for the three months ended March 31, 2005 to 86% for the three months ended March 31, 2006. A decline in the average price per ton of coal sold in the first quarter of 2006 compared to the same period in 2005 resulted in an increase in cost of revenue, as a percentage of revenue.

Depreciation and amortization expenses were $190 million for the first quarter 2006, a 12% increase from 2005 depreciation and amortization expenses of $169 million. The increase is primarily attributable to the communications tangible and intangible assets that were acquired in the WilTel transaction in December 2005. This increase was partially offset by the shorter-lived communications assets that were placed in service in prior years that became fully depreciated during the second half of 2005 and the first quarter of 2006.

Selling, general and administrative expenses increased 40% to $313 million for the three months ended March 31, 2006 compared to the same period in 2005. This increase is primarily attributable to the inclusion of a full quarter of expenses associated with the operations acquired in the WilTel transaction. Specifically, increases in compensation, bonus, and employee related costs, network related costs and facilities expenses all contributed to the increase in selling, general and administrative expenses in 2006. Partially offsetting the increase in communication expenses was a property tax benefit of $7 million pertaining to our facilities in the United Kingdom. Also, our information services business experienced an increase in selling, general and administrative expenses primarily related to an increase in headcount at Software Spectrum.

Included in operating expenses for the first quarter of 2006 and 2005, were $15 million and $11 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123R and SFAS No. 123, respectively, related to grants of outperform stock options, warrants and other stock-based compensation programs. The increase in non-cash compensation expense is attributable to grants of restricted stock and restricted stock units in 2005 and an increase in the value of the option grants to employees.

We expect selling, general and administrative expenses to increase in 2006 versus 2005 as a result of the WilTel and Progress Telecom acquisitions and the proposed ICG Communications and TelCove acquisitions.

Restructuring charges and impairment charges were $5 million for the three months ended March 31, 2006 and $15 million for the same period in 2005. In the first three months of 2006, we recognized approximately $2 million of restructuring charges attributable to the workforce reductions of the communications business in North America and the business solution partnering arrangements at Software Spectrum. In the first three months of 2005, we recognized approximately $15 million of restructuring charges related to the workforce reductions of the communications business in North America and Europe. The employees affected by this workforce reduction provided support functions or worked directly on mature products. All obligations attributable to the 2005 restructuring activities were paid in 2005.

During the first quarter of 2006, we recognized $3 million in non-cash impairment charges resulting from the decision to terminate projects for certain voice services and information technology projects in the communications business. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

Adjusted OIBDA is defined by us, as operating income(loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges. Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. Management believes that Adjusted OIBDA is an important part of our internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Note 12 of the consolidated financial statements for the three months ended March 31, 2006 and 2005 provides a reconciliation of Adjusted OIBDA for each of our operating segments for these periods.

Adjusted OIBDA for the communications business was $147 million and $201 million for the three months ended March 31, 2006 and 2005, respectively. The decrease in 2006 is primarily attributable to the $129 million reduction in termination and settlement revenue from 2005 to 2006. Partially offsetting the decline in termination revenue, were earnings attributable to the operations acquired in the WilTel transaction, which was acquired in December 2005, and a decline in restructuring charges from $15 million in the first quarter of 2005 to $1 million in the first quarter of 2006.

Adjusted OIBDA for the information services business decreased from $5 million for the three months ended March 31, 2005 to $3 million for the same period in 2006. Adjusted OIBDA for Software Spectrum decreased as a result higher operating expenses primarily attributable to an increase in headcount. In addition Software Spectrum recognized approximately $1 million of restructuring charges in the first quarter of 2006 related to the implementation of a business solutions partner arrangement. Partially offsetting these increases in costs were improved gross profits from software sales.

Adjusted OIBDA for the coal business decreased from $3 million for the three months ended March 31, 2005 to $1 million for the three months ended March 31, 2006 as a result of lower margins on coal sales during 2006 versus 2005.

Interest Income was $9 million for the three months ended March 31, 2006 increasing from $4 million in the same period of 2005. This increase is the result of increases in the weighted average interest rate earned on the portfolio and in the average cash and marketable security portfolio balance. Our average return on our portfolio increased from 1.87% in 2005 to 3.6% in 2006. The average cash balance also increased by approximately 20% from 2005 to 2006. Pending utilization of cash and cash equivalents, we invest the funds primarily in government and government agency securities and money market funds. The investment strategy generally provides lower yields on the funds than on alternative investments, but reduces the risk to principal in the short term prior to these funds being used in our business.

Interest Expense, net increased by $36 million from $114 million for the three months ended March 31, 2005 to $150 million in 2006. Interest expense increased primarily as a result of increased interest expense from the issuance of our $880 million of 10% Convertible Senior Notes due 2011 in the second quarter of 2005 and the March 14, 2006 issuance of Floating Rate Senior Notes due 2011 and 12.25% Senior Notes due

2013. In addition, we exchanged portions of our 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for new 11.5% Senior Notes due 2010 during the first quarter of 2006, thereby increasing the effective interest expense on this debt. We experienced a higher interest rate on the $730 million Senior Secured Term Loan due 2011 which also resulted in increased interest charges in the first quarter of 2006. Overall, the debt exchange transaction and the additional debt issued in the first and second quarters of 2006 are expected to increase our annual interest expense by approximately $75 million in 2006.

Other, net increased primarily as a result of the $27 million gain realized on the debt exchange in the first quarter of 2006.

Income Tax Expense for 2006 and 2005 was zero. We have incurred significant operating losses since 1998. We are unable to determine when and if the tax benefits attributable to our net operating losses will be realizable, and accordingly have recorded a valuation allowance against the deferred tax assets for the net operating loss carryforwards.

Financial Condition—Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005

Cash flows provided by (used in) continuing operations for the three months ended March 31, 2006 and 2005, respectively are as follows (dollars in millions):

	Three Months Ended March 31,
	2006	2005
Communications**	$(9)	$(21)
Information Services	(57)	(36)
Other	3	(2)

Total	$(63)	$(59)

**	Includes interest expense net of interest income

The reduction of cash used in communications operating cash flows for the three months ended March 31, 2006 is primarily attributable to improved operating results after excluding the effects of $129 million of non-cash termination revenue in the first quarter of 2005. The improved results are directly attributable to the operations acquired in the WilTel acquisition in the fourth quarter of 2005 and additional revenue from Core Communications Services. Fluctuations in working capital balances resulted in an incremental use of cash of $18 million in the first three months of 2006 compared to the same period in 2005. An increase in cash used for accounts payable and other current liabilities was partially offset by higher sources of cash from accounts receivable. In addition to the cash used for working capital, cash interest payments increased by $41 million in the first quarter of 2006 compared to the same period in 2005.

The increase in cash used by operating activities for the information services group is primarily the result of fluctuations in working capital and lower earnings. Operating cash flows are largely dependent on the timing of collections from customers and payments to suppliers. An increase in payments for software and other liabilities in the first quarter of 2006 compared to the same period in 2005 resulted in the increased use of cash for operating activities. Adjusted OIBDA for the information services business declined slightly from $5 million for the three months ended March 31, 2005 to $3 million for the same period in 2006.

The increase in operating cash flows for the other businesses is primarily attributable to the payment of certain legal and benefit obligations of the coal and packaging business in 2005. Payments for these types of obligations decreased in 2006.

Investing activities in the first quarter of 2006 primarily include $70 million of cash used for the acquisition of Progress Telecom and $59 million used for capital expenditures, primarily in the communications business. In addition, we increased our restricted securities by $12 million, primarily for our coal business.

Financing sources in the first quarter of 2006 consisted of $379 million of proceeds from the issuance of the Floating Rate Senior Notes due in 2011 and 12.25% Senior Notes due in 2013. The debt exchange transaction in January 2006 required us to pay $46 million of premiums to holders of the exchanged notes. We also incurred $5 million of costs associated with this transaction.

In April 2006, we issued an additional $300 million of 12.25% Senior Notes due 2013. Proceeds from the offering will be used to fund the purchase of Progress Telecom as well to fund the cost of construction, installation, acquisition, lease, development or improvement of other assets to be used in the communications business.

Liquidity and Capital Resources

We incurred losses from continuing operations of $168 million and consumed $122 million of cash for operating activities and capital expenditures in the first three months of 2006. We expect that the business will continue to consume cash for the remainder of 2006, however the amount of cash consumed is expected to diminish. In 2006, we expect our costs will continue to exceed revenue and it will continue to consume cash primarily due to interest payments and capital expenditures. We expect Adjusted OIBDA to improve in 2006 primarily as a result of the WilTel, ICG Communications and Progress Telecom acquisitions, the proposed TelCove acquisition and the growth in Core Communications Services revenue. Interest payments are expected to increase to approximately $565 million in 2006, based on debt levels on the date of this prospectus supplement (without giving effect to the issuance of the notes in this offering or the use of proceeds from this offering and our concurrent offering of common stock to repay or repurchase debt). Capital expenditures for 2006 are expected to range from $320 million to $360 million and will consist of $100 million to $125 million of base capital expenditures (capital required to keep the network operating efficiently and product development), approximately $30 million of capital expenditures for the integration of WilTel, $10 million associated with the expected integration of ICG Communications and $20 million for a dark fiber based expansion in Europe. The majority of our ongoing capital expenditures are expected to be success-based, which are tied to incremental revenue. In total, we expect that cash required for operating activities and capital expenditures, excluding the results of TelCove, will range from $190 million to $200 million, excluding fluctuations in working capital. We do not have any significant principal amounts due on our outstanding debt until 2008.

We had approximately $992 million of cash, cash equivalents and marketable securities on hand at March 31, 2006 and were able to raise an additional $300 million of cash through the issuance of additional 12.25% Senior Notes due 2013 in April 2006. This does not give effect to the net proceeds of this offering or the concurrent offering of common stock. For a description of the impact of these offerings on our liquidity and capital resources, see “Use of Proceeds” and “Capitalization”. In addition, $122 million of current and non-current restricted securities are used to collateralize outstanding letters of credit, long-term debt, certain of our operating obligations or to fund certain reclamation liabilities. Based on information available at this time, our management believes that our current liquidity and anticipated future cash flows from operations will be sufficient to fund our business. However, if we have the opportunity, at acceptable terms, to improve our liquidity, refinance our debt, or fund acquisitions, we may elect to secure additional capital in the future.

We issued $150 million of Floating Rate Senior Notes due in 2011 and $250 million of 12.25% Senior Notes due in 2013 in March 2006 to institutional investors. In April 2006, we issued an additional $300 million of 12.25% Senior Notes due in 2013 to institutional investors. The proceeds from these offerings were used to fund the WilTel and Progress Telecom acquisitions as well as to fund the cost of construction, installation, acquisition, lease, development or improvement of other assets to be used in our communications business.

In addition to raising capital through the debt and equity markets, we may sell or dispose of existing businesses, investments or other non-core assets. In 2005, we completed the sale of the (i)Structure business to Infocrossing for approximately $85 million in cash and Infocrossing common stock.

We are aware that the various issuances of our outstanding senior notes, senior discount notes and convertible notes may trade at discounts to their respective face or accreted amounts. In order to continue to reduce future cash interest payments, as well as future amounts due at maturity, we or our affiliates may, from time to time, enter into debt for debt, debt for equity or cash transactions to purchase these outstanding debt securities in open market or privately negotiated transactions. We will evaluate any such transactions in light of then existing market conditions and the possible dilutive effect to stockholders. The amounts involved in any such transaction, individually or in the aggregate, may be material.

On January 13, 2006, we completed private exchange offers to exchange a portion of our outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010. We issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions. We also paid approximately $13 million in cash for total accrued interest on the 2008 Notes that had been accepted for exchange to the closing date and $5 million in transaction costs.

The communications industry continues to consolidate. We have participated in this process with the acquisitions of WilTel, ICG Communications, Progress Telecom and the proposed TelCove transactions described above. We will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

On December 23, 2005, we completed the acquisition of WilTel Communications Group, LLC from Leucadia National Corporation and its subsidiaries. The consideration paid consisted of approximately $363 million in cash (including $27 million of post-closing working capital and other adjustments which reduced the total purchase price), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million newly issued shares, with a fair value of approximately $313 million, of our common stock. We also incurred costs of approximately $7 million related to the transaction.

On March 20, 2006, we completed the acquisition of Progress Telecom. Under the terms of the agreement, we issued approximately 19.7 million unregistered shares, valued at approximately $66 million, and $69 million in cash. We also incurred approximately $1 million of costs attributable to the transaction. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date.

On April 30, 2006 we signed a definitive agreement to acquire all of the stock of TelCove, a privately held Pennsylvania-based telecommunications company. The aggregate consideration payable by us is $1.082 billion, consisting of $445 million in cash and $637 million in shares of our common stock, subject to adjustment. In addition, by acquiring TelCove, we will in effect assume approximately $155.5 million of TelCove’s debt obligations.

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings on net.

On May 31, 2006, we acquired all of the issued and outstanding capital stock of ICG Communications, a privately held Colorado-based telecommunications company, from MCCC for an aggregate consideration of approximately $163 million, consisting of 25,975,088 shares of our common stock and $36 million in cash, subject to adjustments based on working capital and other matters. The transaction does not include ICG Communications’ investments in New Global Telecom or Mpower Holding Corporation.

ICG Communications primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG Communications’ network has over 2,000 metro and regional fiber miles in Colorado and Ohio, includes approximately 500 points of presence and serves more than 1,600 customers.

Results of Operations—Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Revenue for 2005 and 2004 is summarized as follows:

(dollars in millions)	2005	2004
Communications	$1,645	$1,685
Information Services	1,894	1,861
Coal Mining	74	91

	$3,613	$3,637

Communications revenue is separated into three groups: (i) Core Communications Services (including transport and infrastructure services, IP and data services, voice services and Vyvx services), (ii) Other Communications Services (including managed modem and our related reciprocal compensation, DSL aggregation, and legacy managed IP services), and (iii) SBC Master Services Agreement. Revenue attributable to these service groupings is provided in the following table:

(dollars in millions)	2005	2004
Core Communications Services:
Transport and Infrastructure	$653	$574
IP and data	186	167
Voice	120	53
Vyvx	3	—

	962	794
Other Communication Services:
Managed Modem	396	488
DSL aggregation	79	138
Reciprocal Compensation	100	150
Managed IP	83	115

	658	891
SBC Master Services Agreement	25	—

Total Communications Revenue	$1,645	$1,685

Transport and infrastructure revenue increased in 2005 primarily due to increased demand for colocation space in large markets in North America and Europe, and an increase in wavelength revenue due to sales to 360Networks, France Telecom and other new and existing customers. Transport and infrastructure revenue in 2005 includes $4 million attributable to WilTel. In addition, termination revenue related to transport and infrastructure services increased approximately $23 million in 2005. The termination revenue in 2005 is primarily attributable to agreements reached with France Telecom and 360networks relating to the termination of existing dark fiber lease agreements with those customers described below.

On February 22, 2005, France Telecom and we finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to us. Under the original IRU agreement, the cash received by us was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, we recognized unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

On March 1, 2005, we entered into an agreement with 360networks in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement 360networks returned the dark fiber originally provided by us. Under the original IRU agreement, signed in 2000, the revenue associated with the cash received by us was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, we recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

We expect to recognize termination revenue in the future if customers desire to renegotiate contracts or are required to terminate service. We are not able to estimate the specific value of these types of transactions until they occur, but do not currently expect to recognize significant termination revenue for the foreseeable future.

IP and data revenue increased in 2005 primarily due to traffic growth from new and existing customers that exceeded the rate of price compression as well as improved market acceptance of our new IP-VPN service. In addition, 2005 IP and data revenue includes $1 million attributable to WilTel.

Our voice revenue, excluding WilTel, increased 117% in 2005. The increase is primarily attributable to our wholesale voice products including voice termination and local inbound services. Voice termination and local inbound services experienced a 35% and 49%, respectively, increase in minutes of use in the fourth quarter of 2005 compared to the same period in 2004. We also recorded voice revenue of $5 million attributable to WilTel for the period we owned WilTel in the fourth quarter of 2005.

The Vyvx business was acquired on December 23, 2005 as part of the WilTel transaction. Revenue of $3 million is included from the acquisition date through the end of the year.

Managed modem revenue declined in 2005 as a result of the continued migration from narrow band dial-up services to higher speed broadband services by end user customers. This change resulted in a decline in the demand for managed modem ports. America Online, our largest managed modem customer, reduced the number of ports it purchased from us by approximately 25% in the second half of 2004 and decreased the number of ports purchased by an additional 30% primarily in the second half of 2005. In addition to the port cancellation provisions, the contracts with America Online contain market-pricing provisions that have the effect of lowering revenue as we are obligated to provide America Online a reduced per port rate if we offer another customer better pricing for a lower volume of comparable services.

Partially offsetting this decline in managed modem revenue in 2005 was the revenue purchased in the ICG and Sprint transactions completed in the second and fourth quarter of 2004, respectively. We expect, excluding the effects of future acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and the potential pricing concessions as contracts are renewed.

DSL aggregation revenue decreased significantly in 2005 as our primary DSL aggregation customer began to migrate its DSL subscribers to its own network beginning in the first quarter of 2005. The customer completed the migration of its subscribers in the third quarter of 2005. In addition, our other DSL contracts expired in 2005 and were not renewed. We do not expect to recognize DSL aggregation revenue in the foreseeable future.

Reciprocal compensation revenue declined from 2004 levels primarily due to a settlement with a major carrier in the third quarter of 2004, which did not recur in 2005. The settlement resolved rate issues for 2004 and prior periods and resulted in the recognition of $31 million of revenue for services provided in prior periods. This revenue had been deferred as we did not have an interconnection agreement in place and approved by the relevant authorities. In addition to this agreement, we signed interconnection agreements with other carriers in

2004 and 2005 that resulted in us receiving a lower rate per minute for terminating traffic. The majority of our interconnection agreements provide rate structures through 2006. We earn the majority of our reciprocal compensation revenue from managed modem services.

With the agreements reached in 2004 and 2005, we have interconnection agreements in place for the majority of traffic subject to reciprocal compensation. We continue to negotiate new interconnection agreements with our local carriers. To the extent that we are unable to sign new interconnection agreements or signs new agreements containing lower rates, or there is a significant decline in the Company’s managed modem dial-up business, or FCC or state regulations change such that carriers are not required to compensate other carriers for terminating ISP-bound traffic, reciprocal compensation revenue may decline significantly over time.

Our legacy Managed IP business consists primarily of a business that was acquired in the Genuity transaction in 2003. We have not invested in this service and are not actively looking for new customers. The decline in revenue is attributable to the disconnection of service by existing customers. We expect this trend to continue in 2006.

The SBC Master Services Agreement was obtained in the WilTel transaction. Under the terms of the agreement, SBC has gross margin purchase commitments through 2009. Due to the significance of the commitment, we have elected to segregate and report this contract separately from our other communications services. We earned revenue of approximately $25 million attributable to this contract in 2005.

Information services revenue increased 2% from 2004 to 2005 primarily as a result of sales to a systems integrator on behalf of the Department of Navy in addition to increased sales to the small-medium business market customers. This was partially offset by an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software. The software reseller industry is seasonal, with revenue and Adjusted OIBDA typically being higher in the second and fourth quarters of our fiscal year.

Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers in 2003. Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities. We recognize the service fee we receive as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $74 million and $54 million of revenue attributable to these types of contracts in 2005 and 2004, respectively. The estimated selling price of the software sold under these agreements was $1.235 billion and $975 million for the corresponding periods.

If Microsoft and the other suppliers are successful in implementing agency licensing programs, it will result in a significant decline in the amount of information services revenue recognized by us. The decline in revenue is not expected to have a meaningful effect on operating income (loss), as we should experience a corresponding decline in cost of revenue.

Coal mining revenue decreased to $74 million in 2005 compared to $91 million in 2004. The decline in revenue for 2005 is attributable to a significant reduction in coal required to be purchased in 2005 under a contract with Detroit Edison from 2004 levels. We have signed new agreements with Detroit Edison, but with lower tonnage requirements and lower prices.

Cost of Revenue for the communications business, as a percentage of revenue for 2005 and 2004 was 28% and 27%, respectively. In 2005, we recognized $133 million of termination revenue, primarily related to 360networks and France Telecom in the first quarter. In 2004, termination revenue was $113 million, most of which was attributable to the McLeod transaction in the fourth quarter. An increase in termination revenue with no corresponding cost of revenue, positively affected the percentage in both years. Excluding termination revenue in 2005 and 2004, the cost of revenue, as a percentage of revenue, would have been 30% and 28%, respectively. The increase in 2005 is attributable to the increase in voice services for which the corresponding cost of revenue is generally higher than our other services.

The cost of revenue for Software Spectrum, as a percentage of its revenue, was 91% for both 2005 and 2004. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results. In 2005 and 2004, Software Spectrum earned approximately $40 million and $42 million, respectively, in rebates which reduced cost of revenue. Software Spectrum does not earn rebates from Microsoft on agency program sales. As a result, as agency program sales increase, the amount of rebates earned from Microsoft is expected to decline. This decline is partially offset, by Software Spectrum earning, in general, higher margins on Microsoft agency sales than on Microsoft non-agency sales.

Cost of revenue, as a percentage of revenue, for the coal mining business was consistent for 2005 and 2004 at 72% and 73%, respectively. The decrease in cost of revenue as a percentage of revenue is attributable to the favorable resolution of certain production tax issues related to prior periods that resulted in a $5 million decrease in the cost of revenue for the mining business in the second quarter of 2005.

We expect the cost of revenue as a percentage of revenue for the coal mining business to increase in 2006 as a result of new contracts signed in 2005 at lower tonnage requirements and lower prices.

Depreciation and Amortization expenses were $657 million in 2005, a 4% decrease from 2004 depreciation and amortization expenses of $682 million. The decrease is primarily attributable to shorter-lived communications assets that were placed in service in prior years becoming fully depreciated during 2004 and 2005.

Due to the acquisition of WilTel in the fourth quarter of 2005, we expect depreciation and amortization expenses to increase in 2006 from 2005 levels.

Selling, General and Administrative expenses decreased 4% to $912 million in 2005 from $947 million in 2004. This decrease is primarily attributable to lower compensation and employee related costs resulting from the workforce reduction for the communications business which occurred in the first quarter of 2005. Declines in base compensation, bonus, travel, recruiting and facilities expenses all contributed to the decrease in selling, general and administrative expenses in 2005 for the communications business. Also contributing to the decline in operating expenses were lower advertising, marketing and bad debt expenses. Partially offsetting the reduction in communications expenses was an increase in operating expenses for WilTel since its acquisition in the fourth quarter of 2005. Also offsetting the reduction in communications expense was the increase in the selling, general and administrative expenses for information services business, primarily related to an increase in headcount at Software Spectrum.

Included in operating expenses for 2005 and 2004 were $55 million and $44 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123 related to grants of stock options, warrants and other stock-based compensation programs. The $11 million increase in non-cash compensation expense is primarily attributable to the restricted stock units granted by us in second quarter of 2005 resulting in increased value of the stock based compensation distributed to employees. We may make additional annual grants of restricted stock units as part of our long-term compensation program in addition to potential quarterly OSO grants to employees.

We expect selling, general and administrative expenses to increase in 2006 versus 2005 due to the acquisition of WilTel.

Restructuring and Impairment Charges were $23 million in 2005 and $16 million in 2004. We recognized $15 million related to the workforce reductions of the communications business in North America and Europe. The employees affected by this workforce reduction provided support functions or worked directly on mature services. All obligations attributable to the 2005 restructuring activities were paid by December 31, 2005.

During 2005, we recognized $9 million in non-cash impairment charges resulting from the decision to terminate projects for certain voice services and IT projects in the communications business. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

We recorded real property lease impairment charges of $14 million for leases in North America and Europe in the fourth quarter of 2004. The charge resulted from the ceased use of certain space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions. We also recognized approximately $2 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum that began in 2003.

Adjusted OIBDA is defined by us, as operating income (loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges. Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. Management believes that Adjusted OIBDA is an important part of our internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Note 19 of the consolidated financial statements for the three years ended December 31, 2005 provides a reconciliation of Adjusted OIBDA for each of our operating segments during each of these years.

Adjusted OIBDA for the communications business was $458 million and $463 million for 2005 and 2004, respectively. The decline in 2005 is primarily attributable to the decline in communications revenue partially offset by higher termination revenue recognized by us in 2005. The termination revenue recognized by us in 2005 was $133 million versus $113 million in 2004. The decline in revenue was offset by a reduction in operating expenses primarily attributable to lower compensation and employee related costs resulting from the workforce reduction for the communications business which occurred in the first quarter of 2005 and lower advertising, marketing and bad debt expenses.

Adjusted OIBDA for the information services business increased from $30 million in 2004 to $38 million in 2005. This increase in Adjusted OIBDA for Software Spectrum was due to the increased sales and gross margin in 2005 partially offset by higher operating expenses primarily related to an increase in headcount.

Adjusted OIBDA for the mining business decreased to $16 million in 2005, from $18 million in 2004. The decrease is due to the expiration of higher margin contracts in 2004 which were replaced by contracts at lower prices and lower tonnage in 2005.

Adjusted OIBDA for our other businesses decreased from negative $1 million in 2004, to negative $3 million in 2005. This change is due to the increase in professional fee expenses in 2005.

Interest Income was $35 million in 2005 increasing $22 million from $13 million for 2004. The increase in interest income was due to the increase in our average return on our portfolio to 2.8% in 2005 from 1.3% in 2004. The average portfolio balance increased to $1.2 billion in 2005 from $1.0 billion in 2004. Pending utilization of cash and cash equivalents, we invest our funds primarily in government and government agency securities and money market funds. The investment strategy generally provides lower yields on the funds than on alternative investments, but reduces the risk to principal in the short term prior to these funds being used in our business.

We have elected to take advantage of the yield curve and purchase longer-term U.S. government securities. The maturity dates on the government securities ranged from November 2006 through February 2008. Due to the WilTel acquisition and expected liquidity requirements, we have classified certain government securities, previously classified as held to maturity, as available for sale which means they are reported at market value instead of cost at the end of the reporting period. We have characterized our remaining securities as held to maturity.

Interest Expense, net increased by $45 million to $530 million in 2005 compared to 2004, primarily as a result of increased interest expense from the issuance of our $880 million of 10% Convertible Senior Notes due 2011 in the second quarter of 2005. In addition, there was an increase in interest expense due to the accretion on discount notes and higher interest rates on the variable rate debt. This was partially offset by the refinancing transaction that occurred in the fourth quarter of 2004. We entered into a $730 million Senior Secured Term Loan due 2011 and issued $345 million of 5.25% Senior Convertible Notes due 2011 in the fourth quarter of 2004. We used the proceeds from these transactions to repurchase approximately $1.1 billion of our public debt due in 2008. Overall, the refinancing transaction in the fourth quarter of 2004 reduced our annual interest expense by approximately $16 million in 2005 compared to the same period in 2004.

In addition, the extinguishment of the Allegiance capital lease obligation, assumed in the Genuity acquisition, in the second quarter of 2004 resulted in a decrease in interest expense in 2005.

We expect interest expense to increase in 2006 as a result of the $692 million of debt exchanged on January 13, 2006, for debt with a later maturity at a higher interest rate. The 2006 increase in interest expense would also include the implied discount on the new debt.

Gain on Extinguishment of Debt was zero in 2005 and $197 million in 2004. In the fourth quarter of 2004, we repurchased portions of our 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. We repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. In the second quarter of 2004, we paid approximately $54 million and assumed certain obligations to extinguish the Allegiance capital lease obligation and recognized a gain of $147 million on the transaction.

Other, net is primarily comprised of gains and losses on the sale of marketable securities and non-operating assets, realized foreign currency gains and losses and other income.

Income Tax Expense was $8 million in 2005 compared to $6 million in 2004. In both periods we recognized tax expense in certain foreign jurisdictions for Software Spectrum as well as our coal business. In 2005, the communications business incurred $2 million of additional tax expense attributable to increased income in various of our subsidiaries, including Coal and Software Spectrum, that are required to file state and foreign income tax returns on a separate legal entity basis.

As of December 31, 2005, we had net operating loss carryforwards of approximately $5.9 billion for federal income tax purposes. If certain transactions occur with respect to our capital stock that result in a cumulative ownership change of more than 50 percentage points by 5-percent shareholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to our ability to utilize our net operating loss carryforwards and certain current deductions against any taxable income we achieve in future periods. We have entered into transactions over the last three years resulting in significant cumulative changes in the ownership of our capital stock. Additional transactions could cause us to incur a 50 percentage point ownership change by 5-percent shareholders and, if we trigger the above-noted Internal Revenue Code imposed limitations, prevent it from fully utilizing net operating loss carryforwards and certain current deductions to reduce income taxes. We do not believe our net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this filing.

Income from Discontinued Operations was $49 million for 2005. During 2005 we sold our (i)Structure business and as a result reflected the operations of (i)Structure as discontinued operations recording operating income of zero and recognized a gain of $49 million on the sale.

Results of Operations—Year Ended December 31, 2004 vs. Year Ended December 31, 2003

Revenue for 2004 and 2003 is summarized as follows:

(dollars in millions)	2004	2003
Communications	$1,685	$1,947
Information Services	1,861	1,920
Coal Mining	91	80

	$3,637	$3,947

Communications revenue is segregated into three categories: (i) Core Communications Services (including transport and infrastructure services, IP and data services, voice services and Vyvx services), (ii) Other Communications Services (including managed modem and its related reciprocal compensation, DSL aggregation, and Managed IP services), and (iii) SBC Master Services Agreement. Revenue attributable to these groupings are identified in the following table:

(dollars in millions)	2004	2003
Core Communications Services:
Transportation and infrastructure	$574	$779
IP and data	167	171
Voice	53	17
Vyvx	—	—

	794	967
Other Communication Services:
Managed Modem	488	627
DSL aggregation	138	99
Reciprocal Compensation	150	127
Managed IP	115	127

	891	980
SBC Master Services Agreement	—	—

Total Communications Revenue	$1,685	$1,947

Transport and infrastructure services revenue, in 2004 decreased significantly from 2003 primarily as a result of the recognition of $344 million of termination revenue in 2003 versus $107 million in 2004. In 2003, an amended IRU agreement originally executed in 1998 with XO Communications resulted in us recognizing $294 million of revenue that had previously been deferred, but did not result in any incremental cash benefit to us. In December 2004, we and McLeod amended their 1999 agreement which resulted in us recognizing $98 million of non-cash termination revenue for amounts previously deferred. Excluding termination revenue, transport and infrastructure revenue increased 7% due to higher dark fiber, private line, wavelength and colocation revenue.

IP and data services revenue decreased in 2004 compared to 2003. The decline in the revenue attributable to the core IP and data services is primarily attributable to wholesale Internet access. Although demand for Internet services increased during 2004, price declines more than offset revenues relating to the increase in volume. This decrease was partially offset by the increase in IP-VPN revenue due to the growth in demand for the service since its introduction in 2003.

Voice revenue in 2004 increased significantly primarily due to the market acceptance of our voice termination and local inbound products. In 2004 revenue attributable to these products increased over 200% compared to 2003 due to increased traffic on the network.

The decline in managed modem revenue is primarily due to price declines in services and a reduction in the number of ports provided to America Online. Partially offsetting the price declines was an increase in managed modem usage revenue attributable to the acquisitions of certain ICG and Sprint customer contracts at the beginning of the second and fourth quarters of 2004, respectively. The managed modem revenue in 2004 includes $38 million and $4 million attributable to the ICG and Sprint acquisitions, respectively.

In 2004, our largest managed modem customer, America Online, informed us that it would reduce its overall purchases of fixed service ports for its U.S. dial-up network. America Online reduced the number of ports it purchases from us by approximately 25% in the second half of 2004.

DSL aggregation services were $138 million in 2004 and $99 million in 2003. We began providing DSL services when we purchased certain assets from Genuity in February 2003. The growth in DSL aggregation revenue is due to the inclusion of revenue for the full period as well as an increase in demand for the product.

Reciprocal compensation revenue increased to $150 million in 2004 from $127 million in 2003. This increase is primarily attributable to the agreements reached with carriers in the second and third quarters of 2004.

In the third quarter of 2004, we and a local carrier entered into an agreement that resolved rate issues for current and prior periods. The agreement resulted in the recognition of approximately $67 million of reciprocal compensation revenue in 2004. A portion of the revenue recognized as a result of this agreement pertains to services provided in previous periods. Of the total revenue recognized, we had received and deferred approximately $31 million of proceeds prior to 2004, which had been reflected as other current liabilities on the consolidated balance sheet.

During the second quarter of 2004, we and BellSouth finalized a new interconnection agreement, which resulted in us recognizing approximately $10 million of reciprocal compensation revenue in the second quarter, which represented the majority of the revenue to be recognized in 2004 under this agreement. Given this arrangement, we expect to receive reciprocal compensation revenue from BellSouth over the three year term of the agreement.

We signed an amendment to its existing Interconnection Agreement with Verizon Communications in the third quarter of 2004. Under the agreement, the intercarrier compensation rate for local, ISP-bound traffic was set at $.0005 per minute for 2004, $.00045 per minute for 2005, and $.0004 per minute for 2006.

On February 14, 2005, we announced that we executed amendments to our existing interconnection agreement with SBC. The amendments set the intercarrier compensation rate for local, ISP-bound traffic between the two companies at $.0005 per minute for the first half of 2005; $.00045 per minute for the second half of 2005; and $.0004 per minute for 2006. Our amended agreement with SBC covers SBC’s entire service territory, which includes California, Texas, Illinois and 10 other states.

Managed IP revenue was lower in 2004 as we elected not to actively market these services to new customers. The revenue decline due to customers disconnecting service was partially offset by the inclusion of a full year of results for this service. The Managed IP business was acquired in the Genuity transaction in February 2003.

Information services revenue decreased from 2003 to 2004 primarily as a result of an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software. The software reseller industry is seasonal, with revenue and Adjusted OIBDA typically being higher in the second and fourth quarters of our fiscal year. Revenue from the Software Spectrum business decreased from $1,920 million for 2003 to $1,861 million in 2004. Revenue declines attributable to an increase in agency sales were partially offset by increased information technology spending throughout the United States that we and the IT industry began to experience in the fourth quarter of 2003. In addition, the strengthening of the Euro and other foreign currencies against the U.S. dollar resulted in an estimated additional $88 million of information services revenue in 2004 compared to 2003.

Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers in 2003. Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities. We recognize the service fee we receive as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $54 million and $35 million of revenue attributable to these types of contracts in 2004 and 2003, respectively. The estimated selling price of the software sold under these agreements was $975 million and $661 million for the corresponding periods.

Coal mining revenue increased to $91 million in 2004 compared to $80 million in 2003. The increase in revenue is attributable to a 12% increase in coal tonnage shipped to new and existing customers partially offset by a lower average price per ton.

Cost of Revenue for the communications business, as a percentage of revenue for 2004 and 2003 was 27% and 19%, respectively. In 2003, we recognized $346 million of termination revenue, primarily related to XO Communications. In 2004, termination revenue was $113 million, most of which was attributable to the McLeod transaction in the fourth quarter. The recognition of this revenue, with no corresponding cost of revenue, resulted in the lower cost of revenue as a percentage of revenue in 2003. In 2004, the ICG, KMC and Allegiance transactions also resulted in additional network expenses prior to migrating the customer traffic to our network.

The cost of revenue for the information services businesses, as a percentage of its revenue, was 91% for 2004 down from 92% in 2003. This decrease is attributable to an increase in sales under new licensing programs implemented by software publishers for which the cost of revenue is minimal. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results. In 2004 and 2003, Software Spectrum earned approximately $42 million in rebates which reduced cost of revenue. Software Spectrum does not earn rebates from Microsoft on agency program sales. As a result, as agency program sales increase, the amount of rebates earned from Microsoft is expected to decline. This decline is partially offset, by Software Spectrum earning, in general, higher margins on Microsoft agency sales than on Microsoft non-agency sales.

Cost of revenue, as a percentage of revenue, for the coal mining business was consistent for 2004 and 2003 at 73%.

Depreciation and Amortization expenses were $682 million in 2004, a 16% decrease from 2003 depreciation and amortization expenses of $813 million. The decrease is primarily attributable to shorter-lived communications assets that were placed in service in prior years becoming fully depreciated during 2003 and 2004. In addition, the McLeod intangible assets were fully amortized during the third quarter of 2004. These decreases were partially offset by the amortization expense attributable to the intangible assets acquired in the ICG and Sprint acquisitions, completed in the second and fourth quarters of 2004, respectively.

Selling, General and Administrative expenses decreased 8% to $947 million in 2004 from $1.027 billion in 2003. This decrease is primarily the result of the synergies realized from the Genuity transaction in the second half of 2003 as well as declines in non-cash compensation expense. The acquisition of Genuity in February 2003 initially resulted in higher compensation, travel, training, contract maintenance and facilities expenses for us. Throughout 2003, we were able to incorporate much of Genuity’s operations into its existing support infrastructure and thus was able to reduce the incremental workforce and dispose of excess facilities. Also contributing to the decline in operating expenses were lower advertising, marketing and bad debt expenses. Partially offsetting these declines were increases in consulting and professional fees associated with our efforts to expand its voice services and develop internal systems and processes. During 2004, we received final property tax valuations and assessments from several jurisdictions for property taxes accrued in 2003. These assessments were lower than we had previously estimated and, therefore, it reduced the property tax accrual by approximately $3 million during 2004 for 2003 property taxes. During 2003, we received final property tax valuations and assessments from several jurisdictions for property taxes accrued in 2002. These assessments were lower than we had previously estimated and, therefore, it reduced the property tax accrual by approximately $8 million during 2003 for 2002 property taxes.

Included in operating expenses for 2004 and 2003, were $44 million and $82 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123 related to grants of stock options, warrants and other stock-based compensation programs. The decrease in non-cash compensation expense is attributable to a decline in the value of grants distributed to eligible employees. During the second quarter of 2004, our stockholders approved a proposal at the our 2004 annual meeting for the reservation of additional shares of common stock under our 1995 Stock Plan.

Restructuring and Impairment Charges were $16 million in 2004 and $40 million in 2003. We recorded real property lease impairment charges of $14 million for leases in North America and Europe in the fourth quarter of 2004. The charge resulted from the ceased use of certain space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions. We also recognized approximately $2 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum that began in 2003.

During the first quarter of 2003, we announced workforce reductions that affected approximately 1,200 employees in the communications business. We recorded restructuring charges of approximately $26 million related to these actions in 2003.

In 2003, the information services business recognized $14 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum. These actions resulted in the termination of approximately 500 employees in 2003. The restructuring charges include $4 million for lease termination costs for facilities we had ceased using.

Adjusted OIBDA is defined by us, as operating income (loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges. Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. We believe that Adjusted OIBDA is an important part of the our internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with our capitalization and tax structures.

Adjusted OIBDA for the communications business was $463 million and $735 million for 2004 and 2003, respectively. The decrease in 2004 was primarily attributable to $346 million of termination and settlement revenue recognized by us in 2003 versus $113 million in 2004. Also contributing to the decrease in 2004 was a decline in managed modem revenue and incremental network costs incurred from the Sprint, ICG, KMC and Allegiance transactions. These declines were partially offset by decreased selling, general and administrative expenses discussed above.

Adjusted OIBDA for the information services business increased from $9 million in 2003 to $30 million for 2004. Adjusted OIBDA for Software Spectrum increased as a result of lower cost of revenue, as a percentage of revenue, as described above as well as the absence of restructuring charges recorded in 2003.

Adjusted OIBDA for the mining business increased slightly to $18 million in 2004, from $17 million in 2003. The increase was due to increased revenues as discussed above with comparable selling, general and administrative expenses between periods.

Adjusted OIBDA for our other businesses increased from negative $5 million in 2003, to negative $1 million in 2004. The increase was attributable to the receipt of $5 million of insurance proceeds which related to our previous investment in packaging businesses. These proceeds represent the recovery of certain legal and environmental expenses incurred in prior years, and therefore reduced selling, general and administrative expenses.

Interest Income was $13 million for 2004 compared to $18 million in 2003. The decrease was primarily attributable to the decline in the average cash and marketable security portfolio balance offset slightly by an increase in the weighted average interest rate earned on the portfolio. Our average return on its cash and cash equivalents increased from 1.1% in 2003 to 1.3% in 2004 while the average cash balance decreased from $1.5 billion during 2003 to $1.0 billion during 2004.

Interest Expense, net decreased by $82 million from $567 million in 2003 to $485 million in 2004. Interest expense decreased primarily as a result of the repayment of the $1.125 billion senior secured credit facility during the fourth quarter of 2003, which included a $24 million charge to interest expense for the unamortized deferred debt issuance costs attributable to the termination. Also contributing to the decrease was the conversion of $480 million of Junior Convertible Subordinated Notes into our common stock in the second quarter of 2003, reduced interest charges on debt repurchased or converted to equity during or after the second quarter of 2003, and the extinguishment of the Allegiance capital lease obligation during the second quarter of 2004. We also repurchased portions of our 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008 during the fourth quarter of 2004, thereby reducing interest charges on these notes. These decreases in interest expense were slightly offset by increased interest expense from the issuance of a $730 million Senior Secured Term Loan due 2011 and 5.25% Senior Convertible Notes due 2011 in the fourth quarter of 2004 as well as the issuance of 2.875% Convertible Senior Notes due 2010 in the second quarter of 2003 and the issuance of 9% Convertible Senior Discount Notes due 2013 and 10.75% Senior Notes due 2011 in the fourth quarter of 2003.

Gain on Extinguishment of Debt was $197 million in 2004 and $41 million in 2003. In the fourth quarter of 2004, we repurchased portions of our 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. We repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. In the second quarter of 2004, we paid approximately $54 million and assumed certain obligations to extinguish the Allegiance capital lease obligation and recognized a gain of $147 million on the transaction.

In the fourth quarter of 2003, we exchanged $61 million aggregate principal amount of our 9.125% Senior Notes due 2008, $53 million aggregate principal amount of our 11% Senior Notes due 2008, $26 million aggregate principal amount of our 11.25% Senior Notes due 2010, and $212 million face value ($210 million carrying value) of our 10.5% Senior Discount Notes due 2008. We issued approximately 20 million shares of our common stock worth approximately $105 million in exchange for these senior notes. The net gain on the early extinguishment of the debt, including unamortized debt issuance costs, was $37 million for these transactions.

In the third quarter 2003, we exchanged $18 million aggregate principal amount of our 11% Senior Notes due 2008, $23 million of our 9.125% Senior Notes due 2008 and $2 million aggregate principal amount of our 11.25% Senior Notes due 2010. We issued approximately 7 million shares of our common stock with a market value of approximately $41 million. The net gain on the early extinguishment of the debt, including unamortized debt issuance costs, was $2 million for these transactions.

In the second quarter of 2003, we exchanged $100 million aggregate principal amount of our 9.125% Senior Notes due 2008. We issued approximately 13 million shares of our common stock with a market value of approximately $96 million. The net gain on the early extinguishment of the debt, including transaction costs and unamortized debt issuance costs, was $2 million.

Other, net increased to a gain of $39 million in 2004 from a loss of $107 million in 2003. In 2004, we realized a gain of $23 million on the sale of Commonwealth Telephone common stock and a $9 million gain associated with the sale of certain investment securities. In 2003, we realized a gain of $70 million from the sale of “91 Express Lanes” toll road and $200 million of induced conversion expense resulting from our conversion of convertible debt securities.

Income Tax Expense for 2004 was a $6 million provision compared to a benefit of $50 million for 2003. In 2004, we recognized tax expense in certain foreign jurisdictions for Software Spectrum as well as the our coal business. In 2003, the Internal Revenue Service completed the audit of the our 1996 and 1997 Federal tax returns. The resolution of these federal tax audits and other state tax issues primarily related to our coal mining operations, resulted in us reducing our deferred tax liabilities by approximately $50 million in 2003.

Loss from Discontinued Operations was $12 million for 2003. During 2003 we sold our MFON business and recorded as discontinued operations, operating income of $12 million (from acquisition in February 2003 through its sale in December 2003). We did not recognize a gain or loss on this transaction, as it occurred within the one year “allocation period” provided under SFAS No. 141.

During 2003, we also exited Software Spectrum’s contact services business and recorded a loss from discontinued operations of $7 million, including a loss of $9 million on the sale of the business.

We have included the 2003 operating loss of $17 million related to the operations of (i)Structure in discontinued operations as a result of the sale of the (i)Structure business in 2005.

Cumulative Effect of Change in Accounting Principle of $5 million resulted from the adoption of SFAS No. 143 as of January 1, 2003. The $5 million of income reflects the net change in accrued reclamation liability attributable to our coal operations.

Financial Condition—Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Cash flows provided by (used in) continuing operations for the year ended December 31 are as follows (dollars in millions):

	Year Ended December 31,
	2005	2004
Communications**	$(122)	$(121)
Information Services	—	45
Other	2	(1)

Total	$(120)	$(77)

**	Includes interest expense net of interest income

Cash flows from continuing operations for the communications business in 2005 were negatively affected by WilTel in 2005. As a result of the fluctuations in working capital between the close date of December 23, 2005 and December 31, 2005, WilTel had negative cash flows from operations of $61 million. Cash flows attributable to changes in working capital for the existing communications business provided incremental cash of $90 million in 2005. Favorable fluctuations in accounts receivable, accounts payable and other current liabilities contributed to the increase. An increase in interest payments of $30 million in 2005 partially offset the positive changes in working capital.

Cash provided by continuing operations for the Information Services business declined in 2005 as a result of working capital changes. Unfavorable fluctuations in accounts receivable and other current assets, were partially offset by increases in accounts payable and deferred revenue. An increase in adjusted OIBDA from $30 million for the year ended December 31, 2004 compared to $38 million for the year ended December 31, 2005 partially offset the decrease in cash caused by changes in working capital.

The increase in cash from continuing operations for the other businesses is primarily attributable to the payment of state tax obligations in 2004 for which liabilities had previously been recorded, partially offset by higher operating income, including insurance proceeds received in 2004.

Investing activities in 2005 include $648 million used to purchase marketable securities, $305 million used for capital expenditures, primarily in the communications business, and $369 million for the acquisition of WilTel, net of $127 million of cash acquired in the transaction. In addition, we invested $10 million in a communications equipment company and was required to increase its restricted cash and securities by $4 million. Partially offsetting these cash outflows were $584 million and $11 million of proceeds from the sale of and maturity of marketable securities and excess property, plant and equipment, respectively.

Financing sources in 2005 consisted of $877 million and $66 million of net proceeds from the issuance of the 10% Convertible Senior Notes and the refinancing of the HQ Realty mortgage, respectively. We repaid $130 million of debt in 2005, which was comprised primarily of amounts owed under the HQ Realty mortgage and the Genuity capital leases in 2005 of $117 million and $24 million, respectively.

Net Cash Provided by Discontinued Operations includes the sale of the our (i)Structure business in 2005, which resulted in $82 million of cash proceeds. During 2005, (i)Structure consumed $8 million of cash for operating activities and capital expenditures.

Off-Balance Sheet Arrangements

We have not entered into off-balance sheet arrangements that have had, or are likely to have, a current or future material effect to our results of operations or our financial position.

Contractual Obligations

The following tables summarize our contractual obligations and commercial commitments at December 31, 2005, as further described in the notes to our consolidated financial statements.

Payments Due by Period	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Long-Term Debt, including current portion	$6,023	$—	$1,291	$2,025	$2,707
Interest Expense Obligations	2,780	525	1,079	894	282
Asset Retirement Obligations	181	3	5	11	162
Operating Leases	1,681	148	280	228	1,025
Purchase Obligations	180	180	—	—	—
Other Commercial Commitments
Letters of Credit	19	3	4	—	12

Our debt instruments contain certain covenants which, among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates. If we should fail to comply with these covenants, amounts due under the instruments may be accelerated at the note holder’s discretion after the declaration of an event of default.

Long-term debt obligations reflect only amounts recorded on the balance sheet as of December 31, 2005. As of December 31, 2005, the outstanding obligation of $252 million of 9% Convertible Senior Discount Notes due in 2013 had not accreted to its face value. These notes will accrete to their full face value of $295 million in the fourth quarter of 2007.

Interest expense obligations assume interest rates on variable rate debt do not change from December 31, 2005. In addition, interest is calculated based on debt outstanding as of December 31, 2005 and on existing maturity dates.

Purchase obligations represent all of our outstanding purchase order amounts as of December 31, 2005, and have not been reduced for obligations that have been recorded in certain accounts on the consolidated balance sheet at December 31, 2005.

BUSINESS

Through our operating subsidiaries, we engage primarily in the communications and information services businesses.

We are a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide services) of a broad range of integrated communications services. We have created, generally by constructing our own assets, but also through a combination of purchasing and leasing other companies’ assets and facilities, our communications network. Our network is an advanced, international, facilities based communications network. We designed our network to provide communications services, which employ and take advantage of rapidly improving underlying optical and Internet Protocol technologies.

Market and Technology Opportunity.    We believe that ongoing technology advances in both optical and Internet Protocol technologies have been revolutionizing the communications industry. We also believe that these advances have, and will continue to, facilitate decreases in unit costs for communications service providers that are able to most effectively take advantage of these technology advances. Service providers that can effectively take advantage of technology improvements and reduce unit costs will be able to offer lower prices, which, we believe, will stimulate substantial increases in the demand for communications services. We believe there are two primary factors that are continuing to drive this market dynamic:

•	Rapidly Improving Technologies. Over the past few years, both Internet Protocol and optical based networking technologies have undergone extremely rapid innovation, due, in large part, to market based development of underlying technologies. This rapid technology innovation has resulted in both an improvement in price-performance for optical and Internet Protocol systems, as well as rapid improvement in the functionality and applications supported by these technologies. For example, these improvements are enabling Voice-over-IP services or VoIP that are challenging traditional telephone network or PSTN services. We believe that this rapid innovation will continue well into the future across a number of different aspects of the communications marketplace.

•	High Demand Elasticity. We believe decreases in communications services costs and prices cause the development of new bandwidth-intensive applications, which, over time, result in even more significant increases in bandwidth demand. In addition, we believe that communications services are direct substitutes for other, existing modes of information distribution such as traditional broadcast entertainment and distribution of software, audio and video content using physical media delivered over motor transportation systems. We believe that as communications services improve more rapidly than these alternative content distribution systems, significant demand will be generated from these sources. We also believe that high elasticity of demand from both these new applications and the substitution for existing distribution systems will continue for the foreseeable future. We believe that while high demand elasticity will be manifested over time, government regulation and communications supply chain inefficiencies may cause realization of demand to be delayed.

•	In connection with our belief that communications services are direct substitutes for existing modes of information distribution, and for other strategic and tactical reasons, during 2002, we entered the businesses of direct marketing of computer software and computer software license management. Today, this business is conducted by our subsidiary Software Spectrum.

We believe that companies will, over time, seek information technology operating efficiency by purchasing software functionality and data storage as commercial services procured over broadband networks such as our network or as outsourced services that also use a broadband network for delivery to the customer. We believe that the combination of our network infrastructure and service development capabilities, and Software Spectrum’s expertise in software lifecycle management and marketing, as well as strong customer relationships, may position us to benefit as companies change the manner in which they buy and use software capability.

We also believe that there are several significant implications that result from this market dynamic:

•	Incorporating Technology Changes. Given the rapid rate of improvement in optical and Internet Protocol technologies, those communications service providers that are most effective at rapidly deploying new services that take advantage of these technologies will have an inherent cost and service advantage over companies that are less effective at deploying new services that use these technologies.

•	Capital Intensity. The rapid improvements in these technologies and the need to move to new technologies more quickly results in shortened economic lives of underlying assets. To achieve improvements in service capabilities and unit cost reductions, service providers must deploy new generations of technology sooner, resulting in a more capital-intensive business model. Those providers with the technical, operational and financial ability to take advantage of the rapid advancements in these technologies are expected to have higher absolute capital requirements, shortened asset lives, rapidly decreasing unit costs and prices, rapidly increasing unit demand and higher cash flows and profits.

•	Industry Structure. As a result of the rapid innovation in underlying technologies, the communications industry has been visibly shifting from a utility model to a technology model. Just as in the computing industry, where market based standards and rapid price performance improvements have existed for over 20 years, it is extremely difficult for a single communications company to be best-of-class across a wide variety of disciplines in a rapidly changing environment. Rather, an opportunity exists for companies to focus on areas in which they have significant competitive advantages and develop significant market share in such area of market focus.

Our Communications Business Strategy.    We are seeking to capitalize on the opportunities presented by significant and rapid advancements in optical and Internet Protocol technologies. Key elements of our strategy include:

•	Offer a Comprehensive Range of Communications Services to Bandwidth Intensive Users. We provide a comprehensive range of communications services designed to meet the needs of the top global bandwidth customers, that is, customers that are of higher credit quality and have existing demand for the services that we sell. These service offerings include: Softswitch and voice services including managed modem for the dial-up access business, wholesale VoIP component services and consumer oriented VoIP services, wholesale voice termination services, Internet Protocol and data services including IP VPNs and broadband transport services such as wavelengths, dark fiber and private line services including transoceanic, backhaul, intercity, metro and unprotected private line services, field technical services and colocation services. The availability of these services varies by location.

Beginning in 2003, we embarked on a program to develop new services that take advantage of the investment that we have made in our network and that generally target large, existing markets for communications services. Through this effort we have increased significantly our addressable market by adding new voice and data services that take advantage of the geographic coverage and cost advantages of our network. Today, we are continuing these efforts. These services include: wholesale VoIP component services; consumer oriented VoIP services that are sold to service providers such as incumbent local exchange carriers, ISPs and broadband cable companies; and transport and data services.

We provide customers with several options for accessing our intercity network—including our metropolitan networks and colocation facilities. Our metropolitan networks enable us to connect directly to points of high traffic aggregation. These traffic aggregation facilities are typically locations where our customers wish to interconnect with our intercity network. Our metropolitan networks allow us to extend our network services to these aggregation points at low costs. As of December 31,

2005, we had metropolitan networks totaling approximately 14,860 conduit miles and approximately 792,000 fiber miles in the United States, and approximately 3,580 conduit miles and approximately 155,000 fiber miles in Europe.

We believe that providing colocation services in facilities directly connected to our network attracts communications intensive customers by allowing us to offer those customers reduced bandwidth costs, rapid provisioning of additional bandwidth, interconnection with other third party networks and improved network performance. Therefore, we believe that having colocation facilities in our larger network access locations that we refer to as Gateways provides us with a competitive advantage. Additionally, our metropolitan networks allow us to compete for certain local communications traffic, which constitutes a significant percentage of the communications market. As of December 31, 2005, we had secured approximately 6.7 million square feet of space for our Gateway and colocation facilities and other technical space and had completed the build-out of approximately 4.8 million square feet of this space.

With the acquisitions of Progress Telecom and ICG Communications, and the proposed acquisition of TelCove, we have embarked on a strategy to further expand our current presence in regional and metropolitan markets. The strategy will allow us to terminate more of our intercity and local traffic over our owned metro facilities rather than paying third parties to terminate such traffic. We offer a broad range of communications services in our metropolitan markets with a particular emphasis on bandwidth intensive enterprises and service providers. The expansion into new metro markets should also provide additional opportunities to sell services on our national and international networks.

For those locations that are not on our network, we work with other network providers to access these customer locations.

•	Target Top Global Bandwidth Customers. Our primary communications services distribution strategy is to utilize a direct sales force focused on high bandwidth usage businesses. These businesses include incumbent local exchange carriers, established next generation carriers, international carriers also known as PTTs, major ISPs, broadband cable television operators, wireless providers, major interexchange carriers, governments, enhanced service providers, system integrators, satellite companies, academic consortia and media and entertainment content providers. Providing communications services to these businesses is at the core of our market enabling strategy since bandwidth generally represents a substantial portion of these businesses’ costs. We include as wholesale customers those customers that purchase significant amounts of capacity to serve the needs of their customers.

•	Provide Low Cost Backbone Services Through An Upgradeable Backbone Network. Our intercity and metropolitan networks have been designed to provide high quality communications services at a lower cost. Our network and business processes are designed to enable us to cost effectively deploy future generations of optical and IP networking components (both fiber and transmission electronics and optronics) and thereby expand capacity and reduce unit costs. In addition, our strategy is to maximize the use of open, non-proprietary interfaces in the design of our network software and hardware. This approach is intended to provide the company with the ability to purchase the most cost effective network equipment from multiple vendors and allow us to deploy new technology more rapidly and effectively.

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Pursue Acquisition Opportunities.    We continuously evaluate possible acquisition opportunities, primarily opportunities in the communications industry. In evaluating potential acquisition opportunities, among other criteria, we evaluate the potential acquisition according to the transaction’s ability to generate positive cash flow from high credit quality customers. For these opportunities, we generally look for companies with recurring revenue that come predominantly from services we already provide, in geographic areas that are already served, with customers that are consistent with our existing customer base. As we seek to expand the addressable market for our services, we also evaluate opportunities that would expand our service capabilities. Transactions that would be included in this category would expand the geographic scope of our network or would provide capabilities for additional products or distribution channels. For these opportunities, we generally consider whether the targeted company’s distribution strategy is consistent with our strategy and whether management believes that the target’s current and/or future revenues can be significantly increased and/or expenses can be significantly reduced as a result of a combination with our operations.

•	Develop Advanced Operational Processes and Business Support Systems. We have developed and continue to develop substantial and scalable operational processes and business support systems specifically designed to enable us to offer services efficiently to our targeted customers. We believe that these systems offer our customers industry leading performance standards, reduce our operating costs, give our customers direct control over some of the services they buy from us and allow us to grow rapidly while minimizing redesign of our business support systems.

•	Attract and Motivate High Quality Employees. We have developed programs designed to attract and retain employees with the technical and business skills necessary for our business. The programs include our Outperform Stock Option program.

Our Strengths.    We believe that the following strengths will assist us in implementing our strategy:

•	Experienced Management Team. We have assembled a management team that we believe is well suited for our business objectives and strategy. Our senior management has substantial experience in leading the development, marketing and sales of communications and information technology products and services and in managing, designing and constructing metropolitan, intercity and international networks.

•	Softswitch based Co-Carrier Network. Our experience in operating our Softswitch based co-carrier network is combined with a set of infrastructure and other management experiences, which include extensive local interconnection with local exchange carriers, experience in scaling a Softswitch based platform, and an ability to provide seamless interconnection to the traditional telephone network or PSTN. We believe that our extensive co-carrier network and Softswitch infrastructure provides us with a competitive advantage in the emerging Voice-over-IP marketplace.

•	Market Neutrality. Although we are seeking to expand the size of our addressable market by developing services that are sold to consumers, we generally do not focus on selling directly to these customers. Rather, we target these customers in an indirect manner. As a result, we are not in a position where we typically compete with our targeted customer base for these end user customers. We believe this positions us to become the vendor of choice for consumer oriented service providers looking to fill gaps in their communications service offerings.

•	Advanced IP Backbone. We operate one of the largest international IP networks or backbones. By building and operating our own intercity and metropolitan networks in North America and Europe, we are able to provide customers with uniformity in performance across our entire network. Our IP services deliver a broad range of IP transit and network interconnection solutions tailored to meet the varied needs of high bandwidth companies.

•	A More Readily Upgradeable Network Infrastructure. With respect to a substantial portion of our network, the network was designed to take advantage of recent technological innovations, incorporating many of the features that are not present in older communication networks, and provides us flexibility to take advantage of future developments and innovations. We designed the transmission network to optimize all aspects of fiber and optronics simultaneously as a system to deliver the lowest unit cost to our customers. As fiber and optical transmission technology changes, we expect to realize new unit cost improvements by deploying the most cost efficient technologies in the Level 3 Network. We believe that our network design will enable us to continually lower costs and prices while enjoying higher margins than our competitors.

•	Integrated End-to-End Network Platform. Our strategy has been and continues to be to deploy network infrastructure in major metropolitan areas and to link these networks with significant intercity and trans-oceanic networks in North America and Europe. We believe that the integration of our metropolitan and intercity networks with our colocation facilities will expand the scope and reach of our on-net customer coverage, facilitate the uniform deployment of technological innovations as we manage our future upgrade paths and allow us to grow or scale our service offerings rapidly. We believe that we are the only global communications service provider with the unique combination of large fiber count, multi-conduit metropolitan networks, generally uniformly deployed multi-conduit intercity networks and substantial colocation facilities.

Our Network

Our network is an advanced, international, facilities based communications network. Today, we primarily provide services over our own facilities. At December 31, 2005, our network encompasses:

•	an intercity network covering approximately 48,000 miles in North America;

•	leased or owned local networks in approximately 110 North American markets;

•	an intercity network covering approximately 3,600 miles across Europe;

•	leased or owned local networks in approximately 20 European markets;

•	approximately 6.7 million square feet of Gateway and transmission facilities in North America and Europe; and

•	a 1.28 Tbps transatlantic cable system.

Intercity Networks.    Our 48,000 mile fiber optic intercity network in North America consists of the following:

•	Multiple conduits. In approximately 19,400 miles of our network, we have installed groups of 10 to 12 conduits in our intercity network. We believe that the availability of spare conduit will allow us to deploy future technological innovations in optical networking components as well as providing us with the flexibility to offer conduit to other entities.

•	Initial installation of optical fiber strands designed to accommodate dense wave division multiplexing transmission technology. In addition, we believe that the installation of newer optical fibers will allow a combination of greater wavelengths of light per strand, higher transmission speeds and longer physical spacing between network electronics. We also believe that each new generation of optical fiber will allow increases in the performance of these network design aspects and will therefore enable lower unit costs.

•	High speed SONET transmission equipment employing self-healing protection switching and designed for high quality and reliable transmission. We expect that over time, SONET equipped networks will be replaced with network designs that employ a “mesh” architecture made possible by advances in optical technologies. A mesh architecture allows carriers to establish alternative protection schemes that reduce the amount of capacity required to be reserved for protection purposes.

•	A design that maximizes the use of open, non-proprietary hardware and software interfaces to allow less costly upgrades as hardware and software technology improves.

During the first quarter of 2001, we completed our construction activities relating to our North American intercity network. Also during 2001, we completed the migration of customer traffic from our original leased capacity network to our completed North America intercity network. During 2000, we had substantially completed the construction of this intercity network. Deployment of the North American intercity network was accomplished through simultaneous construction efforts in multiple locations, with different portions being completed at different times. In 2003, we added approximately 2,985 miles to our North America intercity network as part of the Genuity transaction, and in 2005, we added approximately 30,000 miles to our intercity network as part of the WilTel Communications transaction.

In Europe, we have completed construction of our approximately 3,600 route mile fiber optic intercity network with characteristics similar to those of the North American intercity network in a two ring architecture. During 2000, we completed the construction of both Ring 1 and Ring 2 of our European network. Ring 1, which is approximately 1,950 miles, connects the major European cities of Paris, Frankfurt, Amsterdam, Brussels and London and was operational at December 31, 2000. Ring 2, which is approximately 1,650 miles, connects the major German cities of Berlin, Cologne, Dusseldorf, Frankfurt, Hamburg, and Munich. Ring 2 became operational during the first quarter of 2001.

During 2002, we completed an expansion of our European operations to seven additional cities. The additional European cities include: Karlsruhe and Cologne, Germany; Milan, Italy; Zurich and Geneva, Switzerland; Madrid, Spain; and Stockholm, Sweden. Our expansion to these additional locations was facilitated through the acquisition of available capacity from other carriers in the region. During 2003, we completed an expansion of our European operations to four additional cities. The additional European cities include: Copenhagen, Denmark; Leipzig, Germany; Manchester, England and Vienna, Austria. In addition, during 2004, we completed an expansion of our European operations to Dublin, Ireland and Prague, Czech Republic. During 2005, we completed an expansion of our European operations to Warsaw, Poland. In 2006, we expect to obtain dark fiber primarily in those cities currently served by leased wavelength capacity. We expect to use the dark fiber with appropriate transmission equipment to sell a full suite of transport and IP products.

Our European network is linked to the Level 3 North American intercity network by the Level 3 transatlantic 1.28 Tbps cable system, which was also completed and placed into service during 2000. The transatlantic cable system—which we refer to as the Yellow system—has an initial capacity of 320 Gbps and is upgradeable to 1.28 Tbps. The deployment of the Yellow system was completed pursuant to a co-build agreement announced in February 2000, whereby Global Crossing Ltd. participated in the construction of, and obtained a 50% ownership interest in, the Yellow system. Under the co-build agreement, we and Global Crossing Ltd. each now separately own and operate two of the four fiber pairs on the Yellow system. We also acquired additional capacity on Global Crossing Ltd.’s transatlantic cable, Atlantic Crossing 1, during 2000 to serve as redundant capacity for our fiber pairs on the Yellow system. In connection with the WilTel acquisition, we have secured additional capacity on Global Crossing’s transatlantic cable, Atlantic Crossing 1, and TAT-14. In 2006, we purchased 300 Gigabits of transatlantic capacity with the right to purchase 300 Gigabits of additional capacity from Apollo Submarine Cable System Ltd. We are also now a consortium partner on the Japan-US, China-US and Southern Cross cable systems.

We established an Asia Pacific headquarters in Hong Kong in 1999, and during 2000 we completed and opened Gateway facilities in Tokyo and Hong Kong. In January 2000, we announced our intention to develop and construct a Northern Asia undersea cable system initially connecting Hong Kong and Japan. The Hong Kong-Japan cable was intended to be the first stage of our construction of an undersea network in the region. At that time, we indicated our intention to share construction and operating expenses of the system with one or more industry partners. In December 2000, we signed an agreement to collaborate with FLAG Telecom on the development of the Northern Asia undersea cable system connecting Hong Kong, Japan, Korea and Taiwan.

During the fourth quarter of 2001 we announced the disposition of our Asian operations in a sale transaction with Reach, Ltd. Although we believed that Asia represented an attractive longer-term investment opportunity, given current volatile market and economic conditions we determined that it was necessary to focus our resources, both capital and managerial, on the immediate opportunities provided by our operational assets in North America and Europe. This transaction closed on January 18, 2002.

We have built one of the largest IP networks in the world, which as of December 31, 2005, carries approximately 3.7 petabytes of traffic per day.

Local Market Infrastructure.    Our local facilities include fiber optic metropolitan networks connecting our intercity network and Gateway’s to ILEC and CLEC central offices, long distance carrier points-of-presence or POPs, buildings housing communication-intensive end users and Internet peering and transit facilities. Our high fiber count metropolitan networks allow us to extend our services directly to our customers’ locations at low costs, because the availability of this network infrastructure does not require extensive multiplexing equipment to reach a customer location, which is required in ordinary fiber constrained metropolitan networks.

We had secured approximately 6.7 million square feet of space for our Gateway and transmission facilities as of December 31, 2005, and had completed the buildout of approximately 4.8 million square feet of this space. Our initial Gateway facilities were designed to house local sales staff, operational staff, our transmission and Internet Protocol routing and Softswitch facilities and technical space to accommodate colocation services—that is, the colocation of equipment by high-volume customers, in an environmentally controlled, secure site with direct access to our network generally through dual, fault tolerant connections. Our newer facilities are typically larger than our initial facilities and were designed to include a smaller percentage of total square feet for our transmission and Internet Protocol routing/Softswitch facilities and a larger percentage of total square feet to support colocation services. Availability of these services varies by location.

As of December 31, 2005, we had operational, facilities based local metropolitan networks in 27 U.S. markets and nine European markets.

As of December 31, 2005, we had approximately 110 markets in service in North America and approximately 20 markets in service in Europe.

Vyvx.    Our Vyvx subsidiary transmits audio and video programming for its customers over our fiber-optic network and via satellite. It uses our network to carry many live traditional broadcast and cable television events from the site of the event to the network control centers of the broadcasters of the event. These events include live sporting events of the major professional sports leagues, including the last seventeen Super Bowls®. For live events where the location is not known in advance, such as breaking news stories in remote locations, Vyvx provides an integrated satellite and fiber-optic network based service to transmit the content to its customers. Most of Vyvx’s customers for these services contract for the service on an event-by-event basis; however, Vyvx has some customers who have purchased a dedicated point-to-point service, which enables these customers to transmit programming at any time.

Vyvx also distributes advertising spots to radio and television stations throughout the United States, both electronically and in physical form. Customers for these services can utilize a network-based method for aggregating, managing, storing and distributing content for content owners and rights holders.

Recent Acquisitions

On May 31, 2006, we acquired ICG Communications. ICG Communications primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG Communications’ network has over 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG Communications serves more than 1,600 customers.

On April 30, 2006, we signed a definitive agreement to acquire TelCove. TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings that are located on its networks.

Our Communications Services

We offer a comprehensive range of communications services, which currently include the following:

•	Switched Services. We pioneered and developed the Softswitch—a distributed computer system that emulates the functions performed by traditional circuit switches—which enables us to control and process voice and data calls over an Internet Protocol network. Through our acquisition of WilTel Communications, we also offer several traditional circuit switch-based voice services. Our Switched Services include the following.

•	Level 3 Voice Termination. Level 3 Voice Termination consists of long distance origination, transport and termination services, offered over a combination of a circuit switch and Softswitch technologies. These services are offered primarily to inter-exchange carriers (IXCs), local phone companies and voice over IP providers.

•	Level 3 Toll Free. Level 3 Toll Free consists of services that terminate toll free calls that are originated or placed on the traditional telephone network. These toll free calls are carried over either a circuit switch or Softswitch network and delivered to customers in Internet Protocol or traditional TDM format. Customers for these services include call centers, conferencing providers, and voice over IP providers.

•	Level 3 International Voice Termination. Level 3 International Voice Termination service offers the termination of international voice traffic. Customers for these services include local phone companies, IXCs, international carriers and voice over IP providers.

•	Level 3VoIP Enhanced Local. Level 3 VoIP Enhanced Local is a VoIP solution that enables broadband cable operators, IXCs, voice over IP providers, and other companies operating their own switching infrastructure to launch IP-based local and long-distance voice to residential and business customers via any broadband connection. With the purchase of Level 3 VoIP Enhanced Local service, a customer obtains the essential building blocks required to offer residential or business voice over IP phone service such as local phone numbers, local number portability, local and long distance calling, E-911, operator assistance, directory listings, and directory assistance.

•	Level 3 Local Inbound. Level 3 Local Inbound service terminates traditional telephone network originated calls to Internet Protocol termination points. Customers, such as call centers, conferencing providers, and voice over IP service providers, can obtain telephone numbers from us or port-in local telephone numbers that the customer already controls. These local calls are then converted to IP and transported over our MPLS enabled backbone to a customer’s IP voice application at a customer-selected IP voice end point.

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Level 3 E-911 Direct.    Level 3 E-911 Direct is a portfolio of E-911, or Enhanced 911, solutions, including a fixed-location solution with network connections to public safety answering points or PSAPs that serve approximately 69 percent of all U.S. households, and a solution for nomadic voice over IP providers that takes advantage of the same network connections as the fixed-location solution. Enhanced 911 service allows an emergency services operator to automatically receive information related to a 911 caller’s registered address and callback phone number. A nomadic voice over IP provider is a company that permits its end user customer to use VoIP services from more than one location. Level 3 E-911 Direct provides the network capabilities that route and complete 911 calls to appropriate selective routers and PSAPs on the traditional telephone 911 network. PSAPs are provided with calling information that allows them to query appropriate databases to determine the subscriber’s registered address and call-back number. When used with the services provided by a third party VoIP Positioning Center, or VPC, to collect, update and report subscriber location information, our Level 3 E-911 Direct service enables VoIP service providers to supply 911 services to their subscribers. Level 3 E-911 Direct works in conjunction with Level 3 VoIP Enhanced Local and Level 3 Local Inbound services as well as on a stand alone basis.

•	Level 3 Managed Modem. Level 3 Managed Modem is an outsourced, turn-key infrastructure solution for the management of dial up access to the public Internet. ISPs comprise a majority of the customer base for Level 3 Managed Modem and are provided a fully managed dial up network infrastructure. As part of this service, Level 3 arranges for the provision of local network coverage, dedicated local telephone numbers, racks and modems as well as dedicated connectivity from the customer’s location to the Level 3 Gateway facility.

•	Network and Internet Services. We offer wholesale-oriented communications services to enable large scale networks and high speed access to the Internet. We offer a portfolio of data communications services ranging from basic network infrastructure components such as dark fiber, wavelength, and private line services to higher level routed data services such as Ethernet, Internet Transit and IP VPN. Our Network and Internet Services include the following.

•	Transport Services. Transport services include wavelengths (Level 3 Intercity Wavelength Services and Level 3 Metro Wavelength Services) and private lines (Level 3 Intercity Private Line Services and Level 3 Metro Services). These services are available across our metropolitan and intercity fiber network. Wavelength services provide unprotected point-to-point connections of a fixed amount of bandwidth using a particular color of light on the fiber network. Wavelength services are available at 2.5 Gbps and 10 Gbps speeds, which represent the largest capacity of dedicated transport services. This service offering targets customers that require significant amounts of bandwidth, desire more direct control and provide their own network management. Private line services are also point to point connections of dedicated bandwidth but usually include SONET or SDH protection to provide resiliency to fiber or equipment outages. We also offer private line services on an “unprotected” basis, meaning the customer is responsible for providing additional resiliency, if needed. Private line services are available in a range of speeds: DS-1 (1.5 Mbps), DS-3, OC-3, OC-12 and OC-48, as well as SDH equivalents. Customers generally use our transport services to create their own SONET/SDH, ATM and IP networks. We typically offer transport services in annual contracts with monthly payments or long-term pre-paid agreements.

Level 3 also provides transport services within our transatlantic cable system connecting North America and Europe as well as via leased bulk capacity on other transoceanic systems. “International Backhaul” transport services, interconnecting cable landing stations and the terrestrial North American and European networks, are also available.

•	High Speed Internet Protocol (IP) Service. Level 3 operates one of the largest international Internet backbones providing connectivity among customer IP, content and application networks. Built on our own intercity and metropolitan networks in North America and Europe, we provide customers with high performance, reliability and scalability. Access to the Internet is enabled through interconnection among our customers across our network as well as interconnections with other Internet Service provider “peers.” Level 3 High Speed IP offers a wide range of Ethernet and SONET access port speeds such as 100BaseT, GigE, DS-1, DS-3, OC-3 and OC-12, OC-48 and 10 GigE.

•

Ethernet and VPN Services.    Built on our optical transport and MPLS networks, we offer customers the ability to create private point-to-point, point-to-multipoint, and full-mesh networks based on Ethernet and IP VPN, ATM and Frame Relay technologies. These services allow service providers, corporations, government entities, and distribution businesses to replace multiple networks with a single, cost-effective solution that simplifies the transmission of voice, video, and data over a single or converged network. The service allows the customer to achieve this convergence without sacrificing the quality of service or security levels of traditional dedicated transport offerings. These solutions are used for service provider and corporate data and voice networks, data center networking, disaster recovery and out-of-region or redundant customer connectivity for other service providers. These services include Level 3 Ethernet VPN, Level 3 IP VPN, Level 3 Metro Ethernet Private Line, Level 3 ATM, and Level 3 Frame Relay.

•	Colocation Service. We offer high quality, data center space where customers can locate servers, content storage devices and communications network equipment in a safe and secure technical operating environment. At our colocation sites, we offer high-speed, reliable connectivity to our network and to other networks, including metro and intercity networks, the traditional telephone network and the Internet. Critical components of this service offering are reliable AC/DC power, emergency back-up generator power, equipment cooling and fire protection. These sites are monitored and maintained 24 hours a day and incorporate advanced badge and biometric security access. We believe that our ability to complement a full range of communications services and a broad number of quality data center space enables customers to build complete telecommunication and application solutions with us.

•	Dark Fiber Service. Level 3 Intercity Dark Fiber and Level 3 Metro Dark Fiber provide carriers, service providers, government entities and large enterprises a complete infrastructure when a fiber solution is required based on unique applications, control or scale requirements. The services include fiber, colocation space in our Gateway and in our network facilities, power and physical operations and maintenance of the fiber and associated infrastructure.

•	Professional Services. With Level 3 Professional Services, we offer field technical support services 24 hours a day to companies wishing to outsource their telecommunications equipment support at locations across North America and Europe. Customers can realize improved response time and cost savings using Level 3’s personnel instead of hiring their own dedicated technicians. We also provide design, implementation and ongoing network management services for complex network projects.

•	Vyvx’s primary products and services include the following.

•	Fiber Optic and Satellite Video Transport Services. Vyvx offers various products to provide audio and video feeds over fiber or satellite for broadcast and production customers. These products vary in capacity provided, frequency of use (i.e., may be provided on an occasional or dedicated basis) and price. In 2004, Super Bowl® XXXVIII was the first live broadcast event ever carried using Vyvx’s new high definition (HD) transport product.

•	Advertising Distribution Services. These services include the following. Audio Distribution, where Vyvx sends radio spots to stations via electronic and physical distribution. Spots are distributed to over 10,500 stations in North America via the Internet using no proprietary hardware. Video Distribution, where Vyvx has the capability to deliver video content electronically and physically to television stations, broadcast networks and cable networks across the United States. Its electronic reach covers more than 1,800 destinations.

•	Storage. Vyvx offers secure storage of media components in Vyvx’s climate-controlled storage facilities located in Burbank, California, Chicago, Illinois and Newark, Delaware.

For a discussion of our communications revenue, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement. Our management continues to review our existing lines of business and service offerings to determine how those lines of business and service offerings assist with our focus on the delivery of communications and information services and meeting our financial objectives. To the extent that certain lines of business or service offerings are not considered to be compatible with the delivery of communications and information services or with obtaining financial objectives, we may exit those lines of business or stop offering those services.

Distribution Strategy

Our communications services sales strategy is to utilize a direct sales force focused on companies with high bandwidth and/or voice requirements. These businesses include incumbent local exchange carriers, established next generation carriers, international carriers also known as PTTs, major ISPs, broadband cable television operators, major interexchange carriers, wireless carriers, systems integrators, governments, emerging VoIP service providers, calling card providers, conferencing providers, call centers and media and entertainment content providers. Providing continually declining bandwidth costs to these companies is at the core of our market enabling strategy.

Beginning in 2001, we changed our communications services customer focus to the top global users of bandwidth capacity. These top customers tend to be financially more viable than certain Internet early stage companies. We have in place policies and procedures to review the financial condition of potential and existing customers. We apply these procedures to determine whether collectibility is probable prior to the time that we begin delivering services to a customer. If the financial condition of an existing customer deteriorates to a point where payment for services is in doubt, we will not recognize revenue attributable to that customer until we receive cash. Based on these policies and procedures, we believe our exposure to collection risk within the communications business and the possible effect on our financial statements is limited. We are not immune from the effects of possible downturns in the economy and specifically the telecommunications industry; however, we believe the concentration of credit risk with respect to receivables is mitigated due to the dispersion of our customer base among geographic areas and remedies provided by terms of contracts and statutes.

We also offer communications services to enterprises and consumers through third party distributor relationships. We are focusing these relationship development efforts on those systems integrators, PTTs, broadband cable television operators, ISPs and enhanced service providers that are used by our targeted customers, as many of these companies have significant direct relationships with end users. We believe that our ability to fill the gaps in geographic coverage and service offerings that many of these distributors have presents us with an attractive means of increasing the addressable market for our communications services.

For the year ended December 31, 2005, two customers (determined as a combination of affiliated customers) accounted for more than 10% of our communications revenue. Revenue attributable to Time Warner Inc. and subsidiaries, including America Online, on an aggregate basis, represented approximately 18% of communications revenue and Verizon Communications, Inc. and its affiliates represented approximately 14% of communications revenue. If we would lose one or more major customers, or if one or more major customers significantly decreased its orders for our services, our communications business would be materially and adversely affected. For the year ended December 31, 2005, our top ten communications services customers accounted for approximately 54% of our total communications revenue.

Vyvx sells to media content service providers and businesses that use media content as a component of their business. It does not compete with its media customers for retail end-users. It has approximately 2,000 customers, including major broadcast and cable television networks, news services, professional and collegiate sports organizations, advertising agencies and their advertisers, television companies and movie production companies. Approximately 61% of Vyvx’s 2005 revenue was derived from its top 10 customers. Fox Entertainment Group, Inc. and its parent company The News Corporation Limited, through their various news, sports and entertainment businesses, accounted for approximately 22% of Vyvx’s revenues and Time Warner, Inc. accounted for 12% of Vyvx’s revenues.

Vyvx has sales personnel located in eight states and the District of Columbia to provide service to its domestic and international customers. The largest sales offices are in New York, New York and Burbank, California, where many of Vyvx’s largest customers are based.

Recently, we announced enhancements to our capabilities to address customers in key business markets by expanding our Level 3 Metro Services business unit as well as forming the Level 3 Content Services business unit. These business units are intended to assist us to address the evolving needs of customers in these growing business markets. Each of these business units will include the appropriate management, sales, marketing and technical resources necessary to deliver existing and new services to address customer requirements.

The Level 3 Metro Services business unit will combine our existing metro operations and those of recently acquired Progress Telecom and ICG Communications with the operations of the pending TelCove acquisition once that acquisition is completed. The Level 3 Metro Services business unit will focus on delivering a full set of services to customers that make bandwidth decisions on a local or regional basis, such as state and municipal governments, universities, enterprise customers and regional wholesale accounts that operate in certain local or regional geographies.

The Level 3 Content Services business unit will target customers in the content segment that have bandwidth intensive applications, including video distribution, application hosting and gaming. Targeted customers will include search and portal companies, video sharing and social networks, sports leagues, television networks and channels, gamers and applications hosting companies. Our Vyvx subsidiary will also become part of the Content Services unit.

Business Support Systems

In order to pursue our sales and distribution strategies, we have developed and are continuing to develop and implement a set of integrated software applications designed to automate our operational processes. Through the development of a robust, scalable business support system, we believe that we have the opportunity to develop a competitive advantage relative to traditional telecommunications companies. In addition, we recognize that for the success of certain of our services that some of our business support systems will need to be easily accessible and usable directly by our customers.

Key design aspects of the business support system development program are:

•	integrated modular applications to allow us to upgrade specific applications as new services are available;

•	a scalable architecture that allows our customers and distributors direct access to certain functions that would otherwise have to be performed by our employees;

•	phased completion of software releases designed to allow us to test functionality on an incremental basis;

•	“web-enabled” applications so that on-line access to order entry, network operations, billing, and customer care functions is available to all authorized users, including our customers;

•	use of a tiered, client/server architecture that is designed to separate data and applications, and is expected to enable continued improvement of software functionality at minimum cost; and

•	use of pre-developed or “shrink wrapped” applications, where applicable, which will interface to our internally developed applications.

Interconnection and Peering

As a result of the 1996 Act, properly certificated companies may, as a matter of law, interconnect with ILECs on terms designed to help ensure economic, technical and administrative equality between the interconnected parties. The 1996 Act provides, among other things, that ILECs must offer competitors the services and facilities necessary to offer local switched services. See “—Regulation.”

As of December 31, 2005, we had entered into approximately 170 interconnection agreements. We may be required to negotiate new or renegotiate existing interconnection agreements as we expand our operations in current and additional markets in the future and as existing agreements expire or are terminated.

Our peering agreements with ISPs are necessary in order for us to exchange traffic with those ISPs without having to pay transit costs. We are considered a Tier 1 Internet Service Provider and have settlement free peering arrangements with all Tier 1 ISPs in North America and Europe. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded.

Employee Recruiting and Retention

As of December 31, 2005, we had approximately 4,800 employees in the communications portion of our business and information services had approximately 1,200 employees, for a total of approximately 6,000 employees. We believe that our success depends in large part on our ability to attract and retain substantial numbers of qualified employees.

As part of our efforts to satisfy the need to attract, retain and motivate the individuals who possess the skills necessary to grow our business, management and our Compensation Committee of the Board believe that our compensation programs should reflect our compensation philosophy. This philosophy includes the following core beliefs:

•	employee ownership demonstrates an economic stake in our business that aligns employees’ interests with those of our stockholders;

•	employees should share appropriately with investors in the value that their results help to create;

•	compensation principles are broad based and intended to be appropriate across business groups—communications and information services—and within each business group, provide all employees with the opportunity to participate in compensation programs based on the value that they help to create; and

•	compensation programs should be based on creating long-term value which is best measured by stock price performance.

We believe that short-term financial rewards alone are not sufficient to attract and retain qualified employees and that a properly designed long-term compensation program is a necessary component of employee recruitment and retention. Additionally, our philosophy is to pay annual cash salary compensation that is competitive and a performance based cash bonus that is above market for performance that is above market. In addition, employees may, from time to time, receive additional cash bonus compensation related to that individual’s contribution to results achieved under special initiatives or programs.

Our Compensation Committee also believes that a critical component of our compensation philosophy is having the ability to provide appropriate incentives to employees through a long term incentive program that is tied to stock price performance. We currently have a long-term incentive (LTI) program that provides for two types of equity awards that are granted in equal amounts. The first type of equity vehicle is an innovative stock-indexed option referred to as an Outperform Stock Option or OSO, which is administered under our 1995

Stock Plan, as amended. The second type of equity award is restricted stock units, that vest over a period of years, depending on the participant’s continued employment and the terms of the specific grant. The restricted stock units are currently granted on an annual basis. We believe that a blended equity vehicle of OSOs and RSUs allows us to accomplish several objectives including providing an “outperformance” element through the OSO grants that is balanced by the retention element provided by RSUs.

OSOs are currently designed to provide our employees with the incentive to maximize stockholder value and to reward employees only when the price of our common stock outperforms the S&P 500® Index between the date of grant and the date that the OSO is exercised. OSOs generally have a four year life and vest 50% at the end of the first year after grant, with the remaining 50% vesting in four equal quarterly installments so that the OSOs are fully vested by the end of the second year after grant.

OSOs have an initial exercise price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This exercise price is referred to as the Initial Price. When an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSOs. The Initial Price, however, can not be adjusted below the closing price of our common stock on the day that the OSO was granted.

Since a core belief of our compensation philosophy is to have employees share appropriately with our stockholders in the value that the employees’ efforts create, the value of the OSO will increase as the price of our common stock increases relative to the performance of the S&P® 500 Index over time. This increase in value is attributable in part to the use of a “success multiplier.”

The following modifications, affecting August 19, 2002, and later grants, were made to the OSO program:

•	OSO targets are communicated in terms of number of OSOs rather than a theoretical dollar value.

•	The success multiplier is up to four times the adjusted value of the OSO.

•	Awards vest over 2 years and have a 4-year life. Fifty percent of an award vests at the end of the first year after grant, with the remaining 50% vesting over the second year (12.5% per quarter).

The mechanics for determining the value of an individual OSO award are described below:

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSOs granted prior to August 19, 2002, have a multiplier range from zero to eight depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table. OSOs granted August 19, 2002, and later have a multiplier range from zero to four depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table.

If Our Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
	Pre August 19, 2002 Grants	August 19, 2002 and Later Grants
0% or Less	0.00	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 8/11	Outperformance percentage multiplied by 4/11
11% or More	8.00	4.00

The Pre-multiplier gain is our common stock price minus the Adjusted Strike Price on the date of exercise.

Our 1995 Stock Plan, as amended, affords our Compensation Committee flexibility to use a variety of means to provide the appropriate incentives as part of a long term compensation program. From time to time, our Compensation Committee evaluates the structure of our LTI program and those groups of employees that participate in the LTI program. Our Compensation Committee from time to time may make modifications to these programs to reflect the changing needs related to attracting, retaining and motivating our employees. These changes may be based, in part, on market conditions and the LTI program of competitors. As new LTI instruments are frequently developed and since the tax and accounting treatment of various instruments are subject to change over time, management and the Compensation Committee regularly review our compensation programs to determine whether these programs are accomplishing our goals in the most cost effective manner.

In addition to our LTI program, employees also have the opportunity to receive grants of shares of our common stock through our 401(k) Plan’s employer matching contribution which equals up to 100% of 7% of eligible earnings or regulatory limits for communications business employees’ and up to 50% of 6% of eligible earnings or regulatory limits for Software Spectrum employees. For the year ended December 31, 2005, we also approved a 3% discretionary grant to eligible employees, that will be deposited in their share accounts. Employees of WilTel Communications that participate in the WilTel 401(k) Plan receive an employer matching cash contribution of up to 100% of 6% of eligible earnings or regulatory limits, which is invested in the same investment funds selected by participants for employee contributions.

Historically, all employees in the communications portion of our business and certain employees of Software Spectrum have participated in our LTI program. During the period of the integration of WilTel Communications employees, these employees will not participate in our LTI Program.

For a description of the accounting treatment of our OSOs, please see “Notes to the Consolidated Financial Statements” in this Prospectus Supplement.

Competition

The communications industry is highly competitive. A number of factors in recent years have increased the number of competitors in the market. First, the Telecommunications Act of 1996 created opportunities for non-incumbent providers to enter the marketplace. Second, the capital markets responded by making funding more available to new and existing competitors. Third, enthusiasm over the opportunities created by the rapid developments of the Internet led investors and market participants in general to overestimate the rate at which demand for communications services would grow. Finally, the emergence of new IP-based services has created prospects for new entrants with non-traditional business models to compete with legacy providers.

We believe that a confluence of these factors created an unsustainable level of competition in the market. We believe that this was evidenced by both the number of competitors vying for similar business and by the amount of inventory or capacity each brings to the market for many services. The result of these actions was an oversupply of capacity and an intensely competitive environment.

We do not believe the current industry structure can be sustained over the long-term. With the growth of communications demand, excess capacity will be absorbed over some timeframe. Similarly, some form of industry consolidation will continue to occur based on underlying economics. Given the large ongoing fixed costs associated with operating a backbone network, we believe that the natural industry structure will evolve to a more limited number of competitors with each having high traffic scale across their networks.

While we believe that the long-run industry structure will evolve toward that described above, uncertainty surrounds how the existing competitive landscape will evolve toward this new structure. For example, while a number of next-generation and incumbent providers have entered and emerged from bankruptcy protection, we believe these competitors are still operating fundamentally poor business models, have severe resource constraints, and are unlikely to be long-term survivors in their current forms. In addition, the ultimate impact of the recently completed transactions between AT&T and SBC Communications (henceforth AT&T) and MCI and Verizon (henceforth Verizon) is yet to be known.

We believe that each competitor’s long-run success in the market will be driven by its available resources (for example, financial, personnel, marketing, customers) and the effectiveness of its business model (for example, service focus and mix, cost effectiveness, ability to adapt to new technologies, channel effectiveness). We recognize that many of our existing and potential competitors in the communications industry have resources significantly greater than ours.

Our primary competitors are long distance carriers, incumbent local exchange carriers, competitive local exchange carriers, PTTs and other companies that provide communications services. The following information identifies key competitors for each of our product offerings.

Our key competitors for our managed modem services are other providers of dial up Internet access including Verizon and Qwest Communications. In addition, the key competitors for our voice service offerings are other providers of wholesale communications services including AT&T, Verizon, Sprint and certain other regional Bell operating companies and competitive local exchange carriers.

For our IP and Data services, we compete with companies that include Verizon, Sprint, AT&T and Qwest Communications in North America, and Sprint, Verizon, France Telecom and Deutsche Telecom in Europe.

For transport services, our key competitors in the United States are other facilities based communications companies including AT&T, Verizon, Sprint and Qwest Communications. In Europe, our key competitors are other carriers such as PTTs, Telia International, Colt Telecom Group plc, Verizon, and Global Crossing.

Our key competitors for our colocation services are other facilities based communications companies, and other colocation providers such as web hosting companies and third party colocation companies. In the United States, these companies include AT&T, Savvis Communications, Equinix, Switch & Data and Qwest Communications. In Europe, competitors include Global Switch, InterXion, Redbus, Telecity and Telehouse Europe.

The communications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those which we plan on providing. Accordingly, in the future our most significant competitors may be new entrants to the communications and information services industry, which are not burdened by an installed base of outmoded or legacy equipment.

We believe that no single competitor currently exists that offers all of the services being offered by Vyvx. The competitors that Vyvx encounters in the marketplace have historically offered only one or two of Vyvx’s products.

Regulation

Federal Regulation

The Federal Communications Commission (FCC) has jurisdiction over interstate and international communications services, among other things. The FCC imposes extensive regulations on common carriers that have some degree of market power such as incumbent local exchange carriers (ILECs). The FCC imposes less regulation on common carriers without market power, such as us. The FCC permits these non-dominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell telecommunications services, between the United States and international points. We have obtained FCC approval to land our transatlantic cable in the United States. We have obtained FCC authorization to provide international services on a facilities and resale basis. Under the Telecommunications Act of 1996 (1996 Act), any entity, including cable television companies, electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the 1996 Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on us. The 1996 Act is intended to increase competition. Among other things, the 1996 Act opens the local exchange services market by requiring ILECs to permit competitive carriers to interconnect to their networks at any technically feasible point and requires them to lease certain parts of their networks at FCC-regulated (generally cost based) rates; it also establishes requirements applicable to all local exchange carriers. Examples include:

•	Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

•	Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable or discriminatory restrictions or conditions. In addition, ILECs are required to offer for resale wholesale versions of all telecommunications services that the ILEC provides at retail to subscribers that are not telecommunications carriers at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

•	Access to Rights-of-Way. Requires all ILECs and CLECs and any other public utility that owns or controls poles, conduits, ducts, or rights-of-way used in whole or in part for wire communications, to permit competing carriers (and cable television systems) access to poles, ducts, conduits and rights-of-way at regulated prices. CLEC rates for access to its poles, ducts, conduits and rights-of-way, however, are not regulated.

Generally speaking, CLEC access to ILEC networks and utility poles are implemented through individual negotiations, which are governed by the 1996 Act and applicable FCC Rules. Under the 1996 Act, CLEC access to ILEC networks is heavily regulated and the rules governing that access have been contentious. Over the past several years, however, the United States Supreme Court has affirmed FCC jurisdiction over ILEC unbundling, certain specific unbundling requirements and the FCC’s authority to set the mechanism which governs the rates ILECs may charge for interconnection and unbundling.

On February 4, 2005, the FCC issued its latest Triennial Review Remand Order which modified the unbundling obligations for ILECs. Under certain circumstances the FCC removed an ILEC’s unbundling obligations with regard to high capacity local loops and dedicated transport and eliminated the obligation to provide local switching. Under the FCC’s new rules, the availability of high capacity loops and transport will depend upon new tests based on the capacity of the facility, the business line density of incumbent wire centers, and the existence of collocated fiber providers in incumbent wire centers. The FCC required that the ILECs identify the specific wire centers that will be affected. Until the accuracy of the ILEC’s response is confirmed, it is not possible to predict the degree to which the new rules regarding loops and transport will affect us. To the limited extent that we rely upon unbundled network elements, therefore, we cannot at this time assess how the new rules will effect our business.

The FCC recently released a Notice of Proposed Rulemaking (“NPRM”) to initiate a comprehensive review of rules governing the pricing of special access service offered by ILECs subject to price cap regulation. Special access pricing by these carriers currently is subject to price cap rules, as well as pricing flexibility rules which permit these carriers to offer volume and term discounts and contract tariffs (Phase I pricing flexibility) and/or remove from price caps regulation special access service in a defined geographic area (Phase II pricing flexibility) based on showings of competition. In the NPRM the FCC tentatively concludes to continue to permit pricing flexibility where competitive market forces are sufficient to constrain special access prices, but undertakes an examination of whether the current triggers for pricing flexibility accurately assess competition and have worked as intended. The NPRM also asks for comment on whether certain aspects of ILEC special access tariff offerings (e.g., basing discounts on previous volumes of service; tying nonrecurring charges and termination penalties to term commitments; and imposing use restrictions in connection with discounts), are unreasonable. Given the early phase of the proceeding, we cannot predict the impact, if any, the NPRM will have on our network cost structure.

The 1996 Act also codifies the ILECs’ equal access and nondiscrimination obligations and preempts inconsistent state regulation.

As of August 1, 2001, our tariffs for interstate end user services were eliminated and our tariffs for international interexchange services were eliminated on January 28, 2002. Our rates must still be just and reasonable and nondiscriminatory. Our state tariffs remain in place. We have historically relied primarily on our sales force and marketing activities to provide information to our customers regarding these matters and expect to continue to do so. Further, in accordance with the FCC’s orders we maintain a schedule of our rates, terms and conditions for our domestic and international private line services on our web site.

On March 1, 2006, Time Warner Cable filed a petition for declaratory ruling with the FCC. The petition asks the FCC to reaffirm that competitive local exchange carriers are entitled to interconnection under Section 251 of the Telecommunications Act of 1996. Time Warner brought the action after the state commissions in South Carolina and Nebraska rejected attempts by CLECs to interconnect with rural ILECs for the purposes of providing services to Time Warner, a provider of VOIP services. Both state commissions found that, under the Telecommunications Act, a telecommunications provider is not entitled to interconnection under the statutory scheme set out in Section 251 if the carrier is operating as a wholesale provider to Time Warner Cable. The Nebraska and South Carolina decisions only impact Time Warner in those states. It is too early to know the impact on us of any potential decision by the FCC relating to this proceeding.

Beginning in June 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from their customers to the CLEC’s ISP customers to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claimed that these calls are exchange access calls for which exchange access charges would be owed. The RBOCs claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result, the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, almost all state commissions that have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings have determined that reciprocal compensation is owed for such calls. Reviewing courts have upheld the state commissions in almost all decisions rendered to date on appeal. On February 25, 1999, the FCC issued a Declaratory Ruling on the issue of inter-carrier compensation for calls bound to ISPs. The FCC ruled that the calls are jurisdictionally interstate calls, not local calls.

The FCC, however, determined that this issue was not dispositive of whether intercarrier compensation is owed. That decision was appealed to the D.C. Circuit which held that the FCC had failed to adequately support its conclusions under the requirements of the 1996 Act. On April 18, 2001, the FCC adopted a new order regarding intercarrier compensation for ISP-bound traffic. In that Order, the Commission established a new intercarrier compensation mechanism for ISP-bound traffic with declining rates over a three year period. In addition to establishing a new rate structure, the Commission capped the amount of ISP bound traffic that would be “compensable” and prohibited payment of intercarrier compensation for ISP-bound traffic to carriers entering new markets. The April 2001 order was appealed to the D.C. Circuit. On May 3, 2002, the D.C. Circuit found that the FCC had not provided an adequate legal basis for its ruling, and therefore remanded the matter to the FCC. In the interim, the court let the FCC’s rules stand. It is unclear when the FCC will issue revised findings in response to the latest remand. On October 8, 2004, the FCC adopted an order in response to a July 2003 Petition for Forbearance filed by Core Communications (“Core Petition”) asking the FCC to forbear from enforcing the rate caps, growth cap, and new market and mirroring rules of the ISP Remand Order. The FCC granted the Core Petition with respect to the growth cap and the new market rules, but denied the Petition as to the rate caps and mirroring rules (“Core Order”). That decision has been appealed to the D.C. Circuit.

The FCC has an open rulemaking proceeding to address intercarrier compensation, including compensation for traffic to ISPs. In addition to the numerous proposals regarding intercarrier compensation obligations, a number of industry groups have been trying to negotiate a plan that would bring all intercarrier compensation and access charges to a unified rate over a negotiated transition period. It is too early to understand the impact any plan may have if it is adopted by the FCC on either our reciprocal compensation or access revenues or our interconnection obligations.

Prior to 2004, we entered into agreements providing for payment of compensation for terminating ISP-bound traffic with Verizon, in its former Bell Atlantic operating territory, with SBC Corporation for the 13-state operating territory that includes its affiliates Pacific Bell, Southwestern Bell, Ameritech and Southern New England Telephone, and with BellSouth in its nine-state operating territory. We also entered into interconnection agreements with Qwest, Cincinnati Bell Telephone, and Sprint that reflect the intercarrier compensation rates adopted by the FCC in its ISP Remand Order. Given the general uncertainty surrounding the effect of the FCC decisions, appeals, and the remand, we may have to change how we treat the compensation we receive for terminating calls bound for ISP-bound traffic to the extent that the agreements under which compensation is paid provides for the incorporation of changes in FCC rules and regulations.

In May 2004, we reached a new interconnection agreement with Bell South that incorporated the terms of the ISP Remand Order. In September 2004, we and Verizon amended our existing interconnection agreement to establish intercarrier compensation terms. In late 2003, we reached an agreement with SBC continuing payment for the exchange of ISP-bound traffic that could run through the end of 2004. In February 2005, we and SBC agreed to successor interconnection agreements which cover the payment for the exchange of ISP-bound traffic.

In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and information services (the Internet NOI). The Internet NOI sought public comment upon whether to impose or continue to forbear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the 1996 Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of telecommunications and is, therefore, subject to common carrier regulations. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. The FCC indicated that any such contribution by a facilities based ISP would be related to the ISP’s provision of the underlying telecommunications services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of “phone-to-phone Internet Protocol telephony” are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at that time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone Internet Protocol telephony appear to have similar functionality to non-Internet Protocol telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain Internet Protocol telephony services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-Internet Protocol based telecommunications service providers. The FCC also noted that other forms of Internet Protocol telephony appear to be information services.

State Regulation

The 1996 Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures. Because the implementation of the 1996 Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict whether or how quickly full competition for local services will be realized.

State regulatory agencies have jurisdiction when our facilities and services are used to provide intrastate telecommunications services. A portion of our traffic may be classified as intrastate telecommunications and therefore subject to state regulation. We will offer more intrastate telecommunications services (including intrastate switched services) in light of our recent acquisitions and as our business and product lines expand. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We currently are authorized to provide telecommunications services in all fifty states and the District of Columbia. In addition, we will be required to obtain and maintain interconnection agreements with ILECs where we wish to provide service. We have approximately 170 interconnection agreements with limited terms. We expect that we should be able to negotiate or otherwise obtain renewals or successor agreements through adoption of others’ contracts or arbitration proceedings, although the rates, terms, and conditions applicable to interconnection and the exchange of traffic with certain ILECs could change significantly in certain cases. The degree to which the rates, terms, and conditions may change will depend not only upon the negotiation and arbitration process and availability of other interconnection agreements, but will also depend in significant part upon state commission proceedings that either uphold or modify the current regimes governing interconnection and the exchange of certain kinds of traffic between carriers. In May 2004, we reached agreement on new interconnection agreements with BellSouth in all 9 of the BellSouth states. In September 2004, we reached new interconnection agreements with Verizon, and with SBC in February 2005.

States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of certificated carriers and for issuances by certified carriers of equity or debt.

Local Regulation

Our networks will be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county-by-county and state-by-state basis. To install our own fiber optic transmission facilities, we need to obtain rights-of-way over privately and publicly owned land. Rights-of-way that are not already secured may not be available to us on economically reasonable or advantageous terms.

Regulation of Voice over Internet Protocol (VoIP)

Federal and State

Due to the growing acceptance and deployment of VoIP services, the FCC and state public utility commissions are conducting regulatory proceedings that could affect the regulatory duties and rights of entities such as us or our affiliates that provide IP-based voice applications. There is regulatory uncertainty as to the imposition of access charges and other taxes, fees and surcharges on VoIP services that use the public switched telephone network. There is regulatory uncertainty as to the imposition of traditional common carrier regulation on VoIP products and services. The FCC has initiated a rulemaking proceeding to consider changes in FCC rules for IP-based voice services. While preserving its right to address certain matters prior to conclusion of the rulemaking, the FCC has indicated that this rulemaking may address, among other things, 911 requirements, disability access requirements, access charges, and universal service requirements.

The FCC is also considering several petitions filed by individual companies concerning the regulatory rights and obligations of providers of IP-based voice services, and networks that handle IP-based voice traffic or that exchange that traffic with operators of Public Switched Telephone Network (PSTN) facilities.

On October 18, 2002, AT&T Corporation filed a petition with the FCC requesting a declaratory ruling that calls that originate and terminate on the PSTN, but which may be converted into IP during some part of the transmission, are exempt from access charges under existing FCC rules. On April 21, 2004, the FCC rejected AT&T’s Petition, stating that the calls described by AT&T were telecommunications services subject to access charges under existing FCC rules.

On September 22, 2003, Vonage Holdings Corporation or Vonage filed a petition with the FCC requesting a declaration that its offerings, which originate on a broadband network in IP format and terminate on the PSTN, or vice versa, are interstate information services not subject to state regulation under the federal Communications Act and existing FCC rules. On November 10, 2004, the FCC adopted an order ruling that Vonage’s service was an interstate service not subject to state regulation. The FCC did not rule whether the service is only an information service that is not subject to Title II under the Act. Appeals were filed in a number of circuits, which appeals were consolidated and assigned to the U.S. Court of Appeals for the 8th Circuit. Oral arguments were heard on Jan. 12, 2006. A decision is pending. Until a decision is released, we cannot predict how a ruling might affect our provision of VoIP services.

On June 3, 2005, the FCC issued an order requiring all interconnected VoIP providers to deliver enhanced 911 capabilities to their subscribers by no later than November 28, 2005. We have modified our service offerings to VoIP providers in order to assist those providers in complying with the FCC mandate. Many of our customers have filed for partial or complete waivers or extensions of time with respect to the 911 order, and other companies have filed appeals challenging the timeframe within which the FCC ordered compliance. Meanwhile, we are continuing to work with our customers and with public safety officials nationwide in an effort to meet the FCC’s 911 requirements. In addition, in these appeals, filed on behalf of a number of Interconnected VoIP Providers, the parties objected to the Commission’s requirement to deploy emergency services for nomadic VoIP services. That action is proceeding. Until a final decision is issued, we cannot predict how its outcome will affect customer demand for our 911 services. Those requests for waivers and appeals are pending.

The state public utility commissions are also conducting regulatory proceedings that could impact our rights and obligations with respect to IP-based voice applications. Previously, the Minnesota Public Utilities Commission or MPUC ruled that Vonage’s DigitalVoice service was a telephone service under state law, and ordered Vonage to obtain state certification, file tariffs, and comply with 911 requirements before continuing to offer the service in the state. Vonage filed a request in the Federal District Court for the District of Minnesota to enjoin the MPUC’s decision. On October 16, 2003, a federal judge granted Vonage’s request for an injunction, concluding that Vonage provides an information service immune from state regulation and thereby barring the MPUC from enforcing its decision. On December 22, 2004, the U.S. Court of Appeals for the Eighth Circuit affirmed the District Court’s judgment on the basis of the FCC’s determination that Vonage’s service was interstate and noted that the MPUC would be free to challenge the injunction if it or another party prevailed on an appeal of the FCC’s Vonage Order.

The California Public Utilities Commission or CPUC, on February 11, 2004, initiated a rulemaking about the appropriate regulatory framework to govern VoIP. Among the issues the CPUC may consider is whether VoIP is subject to CPUC’s regulatory authority, including whether VoIP providers should be required to contribute to state universal service programs, whether VoIP providers should be required to pay intrastate access charges, whether VoIP should be subject to basic consumer protection rules, and whether exempting VoIP providers from requirements applicable to traditional voice providers would create unfair competitive advantages for VoIP providers.

We cannot predict the outcome of any of these petitions and regulatory proceedings or any similar petitions and regulatory proceedings pending before the FCC or state public utility commissions. Moreover, we cannot predict how their outcomes may affect our operations or whether the FCC or state public utility commissions will impose additional requirements, regulations or charges upon our provision of services related to IP communications.

The Communications Act requires that every telecommunications carrier contribute, on an equitable and non-discriminatory basis, to federal universal service mechanisms established by the FCC, and the FCC also requires providers of non-common carrier telecommunications to contribute to universal service, subject to some exclusions and limitations. At present, these contributions are calculated based on contributors’ interstate and international revenue derived from U.S. domestic end users for telecommunications or telecommunications services, as those terms are defined under FCC regulations. Pursuant to federal regulations, we pay these contributions. The amount of our contributions can vary based upon the total amount of federal universal service support being provided under the FCC’s federal mechanisms and associated administrative expenses, the methodology used by the FCC to calculate each carrier’s contributions, and, at present, the proportion of our assessable interstate and international revenue derived from our domestic end users for telecommunications or telecommunications services as it relates to the total amount of assessable interstate and international revenue derived from domestic end users for telecommunications or telecommunications services. The extent to which our services are viewed as telecommunications/ telecommunications services or as information services will also affect our contributions.

The FCC seeks comment on how to further reform the manner in which the FCC assesses carrier contributions to the universal service fund. We are unable to predict the changes, if any, the FCC will adopt and the cumulative effect of any such changes on our total universal service contribution payments.

European Regulation

Unlike the United States which has a fractured regulatory scheme with respect to VoIP services, the European Union has adopted a more systematic approach to the convergence of networks and VoIP regulation specifically. The European Commission will oversee the implementation by its member-states of six new directives developed to regulate electronic communications in a technology and platform- neutral manner. Implementation of the directives has not been uniform across the Member States and it is difficult to predict when they will be implemented at the national level. Even with harmonization, the national regulatory agencies will continue to be responsible for issuing general authorizations and specific licenses.

The European Union’s approach to the regulation of VoIP turns on whether VoIP is voice telephony. The European Commission has defined voice telephony to have four elements: (i) commercial offering as voice telephony; (ii) provision to the public; (iii) provision to and from the public switched telephone network termination points; and (iv) direct speech transport and switching of speech in real time, particularly at the same level of reliability and speech quality as provided by the PSTN. In its Communication from the Commission, Consultation on Voice on the Internet in June 2000, the commission directed that “Member States should continue to allow Internet access providers to offer voice over Internet protocol under data transmission general authorizations, and that specific licensing conditions are not justified.”

The Commission has subsequently redefined its definitions to suggest that some VoIP offerings are voice telephony. In its December 2000 communication, the Commission noted that increasing quality and reliability as well as marketing of voice capabilities with bundled services, made certain kinds of “voice over Internet” much more like voice services. While the current Commission directives do not mandate the treatment of VoIP as voice telephony, the commission will continue to reevaluate the regulation of VoIP as service quality becomes the equivalent of traditional voice telephony.

In February 2003, the European Union adopted a new regulatory framework for electronic communications that is designed to address in a technologically neutral manner the convergence of communications across telecommunications, computer and broadcasting networks. The directives address: (i) framework (ii) interconnection and access, (iii) authorization and licensing, (iv) universal service and

(v) privacy. These directives and an additional decision on radio spectrum replace the existing 20 directives on electronic communications. Under the framework, voice telephony providers will face additional obligations, including specific licensing and universal service obligations. Others will likely face new regulation. One example could be VoIP. If it is classified as an electronic communications service, rather than voice telephony, it would still be subject to additional regulations to achieve regulatory parity with other electronic communications.

The United Kingdom was one of the first countries to fully implement the European Union’s new framework for electronic communications, which it did by July 25, 2003. At that time, certain provisions of the United Kingdom’s Telecommunications Act of 1984 were repealed. Pursuant to that framework, the licensing regime was replaced with a general authorization. Our existing licenses were canceled and replaced with a general authorization.

Under the regime, the United Kingdom regulates VoIP as an electronic communication service. The degree of regulation imposed on the service depends upon whether the service is considered to be a Publicly Available Telephone Service (PATS). A service is considered to be a PATS if the following conditions are met: it is marketed as a substitute for the traditional telephone service; the service appears to the customer to be a substitute for the traditional public telephone service over which they expect access to emergency services; or the service provides the customers sole means of access to the traditional circuit switched public telephone network.

While the Ofcom, the United Kingdom regulator, has established technical standards and interconnection rights for VoIP service providers, it has recently opened a consultation to assess the appropriate allocation of phone numbers to VoIP providers. We cannot predict the result of this proceeding and how it will affect our ability to provide services.

As we expand the deployment of our VoIP applications in Europe, we will have to consider the appropriate regulatory requirements for each nation before deploying services.

Canadian Regulation

The Canadian Radio-television and Telecommunications Commission, or the CRTC, has jurisdiction to regulate long distance telecommunications services in Canada. Regulatory developments over the past several years have terminated the historic monopolies of the regional telephone companies, bringing significant competition to this industry for both domestic and international long distance services, but also lessening regulation of domestic long distance companies. Resellers, which, as well as facilities based carriers, now have interconnection rights, but which are not obligated to file tariffs, may not only provide transborder services to the U.S. by reselling the services provided by the regional companies and other entities but also may resell the services of the former monopoly international carrier, Teleglobe Canada or Teleglobe, including offering international switched services provisioned over leased lines. Although the CRTC formerly restricted the practice of “switched hubbing” over leased lines through intermediate countries to or from a third country, the CRTC lifted this restriction. The Teleglobe monopoly on international services and undersea cable landing rights terminated as of October 1, 1998, although the provision of Canadian international transmission facilities based services remains restricted to “Canadian carriers” with majority ownership by Canadians. Ownership of non-international transmission facilities are limited to Canadian carriers but we can own international undersea cables landing in Canada. We cannot, under current law, enter the Canadian market as a provider of transmission facilities based domestic services. In 2003, two committees of the Canadian House of Commons issued conflicting recommendations on whether to lift the foreign ownership restrictions that prohibit carriers like us from owning intra-Canadian transmission facilities. If the ownership restrictions are repealed, we anticipate that we will be able to expand our operations and service offerings in Canada. Recent CRTC rulings address issues such as the framework for international contribution charges payable to the local exchange carriers to offset some of the capital and operating costs of the provision of switched local access services of the incumbent regional telephone companies, in their capacity as ILECs, and the new entrant CLECs.

While competition is permitted in virtually all other Canadian telecommunications market segments, we believe that the regional companies continue to retain a substantial majority of the local and calling card markets.

Beginning in May 1997, the CRTC released a number of decisions opening to competition the Canadian local telecommunications services market, which decisions were made applicable in the territories of all of the regional telephone companies. As a result, networks operated by CLECs may now be interconnected with the networks of the ILECs. Transmission facilities based CLECs are subject to the same majority Canadian ownership “Canadian carrier” requirements as transmission facilities based long distance carriers. CLECs have the same status as ILECs, but they do not have universal service or customer tariff-filing obligations. CLECs are subject to certain consumer protection safeguards and other CRTC regulatory oversight requirements. CLECs must file interconnection tariffs for services to interexchange service providers and wireless service providers. Certain ILEC services must be provided to CLECs on an unbundled basis and subject to mandatory pricing, including central office codes, subscriber listings, and local loops in small urban and rural areas. For a five-year period, certain other important CLEC services must be provided on an unbundled basis at mandated prices, notably unbundled local loops in large, urban areas. ILECs, which, unlike CLECs, remained fully regulated, are subject to price cap regulation in respect of their utility services and these services must not be priced below cost. Interexchange contribution payments are now pooled and distributed among ILECs and CLECs according to a formula based on their respective proportions of residential lines, with no explicit contribution payable from local business exchange or directory revenue. CLECs must pay an annual telecommunications fee based on their proportion of total CLEC operating revenue. All bundled and unbundled local services (including residential lines and other bulk services) may now be resold, but ILECs need not provide these services to resellers at wholesale prices. Transmission facilities based local and long distance carriers (but not resellers) are entitled to colocate equipment in ILEC central offices pursuant to terms and conditions of tariffs and intercarrier agreements. Certain local competition issues are still to be resolved. The CRTC has ruled that resellers cannot be classified as CLECs, and thus are not entitled to CLEC interconnection terms and conditions. The CRTC conducted a proceeding in 2004 to review issues relating to the introduction of VoIP technology. The CRTC has expressed a number of preliminary views about how it proposes to regulate VoIP services including the view that VoIP services (and service providers) should be regulated according to the CRTC’s existing rules. If the preliminary views are confirmed, then the rules for VoIP-based services will depend on the category of service provider (ie., ILEC, CLEC or reseller), the nature of the service and the geographic area in which the service is provided.

Information Services Business

In connection with our belief that communications services are direct substitutes for existing modes of information distribution, and for other strategic and tactical reasons, during 2002, we entered the businesses of direct marketing of computer software and computer software license management. Today, this business is conducted by our subsidiary Software Spectrum and its subsidiaries, which we refer to collectively as Software Spectrum.

We believe that companies will, over time, seek information technology operating efficiency by purchasing software functionality and data storage as commercial services procured over broadband networks such as our network or as outsourced services that also use a broadband network for delivery to the customer. We believe that the combination of our network infrastructure and service development capabilities, and Software Spectrum’s expertise in software lifecycle management and marketing, as well as strong customer relationships, may position us to benefit as companies change the manner in which they buy and use software capability.

Through Software Spectrum, we are a leading direct marketer of software and provider of licensing services to corporations. Software Spectrum has sales offices and operations located in North America, Europe and Asia/Pacific. Software Spectrum serves as an attractive, variable-cost sales and marketing channel for software publishers who wish to market, sell and distribute their products while limiting their need to rely exclusively on their own direct sales force. Software Spectrum has established software marketing and resale arrangements with major software publishers, including Adobe Systems, Citrix Systems, Computer Associates, IBM, McAfee, Microsoft, Novell, Sun Microsystems, Symantec and Trend Micro. Software Spectrum focuses on desktop productivity applications and related server, management and security products, such as Microsoft

Office, Microsoft Windows, Adobe Acrobat, Microsoft SQL, Citrix MetaFrame® and Symantec Antivirus. Software Spectrum also recently has developed and launched its Media Plane™ software to further assist businesses in managing their software assets.

Software Spectrum’s strategy is to continue to help corporations increase their focus on their performance by improving how they select, purchase and manage software. Software Spectrum will seek to do this principally by leveraging its existing customer relationships, continuing to strengthen its relationships with software publishers, and further expanding its presence in the small-medium business or SMB market. Software Spectrum controls its costs by centralizing its administrative and customer service operations while utilizing a geographically dispersed field sales force strategically located in major business markets worldwide. The majority of Software Spectrum’s revenue is derived from sales to large organizations, including Fortune 500® and Fortune Global 500® companies, as well as thousands of mid-sized customers from many industries.

Through its global sales force and sales engineers, Software Spectrum provides software licenses and related services to large and mid-sized organizations, including companies in the Fortune 500® and Fortune Global 500® rankings. Software Spectrum concentrates on building and expanding these relationships through personal sales contacts made throughout major global computing markets. Through its strategically located, centralized operations centers in North America, Europe and Asia/Pacific, Software Spectrum supports the global marketing efforts of its sales force.

Software Spectrum’s website, www.SoftwareSpectrum.com, includes an e-commerce business center which helps customers meet their total procurement, asset management, reporting, standards management and order tracking needs and which provides customers the option of obtaining their software electronically. In addition, the website contains company news and information designed to educate customers about its services, its software titles (including third-party reviews), the publishers it represents and the latest trends in the industry. Software Spectrum conducts online seminars, or webinars, to train its customers on its online services and hosts partner webinars.

Software Spectrum adapts its product related services to specific customer requests, consults with customers on developing strategies to efficiently select, purchase and manage the customer’s investment in software and manages the accurate and timely delivery of products. Software Spectrum provides its customers with information on, advice regarding and assistance with the wide range of available software choices through its marketing, sales and technical staff. For customers electing to standardize desktop software applications or otherwise take advantage of right-to-copy arrangements, Software Spectrum provides licensing agreement services and support. Under licensing agreements, Software Spectrum acts as a designated service provider to sell software licensing rights that permit customers to make copies of a publisher’s software program from a master disk and distribute this software within a customer’s organization for a fee per copy made. Maintenance agreements entitle customers to updates and upgrades of covered products during the term of the Agreement, typically three years following the software purchase. By utilizing licensing agreements, customers are able to consolidate their worldwide purchases and acquire software under a single master agreement for a given publisher from a global supplier such as Software Spectrum. Increasingly, customers are electing to use enterprise-wide licensing agreements, which give the customer the right to use a particular suite of products offered by a publisher on all desktops across its enterprise. Software Spectrum’s licensing consultants can assist customers in selecting the most advantageous form of licensing available based on specific needs or constraints. Among its other services, Software Spectrum offers on-site consultants for large corporations, who provide software selection assistance, software asset management and determination of price and availability of hard-to-find software products.

Software Spectrum serves an important role in the software industry by providing a service-oriented and cost-effective means for software publishers to market, sell, distribute and provide support for their products. The services provided by Software Spectrum assist publishers by building product awareness, marketing products directly on behalf of publishers to businesses and other organizations. Software Spectrum is also instrumental in the selection, design and implementation of licensing programs for its customers. Software Spectrum believes that maintaining its relationships with software publishers is important to Software Spectrum’s future growth and profitability. Software Spectrum often will coordinate product introductions and marketing programs with publishers, which may involve joint regional product seminars and cross selling of selected complementary products. By providing pre-sales services and marketing support, Software Spectrum can obtain competitive discounts from many software publishers, avail itself of marketing funds provided by major publishers and work closely with publisher personnel on various marketing and selling matters such as the introduction of new products, programs and related service opportunities.

Software publishers sell software to customers both directly and through indirect sales channels. Over time, the sale of software to corporate customers has evolved from a one-time sale of boxed products accompanied by perpetual licenses to complex licensing agreements with associated annual subscription payments. As software sales increasingly consist of licensing agreements that are predominantly sold through indirect sales channels, there is a greater focus by publishers and customers on the licensing knowledge and expertise of the indirect sales channel. Software Spectrum believes that its experience in working with leading software publishers and demanding corporate customers over the last 20 years, as well as its ability to sell software globally, positions it well within the software direct marketing industry.

Software Spectrum’s North American operations are based in Plano, Texas, and Software Spectrum also maintains a product center located in Spokane, Washington. Software Spectrum’s European operations are based in Munich, Germany, and Software Spectrum also maintains offices in Holland, Belgium, France, Italy, Spain, Sweden, and the United Kingdom. Software Spectrum’s Asia/Pacific headquarters is located in Sydney, Australia. Software Spectrum also has offices in Singapore and Hong Kong. In Japan, Software Spectrum operates through a minority investment in a company named Uchida Spectrum, Inc.

With centralized operations centers in North America, Europe and Asia/Pacific, Software Spectrum is able to serve the major computing technology markets around the world. Today, Software Spectrum provides software or fulfillment services to customers located in approximately 170 countries, invoices customers in many local currencies and provides consolidated worldwide reporting for its customers.

Products and Services

Advice, Information and Education

Software Spectrum advises, informs and educates its customers regarding the wide range of procurement and licensing choices available to them. Software Spectrum publishes newsletters, service and product brochures and product catalogs, and also provides other timely information coincident with major product releases.

Software Spectrum authors and provides white papers and consulting advice to its customers to allow customers to realize the potential benefits associated with licensing programs. Software Spectrum provides its customers with a methodology for evaluating their individual software management process and analyzing issues in selecting and implementing the licensing programs offered by various publishers. Software Spectrum’s advice is designed to assist customers in selecting a software management plan, including internal distribution services, communicating with end users, reporting and complying with licensing agreements.

Software Spectrum’s customer magazine, In Touch™, provides new product information and case studies from existing customers who are implementing the latest products and technologies from the leading software publishers worldwide and offers news and commentary on industry trends and Company-sponsored seminars and other technology related events. Software Spectrum prepares and distributes a Licensing and Software Management Guide™ which provides the purchasing requirements and qualification restrictions of the numerous licensing publisher programs. Software Spectrum’s customers have expressed interest in this publication, which Software Spectrum believes is a result of the potential savings a corporation can realize by utilizing alternative procurement methods provided by this publication Software Spectrum’s newsletter, Inside Track™, contains publisher news and is sent to its sales force monthly via email. Software Spectrum’s sales force then redistributes the newsletter to customers.

Software Spectrum’s website contains company news and information designed to educate customers about its services, its software titles (including third party reviews), the publishers it represents and the latest trends in the industry. Software Spectrum conducts online seminars, or webinars, to train its customers on its online services and host partner webinars. Additionally, Software Spectrum convenes a global customer roundtable twice a year and schedules other roundtables as part of its publisher marketing.

Licensing Services

Software Spectrum’s customers can acquire software applications either through licensing agreements or by purchasing boxed products. Over 80% of Software Spectrum’s customers purchase their software applications through licensing agreements, which Software Spectrum believes is a result of the ease of administration they provide and their cost effective nature. Licensing agreements, or right-to-copy agreements, allow a customer to either purchase a license for each of its users in a single transaction or periodically report its software usage, paying a license fee for each user. For customers, the overall cost of using one of these methods of acquiring software may be substantially less than purchasing boxed products.

As software publishers choose different procedures for implementing licensing agreements, businesses are faced with a significant challenge to evaluate all the alternatives and procedures to ensure that they select the appropriate agreements, comply with the publishers’ licensing terms and properly report and pay for their software licenses. A large, multinational corporation may have over 100,000 users located at multiple locations around the world, increasing the complexity associated with purchasing and managing their software assets. Software Spectrum works closely with its customers to understand their requirements and educate them regarding the options available under licensing agreements.

Many of Software Spectrum’s customers who have elected to purchase software licenses through licensing agreements have also purchased software maintenance, which allows customers to receive new versions, upgrades or updates of software products released during the maintenance period in exchange for a specified annual fee. These fees maybe paid in monthly, quarterly or annual installments. Upgrades and updates are revisions to previously published software that improve or enhance certain features of the software and/or correct errors found in previous versions. Software Spectrum assists publishers and customers in tracking and renewing these agreements.

Software Spectrum’s proprietary systems support the requirements necessary to service licensing agreements for its customers. Software Spectrum’s systems provide individualized customer contract management data, assist customers in complying with licensing agreements and provide customers with necessary reporting information.

Procurement Services

Most of Software Spectrum’s products are ordered by the customer’s procurement or IT department and may be billed to another department of the customer at a different site. These customers can submit orders telephonically, by facsimile or email or through their computer systems via e-commerce capabilities, such as Software Spectrum’s electronic data interchange (EDI) capabilities or its website.

Software Spectrum participates in the electronic procurement arena in order to help customers control costs, streamline the procurement process and improve operational efficiencies. Software Spectrum does this primarily through its website and its Electronic Business-to-Business Partner Program (e-B2B Partner Program):

•	Software Spectrum’s website. Software Spectrum’s website provides tools which allow customers to restrict purchasing only to pre-approved products or allow an administrator at a customer location to give users within that organization access to the customer’s online account, but restrict the level of their activity and the features and options available to them. Through its website, Software Spectrum makes available open-order status and purchase activity reports formatted to meet each customer’s specifications. Software Spectrum also maintains a suite of Internet-based tools that enable customers to manage their software procurement. For most of its larger customers, Software Spectrum creates customized electronic product catalogs containing product information and pricing. These electronic catalogs are accessed through search engine functionality, which enables customers to quickly locate and compare products they need.

•	Software Spectrum’s e-B2B Partner Program. Under Software Spectrum’s e-B2B Partner Program, Software Spectrum has established relationships with e-procurement providers, such as Ariba, Oracle, Perfect Commerce and SAP to support customers’ implementations of the various e-procurement platforms in an effort to streamline procurement processes and improve operational efficiencies.

Fulfillment Services

Software Spectrum’s customers receive the software they purchase in one of three ways:

•	directly from the publisher;

•	from a distributor; or

•	electronically.

A significant portion of the physical fulfillment of software for Software Spectrum’s customers is performed by the publisher, and Software Spectrum has out sourced substantially all of the remaining physical fulfillment of software for its customers to third-party distributors. Under arrangements with such distributors, Software Spectrum obtains distribution services for products purchased directly from the distributors, as well as for odd and hard-to-find products that it purchases elsewhere. Product fulfilled through third party distributors usually ships the same day Software Spectrum receives the order. Electronic software distribution (ESD) supports the fast, convenient delivery of software products between businesses via electronic links such as the Internet. Software Spectrum currently delivers a limited amount of software in this manner and intends to continue to participate in this method of distribution as demand for this service by large organizations emerges and as communication technology improvements enable ESD to become more widely used.

Media Plane™ Software

In January 2005, Software Spectrum launched sales of Media Plane™, an integrated software asset management platform that is designed to enable IT organizations to gain better control of their software assets, thereby saving money and ensuring software compliance. Software Spectrum developed the Media Plane™ software after having observed in its primary software direct marketing business that, in spite of investing in software asset management tools, its customers still make unnecessary purchases, fall out of compliance with software licenses, are slow to distribute software to their employees, and do not feel that they are in control of their software asset lifecycle. The Media Plane™ software is designed to help companies manage complex licenses by determining who is entitled to purchase or use a software license, the right media for a license entitlement, how to access the software, how to entitle users, groups and the enterprise to receive the software, and how to manage entitlements going forward. The Media Plane™ software is designed to integrate with a company’s internal processes and other asset management technology to allow the company to more efficiently purchase, deploy and manage their software assets.

Sales and Marketing

Software Spectrum sells and markets its products and services to existing and potential customers through its sales force and the use of printed collateral, web marketing, industry conferences and direct marketing programs. Software Spectrum’s sales force consists of account managers, customer account service representatives, field-based sales representatives and sales engineers, as well as its sales marketing and support staff.

Software Spectrum’s field-based account managers are responsible for specific accounts and/or a specific territory, which generally includes major metropolitan areas in one or more countries, states or provinces. Account managers work directly with senior and mid-level procurement managers and IT managers of existing and potential enterprise customers to identify the specific needs of each customer and to facilitate both the purchase of software products and the utilization of Software Spectrum’s services by the customer’s organization. For national and global accounts, several account managers may work with the customer in different parts of North America, Europe and Asia/Pacific, coordinated by a designated national or global account manager. The number of accounts handled by each account manager depends on the relative size of the accounts and the level of service required by each customer within the assigned territory.

Software Spectrum’s centralized customer account service representatives work with large product accounts, generally with each customer having a dedicated team member as its primary contact. Customer account service representatives, who are based primarily at Software Spectrum’s operations centers, handle all aspects of the day-to-day customer account servicing, including common presale questions, customer order placement, order status inquiries, requests for demonstration products for evaluation and searches for hard-to-find products. They also help customers perform many of these functions directly by guiding them through the variety of options available on Software Spectrum’s website. This structure enables customer service representatives to develop close relationships with individuals within the customer’s organization and to better serve them by being familiar with their account.

Software Spectrum’s field-based sales representatives are responsible for soliciting software business from SMB customers located in major geographic markets. These sales representatives handle the day-to-day customer account servicing for such organizations. Although product price and delivery terms are key factors in SMB organizations, Software Spectrum also provides a broad range of licensing agreement support and services to this category of customers. Initial contact and sales are made typically through field engagement, telephone inquiries, business partner referrals or web-based self-service offerings. In January 2004, Software Spectrum began to increase the size of its sales force targeting SMB customers. Software Spectrum’s field- based sales representatives constitute a significant portion of this increased sales force, and Software Spectrum will rely upon them as it seeks to focus its efforts to expand its presence in the SMB market.

Software Spectrum’s sales engineers support the efforts of its account managers, customer account services representatives and field- based sales representatives. These sales engineers have received training from software publishers within an industry segment and advise customers regarding selection of software programs by assisting them in matching the requirements of their technical environments with the various features of available software products.

Support Systems

Software Spectrum has developed certain proprietary support systems that facilitate the delivery of products and services to its customers and has invested in technology based systems to support the special requirements necessary to service licensing agreements for its customers. Software Spectrum’s customized web-based customer service system is written in Microsoft ASP and .NET, provides individualized contract management data, assists customers in complying with the terms of their licensing agreements and provides customers with necessary reporting mechanisms. Using individualized data in this system, in conjunction with Software Spectrum’s contract management database, Software Spectrum’s representatives can guide a customer through the various purchasing options and assist in administering licensing agreements. The system also provides Software Spectrum’s account managers and customer account service representatives with a customer profile, account status, order status and product pricing and availability details.

Products and Distribution

Software Spectrum markets a full array of software titles for managing, enabling and securing business enterprises. The software products offered by Software Spectrum include all major business programs for the desktop and server environment including strategic product categories for security storage and Web infrastructure. For the year ended December 31, 2005, the top 10 software titles sold by Software Spectrum represented approximately 54% of Software Spectrum’s net software sales.

Customers

In 2005, Software Spectrum served approximately 6,500 corporate customers worldwide, of which over 3,500 are included in Software Spectrum’s definition of SMB customers. Software Spectrum’s customer base includes corporations, government agencies, educational institutions, non-profit organizations and other business entities. Sales contracts with large customers for the procurement of products generally cover a one- to three-year period subject to the customers’ rights to terminate the contract upon notice. These contracts usually include provisions regarding price, availability, payment terms and return policies. Standard payment terms with Software Spectrum’s customers are net 30 days from the date of invoice or net 10 days in the case of summary periodic billings to customers. In 2005, no single customer represented more than 5% of Software Spectrum’s revenue, and Software Spectrum’s customer base included approximately 287 of the Fortune 500 companies and approximately 258 of the Fortune Global 500® companies. Software Spectrum does not believe that the loss of any single customer would have a material adverse effect on its revenue.

Publishers and Distributors

Software Spectrum’s software sales are derived from products purchased from publishers and distributors. The decision whether to buy products directly from publishers or through distributors is determined on a case-by-case basis based on publisher requirements, cost, availability, return privileges and demand for a particular product. For 2005, approximately 87% of Software Spectrum’s sales, based on revenue, represented products purchased from its ten largest publishers. For 2005, products from Microsoft and IBM/Lotus accounted for approximately 59% and 10% of software revenue, respectively.

Software Spectrum has contractual relationships with all its major vendors covering price, payment terms and return privileges. These contracts are non-exclusive and are generally terminable by either party without cause upon 30 to 60 days notice. Software Spectrum’s contracts with its major vendors are generally for one or two-year terms, and the majority contain no provision for automatic renewal.

Publisher contracts generally permit Software Spectrum to submit adjustment reports for licensing and maintenance transactions within a certain time period after the transaction is reported. Such contracts do not typically require Software Spectrum to ensure end-user compliance with its publishers’ licensing and copyright or patent right protection provisions. Certain of Software Spectrum’s contracts with vendors provide for early payment discounts. Under the terms of its vendor contracts, Software Spectrum is not generally required to meet any minimum purchase or sales requirements, except to the extent that Software Spectrum’s level of purchases or sales may affect the amount or availability of financial incentives, advertising allowances and marketing funds. The reduction in amount, discontinuance of, or Software Spectrum’s inability to meet requirements established by vendors for achieving financial incentives, advertising allowances and marketing funds could have an adverse effect on Software Spectrum’s business and financial results, and may have an adverse effect on our consolidated financial results.

Competition

The software direct marketing business is intensely competitive. Competition is based primarily on price, product availability, speed of delivery, quality and breadth of offerings, ability to tailor specific solutions to meet customer needs and credit availability. Software Spectrum faces competition from a wide variety of sources, including software and hardware direct marketers, OEMs and large systems integrators. Many competitors have substantially greater financial resources than Software Spectrum does. Some of Software Spectrum’s competitors may provide a broader range of services, such as extending long-term capital financing or offering bundled hardware and software solutions. Companies that compete in this market, including Software Spectrum, are characterized by low gross and operating margins. Consequently, Software Spectrum’s performance is highly-dependent upon maintaining scale and effective cost and management controls.

Current competitors from the software and hardware direct marketing category include ASAP Software, CDW, Insight, SoftChoice and Softwarehouse International. Competitors also include OEMs and large systems integrators. These companies distribute and deliver software to large and mid-size organizations as part of their offering. Such competitors include Dell Inc. and Hewlett Packard Corporation, hardware manufacturers that also sell software, and systems integrators such as Compucom Systems, Inc. Many of these companies have a global presence. Software Spectrum believes that its global presence and capabilities, licensing expertise, software focus, and knowledgeable industry experienced personnel serve to distinguish it from its competitors.

Software publishers may intensify their efforts to sell their products directly to end users to the exclusion of the indirect sales channel. End users have traditionally been able to purchase upgrades directly from publishers. Over the past few years, some publishers have instituted programs for the direct sale of large order quantities of software to major corporate accounts, and Software Spectrum anticipates that these types of transactions will continue to be used by various publishers in the future. Software Spectrum could be adversely affected if major software publishers successfully implement or expand programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the direct marketing channel. Software Spectrum believes that the total range of services and software titles it provides to its customers cannot be easily substituted by individual software publishers, particularly because individual publishers do not offer the scope of services or range of software titles required by most of Software Spectrum’s customers. However, there can be no assurance that publishers will not increase their efforts to sell substantial quantities of software directly to end users without engaging Software Spectrum to provide value added services.

Should publishers permit others to sell licensing agreements, or should additional competitors develop the capabilities required to service and support large licensing programs, Software Spectrum’s competitive advantage could be negatively impacted. If the direct marketing channel’s participation in licensing agreements is reduced or eliminated, or if other methods of distribution of software become common, Software Spectrum’s business and financial results could be materially adversely affected.

Our Other Businesses

Our company was incorporated as Peter Kiewit Sons’, Inc. in Delaware in 1941 to continue a construction business founded in Omaha, Nebraska in 1884. In subsequent years, we invested a portion of the cash flow generated by our construction activities in a variety of other businesses. We entered the coal mining business in 1943, the telecommunications business in 1988, the information services business in 1990 and the alternative energy business in 1991. We also have made investments in several development-stage ventures.

In December 1997, our stockholders ratified the decision of the board of directors to effect the split-off separating our historical construction business from the remainder of our operations. As a result of the split-off, which was completed on March 31, 1998, we no longer own any interest in the prior construction business. In conjunction with the split-off, we changed our name to “Level 3 Communications, Inc.,” and the entity that held the prior construction business changed its name to “Peter Kiewit Sons’, Inc.”

On November 30, 2005, we completed the sale of our (i)Structure, LLC subsidiary to Infocrossing, Inc. for $84.8 million in total consideration, including $82.3 million in cash and $2.5 million in Infocrossing common stock. Prior to the sale, (i)Structure provided computer operations outsourcing to customers located primarily in the United States.

Coal Mining

We are engaged in coal mining through our subsidiary, KCP, Inc. (“KCP”). KCP has a 50% interest in two mines, which are operated by a subsidiary of Peter Kiewit Sons’, Inc. (“PKS”). Decker Coal Company (“Decker”) is a joint venture with Western Minerals, Inc., a subsidiary of The RTZ Corporation PLC. Black Butte Coal Company (“Black Butte”) is a joint venture with Bitter Creek Coal Company, a subsidiary of Anadarko Petroleum Corporation. The Decker mine is located in southeastern Montana and the Black Butte mine is in southwestern Wyoming. The coal mines use the surface mining method.

The coal produced from the KCP mines is sold primarily to electric utilities, which burn coal to produce steam to generate electricity. Essentially all of the sales in 2004 were made under long-term contracts. Approximately 44%, 59% and 59% of KCP’s revenue in 2005, 2004 and 2003, respectively, were derived from long-term contracts with Commonwealth Edison Company (with Decker) and The Detroit Edison Company (with Decker). KCP has commitments to deliver approximately 15.4 million tons of coal through 2012 under contracts with Commonwealth Edison and Detroit Edison. KCP also has other sales commitments, including those with Sierra Pacific, Idaho Power, PacifiCorp, Intermountain Power Agency, Minnesota Power, and Ki Energy that provide for the delivery of approximately 12 million tons through 2009. The level of cash flows generated in recent periods by our coal operations will not continue because the delivery requirements under certain of our current long-term contracts decline significantly. Under a mine management agreement, KCP pays a subsidiary of PKS an annual fee equal to 30% of KCP’s adjusted operating income. The fee for 2005 was $5 million.

The coal industry is highly competitive. KCP competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than KCP, but also with alternative methods of generating electricity and alternative energy sources. In 2004, the most recent year for which information is available, KCP’s production represented less than 1% of total U.S. coal production. Demand for KCP’s coal is affected by economic, political and regulatory factors. For example, recent “clean air” laws may stimulate demand for low sulfur coal. KCP’s western coal reserves generally have a low sulfur content (less than one percent) and are currently useful principally as fuel for coal-fired, steam-electric generating units.

KCP’s sales of its coal, like sales by other western coal producers, typically provide for delivery to customers at the mine. A significant portion of the customer’s delivered cost of coal is attributable to transportation costs. Most of the coal sold from KCP’s western mines is currently shipped by rail to utilities outside Montana and Wyoming. The Decker and Black Butte mines are each served by a single railroad. Many of their western coal competitors are served by two railroads and such competitors’ customers often benefit from lower transportation costs because of competition between railroads for coal hauling business. Other western coal producers, particularly those in the Powder River Basin of Wyoming, have lower stripping ratios (that is, the amount of overburden that must be removed in proportion to the amount of minable coal) than the Black Butte and Decker mines, often resulting in lower comparative costs of production. As a result, KCP’s production costs per ton of coal at the Black Butte and Decker mines can be as much as four and five times greater than production costs of certain competitors. Because of these cost disadvantages, there is no assurance that KCP will be able to enter into additional long-term coal purchase contracts for Black Butte and Decker production. In addition, these cost disadvantages may adversely affect KCP’s ability to compete for sales in the future.

We are required to comply with various federal, state and local laws and regulations concerning protection of the environment. KCP’s share of land reclamation expenses for the year ended December 31, 2005 was approximately $4 million. KCP’s share of accrued estimated reclamation costs was $97 million at December 31, 2005. We did not make significant capital expenditures for environmental compliance with respect to the coal business in 2005. We believe our compliance with environmental protection and land restoration laws will not affect our competitive position since our competitors in the mining industry are similarly affected by such laws. However, failure to comply with environmental protection and land restoration laws, or actual reclamation costs in excess of our accruals, could have an adverse effect on our business, results of operations, and financial condition.

MANAGEMENT

Directors and Executive Officers

Set forth below is information as of March 1, 2006, about each of our directors and executive officers. Our executive officers have been determined in accordance with the rules of the SEC.

Name	Age	Position
James Q. Crowe	56	Chief Executive Officer and Director
Keith R. Coogan	53	Chief Executive Officer of Software Spectrum
Admiral James O. Ellis	58	Director
Richard R. Jaros	54	Director
Robert E. Julian	66	Director
Kevin J. O’Hara	45	President and Chief Operating Officer
Charles C. Miller, III	53	Vice Chairman and Executive Vice President
Eric J. Mortensen	47	Senior Vice President and Controller
Arun Netravali	59	Director
Thomas C. Stortz	54	Executive Vice President, Chief Legal Officer and Secretary
John Neil Hobbs	46	Executive Vice President of Level 3 Communications, LLC
Sunit S. Patel	44	Group Vice President and Chief Financial Officer
John T. Reed	62	Director
Walter Scott, Jr.	74	Chairman of the Board of Directors
Dr. Albert C. Yates	64	Director
Michael B. Yanney	72	Director

Other Management

Set forth below is information as of March 1, 2006, about the following members of senior management of Level 3 Communications, LLC, except as otherwise noted.

Name	Age	Position
Brady Rafuse	42	President and CEO of Europe Operations
Sureel A. Choksi	33	Executive Vice President
Edward F. McLaughlin	53	Executive Vice President
John F. Waters, Jr.	41	Executive Vice President, Chief Technology Officer
Donald H. Gips	46	Group Vice President
Kevin T. Hart	39	Group Vice President
Joseph M. Howell, III	59	Group Vice President
Glenn Russo	46	Group Vice President
Christopher P. Yost	42	Group Vice President

Walter Scott, Jr. has been the Chairman of the Board of Level 3 since September 1979 and a director since April 1964. Mr. Scott has been Chairman Emeritus of Peter Kiewit Sons’, Inc., or PKS, since 1998. Mr. Scott is also a director of PKS, Berkshire Hathaway Inc., MidAmerican, Inc., and Valmont Industries, Inc. and Chairman of the Board of Commonwealth Telephone Enterprises, Inc. Mr. Scott is also the Chairman of the Executive Committee of the Board of Directors.

James Q. Crowe has been the Chief Executive Officer of Level 3 since August 1997, and a director of Level 3 since June 1993. Mr. Crowe was also President of Level 3 until February 2000. Mr. Crowe was President and Chief Executive Officer of MFS Communications Company, Inc. (“MFS”) from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom from January 1997 until July 1997, and as

Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is presently a director of Commonwealth Telephone. Mr. Crowe is also a member of the Executive Committee.

Keith R. Coogan has been Chief Executive Officer of Software Spectrum since September 2002 and was named President in May 1998. Mr. Coogan has been Chief Operating Officer of Software Spectrum since April 1996. Mr. Coogan served as Executive Vice President of Software Spectrum from April 1996 to May 1998 and had been a Vice President of Software Spectrum since October 1990. From May 1989 until joining Software Spectrum, Mr. Coogan served as Vice President of Finance for Leather Center Holdings, Inc., a privately held manufacturer and retailer of leather furniture. Mr. Coogan is a Certified Public Accountant. Mr. Coogan is a director of CompX International Inc. and Kronos Worldwide, Inc.

Admiral James O. Ellis, Jr. U.S. Navy (ret.) has been a director of Level 3 since March 2005. Effective May 18, 2005, Admiral Ellis became the President and Chief Executive Officer of INPO, a nonprofit corporation established by the nuclear utility industry in 1979 to promote the highest levels of safety and reliability in the operation of nuclear electric generating plants. Admiral Ellis most recently served as Commander, U.S. Strategic Command in Omaha, Nebraska, before retiring in July 2004 after 35 years of service in the U.S. Navy, as Commander of the Strategic Command. In his Naval career, he held numerous commands. A graduate of the U.S. Naval Academy, he also holds M.S. degrees in Aerospace Engineering from the Georgia Institute of Technology and in Aeronautical Systems from the University of West Florida. He served as a Naval aviator and was a graduate of the U.S. Naval Test Pilot School. Admiral Ellis is also a member of the Board of Directors of Lockheed Martin Corporation, Inmarsat PLC and The Burlington Capital Group, LLC. Admiral Ellis is a member of the Nominating and Governance committee.

Richard R. Jaros has been a director of Level 3 since June 1993 and served as President of the Level 3 from 1996 to 1997. Mr. Jaros served as Executive Vice President of Level 3 from 1993 to 1996 and Chief Financial Officer of Level 3 from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993, and is presently a director of MidAmerican, Inc. and Commonwealth Telephone. Mr. Jaros is a member of the Compensation Committee.

Robert E. Julian has been a director of Level 3 since March 1998. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the company. Mr. Julian is the Chairman of the Audit Committee.

Kevin J. O’Hara has been President of Level 3 since July 2000 and Chief Operating Officer of Level 3 since March 1998. Mr. O’Hara was also Executive Vice President of Level 3 from August 1997 until July 2000. Prior to that, Mr. O’Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc. from 1995 to 1997, and as Senior Vice President of MFS and President of MFS Development, Inc. from October 1992 to August 1995. From 1990 to 1992, he was a Vice President of MFS Telecom, Inc. (“MFS Telecom”).

Charles C. Miller, III has been Vice Chairman and Executive Vice President of Level 3 since February 15, 2001. Mr. Miller was also a director from February 15, 2001 until May 18, 2004. Prior to that, Mr. Miller was President of Bellsouth International, a subsidiary of Bellsouth Corporation from 1995 until December 2000. Prior to that, Mr. Miller held various senior level officer and management position at BellSouth from 1987 until 1995.

Arun Netravali has been a director of Level 3 since April 2003. Prior to that, Mr. Netravali was Chief Scientist for Lucent Technologies, working with the academic and investment communities to identify and implement important new networking technologies from January 2002 to April 2003. Prior to that position, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect from June 1999 to January 2002. Bell Labs serves as the research and development organization for Lucent Technologies. Mr. Netravali is a director of Agere Systems Inc. Mr. Netravali is a member of the Compensation Committee.

Thomas C. Stortz has been Executive Vice President, Chief Legal Officer and Secretary since February 2004. Prior to that, Mr. Stortz was Group Vice President, General Counsel and Secretary of the Level 3 from February 2000 to February 2004. Prior to that, Mr. Stortz served as Senior Vice President, General Counsel and Secretary of Level 3 from September 1998 to February 1, 2000. Prior to that, he served as Vice President and General Counsel of Peter Kiewit Sons’, Inc. and Kiewit Construction Group, Inc. from April 1991 to September 1998. He has served as a director of Peter Kiewit Sons’, Inc.

John Neil Hobbs has been Executive Vice President Sales and Marketing since January 2006. Prior to that, Mr. Hobbs was Group Vice President Global Sales from September 2000 to January 2006. Prior to that, Mr. Hobbs was President, Global Accounts for Concert, a joint venture between AT&T and British Telecom from July 1999 until September 2000. Prior to that, Mr. Hobbs was Director Transition and Implementation for the formation of Concert representing British Telecom from June 1998 until July 1999. From April 1997 until June 1998, Mr. Hobbs was British Telecom’s General Manager for Global Sales & Service and from April 1994 until April 1997, Mr. Hobbs was British Telecom’s General Manager for Corporate Clients.

Sunit S. Patel has been Chief Financial Officer since May 2003 and a Group Vice President of the Level 3 since March 13, 2003. Prior to that, Mr. Patel was Chief Financial Officer of Looking Glass Networks, Inc., a provider of metropolitan fiber optic networks, from April 2000 until March 2003. Mr. Patel was Treasurer of WorldCom Inc. and MCIWorldcom Inc., each long distance telephone services providers from 1997 to March 2000. From 1994 to 1997, Mr. Patel was Treasurer of MFS Communications Company Inc., a competitive local exchange carrier.

John T. Reed has been a director of Level 3 since March 2003. Mr. Reed is also a director and chairman of the Audit Committee of both First National Bank of Omaha and the McCarthy Group. Mr. Reed was Chairman of HMG Properties, the real estate investment banking joint venture of McCarthy Group, Inc. from 2000 until February 2005. Prior to that, he was Chairman of McCarthy & Co., the investment banking affiliate of McCarthy Group. Prior to joining McCarthy Group in 1997, Mr. Reed spent 32 years with Arthur Andersen, LLP. Mr. Reed is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Eric J. Mortensen has been Senior Vice President and Controller of Level 3 since 2003. Prior to that, Mr. Mortensen was Vice President and Controller of Level 3 from 1999 to 2003 and was the Controller of Level 3 from 1997 to 1999. Prior to that, Mr. Mortensen was Controller and Assistant Controller of Kiewit Diversified Group for more than five years.

Michael B. Yanney has been a director of Level 3 since March 1998. He has served as Chairman of the Board of The Burlington Capital Group, LLC (formerly known as America First Companies L.L.C.) for more than the last five years. Mr. Yanney also served as President and Chief Executive Officer of The Burlington Capital Group, LLC. Mr. Yanney is the Chairman of the Compensation Committee and a member of the Executive Committee and the Nominating and Governance Committee.

Dr. Albert C. Yates has been a director of Level 3 since March 2005. Dr. Yates retired after 12 years as president of Colorado State University in Fort Collins, Colorado in June 2003. He was also a chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the Board of Directors of First Interstate Bank and Molson Coors Brewing Company. He currently serves as a director of StarTek, Inc. Dr. Yates is a member of the Audit Committee.

Brady Rafuse has been President and CEO of our European operations since January 2006. Prior to that, Mr. Rafuse was Group Vice President and President of our European operations from August 2001 to January 2006 and Senior Vice President of European Sales and Marketing from December 2000 to August 2001. Prior to that, Mr. Rafuse served as Head of Commercial Operations for Concert, a joint venture between AT&T and British Telecom, from September 1999 to December 2000, and in a variety of positions with British Telecom from 1987 until December 2000. His last position was as General Manager, Global Energy Sector which he held from August 1998 to September 1999 and prior to that he was Deputy General Manager, Banking Sector from April 1997 to August 1998.

Sureel A. Choksi has been Executive Vice President of Softswitch Services since January 2006. Prior to that, Mr. Choksi was Executive Vice President of Services from November 2004 to January 2006, responsible for developing and managing our communications services. Prior to that, Mr. Choksi was Executive Vice President Softswitch Services from January 2004 and Group Vice President Transport and Infrastructure from May 2003 until January 2004. Mr. Choksi was a Group Vice President and Chief Financial Officer of Level 3 from July 2000 to May 2003. Prior to that, Mr. Choksi was Group Vice President Corporate Development and Treasurer of the Company from February 2000 until August 2000. Prior to that, Mr. Choksi served as Vice President and Treasurer of the Company from January 1999 to February 1, 2000. Prior to that, Mr. Choksi was a Director of Finance at the Company from 1997 to 1998, an Associate at TeleSoft Management, LLC in 1997 and an Analyst at Gleacher & Company from 1995 to 1997.

Edward F. McLaughlin has been Executive Vice President Global Operations since January 2006. Prior to that, Mr. McLaughlin was Senior Vice President, Network Operations at WilTel for over three years (Oct 2002). Prior to that, Mr. McLaughlin was Vice President, Network Engineering and Planning, at WilTel from July 2000 to October 2002. From 1995 through July 2000, Mr. McLaughlin held a variety of telecom management positions with WorldCom and Williams Communications Group.

John F. Waters, Jr. has been Executive Vice President, Chief Technology Officer since January 2004. Prior to that, Mr. Waters was Group Vice President and Chief Technology Officer of Level 3 from February 2000 to January 2004. Prior to that, Mr. Waters was Vice President, Engineering of Level 3 from November 1997 until February 1, 2000. Prior to that, Mr. Waters was an executive staff member of MCI Communications from 1994 to November 1997.

Donald H. Gips has been Group Vice President Corporate Strategy since January 2001. Prior to that, Mr. Gips was Group Vice President, Sales and Marketing of Level 3 from February 2000. Prior to that, Mr. Gips served as Senior Vice President, Corporate Development from November 1998 to February 2000. Prior to that, Mr. Gips served in the White House as Chief Domestic Policy Advisor to Vice President Gore from April 1997 to April 1998. Before working at the White House, Mr. Gips was at the Federal Communications Commission as the International Bureau Chief and Director of Strategic Policy from January 1994 to April 1997. Prior to his government service, Mr. Gips was a management consultant at McKinsey and Company.

Kevin T. Hart has been Group Vice President Global Systems Development and Chief Information Officer since January 2005. Prior to that, Mr. Hart was Vice President of Telecommunications, Media & Entertainment at Capgemini (formerly Ernst & Young), a management consulting firms in Dallas, Texas, for over nine years. In that role, he was responsible for the overall growth and direction of the organization’s Communications Operations Support Systems, Billing/Business Support Systems and the Network Management Systems service offerings and delivery. Prior to joining Capgemini’s management consulting practice, he held the positions of Director of Strategic Planning at International Paper and Manager of Operations at SBC Communications.

Joseph M. Howell, III has been Group Vice President Corporate Marketing since February 2000. Prior to that, Mr. Howell served as Senior Vice President, Corporate Marketing from October 1997 to February 1, 2000. Prior to that, Mr. Howell was a Senior Vice President of MFS/WorldCom from 1993 to 1997.

Glenn Russo has been Group Vice President since January 2006. Prior to that, Mr. Russo was Senior Vice President Network & Internet Services from January 2005 to January 2006. From May 2003 to December 2004, he was Senior Vice President of Global Partner and Channel Development. From June 2001 to

April 2003, Mr. Russo was Senior Vice President Transport and Infrastructure Services and prior to that was Vice President of Global Fiber Services from January 2001 to May 2001. Mr. Russo joined Level 3 in August of 2000 as Architect for a business redesign program. Prior to joining Level 3, Mr. Russo worked for ExxonMobil Chemical Company in various leadership positions in Sales, Finance, Strategic Planning and information technology.

Christopher P. Yost has been Group Vice President of Human Resources of the Company since June 2005. Mr. Yost joined Level 3 in November 1999 as Vice President, Litigation and Employment Counsel in the company’s legal department. Prior to joining Level 3, Mr. Yost was Director of Labor Relations for Albertson’s, Inc., the national grocery store chain. Before that, he was an associate at the law firm of Akin, Gump, Strauss, Hauer & Feld in Washington, D.C. where he specialized in labor and employment law and litigation.

•	authorize the board of directors to issue preferred stock in one or more series without any action on the part of the stockholders.

The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors.

In addition, the terms of most of our long term debt require that upon a “change of control,” as defined in the agreements that contain the terms and conditions of the long term debt, we make an offer to purchase the outstanding long term debt at either 100% or 101% of the aggregate principal amount of that long term debt.

On May 15, 2006, at our 2006 Annual Meeting of Stockholders, our stockholders approved an amendment to our Restated Certificate of Incorporation to declassify our board of directors. Previously, under our classified board structure, our directors were divided into three classes, with each class serving three-year terms. Beginning with our 2006 Annual Meeting, directors who stand for reelection will be elected to a one-year term of office. Our remaining directors will continue to serve for the balance of their terms, such that at our annual meeting occurring in 2008, all nominees for membership on our board of directors will be nominated for a one-year term.

DESCRIPTION OF THE NOTES

The notes will be issued under the amended and restated indenture dated as of July 8, 2003 between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture to be dated as of June     , 2006. In this section, we refer to the indenture, together with the supplemental indenture, as the “indenture”. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is available as set forth under “Where You Can Find More Information.”

Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we”, “us,” “our,” or “Level 3” mean Level 3 Communications, Inc., but do not include any of our current or future subsidiaries.

General

The notes are convertible into shares of our common stock as described under “—Conversion Rights” below. The notes will be limited to $150,000,000 aggregate principal amount or $172,500,000 aggregate principal amount if the underwriters’ option to purchase additional notes is exercised in full, and will mature on June 15, 2012, unless earlier purchased by us or converted. The notes will only be issued in denominations of $1,000 and multiples of $1,000.

The notes will bear interest at the rate of         % per year from the date of issuance. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2006 to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder upon a designated event, interest will cease to accrue on the applicable notes under the terms of and subject to the conditions of the indenture.

Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency, which will initially be the office or agency of the trustee in New York, New York.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness other than as described under “—Limitation on Liens” below. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of us, except to the extent described under “—Purchase at Option of Holders upon a Designated Event” below.

If any interest payment date or maturity date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal, interest, or premium, if any, on the notes.

Unless specifically provided otherwise, when we use the term “holder” in this prospectus supplement, we mean the person in whose name such note is registered in the security register.

Ranking

The notes are our unsecured and unsubordinated obligations and rank equal in right of payment with all of our existing and future unsubordinated indebtedness. As of March 31, 2006, after giving pro forma effect to (i) the issuance by our wholly-owned subsidiary on April 6, 2006 of $300,000,000 aggregate principle amount of 12.25% Senior Notes due 2013, (ii) this offering (assuming no exercise of the underwriters’ option to purchase additional notes), (iii) our concurrent common stock offering, we would have had approximately $5.911 billion of indebtedness (excluding the debt of our subsidiaries), excluding intercompany liabilities. Of such amount, approximately $730 million constituted secured indebtedness consisting of our guarantee of our wholly-owned subsidiary’s senior secured credit facility and approximately $876 million constituted subordinated indebtedness. The indenture under which the notes will be issued contains no restrictions on the amount of additional indebtedness we may incur. The notes will be effectively junior to our secured obligations incurred under future credit facilities, receivables facilities and purchase money indebtedness and certain other arrangements that are secured. In addition, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the notes. As of March 31, 2006, after giving pro forma effect to (i) the issuance by our wholly-owned subsidiary on April 6, 2006 of $300,000,000 aggregate principle amount of 12.25% Senior Notes due 2013, (ii) this offering (assuming no exercise of the underwriters’ option to purchase additional notes) and (iii) our concurrent common stock offering, our subsidiaries would have had approximately $3.370 billion in aggregate indebtedness and other balance sheet liabilities (excluding deferred revenue), but excluding intercompany liabilities, all of which liabilities are structurally senior to the notes. We have guaranteed $1.930 billion of the indebtedness of our subsidiaries and, in the case of our guarantee of the $730 million term loan outstanding under the credit facility of Level 3 Financing, Inc., have pledged substantially all of our assets to secure such guarantee. See “Risk Factors—Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent,” “Risk Factors—Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent,” and “Risk Factors—We have substantial existing debt and could incur substantial additional debt, so we may be unable to make payments on the notes.”

Conversion Rights

A holder may convert a note, in integral multiples of $1,000 principal amount, into              shares of common stock per $1,000 principal amount of notes (the “conversion rate”) at any time before the close of business on June 15, 2012, unless such note is earlier purchased by us. The conversion rate is subject to adjustment as described below. Except as described below, no cash payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited.

If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date but on or prior to the next interest payment date or (2) we have specified a designated event purchase date that is during such period. Accordingly, under those circumstances, the holder of the converted notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion. We are not required to issue fractional shares of common stock upon conversion of the notes and instead will either, at our option (i) round such fraction up to the nearest whole number of shares or (ii) pay a cash adjustment based upon the closing sale price per share of our common stock on the last trading day before the date of conversion.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the Nasdaq National Market or the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on the Nasdaq National Market or a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on such basis as we consider appropriate.

A “trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market or a national or regional securities exchange, on the Nasdaq System or, if our common stock is not quoted on the Nasdaq System, on the principal other market on which our common stock is then traded. If our common stock is not so listed, admitted for trading or quoted, “trading day” means any business day.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of the conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the third preceding paragraph. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as “DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program. A notice of conversion can be obtained from the trustee. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of our common stock in a name other than the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If a note is to be converted in part only, a new note or notes equal in principal amount to the unconverted portion of the note surrendered for conversion will be issued.

In lieu of delivery shares of our common stock upon conversion of any notes, for all or any portion of the notes, we may elect to pay holders surrendering notes for conversion an amount in cash per note (or a portion of a note) equal to the average of the applicable stock price over the fifteen trading day period starting on and including the third trading day following the conversion date multiplied by the conversion rate in effect on the conversion date (or portion of the conversion rate applicable to a portion of a note if a combination of common stock and cash is to be delivered). We will inform such holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock, to pay cash in lieu of delivery of the shares or to deliver a combination of common stock and cash. If we elect to deliver solely shares of our common stock, these will be delivered through the conversion agent no later than the third business day following the conversion date. If we elect to deliver a combination of shares of our common stock and cash or to pay all of such payment in cash, such delivery and payment will be made to holders surrendering notes no later than the twenty-first business day following the applicable conversion date.

The “applicable stock price,” with respect to a trading day, is equal to the volume-weighted average price per share of common stock on such trading day. The “volume-weighted average price,” with respect to a trading day, means such price as displayed on Bloomberg (or any successor service) page LVLT <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the “applicable stock price” means the market value per share of our common stock on such as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock at a price per share that is less than the then current market price of our common stock, as defined in the indenture;

•	we subdivide or combine our common stock;

•	we pay a cash dividend to all holders of our common stock, or distribute shares of our capital stock, evidences of indebtedness or assets, including cash and securities but excluding rights, warrants and common stock dividends or distributions specified above; provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted; or

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any another consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute cash to holders of our common stock, then the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which will be the current market price of a share of our common stock on the record date, and (2) the denominator of which will be the same price of a share on the record date less the per share amount of the distribution. “Current market price” means the average of the daily sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex date” with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex date,” when used with respect to any distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the case of the following events (each, a “business combination”):

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to such business combination (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a business combination constituting a change in control as described in “—Make Whole Premium upon Change of Control”), except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant change in control. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration received in such business combination by holders of the greatest number of shares of common stock who made a given election with respect to the form of consideration. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the optional cash settlement provisions of the notes following such business combination to the extent feasible. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of the business combination.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. Federal Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See “Material U.S. Federal Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate; provided that, all such carried forward adjustments shall be made (i) at the time we mail a notice of redemption and (ii) at the time we notify holders of notes of a designated event. Except as described above and under “—Make Whole Premium upon Change of Control”, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption

The notes will not be redeemable at our option prior to June 15, 2010. Starting on that date, we may redeem all or any portion of the notes, at once or over time, on not more than 60 nor less than 30 days’ notice. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will instead make the interest payment, to the record holder on the record date corresponding to such interest payment date. The following prices are for notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2010	%
2011 and thereafter	%

Selection and Notice

If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption; provided, however, that if a portion of a holder’s notes are selected for partial redemption and such holder thereafter converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

Provisions of the indenture that apply to notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. In the event of any redemption of less than all the notes, we will not be required to:

•	issue or register the transfer or exchange of any note during a period of 15 days before any selection of such notes for redemption, or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part, in which case we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set aside for payment. In the case of notes or portions of notes redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

Sinking Fund

There is no sinking fund for the notes.

Purchase at Option of Holders upon a Designated Event

If a designated event occurs as set forth below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date specified by us that is not later than 30 business days after the date we give notice of the designated event, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the designated event purchase date. If such designated event purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

Within 30 days after the occurrence of a designated event, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a designated event and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a designated event, a holder must deliver prior to the designated event purchase date a designated event purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s designated event purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any designated event purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the designated event purchase notice.

In connection with any purchase offer in the event of a designated event, we will, if required under applicable law:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the designated event purchase price for a note for which a designated event purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such designated event purchase notice. Payment of the designated event purchase price for the note will be made promptly following the later of the designated event purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the designated event purchase price of the note on the business day following the designated event purchase date in accordance with the terms of the indenture, then, immediately after the designated event purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the designated event purchase price upon delivery of the note. A “designated event” will be deemed to occur upon a change in control or a termination of trading.

A “change in control” will be deemed to have occurred when:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of our Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity); provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of our Voting Stock than such other person or group (for purposes of this bullet point, such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the “specified corporation”)

held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

•	(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity) and (2) a termination of trading shall have occurred; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all our assets and the assets of our subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary or one or more Permitted Holders) shall have occurred, other than

1.	any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

2.	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election or appointment by such board or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our shareholders shall have approved any plan of liquidation or dissolution.

“Permitted Holders” means the members of our Board of Directors on April 28, 1998, and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the Voting Stock of such person.

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

The definition of change in control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of “all or substantially all” of our assets or our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, assignment, transfer, lease, or conveyance of less than all of our assets and those of our subsidiaries may be uncertain.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a designated event if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the designated event purchase price with respect to the notes.

Make Whole Premium upon Change of Control

If a change in control described in the second or third bullet point of the definition of change in control set forth above under “—Purchase at Option of Holders upon a Designated Event” occurs, we will pay, to the extent described below, a make-whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate applicable to such notes if and as required below; provided, however, that we will not pay a make-whole premium if a change in control described in the third bullet point of the definition of change in control occurs and 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change in control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock and other consideration payable in such transaction or transactions.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a change in control if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the change in control but before the close of business on the business day immediately preceding the related designated event purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the change in control becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the transaction constituting the change in control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date.

The following table sets forth the additional number of shares, if any, of our common stock issuable upon conversion of each $1,000 principal amount of notes in connection with a change in control, as specified above. The following table assumes a last reported sale price of our common stock on the date of this prospectus supplement of $5.28 per share.

Make-Whole Premium Upon a Change in Control

Stock Price on Effective Date	Effective Date
	, 2006	June 15, 2007	June 15, 2008	June 15, 2009	June 15, 2010
$ 5.28	31.5656	31.5656	31.5656	31.5656	31.5656
$ 6.00	25.1161	22.2248	18.9379	14.8531	8.8384
$ 7.00	19.4247	16.4186	12.9030	8.3364	0.0000
$ 8.00	15.8451	12.9800	9.6468	5.4156	0.0000
$ 9.00	13.4342	10.7909	7.7662	4.0714	0.0000
$10.00	11.7118	9.3002	6.5906	3.3870	0.0000
$15.00	7.4573	5.8579	4.0934	2.1491	0.0000
$20.00	5.5720	4.3752	3.0618	1.6128	0.0000
$25.00	4.4650	3.5027	2.4513	1.2922	0.0000
$50.00	2.2679	1.7665	1.2330	0.6522	0.0000

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 360-day year, as applicable.

•	if the stock price on the effective date exceeds $ per share (subject to adjustment as described below), no adjustment in the applicable conversion rate will be made.

•	if the stock price on the effective date is less than or equal to $ per share (subject to adjustment as described below), no adjustment in the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their notes in connection with a change in control will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the change in control transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, in no event will the conversion rate exceed          per $1,000 principal amount of notes, which maximum amount is subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rights”.

Limitation on Liens

We will not, directly or indirectly, incur or suffer to exist any Lien (other than existing Liens) securing Specified Indebtedness of any nature whatsoever on any of our properties or assets, whether owned at the issue date of the notes or thereafter acquired, without making effective provision for securing the notes equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes, prior to) the obligations so secured for so long as such obligations are so secured.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, security interest, lien, charge, encumbrance or other security agreement of any kind or nature whatsoever; provided, however, that Liens shall not include defeasance trusts or funds. For purposes of this definition, the sale, lease, conveyance or other transfer by us of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

“Specified Indebtedness” means (A) Level 3’s 9 1/8% Senior Notes due 2008, 11% Senior Notes due 2008, 10 1/2% Senior Discount Notes due 2008, 10 3/4% Senior Euro Notes due 2008, 12 7/8% Senior Discount Notes due 2010, 11 1/4% Senior Euro Notes due 2010, 11 1/4% Senior Notes due 2010, 2 7/8% Convertible Senior Notes due 2010, 6.0% Convertible Subordinated Notes due 2009, 6.0% Convertible Subordinated Notes due 2010, 9% Convertible Senior Discount Notes due 2013, 5 1/4% Convertible Senior Notes due 2011, 10% Convertible Senior Notes due 2011, 11.50% Senior Notes due 2010, 10 3/4% Senior Notes due 2008 and (B) any of our indebtedness for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities or any guarantee thereof (other than promissory notes or similar evidence of indebtedness under bank loans, reimbursement agreements, receivables facilities or other bank, insurance or other institutional financing agreements under section 4(2) of the Securities Act or any guarantee thereof) and (ii) is, or may be, quoted, listed or purchased and sold on any stock exchange, automated securities trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act). For the avoidance of doubt, “Specified Indebtedness” shall not include indebtedness among us or our subsidiaries or among subsidiaries.

The foregoing restrictions shall not apply to: (i) Liens to secure Acquired Debt, provided that (a) such Lien attaches to the acquired property prior to the time of the acquisition of such property and (b) such Lien does not extend to or cover any other property; and (ii) Liens to secure debt incurred to refinance, in whole or in part, debt secured by any Lien referred to in the foregoing clause (i) or this clause (ii) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of debt so secured. is not increased.

“Acquired Debt” means, with respect to any specified person, (i) debt of any other person existing at the time such person merges with or into or consolidates with such specified person and (ii) debt secured by a Lien encumbering any property acquired by such specified person, which debt in each case was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

Merger and Consolidation

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets as an entirety or substantially as an entirety to another corporation, person or entity unless:

•

either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•	we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which individually or in the aggregate constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if the successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

Events of Default and Remedies

An event of default is defined in the indenture as being:

(1) default in payment of the principal of, or premium, if any, on the notes;

(2) default for 30 days in payment of any installment of interest on the notes;

(3) default in the payment of the designated event payment in respect of the notes on the date for such payment or failure to provide timely notice of a designated event;

(4) default by us for 60 days after notice in the observance or performance of any other covenants in the indenture;

(5) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our material subsidiaries (or the payment of which is guaranteed or secured by us or any of our subsidiaries), which default

•	is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or its foreign currency equivalent or more and such payment default is not cured or such acceleration is not annulled within 10 days after notice;

(6) failure by us or any of our material subsidiaries to pay final, nonappealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $25.0 million or its foreign currency equivalent, which judgments are not stayed, bonded or discharged within 60 days after their entry; or

(7) certain events involving our bankruptcy, insolvency or reorganization or that of any of our material subsidiaries.

If an event of default (other than an event of default specified in clause (7) with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (7) occurs with respect to us, all unpaid principal of, premium, if any, and accrued and unpaid interest on the notes then outstanding will automatically become due and payable, without any declaration or other act on the part of the trustee or any holder of notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. A holder of a note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 30 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the notes during those 30 days.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except-a default or event of default in the payment of principal of, premium, if any, or interest on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, premium, if any, and interest on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

In the case of any event of default occurring by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs on any date on which we are prohibited from redeeming the notes by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes on such date, then the maximum redemption premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Except as provided in the next sentence, the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, or interest on the notes (other than the nonpayment of principal of, premium, if any, and interest that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Global Notes; Book-Entry; Form

We will issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Modifications and Waiver

Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding (including consents obtained in connection with a tender offer or exchange offer for notes). However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	curing any ambiguity, defect or inconsistency or making any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not adversely affect the holders of the notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets;

•	evidencing and providing for the acceptance of the appointment under the indenture of a successor trustee;

•	securing the notes; or

•	providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986.

Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or interest on, any note;

•	change the currency of payment of principal of or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, materially adversely affect the purchase option of holders upon a designated event or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes become due and payable at their scheduled maturity within one year or all outstanding notes are scheduled for redemption within one year, and, in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity. We will remain obligated to issue shares of our common stock upon conversion of the notes until such maturity or redemption date as described under “—Conversion Rights,” but we will not be obligated to give any notice of, or otherwise make any payment or delivery in connection with any designated event.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if it does not permit such filing.

Information Concerning the Trustee and Transfer Agent

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee is the trustee under the indentures relating to our other debt securities. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

No Recourse Against Others

None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

DESCRIPTION OF OTHER INDEBTEDNESS OF

LEVEL 3 COMMUNICATIONS, INC. AND LEVEL 3 FINANCING, INC.

The following is a description of the material outstanding indebtedness of the Level 3 and Level 3 Financing, Inc., our wholly-owned subsidiary. For purposes of this section of the prospectus supplement only, “Level 3” refers only to Level 3 Communications, Inc. The following summaries of Level 3’s outstanding notes are qualified in their entirety by reference to the indentures to which each issue of notes relates. Copies of these indentures are available on request from Level 3. See “Where You Can Find More Information.”

Indebtedness of Level 3 Communications, Inc.

9 1/8% Senior Notes due 2008

On April 28, 1998, Level 3 issued $2 billion aggregate principal amount of 9 1/8% Senior Notes due 2008 (which are referred to as the “9 1/8% Notes”) under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 9 1/8% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 9 1/8% Notes bear interest at a rate of 9 1/8% per annum, payable semiannually in arrears on May 1 and November 1.

Level 3 may redeem the 9 1/8% Notes, in whole or in part, at any time on or after May 1, 2006 at face value.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 9 1/8% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 9 1/8% Notes places restrictions on Level 3’s ability and the ability of Level 3’s restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other restricted payments and transfers;

•	create liens;

•	sell assets;

•	issue or sell capital stock of some of its subsidiaries;

•	enter into transactions, including transactions with affiliates; and

•	in the case of Level 3, consolidate, merge or sell substantially all of Level 3’s assets.

The holders of the 9 1/8% Notes may force Level 3 to immediately repay the principal on the 9 1/8% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitutes a failure to pay principal when due.

As of March 31, 2006, approximately $398 million aggregate principal amount of the 9 1/8% Notes was outstanding.

10 1/2% Senior Discount Notes due 2008

On December 2, 1998, Level 3 issued $834 million aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2008 (which are referred to as the “10 1/2% Discount Notes”) under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 10 1/2% Discount Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The issue price of the 10 1/2% Discount Notes was approximately 60% of the principal amount at maturity. The notes accreted at a rate of 10 1/2% per year, compounded semiannually, to 100% of their principal amount on December 1, 2003. Cash interest began to accrue on the 10 1/2% Discount Notes on December 1, 2003 at a rate of 10 1/2% and is payable semiannually on June 1 and December 1, with June 1, 2004 as the first interest payment date.

Level 3 may redeem the 10 1/2% Discount Notes, in whole or in part, at any time on or after December 1, 2003. If a redemption occurs before December 1, 2006, Level 3 will pay a premium of approximately 1.75% on the accreted value of the 10 1/2% Discount Notes redeemed during the twelve month period beginning on December 1, 2005.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10 1/2% Discount Notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

The indenture relating to the 10 1/2% Discount Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 10 1/2% Discount Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $62 million aggregate principal amount at maturity of the 10 1/2% Discount Notes was outstanding.

6% Convertible Subordinated Notes due 2009

On September 20, 1999, Level 3 issued $823 million aggregate principal amount of 6% Convertible Subordinated Notes due 2009 (which are referred to as the “2009 Convertible 6% Notes”) under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 2009 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

The 2009 Convertible 6% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or unless Level 3 has caused the conversion rights to expire. The 2009 Convertible 6% Notes may be converted at the initial rate of 15.3401 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $65.19 per share.

On or after September 15, 2002, Level 3 may cause the conversion rights of the holders of 2009 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option if the current market price of the common stock exceeds 140% of the prevailing conversion price then in effect, for at least 20 trading days within any 30-day period of consecutive trading days, including the last trading day of such period.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3’s option but subject to the satisfaction of certain conditions, in shares of common stock.

In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2009 Convertible 6% Notes due to an event of default under the indenture, and certain other events, the payment of the principal of, premium, if any, and interest on the 2009 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

The indenture also contains a provision relating to the acceleration of the 2009 Convertible 6% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $362 million aggregate principal amount of the 2009 Convertible 6% Notes was outstanding.

11% Senior Notes due 2008

On February 29, 2000, Level 3 issued $800 million aggregate principal amount of 11% Senior Notes due 2008 (which are referred to as the “11% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11% Notes bear interest at a rate of 11% per annum, payable semiannually in arrears on March 15 and September 15.

The 11% Notes are not redeemable at the option of Level 3 prior to maturity.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 11% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 11% Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 11% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $78 million aggregate principal amount at maturity of the 11% Notes was outstanding.

11 1/4% Senior Notes due 2010

On February 29, 2000, Level 3 issued $250 million aggregate principal amount of 11 1/4% Senior Notes due 2010 (which are referred to as the “11 1/4% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11 1/4% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11 1/4% Notes bear interest at a rate of 11 1/4% per annum, payable semiannually in arrears on March 15 and September 15.

Level 3 may redeem the 11 1/4% Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the principal amount of the 11 1/4% Notes redeemed. This premium decreases annually from approximately 3.75% for a redemption during the twelve month period beginning on March 15, 2006 to approximately 1.875% for a redemption during the twelve month period beginning on March 15, 2007.

If an event treated as a change in control of Level 3 occurs, Level 3 is obligated, subject to certain conditions, to offer to purchase all of the outstanding 11 1/4% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 11 1/4% Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes.

The indenture also contains a provision relating to the acceleration of the 11 1/4% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $96 million aggregate principal amount of the 11 1/4% Notes was outstanding.

12 7/8% Senior Discount Notes due 2010

On February 29, 2000, Level 3 issued $675 million aggregate principal amount at maturity of 12 7/8% Senior Discount Notes due 2010 (which are referred to as the “12 7/8% Discount Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 12 7/8% Discount Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The issue price of the 12 7/8% Discount Notes was approximately 53.308% of the principal amount at maturity. The 12 7/8% Discount Notes accreted at a rate of 12 7/8% per year, compounded semiannually, to 100% of their principal amount on March 15, 2005. Cash interest began accruing on the 12 7/8% Discount Notes on March 15, 2005 at a rate of 12 7/8% and is payable semiannually on March 15 and September 15, beginning September 15, 2005.

Level 3 may redeem the 12 7/8% Discount Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the accreted value of the 12 7/8% Discount Notes redeemed. This premium decreases annually from approximately 4.292% for a redemption during the twelve month period beginning on March 15, 2006 to approximately 2.146% for a redemption during the twelve month period beginning on March 15, 2007.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 12 7/8% Discount Notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

The indenture relating to the 12 7/8% Discount Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 12 7/8% Discount Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $488 million aggregate principal amount at maturity of the 12 7/8% Discount Notes was outstanding.

6% Convertible Subordinated Notes due 2010

On February 29, 2000 Level 3 issued $863 million aggregate principal amount of 6% Convertible Subordinated Notes due 2010 (which are referred to as the “2010 Convertible 6% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

The 2010 Convertible 6% Notes are convertible into shares of Level 3 common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2010 Convertible 6% Notes may be converted at the initial rate of 7.416 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $134.84 per share.

On or after March 18, 2003, Level 3 may cause the rights of the holders of the 2010 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option to cause the conversion rights to expire only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeds 140% of the prevailing conversion price then in effect.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 6% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3’s option but subject to the satisfaction of certain conditions, in shares of common stock.

In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2010 Convertible 6% Notes due to an event of default under the indenture relating to the 2010 Convertible 6% Notes, and certain other events, the payment of the principal of, premium, if any, and interest on the 2010 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

The indenture relating to the 2010 Convertible 6% Notes also contains a provision relating to the acceleration of the 2010 Convertible 6% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $514 million aggregate principal amount of the 2010 Convertible 6% Notes was outstanding.

2.875% Convertible Senior Notes due 2010

On July 8, 2003, Level 3 issued $374 million aggregate principal amount of 2.875% Convertible Senior Notes due 2010 (which are referred to as the “2010 Convertible 2.875% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 Convertible 2.875% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2010 Convertible 2.875% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2010 Convertible 2.875% Notes may be converted at the initial rate of 139.2758 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $7.18 per share.

Level 3 may redeem the 2010 Convertible 2.875% Notes, in whole or in part, at any time after July 15, 2007 only if the closing sale price of Level 3’s common stock exceeds a specified percentage of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of that period. The specified percentage decreases annually from 170% in the 12-month period beginning July 15, 2007 to 150% in the 12-month period beginning July 15, 2009. Level 3 must pay a “make whole” payment equal to the present value of all remaining scheduled payments of interest on the 2010 Convertible 2.875% Notes to be redeemed through and including July 15, 2010.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 2.875% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any.

The indenture also contains a provision relating to the acceleration of the 2010 Convertible 2.875% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $374 million aggregate principal amount of the 2.875% Notes was outstanding.

9% Convertible Senior Discount Notes due 2013

On October 24, 2003, Level 3 issued $295 million aggregate principal amount at maturity of 9% Convertible Senior Discount Notes due 2013 (which are referred to as the “9% Convertible Senior Discount Notes”), together with 20 million shares of Level 3 common stock, in exchange for approximately $352 million (book value) of debt and accrued interest outstanding as of that date. The 9% Convertible Senior Discount Notes were issued under an indenture between Level 3 and The Bank of New York and are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 9% Convertible Senior Discount Notes were offered at a discount of 29.527% to their aggregate principal amount at maturity. The 9% Convertible Senior Discount Notes accrete at a rate of 9% per year, compounded semiannually, to 100% of their aggregate principal amount at maturity by October 15, 2007. Cash interest will not accrue on the 9% Convertible Senior Discount Notes prior to October 15, 2007; however, Level 3 may elect to commence the accrual of cash interest on all outstanding 9% Convertible Senior Discount Notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each 9% Convertible Senior Discount Note, will, on the elected commencement date, be reduced to the accreted value of the 9% Convertible Senior Discount Note as of that date and cash interest shall be payable on April 15 and October 15 thereafter. Commencing October 15, 2007, interest on the 9% Convertible Senior Discount Notes will accrue at the rate of 9% per year and will be payable in cash semiannually in arrears.

The 9% Convertible Senior Discount Notes are convertible into shares of common stock at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 9% Convertible Senior Discount Notes may be converted at the initial conversion price of $9.991 per share, subject to adjustment in certain circumstances. The total number of shares issuable upon conversion will range from approximately 22 million to 30 million shares depending upon the total accretion prior to conversion.

Level 3 may redeem the 9% Convertible Senior Discount Notes, in whole or in part, at any time on or after October 15, 2008 only if the closing sale price of Level 3’s common stock exceeds a specified percentage of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of that period. The specified percentage is 140% in the 12-month period beginning October 15, 2008 and decreases to 130% and 120% on October 15, 2009 and 2010, respectively, if the initial holders sell greater than 33.33% of the 9% Convertible Senior Discount Notes. The redemption price is payable in cash and is equal to 100% of the accreted value of the 9% Convertible Senior Discount Notes to be redeemed as of the redemption date plus accrued and unpaid interest, to, but excluding, the redemption date.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 9% Convertible Senior Discount Notes at a purchase price of 101% of aggregate accreted value of the notes so purchased as of the date designated for payment, plus accrued and unpaid interest, if any, to, but excluding, that date.

The indenture also contains a provision relating to the acceleration of the 9% Convertible Senior Discount Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $295 million aggregate principal amount at maturity of the 9% Convertible Senior Discount Notes was outstanding.

5 1/4% Convertible Senior Notes due 2011

On December 2, 2004, Level 3 issued $345 million aggregate principal amount of 5 1/4% Convertible Senior Notes due 2011 (which are referred to as the “2011 Convertible 5 1/4% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 2011 Convertible 5 1/4% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

The 2011 Convertible 5 1/4% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2011 Convertible 5 1/4% Notes may be converted at the initial rate of 251.004 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $3.984 per share.

Level 3 may redeem the 2011 Convertible 5 1/4% Notes, in whole or in part, at any time after December 15, 2008. If a redemption occurs before December 15, 2010, Level 3 will pay a premium on principal amount of the 2011 Convertible 5 1/4% Notes redeemed. The premium for the 12 month period beginning December 15, 2008 is equal to 102.25%, for the 12 month period beginning December 15, 2009 is equal to 101.50% and for the 12 month period beginning December 15, 2010 and thereafter 100.75%.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 5 1/4% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a “make-whole premium” that is based on a table included in the indenture relating to the 2011 Convertible 5 1/4% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock in the change of control transaction.

The indenture also contains a provision relating to the acceleration of the 2011 Convertible 5 1/4% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $345 million aggregate principal amount of the 5 1/4% Notes was outstanding.

10% Convertible Senior Notes due 2011

On April 4, 2005, Level 3 issued $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011 (which are referred to as the “2011 Convertible 10% Notes”) under an indenture supplement between Level 3 and The Bank of New York, as trustee. The 2011 Convertible 10% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

After January 1, 2007, the 2011 Convertible 10% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The conversion right will be accelerated in the event of a change of control as defined in the indenture. For each $1,000 principal amount of 2011 Convertible 10% Notes surrendered for conversion a holder will receive 277.77 shares of our common stock.

Level 3 may redeem the 2011 Convertible 10% Notes, in whole or in part, at any time after May 1, 2009. If a redemption occurs before maturity, Level 3 will pay a premium on principal amount of the 2011 Convertible 10% Notes redeemed. The premium for the 12 month period beginning May 1, 2009 is equal to 3.33% and for the 12 month period beginning May 1, 2010 and thereafter 1.67%.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 10% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a “make-whole premium” that is based on a table included in the indenture relating to the 2011 Convertible 10% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock.

The indenture also contains a provision relating to the acceleration of the 2011 Convertible 10% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $880 million aggregate principal amount of the 2011 Convertible 10% Notes was outstanding.

11 1/2% Senior Notes due 2010

On January 13, 2006, Level 3 issued approximately $692 million in aggregate principal amount of 11 1/2% Senior Notes due 2010 (the “11 1/2% Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11 1/2% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11 1/2% Notes bear interest at a rate of 11 1/2% per annum, payable semiannually on March 1 and September 1.

Level 3 may redeem the 11 1/2% Notes, in whole or in part, at any time on or after March 1, 2009. The 11 1/2% Notes are not redeemable prior to such time.

If an event treated as a change of control of Level 3 occurs, Level 3, will be obligated, subject to certain conditions, to offer to purchase all of the 11 1/2% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 11 1/2% Notes places certain restrictions on the actions of Level 3 and the Issuer and some of their subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $692 million in aggregate principal amount of the 11 1/2% Notes was outstanding.

Euro-Denominated Senior Notes

11 1/4% Senior Notes due 2010

On February 29, 2000, Level 3 issued €300 million aggregate principal amount of 11 1/4% Senior Notes due 2010 (which are referred to as the “11 1/4% Euro Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 11 1/4% Euro Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11 1/4% Euro Notes bear interest at a rate of 11 1/4% per annum, payable semiannually in arrears on March 15 and September 15.

Level 3 may redeem the 11 1/4% Euro Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the principal amount of the 11 1/4% Euro Notes redeemed. This premium decreases annually from approximately 3.75% for a redemption during the twelve month period beginning on March 15, 2006 to approximately 1.875% for a redemption during the twelve month period beginning on March 15, 2007.

If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 11 1/4% Euro Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 11 1/4% Euro Notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 11 1/4% Euro Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $125 million aggregate principal amount of the 11 1/4% Euro Notes was outstanding.

10 3/4% Senior Notes due 2008

On February 29, 2000, Level 3 issued €500 million aggregate principal amount of 10 3/4% Senior Notes due 2008 (which are referred to as the “10 3/4% Euro Notes”) under an indenture between Level 3 and The Bank of New York, as trustee. The 10 3/4% Euro Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 10 3/4% Euro Notes bear interest at a rate of 10 3/4% per annum, payable semiannually in arrears on March 15 and September 15.

The 10 3/4% Euro Notes are not redeemable at the option of Level 3 prior to maturity.

If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10 3/4% Euro Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 10 3/4% Euro Notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 10 3/4% Euro Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

As of March 31, 2006, approximately $60 million aggregate principal amount of the 10 3/4% Euro Notes was outstanding.

Indebtedness of Level 3 Financing, Inc.

Credit Agreement

As of December 1, 2004, Level 3 Financing, Inc., or Level 3 Financing, a direct wholly-owned subsidiary of Level 3, as borrower, and Level 3 Communications, Inc., as guarantor, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain lenders entered into a credit agreement, pursuant to which the lenders extended a $730 million senior secured term loan to Level 3 Financing.

Level 3 Financing’s obligations under the credit agreement are, subject to certain exceptions, secured by certain of the assets of (i) Level 3 Communications, Inc.; and (ii) certain of Level 3 Communications, Inc.’s material domestic subsidiaries that are engaged in the telecommunications business, including Level 3 Communications, LLC. Level 3 Communications, Inc. and these subsidiaries also guarantee the obligations of Level 3 Financing under the credit agreement.

The principal amount of the senior secured term loan will be payable in full on December 1, 2011. Additional secured term loans or revolving loans may in the future be extended to Level 3 Financing under the credit agreement.

The senior secured term loan bears interest at a rate equal to the London Interbank Offered Rate (LIBOR) plus 700 basis points.

The credit agreement provides that indebtedness outstanding under the senior secured term loan will be paid with all of the net available cash proceeds with respect to certain asset sales, if these proceeds are not reinvested in Level 3’s business.

The credit agreement contains negative covenants restricting and limiting the ability of Level 3 Communications, Inc., Level 3 Financing and any restricted subsidiary to engage in certain activities, including:

•	limitations on indebtedness and the incurrence of liens;

•	restrictions on dividends and distributions on capital stock, and other similar distributions;

•	limitations on transactions restricting the ability of subsidiaries to pay dividends and other similar distributions;

•	restrictions on the issuance and sale of capital stock of subsidiaries;

•	restrictions on sale leaseback transactions, sales of assets and investments, including restrictions on asset transfers by guarantors under the credit agreement to subsidiaries of Level 3 Communications, Inc. which are not guarantors;

•	limitations on transactions with affiliates;

•	limitations on designating subsidiaries as unrestricted subsidiaries;

•	limitations on actions with respect to existing intercompany obligations; and

•	in the case of Level 3 Communications, Inc., Level 3 Financing and any guarantor, restrictions on mergers and sales of substantially all assets.

The credit agreement does not require Level 3 or Level 3 Financing to maintain specific financial ratios. The credit agreement does contain certain events of default.

On May 30, 2006, Level 3 Financing, Inc., our wholly-owned subsidiary, announced its intention to amend and restate its existing $730 million senior secured credit facility to, among other things, reduce the interest rate payable under the agreement, modify the pre-payment provisions and make other specified changes. There can be no assurances that we will be able to amend and restate our credit facility in such a manner. Our continuing guarantee of that debt will constitute senior debt. Neither the completion of the proposed amendment of the senior secured credit facility nor the closing of this offering or the closing of our concurrent offering of common stock described under “Summary” is conditioned upon the closing of the other transactions.

10 3/4% Senior Notes due 2011

On October 1, 2003, Level 3 Financing, Inc. issued $500 million aggregate principal amount of 10 3/4% Senior Notes due 2011 (the “10 3/4% Notes”) under an indenture between Level 3, as guarantor, Level 3 Financing, Inc., as Issuer, and The Bank of New York as trustee. The 10 3/4% Notes are senior unsecured unsubordinated obligations of Level 3 Financing. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of Level 3 Financing. The 10 3/4% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 Communications, Inc. and Level 3 Communications, LLC. The 10 3/4% Notes bear interest at a rate of 10 3/4% per annum, payable semiannually in arrears on April 15 and October 15.

Level 3 Financing may redeem the 10 3/4% Notes, in whole or in part, at any time on or after October 15, 2007. If a redemption occurs before October 15, 2009, Level 3 Financing will pay a premium on the principal amount of the 10 3/4% Notes redeemed. This premium decreases annually from approximately 5.38% for a redemption during the twelve month period beginning on October 15, 2007 to approximately 2.69% for a redemption during the twelve month period beginning on October 15, 2008. In addition, on or prior to October 15, 2006, Level 3 Financing may redeem up to 35% of the 10 3/4% Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Level 3 Financing at a redemption price equal to 110.750% of the principal amount of the 10 3/4% Notes so redeemed.

If an event treated as a change in control of Level 3 and/or Level 3 Financing occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10 3/4% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 10 3/4% Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of the Issuer and Issuer restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Parent, the Issuer, future guarantors of the notes and guarantors of the 10 3/4% Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the 10 3/4% Notes may force Level 3 Financing to immediately repay the principal on the 10 3/4% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2006, $500 million aggregate principal amount of the 10 3/4% Notes was outstanding.

Floating Rate Senior Notes due 2011

On March 14, 2006, Level 3 Financing issued $150 million aggregate principal amount of Floating Rate Senior Notes due 2011 (the “Floating Rate Notes”) under an indenture between Level 3, as guarantor, Level 3 Financing, and The Bank of New York as trustee. The Floating Rate Notes are senior unsecured unsubordinated obligations of Level 3 Financing. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of Level 3 Financing. The Floating Rate Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3. The Floating Rate Notes bear interest at a rate of LIBOR plus 6.375% per annum, reset semiannually, and payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2006.

Level 3 Financing may redeem the Floating Rate Notes, in whole or in part, at any time on or after March 15, 2008. If a redemption occurs before March 15, 2010, Level 3 Financing will pay a premium on the principal amount of the Floating Rate Notes redeemed. This premium decreases annually from approximately 2.0% for a redemption during the twelve month period beginning on March 15, 2008 to approximately 1.0% for a redemption during the twelve month period beginning on March 15, 2009. In addition, on or prior to March 15, 2008, Level 3 Financing may redeem up to 35% of the Floating Rate Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Level 3 Financing at a redemption price equal to 100.00% of the principal amount of the Floating Rate Notes so redeemed, plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date that notice of redemption is given.

If an event treated as a change in control of Level 3 and/or Level 3 Financing occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding Floating Rate Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the Floating Rate Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Level 3 Financing and Level 3 Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Level 3 Financing, future guarantors of the notes and guarantors of the Floating Rate Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the Floating Rate Notes may force Level 3 Financing to immediately repay the principal on the Floating Rate Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of March 31, 2006, $150 million aggregate principal amount of the Floating Rate Notes was outstanding.

12.25% Senior Notes due 2013

On March 14, 2006 and April 6, 2006 respectively, Level 3 Financing issued $250 million and $300 million aggregate principal amount of 12.25% Senior Notes due 2013 (the “12.25% Notes”) under an indenture between Level 3, as guarantor, Level 3 Financing, and The Bank of New York as trustee. The 12.25% Notes are senior unsecured unsubordinated obligations of Level 3 Financing. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of Level 3 Financing. The 12.25% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3. The 12.25% Notes bear interest at a rate of 12.25% per annum, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2006.

Level 3 Financing may redeem the 12.25% Notes, in whole or in part, at any time on or after March 15, 2010. If a redemption occurs before March 15, 2012, Level 3 Financing will pay a premium on the principal amount of the 12.25% Notes redeemed. This premium decreases annually from approximately 6.125% for a redemption during the twelve month period beginning on March 15, 2010 to approximately 3.063% for a redemption during the twelve month period beginning on March 15, 2011. In addition, on or prior to March 15, 2009, Level 3 Financing may redeem up to 35% of the 12.25% Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Level 3 Financing at a redemption price equal to 112.25% of the principal amount of the 12.25% Notes so redeemed.

If an event treated as a change in control of Level 3 and/or Level 3 Financing occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 12.25% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

The indenture relating to the 12.25% Notes contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on consolidated debt; (ii) limitation on debt of Level 3 Financing and Level 3 Financing restricted subsidiaries; (iii) limitation on restricted payments; (iv) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (v) limitation on liens; (vi) limitation on sale and leaseback transactions; (vii) limitation on asset dispositions; (viii) limitation on issuance and sales of capital stock of restricted subsidiaries; (ix) transactions with affiliates; (x) reports; (xi) limitation on designations of unrestricted subsidiaries; and (xii) in the case of Level 3, Level 3 Financing, future guarantors of the notes and guarantors of the Offering Proceeds Note, limitations on mergers, consolidations and sales of all or substantially all of the assets of such entities.

The holders of the 12.25% Notes may force Level 3 Financing to immediately repay the principal on the 12.25% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

As of April 6, 2006, $550 million aggregate principal amount of the 12.25% Notes was outstanding.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of May 25, 2006, and as adjusted to reflect our concurrent offering of common stock (assuming no exercise of the underwriters’ overallotment option) by our directors, the executive officers, and directors and executive officers as a group, and each person known by us to beneficially own more than five percent of our outstanding common stock. Percentage ownership is based on 874,562,579 shares outstanding on May 25, 2006 on a pro forma basis after giving effect to the issuance of 25,975,088 shares of common stock in connection with the acquisition of ICG Communications on May 31, 2006.

Name	Number of Shares of Common Stock†	Percent of Common Stock Beneficially Owned
		Before the Offering	After the Offering
Directors and Executive Officers
James Q. Crowe(1)	6,815,673	*	*
Kevin J. O’Hara(2)	1,751,615	*	*
Keith R. Coogan(3)	76,643	*	*
Thomas C. Stortz(4)	834,314	*	*
Charles C. Miller, III(5)	429,039	*	*
Walter Scott, Jr.(6)	38,258,092	4.3%	3.8%
James O. Ellis, Jr	132,574	*	*
Richard R. Jaros(7)	2,091,002	*	*
Robert E. Julian(8)	4,131,484	*	*
Arun Netravali	155,678	*	*
John T. Reed(9)	279,207	*	*
Michael B. Yanney(10)	212,107	*	*
Albert C. Yates	132,574	*	*
Directors and Executive Officers as a Group (16 persons)(11)	56,732,901	6.4%	5.7%

Stockholders owning 5% or more
Southeastern Asset Management, Inc.(12)	156,063,293	17.8%	15.6%
AXA Financial, Inc.(13)	57,454,608	6.6%	5.7%
Legg Mason(14)	75,194,700	8.6%	7.5%
Fairfax Financial Holdings Limited (15)	56,950,668	6.5%	5.7%

*	Less than 1%.

†	Included in this table the number of shares of our common stock issuable upon exercise of Outperform Stock Options, if any, which are exercisable within 60 days. The value of the Outperform Stock Options is dependent upon the extent to which our common stock has outperformed the results of the S&P® 500 Index. The number of shares of our common stock issuable upon exercise of an Outperform Stock Option has been calculated based upon the closing price of our common stock on May 25, 2006. The number of shares issuable upon exercise of an Outperform Stock Option, however, is subject to change to the extent that the relationship between the price of our common stock and the results of the S&P® 500 Index change.

(1)	Includes 520,000 shares of our common stock held by The Cherry Creek Trust, of which Mr. Crowe is the sole beneficiary and 118,750 restricted stock units, the restrictions on which will lapse within 60 days of May 25, 2006.

(2)	Includes 46,000 shares of our common stock held by Kevin J. O’Hara Family LTD Partnership. Includes 500,000 shares of our common stock subject to vested non-qualified stock options. Includes 67,500 restricted stock units, the restrictions on which will lapse within 60 days of May 25, 2006.

(footnotes continued on following page)

(3)	Includes 23,907 shares of our common stock issuable upon exercise of vested OSOs and 23,907 restricted stock units, the restrictions on which will lapse within 60 days of May 25, 2006.

(4)	Includes 38,750 restricted stock units, the restrictions on which will lapse within 60 days of May 25, 2006.

(5)	Includes 47,500 shares of our common stock issuable upon exercise of vested OSOs and 183,461 restricted stock units, the restrictions on which will lapse within 60 days of May 25, 2006.

(6)	Includes 99,700 shares of our common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers, 383,503 shares of our common stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds directly, 53,690 shares issuable upon conversion of $3.5 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds indirectly and 3,251,275 shares of our common stock held indirectly by Mr. Scott. In addition, this includes 1,514,840 shares of our common stock issuable upon the exercise of warrants held by Mr. Scott.

(7)	Includes 500,000 shares of our common stock subject to vested non-qualified stock options held by Mr. Jaros. Also includes 214,000 shares held by a family foundation.

(8)	Includes 1,000,000 shares of our common stock held by a Julian Properties, LP, of which Mr. Julian is the sole general partner.

(9)	Includes 61,000 shares of our common stock held by Reed Partners, LP, of which Mr. Reed and his spouse are the sole general partners.

(10)	Includes 2,100 shares of our common stock held in Mr. Yanney’s IRA account and 40,000 shares of our common stock held by The Burlington Capital Group, LLC, of which Mr. Yanney and his spouse own approximately 47% of the outstanding membership interests.

(11)	Includes 1,250,000 shares of our common stock subject to vested non-qualified stock options, 913,755 shares of our common stock issuable upon exercise of vested OSOs and 369,532 shares of our common stock issuable upon the lapse of restrictions on restricted stock units within 60 days of May 25, 2006. Also includes 1,514,840 shares of our common stock issuable upon the exercise of warrants and 437,193 shares issuable upon conversion of our 6% Convertible Subordinated Notes due 2009.

(12)	Address for Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119. The following information is based solely on Southeastern Asset Management, Inc.’s Schedule 13G dated February 7, 2006. Information presented is presented by Southeastern Asset Management, Inc. as a registered investment adviser. All of the securities reported are owned legally by Southeastern Asset Management, Inc.’s advisory clients and none are owned directly or indirectly by Southeastern Asset Management, Inc. Includes 81,029,000 shares of our common stock held by Longleaf Partners Fund, of which Southeastern Asset Management, Inc. shares voting and dispositive power, and 28,902,862 shares of our common stock held by Longleaf Partners Small-Cap Fund, of which Southeastern Asset Management, Inc. shares voting and dispositive power. Southeastern Asset Management, Inc. exercises sole dispositive power with respect to 46,131,431 shares of our common stock held by discretionary managed accounts, including 40,058,310 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has sole voting power and 6,073,121 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has no voting power.

(13)	Address for AXA Financial, Inc. and related entities is 1290 Avenue of the Americas, New York, New York 10104. The following information is based solely on AXA Financial Inc.’s Schedule 13G dated May 10, 2006. Includes 49,362,855 shares of our common stock for which Alliance Capital Management L.P. exercises sole voting power and 55,469,970 shares of our common stock for which Alliance Capital Management L.P. exercises sole dispositive power. Also includes 1,032,961 shares of our common stock for which AXA Equitable Life Insurance Company exercises sole voting power and 1,290,227 shares of our common stock for which AXA Equitable Life Insurance Company exercises sole dispositive power.

(footnotes continued on following page)

(14)	Address for Legg Mason, Inc. and related entities is 100 Light Street, Baltimore, Maryland 21202. The following information is based solely on Legg Mason, Inc.’s Schedule 13G dated February 14, 2006. Includes 35,000,000 shares of our common stock of which LLM, LLC shares voting and dispositive power and 40,194,700 shares of our common stock of which Legg Mason Capital Management, Inc. shares voting and dispositive power. Each of LLM, LLC and Legg Mason Capital Management, Inc. are investment advisers.

(15)	Address for Fairfax Financial Holdings Limited related entities is 95 Wellington Street West, Suite 800, Toronto, Ontario Canada M5J 2N7. The following information is based solely on Fairfax Financial Holdings Limited’s Schedule 13G dated February 7, 2006. Includes shares of our common stock held by subsidiaries of Fairfax Financial Holdings Limited, which subsidiaries have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such our common stock. No such interest of a subsidiary of Fairfax Financial Holdings Limited relates to more than 5% of our common stock. Also includes shares of our common stock that are issuable upon the conversion of our convertible securities held by subsidiaries of Fairfax Financial Holdings Limited.

DESCRIPTION OF CAPITAL STOCK

We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. You should read our restated certificate of incorporation and our by-laws for additional information before you purchase any of our capital stock. Our restated certificate of incorporation and our by-laws have been filed in their entirety with the SEC. See “Where You Can Find More Information.”

Our authorized capital stock consists of:

•	2,250,000,000 shares of common stock, par value $.01 per share; and

•	10,000,000 shares of preferred stock, par value $.01 per share.

As of May 25, 2006, there were 848,587,491 shares of common stock and no shares of preferred stock outstanding.

Common stock

Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. Holders of our common stock are not entitled to preemptive rights.

The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “LVLT.”

Preferred stock

The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. As of the date of this prospectus supplement, there are no outstanding shares of preferred stock.

Anti-takeover effects

We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

•	a prohibition on our stockholders taking action by written consent;

•	the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board;

•	the requirement of the affirmative vote of at least 66 2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws; and

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of the common stock into which the notes may be converted. This summary:

•	does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances or discuss the effect of any applicable state, local, foreign or other tax laws;

•	is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change at any time, possibly with retroactive effect;

•	deals only with holders that will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code;

•	does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships and other pass-through entities, banks, tax-exempt organizations, insurance companies, dealers or traders in securities or currencies, Foreign Holders (as defined below) that own, or have owned, actually or constructively, more than 5% of our common stock or more than 5% of the fair market value of the notes, or persons that will hold the notes or common stock as a position in a hedging transaction, “straddle” or conversion transaction for tax purposes or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code; and

•	discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes pursuant to, and at the offering price on the cover of, this prospectus supplement and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

We have not sought, nor will seek, any ruling from the IRS with respect to matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

As used herein, the term “United States Holder” means a beneficial owner of a note or common stock that is, for United States federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source;

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States person; or

•	a person whose worldwide income or gain is otherwise subject to United States federal income tax on a net income basis.

A “Foreign Holder” is any beneficial owner of the notes or common stock that is not a United States Holder.

United States Holders

Interest

A United States Holder generally will include interest on a note as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income) and (2) such United States Holder’s adjusted tax basis in the note.

The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the notes were held for more than one year. Long term capital gain of a non-corporate United States Holder is eligible for a reduced rate of tax. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Adjustments to Conversion Rate” below.

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Conversion Rights.” Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a deemed distribution, resulting in dividend treatment (as described below) to the extent of our current or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of the notes in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase may be treated as a deemed distribution on common stock of such holders, taxable as described below under “—Distributions on Common Stock”.

Conversion of the Notes

A United States Holder generally will not recognize any gain or loss upon conversion of a note into common stock except with respect to cash or other property received either as a portion of the consideration for the note or in lieu of a fractional share of common stock. A United States Holder’s tax basis in the common stock received on conversion of a note will be the same as such United States Holder’s adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income. A United States Holder’s tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

If a United States Holder receives a combination of our common stock and cash or other property upon conversion (and such cash is not merely received in lieu of a fractional share of common stock), the holder will generally be required to recognize gain in an amount equal to the lesser of (i) the cash payment or the value of such other property (less the amount attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock over the cash payment or such other property (excluding the amount attributable to accrued and unpaid interest) received upon conversion over the holder’s adjusted tax basis in the notes. The holder generally will not be able to recognize any loss. The holder’s tax basis in the common stock received will be the same as the holder’s tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment or the value of the other property received (less the amount attributable to accrued and unpaid interest).

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder’s adjusted tax basis in the fractional share, and will be taxable as described below under “—Sale or Exchange of Common Stock.” The holder’s tax basis in the fractional share of common stock will be a proportionate part of the holder’s adjusted tax basis in the common stock received upon conversion, as described above.

Distributions on Common Stock

Distributions, if any, paid or deemed paid on the common stock (or deemed distributions on the notes as described above under “—Adjustments to Conversion Rate”) generally will be treated as dividends and includable in the income of a United States Holder as ordinary income to the extent of the our current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends paid to United States Holders that are individuals are currently taxed at the rates applicable to long-term capital gains if the holder meets certain holding period and other requirements. Dividends paid to United States Holders that are United States corporations may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Distributions on shares of common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s basis in the shares of common stock. Any such distributions in excess of the holder’s basis in the shares of common stock generally will be treated as capital gain from a sale or exchange of such stock.

Sale or Exchange of Common Stock

Upon the sale or exchange of common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder’s adjusted tax basis in the common stock. The holder’s adjusted tax basis in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the Notes.” The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a holder will be long-term capital gain or loss if the common stock was held for more than one year. Long-term capital gain of a non-corporate United States Holder is eligible for a reduced rate of tax.

Foreign Holders

Interest

Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

(1) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote (treating, for such purpose, notes held by a Foreign Holder as having been converted into our common stock);

(2) the Foreign Holder is not a controlled foreign corporation that is related to us through stock ownership; and

(3) the Foreign Holder of the note, under penalties of perjury, provides us or our agent with its name and address and certifies (on IRS Form W8-BEN) that it is not a United States person.

For purposes of this summary, we refer to this exemption of interest from United States federal withholding tax as the “Portfolio Interest Exemption.” The certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more Foreign Holders or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business of that Foreign Holder will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to eliminate or reduce such withholding.

A Foreign Holder generally will be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such payment is attributable to a permanent establishment maintained in the United States by such Foreign Holder. Such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional “branch profits” tax at a 30% rate or, if applicable, a lower treaty rate. Foreign Holders should consult their own tax advisors regarding any applicable income tax treaties. To claim the benefit of a tax treaty or to claim exemption from withholding because the interest income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest.

Sale, Exchange or Redemption of the Notes or our Common Stock

A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of the notes or our common stock unless:

(1) the Foreign Holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met;

(2) the gain is effectively connected with the conduct of a trade or business of the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other permanent establishment maintained in the United States by such Foreign Holder; or

(3) we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may prior to a non-U.S. holder’s disposition of common stock become, a U.S. real property holding corporation.

Conversion of the Notes

In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in “—Interest,” or (2) with respect to the receipt of cash by Foreign Holders upon conversion of a note where any of the conditions described in (1), (2) or (3) above under “—Sale, Exchange or Redemption of the Notes” is satisfied.

Distributions on Common Stock

Dividends, if any, paid or deemed paid on the common stock (or deemed dividends on the notes as described above under “—Adjustments to Conversion Rate”) to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Foreign Holder, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States “branch profits” tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the Foreign Holder delivers IRS Form W-8ECI to the payer.

A Foreign Holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements, generally on IRS Form W-8BEN. In addition, in the case of common stock held by a foreign partnership, or other fiscally transparent entity, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information. The Treasury Regulations also provide look-through rules for tiered partnerships.

Contingent Payments

In certain circumstances, we may be obligated to pay holders amounts in excess of stated interest and principal payable on the notes. Our obligation to make payments of the make-whole premium may implicate the provisions of Treasury Regulations relating to contingent payment debt instruments (“CPDIs”). We intend to take the position that the notes are not treated as CPDIs because of these payments. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such payments as additional consideration for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as CPDIs because of such payments, United States Holders might, among other things, be required to accrue interest income at higher rates than the interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the CPDI rules to the notes.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS and backup withholding tax may be collected in connection with payments of principal, premium, if any, and interest on a note, dividends on common stock and payments of the proceeds of the sale of a note or common stock by a holder. A United States Holder will not be subject to backup withholding tax if such United States Holder provides its taxpayer identification number to us or our paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Certain holders, including corporations, are generally not subject to backup withholding.

In addition, a Foreign Holder may be subject to United States backup withholding tax on these payments unless such Foreign Holder complies with certification procedures to establish that such Foreign Holder is not a

United States person. The certification procedures required by a Foreign Holder to claim the exemption from withholding tax on interest (described above in “—Interest”) will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding tax is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of United States federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is timely furnished.

The preceding discussion of certain United States federal income tax considerations is for general information only and is not tax advice. Accordingly, holders of the notes and common stock should consult their own tax advisors as to particular tax consequences to them of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

We intend to offer the notes through the underwriters, represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have agreed severally and not jointly to purchase from us the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total		$150,000,000

The underwriters have agreed to purchase all of the notes being sold pursuant to the purchase agreement if any of the notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at the price less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the notes to the dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Level 3	$	$	$

The expenses of the offering, not including the underwriters’ discount, are estimated to be approximately $750,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $22,500,000 principal amount of the notes at the public offering price listed on the cover page of this prospectus supplement, less the underwriters’ discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement.

No Sale of Similar Securities

We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any majority controlled affiliate of us or any person in privity with us or any majority controlled affiliate of us), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of capital stock or securities convertible into, or exchangeable for, shares of capital stock (other than the notes) or publicly announce an intention to effect any such transaction except for: (A) common stock issued pursuant to any employee benefit plan, stock ownership or stock option plan or dividend reinvestment plan in effect on the date of this prospectus supplement or options granted pursuant to any such plan in effect on the date of this prospectus supplement, provided that such options cannot be exercised for any remaining portion of such 90-day period, (B) common stock issued in connection with the exercise of any warrants or convertible securities outstanding on the date of this prospectus supplement, (C) common stock issued to prospective employees in connection with such employees being hired by us or any of our subsidiaries, (D) common stock to be issued in any acquisition as direct consideration to the sellers pursuant to any written acquisition agreement entered into prior to the date of this prospectus supplement, (E) common stock issued after the end of such 90-day period as direct consideration to the sellers in any acquisition, (F) the common stock we are offering concurrently with this offering of the notes including any common stock issued in connection with the exercise of the underwriters’ over-allotment option and (G) the notes and the common stock issuable upon conversion of the notes including any notes issued in connection with the exercise of the underwriters’ over-allotment option.

In addition, certain of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, contract to sell, pledge or otherwise dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of our capital stock or any securities convertible or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, other than (i) shares of common stock disposed of as bona fide gifts, (ii) transfers incident to estate planning matters, including transfers of shares of common stock to one or more trusts for the benefit of such executive officer or director or members of such person’s family and (iii) testamentary transfers and other transfers of shares of common stock made pursuant to the laws of descent and distribution, provided, however, that in the case of any transfer, distribution or disposition pursuant to clause (i), (ii) or (iii) each donee, distributee or disposition recipient shall agree to be bound by the foregoing restrictions. Merrill Lynch, Pierce, Fenner & Smith Incorporated in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

New Issue of Notes

The notes are a new issue of securities for which there is no public trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Even if an active trading market develops, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the market for similar securities;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

Price Stabilization and Short Positions

Until the distribution of the notes is completed, SEC rules may limit underwriters from bidding for and purchasing the notes and our common stock. However, the underwriters may engage in transactions that stabilize the market price of the notes and our common stock. Such transactions include bids or purchases to peg, fix or maintain the price of the notes or our common stock. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships with Level 3

In the ordinary course of business, the underwriters and their affiliates have in the past and may in the future engage in investment banking or other transactions of financial nature with us, including the provision of certain advisory services to us, for which they have received, and may in the future receive, customary compensation. J.P. Morgan Securities Inc. acted as our financial advisor in connection with the acquisition of WilTel and Morgan Stanley & Co. Incorporated acted as our financial advisor in connection with the acquisition of TelCove.

Under our credit agreement, Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent and collateral agent, Merrill Lynch, Pierce Fenner & Smith Incorporated is the joint lead arranger and bookrunner and Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC, an affiliate of Credit Suisse Securities (USA) LLC, are co-documentation agents.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average or at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by Level 3 Communications, Inc. or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters represents and warrants that:

(a) it has not made or will not make an offer of notes to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (the “FSA”);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the websites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute such prospectus supplement and accompanying prospectus electronically. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the websites maintained by the underwriters is not intended to be part of this prospectus supplement.

LEGAL MATTERS

Certain legal matters with respect to the legality of the notes offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements for us and our subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, have been included and incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to a change in accounting for asset retirement obligations in 2003. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical consolidated financial statements of WilTel Communications Group, Inc. and subsidiaries as of and for the year ended December 31, 2004, included in our Current Report on Form 8-K/A, filed on March 3, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or our website at http://www.level3.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of this offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as amended;

•	Definitive Proxy Statement filed April 10, 2006, as supplemented;

•	Current Reports on Forms 8-K, filed January 17, 2006, January 30, 2006, March 6, 2006, March 10, 2006, March 16, 2006, March 21, 2006, April 6, 2006, April 19, 2006, May 3, 2006 and May 17, 2006 and Current Report on Form 8-K/A filed March 3, 2006; and

•	The description of our common stock contained in our registration statements on Form 8-A/A (SEC File No. 000-15658) filed on April 1, 1998, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Senior Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, CO 80021

720-888-1000

You should rely only on the information incorporated by reference or provided in this prospectus supplement. Our website has been provided for textual reference only.

Any statements made in a document incorporated by reference in this prospectus supplement are deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus supplement is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

GLOSSARY OF TERMS

access	Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

access charges	The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the LECs’ local networks.

backbone	A high-speed network that interconnects smaller, independent networks. It is the through-portion of a transmission network, as opposed to spurs which branch off the through-portions.

CAP	Competitive Access Provider. A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

capacity	The information carrying ability of a telecommunications facility.

carrier	A provider of communications transmission services by fiber, wire or radio.

central office	Telephone company facility where subscribers’ lines are joined to switching equipment for connecting other subscribers to each other, locally and long distance.

CLEC	Competitive Local Exchange Carrier. A company that competes with LECs in the local services market.

co-carrier	A relationship between a CLEC and an ILEC that affords each company the same access to and right on the other’s network and provides access and services on an equal basis.

common carrier	A government-defined group of private companies offering telecommunications services or facilities to the general public on a non-discriminatory basis.

conduit	A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

DS-3	A data communications circuit capable of transmitting data at 45 Mbps.

dark fiber	Fiber optic strands that are not connected to transmission equipment.

dedicated telecommunications lines	Telecommunications lines reserved for use by particular customers.

equal access	The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers’ (PIC) long distance telephone network by dialing “1”, thus eliminating the need to dial additional digits and an authorization code to obtain such access.

facilities based carriers	Carriers that own and operate their own network and equipment.

fiber optics	A technology in which light is used to transport information from one point to another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying enormous amounts of data. Modulating light on thin strands of glass produces major benefits including high bandwidth, relatively low cost, low power consumption, small space needs and total insensitivity to electromagnetic interference.

Gbps	Gigabits per second. A transmission rate. One gigabit equals 1.024 billion bits of information.

ILEC	Incumbent Local Exchange Carrier. A company historically providing local telephone service. Often refers to one of the Regional Bell Operating Companies (RBOCs). Often referred to as “LEC” (Local Exchange Carrier).

Interconnection	Interconnection of facilities between or among the networks of carriers, including potential physical colocation of one carrier’s equipment in the other carrier’s premises to facilitate such interconnection.

Internet	A global collection of interconnected computer networks which use a specific communications protocol.

ISPs	Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

IXC	Interexchange Carrier. A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

LATA	Local Access and Transport Area. A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

leased line	An amount of telecommunications capacity dedicated to a particular customer along predetermined routes.

LEC	Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area. LECs include both ILECs and CLECs.

local exchange	A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

local loop	A circuit that connects an end user to the LEC central office within a LATA.

long distance carriers	Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier’s facilities.

Mbps	Megabits per second. A transmission rate. One megabit equals 1.024 million bits of information.

MPLS	MultiProtocol Label Switching. A standards-approved technology for speeding up network traffic flow and making it easier to manage. MPLS involves setting up a specific path for a given sequence of packets, identified by a label put in each packet, thus saving the time needed for a router or switch to look up the address to the next node to forward the packet to.

multiplexing	An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence (time division).

OC-3	A data communications circuit capable of transmitting data at 155 bps.

OC-12	A data communications circuit capable of transmitting data at 622 Mbps.

OC-48	A data communications circuit capable of transmitting data at approximately 2.45 Gbps.

peering	The commercial practice under which ISPs exchange traffic with each other. Although ISPs are free to make a private commercial arrangement, there are generally two types of peering. With a settlement free peering arrangement the ISPs do not need to pay each other for the exchange of traffic. With paid peering, the larger ISP receives payment from the smaller ISP to carry the traffic of that smaller ISP. Peering occurs at both public and private exchange points.

POP	Point of Presence. Telecommunications facility where a communications provider locates network equipment used to connect customers to its network backbone.

private line	A dedicated telecommunications connection between end user locations.

PSTN	Public Switched Telephone Network. That portion of a local exchange company’s network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company’s central offices.

public safety answering point	An answering location for 911 calls originating in a given area. PSAPs are typically a common bureau used to answer emergency calls and dispatch safety agencies such as police, fire, emergency medical, etc.

RBOCs	Regional Bell Operating Companies. Originally, the seven local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture. Currently consists of four local telephone companies as a result of the mergers of Bell Atlantic with NYNEX and SBC with Pacific Telesis and Ameritech.

reciprocal compensation	The compensation of a CLEC for termination of a local call by the ILEC on the CLEC’s network, which is the same as the compensation that the CLEC pays the ILEC for termination of local calls on the ILEC’s network.

resale	Resale by a provider of telecommunications services (such as a LEC) of such services to other providers or carriers on a wholesale or a retail basis.

router	Equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

selective router	Telephone switch or functional equivalent, controlled by the relevant local exchange carrier (LEC), which determines the PSAP to which a 911 call should be delivered based on the location of the 911 caller.

SONET	Synchronous Optical Network. An electronics and network architecture for variable bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds. SONET ring architecture provides for virtually instantaneous restoration of service in the event of a fiber cut or equipment failure by automatically rerouting traffic in the opposite direction around the ring.

special access service	The lease of private, dedicated telecommunications lines or “circuits” along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

switch	A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Tbps	Terabits per second. A transmission rate. One terabit equals 1.024 trillion bits of information.

unbundled	Services, programs, software and training sold separately from the hardware.

unbundled access	Access to unbundled elements of a telecommunications services provider’s network including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

VoIP	Voice over Internet Protocol

VPC	VoIP Positioning Center. An entity that maintains an end user location database and manages the technology including query keys and routing number pools used to deliver 911 calls to the correct PSAP for emergency handling.

web	A collection of computer systems supporting a communications protocol that permits multimedia presentation of information over the Internet.

web site	A server connected to the Internet from which Internet users can obtain information.

wireless	A communications system that operates without wires. Cellular service is an example.

LEVEL 3 COMMUNICATIONS INC. AND SUBSIDIARIES

Schedules not indicated above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share data)	2006	2005
Revenue:
Communications	$804	$510
Information services	445	466
Coal mining	18	17

Total revenue	1,267	993

Costs and Expenses:
Cost of revenue:
Communications	396	116
Information services	405	429
Coal mining	16	13

Total cost of revenue	817	558

Depreciation and amortization	190	169
Selling, general and administrative	313	224
Restructuring charges	5	15

Total costs and expenses	1,325	966

Operating Income (Loss)	(58)	27

Other Income (Expense):
Interest income	9	4
Interest expense	(150)	(114)
Other, net	31	6

Total other income (expense)	(110)	(104)

Loss from Continuing Operations Before Income Taxes	(168)	(77)
Income Tax Benefit (Expense)	—	—

Loss from Continuing Operations	(168)	(77)
Loss from Discontinued Operations	—	—

Net Loss	$(168)	$(77)

Basic Earnings (Loss) per Share:
Loss from continuing operations	$(0.20)	$(0.11)
Income (Loss) from discontinued operations	—	—

Net Loss	$(0.20)	$(0.11)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(dollars in millions)	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$580	$452
Marketable securities	412	176
Restricted cash and securities	35	34
Receivables, less allowances of $26 and $23, respectively	717	823
Other	157	185

Total Current Assets	1,901	1,670

Property, Plant and Equipment, net	5,588	5,638
Marketable Securities	—	234
Restricted Cash and Securities	87	75
Goodwill and Other Intangibles, net	567	533
Other Assets, net	141	127

Total Assets	$8,284	$8,277

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$622	$787
Current portion of long-term debt	1	—
Accrued payroll and employee benefits	67	96
Accrued interest	120	102
Deferred revenue	233	266
Other	145	172

Total Current Liabilities	1,188	1,423

Long-Term Debt, less current portion	6,357	6,023
Deferred Revenue	734	748
Other Liabilities	551	559

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares outstanding	—	—
Common stock, $.01 par value, authorized 1,500,000,000 shares: 844,059,226 outstanding in 2006 and 817,767,818 outstanding in 2005	8	8
Additional paid-in capital	7,851	7,759
Accumulated other comprehensive loss	(42)	(51)
Accumulated deficit	(8,363)	(8,192)

Total Stockholders’ Deficit	(546)	(476)

Total Liabilities and Stockholders’ Deficit	$8,284	$8,277

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
(dollars in millions)	2006	2005
Cash Flows from Operating Activities:
Net Loss	$(168)	$(77)
(Income) Loss from discontinued operations	—	—

Loss from continuing operations	(168)	(77)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Depreciation and amortization	190	169
Gain on sale of property, plant and equipment and other assets	(1)	(1)
Non-cash compensation expense attributable to stock awards	15	11
Deferred revenue	(47)	(174)
Gain on extinguishment of debt, net	(27)	—
Non-cash impairment expenses	3	—
Amortization of debt issuance costs	4	4
Accreted interest on long-term discount debt	9	17
Accrued interest on long-term debt	18	15
Change in working capital items net of amounts acquired:
Receivables	140	101
Other current assets	25	21
Payables	(169)	(118)
Other current liabilities	(50)	(24)
Other	(5)	(3)

Net Cash Used in Operating Activities of Continuing Operations	(63)	(59)

Cash Flows from Investing Activities:
Capital expenditures	(59)	(60)
Proceeds from sales and maturities of marketable securities	—	50
Decrease (increase) in restricted cash and securities, net	(12)	(1)
Proceeds from sale of property, plant and equipment, and other	2	1
Progress Telecom acquisition	(70)	—

Net Cash Used in Investing Activities	(139)	(10)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	$379	$—
Payments and repurchases of long-term debt, including current portion	(51)	(25)

Net Cash Provided by (Used in) Financing Activities	328	(25)

Discontinued Operations (Revised):
Net Cash Used in Discontinued Operating Activities	—	(7)
Net Cash Used in Investing Activities	—	(1)

Net Cash Used in Discontinued Operations	—	(8)

Effect of Exchange Rates on Cash and Cash Equivalents	2	(5)

Net Change in Cash and Cash Equivalents	128	(107)

Cash and Cash Equivalents at Beginning of Period	452	443

Cash and Cash Equivalents at End of Period	$580	$336

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$119	$78

Noncash Investing and Financing Activities
Common stock issued for acquisition	66	—
Long-Term debt issued in exchange transaction	619	—
Long-Term debt retired in exchange transaction	692	—

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders’ Deficit

For the three months ended March 31, 2006

(unaudited)

(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balances at December 31, 2005	$8	$7,759	$(51)	$(8,192)	$(476)
Adjustment for EITF No. 04-6	—	—	—	(3)	(3)

Adjusted balance at December 31, 2005	8	7,759	(51)	(8,195)	(479)

Common Stock:
Stock plan grants	—	10	—	—	10
Shareworks plan	—	12	—	—	12
401(k) plan	—	4	—	—	4
Progress Telecom acquisition	—	66	—	—	66
Net Loss	—	—	—	(168)	(168)
Other Comprehensive Income	—	—	9	—	9

Balances at March 31, 2006	$8	$7,851	$(42)	$(8,363)	$(546)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(unaudited)

	Three Months Ended March 31,
(dollars in millions)	2006	2005
Net Loss	$(168)	$(77)
Other Comprehensive Income (Loss) Before Tax:
Foreign currency translation income (losses)	7	(29)
Unrealized holding gains (losses) on marketable equity securities and other arising during period	2	—
Reclassification adjustment for losses included in net loss	—	4

Other Comprehensive Income (Loss) Before Tax	9	(25)
Income Tax Benefit Related to Items of Other Comprehensive Income (Loss)	—	—

Other Comprehensive Income (Loss), Net of Taxes	9	(25)

Comprehensive Loss	$(159)	$(102)

SUPPLEMENTARY STOCKHOLDERS’ DEFICIT INFORMATION

(unaudited)

(dollars in millions)	Net Foreign Currency Translation Adjustment	Other	Total
Accumulated other comprehensive income (loss):

Balance at December 31, 2005	$(19)	$(32)	$(51)
Change	7	2	9

Balance at March 31, 2006	$(12)	$(30)	$(42)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (the “Company” or “Level 3”) in which it has control, which are engaged in enterprises primarily related to communications, information services, and coal mining. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. All significant intercompany accounts and transactions have been eliminated.

On March 20, 2006, the Company completed the acquisition of Progress Telecom, LLC. (“Progress Telecom”). Progress Telecom’s results of operations, cash flows and financial position are included in the consolidated financial statements from the date of acquisition (See Note 2).

On December 23, 2005, Level 3 acquired WilTel Communications Group, LLC and its operating subsidiaries (“WilTel”). The financial position, results of operations and cash flows attributable to WilTel are included in the consolidated financial statements from the date of acquisition (See Note 2).

On November 30, 2005, Level 3 sold (i)Structure, LLC (“(i)Structure”), Level 3’s wholly-owned IT infrastructure management outsourcing subsidiary to Infocrossing, Inc. (“Infocrossing”). The results of operations and cash flows for this business have been classified as discontinued operations in the consolidated financial statements for all periods presented (See Note 3).

The consolidated balance sheet of Level 3 Communications, Inc. and subsidiaries at December 31, 2005 has been taken from the Company’s audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. The Company’s accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2005. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of revenue and expenses during the reported period. Actual results could differ from these estimates.

The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results expected for the full year.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The U.S. Securities and Exchange Commission extended the effective date of SFAS No. 123R such that the Company was first required to adopt SFAS No. 123R beginning January 1, 2006. The adoption of SFAS No. 123R did not have a material effect on the Company’s financial position or results of operations.

Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) establishes appropriate accounting for stripping costs incurred during the production phase and is effective for fiscal years beginning after December 15, 2005. EITF No. 04-6 concludes that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

incurred. EITF No. 04-6 further defines inventory produced as mineral that has been extracted. As a result, stripping costs related to exposed, but not extracted mineral must be expensed as incurred rather than deferred until the mineral is extracted. The Company’s coal mining business had previously deferred stripping costs and amortized these costs over the period in which the underlying coal was mined. The Company’s adoption of EITF No. 04-6 on January 1, 2006 requires it to adjust beginning retained earnings (accumulated deficit) for the amount of prepaid stripping costs previously deferred. The Company decreased beginning equity by $3 million as a result of the adoption of EITF No. 04-6.

Reclassifications

Certain prior year amounts may have been reclassified to conform to the current year presentation.

In 2005, the Company has separately disclosed the operating, investing and financing portion of the cash flows attributable to its discontinued operations, which in prior periods were reported on a combined basis as a single amount.

2. Acquisitions

Progress Telecom

On March 20, 2006, Level 3 completed its acquisition of all of the membership interests of Progress Telecom, LLC from PT Holding Company LLC (“PT Holding”) excluding certain specified assets and liabilities of Progress Telecom. Progress Telecom was owned by PT Holding, which is jointly owned by Progress Energy, Inc. and Odyssey Telecorp, Inc. Under the terms of the purchase agreement dated January 25, 2006, Level 3 purchased Progress Telecom for an aggregate purchase price consisting of $68.5 million in cash and 19.7 million newly issued shares of Level 3 common stock, valued at $66 million. The purchase price is subject to adjustments based on working capital and other matters. The Company also incurred costs of approximately $1 million related to the transaction. Level 3 entered into certain transactions with Progress Telecom prior to the acquisition of Progress Telecom by Level 3, whereby Level 3 received cash for communications services to be provided in the future. As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Progress Telecom transaction by $4 million, the amount of the unamortized deferred revenue balance on March 20, 2006.

Level 3 filed a registration statement covering the 19.7 million newly issued shares of Level 3 common stock, which became effective on March 24, 2006. These shares are subject to transfer restrictions pursuant to the registration rights agreement the Company entered into with PT Holding and others.

Progress Telecom is a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom’s network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile switching centers in the southeastern region of the United States. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers.

WilTel

On December 23, 2005, the Company acquired WilTel, from Leucadia National Corporation and its subsidiaries (together “Leucadia”). The consideration paid consisted of approximately $390 million in cash and 115 million shares of newly issued Level 3 common stock (“Shares”), valued at $313 million. The Company also incurred approximately $7 million of costs related to this transaction. The cash purchase price was subject to

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

post-closing adjustments based on actual working capital and other contractual items as of the closing date. In March, 2006, Leucadia and Level 3 agreed that the purchase price for WilTel should decrease by approximately $27 million as a result of working capital and other contractual post closing adjustments. As of March 31, 2006, the purchase price adjustment due to Level 3 was still outstanding and included in Accounts Receivable on the consolidated balance sheet. Level 3 received payment of the $27 million adjustment in the April 2006.

The preliminary valuation indicated that the fair value of the WilTel assets acquired exceeded the total of the purchase price paid and the liabilities assumed in the transaction. As a result, the excess value was applied against the fair value of the property, plant and equipment obtained in the transaction. The $27 million post-closing adjustment resulted in an additional decrease in the fair value of property, plant and equipment in the first quarter of 2006.

In accordance with the terms of a registration rights agreement between Level 3 and Leucadia dated December 23, 2005, Level 3 filed a registration statement covering the Shares, which became effective on December 27, 2005. On March 20, 2006, Leucadia sold all of the Shares under the registration statement.

Pro Forma Financial Information

The following is unaudited pro-forma financial information of the Company assuming the WilTel and Progress Telecom transactions occurred at the beginning of the period presented:

(dollars in millions, except per share data)	Pro-Forma Three months ended March 31, 2006	Pro-Forma Three months ended March 31, 2005
Revenue	$1,280	$1,429
Loss from Continuing Operations	(167)	(49)
Income from Discontinued Operations	—	—
Net Loss	(167)	(49)
Net Loss per Share	$(0.20)	$(0.06)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value of the assets acquired and the liabilities assumed in the Progress Telecom transaction is based upon a preliminary valuation and is subject to change based on post-closing purchase price adjustments and changes to the integration plan of the combined business. The fair value of assets acquired and liabilities assumed in the WilTel transaction is based upon a preliminary valuation as of the acquisition date after reflecting other contractual purchase price adjustments and is subject to change due to integration plans. The Company will continue to evaluate assets acquired and liabilities assumed based on the valuation analysis and integration efforts for the WilTel and Progress Telecom transactions. The estimated fair value of assets acquired and liabilities assumed for the Progress Telecom and WilTel transactions are as follows.

(dollars in millions)	Progress Telecom	WilTel
Assets:
Cash and cash equivalents	$—	$128
Accounts receivable	3	257
Other current assets	2	20
Property, plant and equipment, net	88	629
Goodwill	30	—
Identifiable intangible assets	25	152
Other assets	—	26

Total Assets	148	1,212

Liabilities:
Accounts payable	1	204
Accrued payroll	1	29
Other current liabilities	3	67
Current portion of capital leases	1	—
Capital leases	8	—
Deferred revenue—Progress/WilTel	2	41
Deferred revenue—Level 3	(4)	(2)
Other liabilities	—	90

Total Liabilities	12	429

Purchase Price	$136	$783

3. Discontinued Operations

On November 30, 2005, Level 3 sold (i)Structure to Infocrossing, Inc. for proceeds of $85 million which consisted of $82 million in cash and $3 million of Infocrossing common stock. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date. Level 3 recognized a $49 million gain on the transaction in the fourth quarter of 2005.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following is the summarized results of operations of the (i)Structure business for the three months ended March 31, 2005.

(dollars in millions, except per share data)	Three Months Ended March 31, 2005
Revenues	$17
Costs and Expenses:
Cost of revenue	13
Depreciation and amortization	2
Selling, general and administrative	2

Total costs and expenses	17

Loss from Discontinued Operations	$—

4. Restructuring Charges

In the first quarter of 2006, the Company initiated workforce reductions that are expected to affect approximately 850 employees in its North American communications business related to the integration of WilTel into Level 3’s operations. The accounting treatment for the severance costs is dependent on whether those individuals affected are former WilTel employees or Level 3 employees. The estimated severance costs earned by former WilTel employees as of the acquisition date are included as a liability in the balance sheet as of the acquisition date. Severance costs attributable to Level 3 employees are recorded as a restructuring charge in the statement of operations once the employees are notified that their position will be eliminated and of their severance arrangements.

As of March 31, 2006, the Company had notified or terminated approximately 384 employees (133 for Level 3 and 251 for WilTel) pursuant to these activities. The Company had recorded approximately $1 million in restructuring charges for effected Level 3 employees and recognized approximately $7 million of costs for former WilTel employees. As of March 31, 2006, the Company had obligations of less than $1 million for those Level 3 employees terminated or notified. The workforce reduction attributable to the WilTel integration activities is expected to be substantially complete by the end of 2006.

In the first quarter of 2006, Software Spectrum, Inc. (“Software Spectrum”) announced a workforce reduction that will affect approximately 95 people in its North American business due to a strategic decision to enter into a business solutions partner arrangement for certain business processes such as credit and collections, accounts payable and other administrative and back-office positions. These positions will be transitioned in phases through the end of 2006 in accordance with Software Spectrum’s implementation plan. The Company will record the expenses attributable to the incentive stay bonus, the severance package and the outplacement fees for employees who are required to provide more than 60 days of additional service to be eligible to receive the stay bonus, placement services and severance, over the incremental service period. As of March 31, 2006, the Company had recognized $1 million of restructuring charges of which less than $1 million of the obligation associated with the business process outsourcing remained outstanding.

In the first quarter of 2005, the Company initiated a workforce reduction of approximately 470 employees in its North American and European communications business. As a result of the reduction, Level 3 incurred severance and related charges of approximately $15 million in the first quarter of 2005. As of September 30, 2005, the Company had satisfied its obligations associated with the first quarter of 2005 workforce reduction.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A summary of the restructuring charges and related activity follows:

	Severance and Related		Facilities Related
	Number of Employees	Amount (in millions)	Amount (in millions)
Balance December 31, 2004	—	$—	$19
2005 Charges	472	15	(1)
2005 Payments	(472)	(15)	(5)

Balance December 31, 2005	—	—	13
2006 Charges	228	2	—
2006 Payments	(98)	(1)	(2)

Balance March 31, 2006	130	$1	$11

Level 3 continues to periodically conduct comprehensive reviews of the long-lived assets of its businesses, specifically communication assets deployed along its intercity network and in its gateway facilities. It is possible that assets may be identified as impaired and impairment charges may be recorded to reflect the realizable value of these assets in future periods.

The Company recognized $3 million of non-cash impairment charges in the first quarter of 2006 that resulted from the decision to terminate projects for certain voice services and certain information technology projects in the communications business. These projects have identifiable costs which Level 3 can separately evaluate for impairment. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

5. Termination Revenue

Termination revenue is recognized when a customer disconnects service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Termination revenue is reported in the same manner as the original service provided, and amounted to less than $1 million and $129 million during the three months ended March 31, 2006 and 2005, respectively. The termination revenue in 2005 is primarily attributable to the following two transactions.

In February, 2005, France Telecom Long Distance USA, LLC (“France Telecom”) and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to Level 3. Cash received for the fiber under the original agreement was deferred and was being amortized to revenue over the 20-year term of the agreement. Level 3 has no further service obligations with respect to the fiber and therefore recognized approximately $40 million of unamortized deferred revenue as non-cash termination revenue in the first quarter of 2005.

In March, 2005, Level 3 entered into an agreement with 360networks (USA) Inc. (“360networks”) in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement, signed in 2000, the

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

cash received by Level 3 was deferred and was being amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005.

6. Loss Per Share

The Company had a loss from continuing operations for the three months ended March 31, 2006 and 2005. Therefore, the dilutive effect of the approximately 418 million and 172 million shares issuable pursuant to convertible debt securities at March 31, 2006 and 2005, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation. In addition, the dilutive effect of the approximately 56 million and 50 million options, outperform stock options, restricted stock units and warrants outstanding at March 31, 2006 and 2005, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.

The following details the loss per share calculations for the three months ended March 31, 2006 and 2005 (dollars in millions, except per share data):

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Loss from Continuing Operations	$(168)	$(77)
Income (Loss) from Discontinued Operations	—	—

Net Loss	$(168)	$(77)

Total Number of Weighted Average Shares Outstanding used to Compute Basic and Dilutive Earnings Per Share (in thousands)	821,918	690,214
Earnings (Loss) Per Share of Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(0.20)	$(0.11)
Income (Loss) from Discontinued Operations	—	—

Net Loss	$(0.20)	$(0.11)

7. Receivables

Receivables at March 31, 2006 and December 31, 2005 were as follows (dollars in millions):

	Communications	Information Services	Coal	Total
March 31, 2006
Accounts Receivable—Trade:
Services and Software Sales	$412	$322	$9	$743
Allowance for Doubtful Accounts	(19)	(7)	—	(26)

	$393	$315	$9	$717

December 31, 2005
Accounts Receivable—Trade:
Services and Software Sales	$400	$437	$9	$846
Allowance for Doubtful Accounts	(17)	(6)	—	(23)

	$383	$431	$9	$823

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company recognized bad debt expense in selling, general and administrative expenses of less than $1 million in each of the three month periods ended March 31, 2006 and 2005. Level 3 received less than $1 million of proceeds for amounts previously deemed uncollectible in each of the three month periods ended March 31, 2006 and 2005. The Company increased accounts receivable and allowance for doubtful accounts by approximately $5 million in the three month period ended March 31, 2006 primarily due to the change in business mix as a result of the completion of the WilTel acquisition. The Company decreased accounts receivable and allowance for doubtful accounts by approximately $1 million for the three month period ended March 31, 2005 for previously reserved amounts the Company deemed as uncollectible.

The $27 million payment for the purchase price adjustment that decreased the net purchase price of the WilTel acquisition was outstanding at March 31, 2006 and is included in the Communications accounts receivable balance. Level 3 received the $27 million payment from Leucadia in April 2006.

8. Property, Plant and Equipment, net

Costs associated directly with expansions and improvements to the network and customer installations, including employee related costs, have been capitalized. The Company generally capitalizes costs associated with network construction, provisioning of services and software development. Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $10 million and $12 million for the three months ended March 31, 2006 and 2005, respectively. Included in capitalized labor and related costs were less than $1 million and $1 million of capitalized non-cash compensation costs related to outperform stock options, restricted stock and warrants for the three months ended March 31, 2006 and 2005, respectively.

The Company continues to develop business support systems required for its business. The external direct costs of software, materials and services, payroll and payroll related expenses for employees directly associated with the project incurred when developing the business support systems are capitalized and included in the capitalized costs above. Upon completion of a project, the total cost of the business support system is amortized over a useful life of three years.

Depreciation expense was $168 million and $151 million for the three months ended March 31, 2006 and 2005, respectively.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

9. Goodwill and Other Intangibles, net

Goodwill and Other Intangibles, net at March 31, 2006 and December 31, 2005 were as follows (dollars in millions):

	Goodwill	Other Intangibles
March 31, 2006
360networks	$—	$3
Sprint	—	14
ICG	—	—
Telverse	—	14
Genuity	—	24
WilTel	—	147
Progress Telecom	30	25
Software Spectrum	194	46
McLeod	40	—
XCOM	30	—

	$294	$273

December 31, 2005
360networks	$—	$4
Sprint	—	16
ICG	—	4
Telverse	—	16
Genuity	—	30
WilTel	—	151
Software Spectrum	194	48
McLeod	40	—
XCOM	30	—

	$264	$269

On March 20, 2006, Level 3 completed the acquisition of Progress Telecom. A preliminary valuation of the assets acquired indicated a value of $25 million for intangible assets with a 10 year life. The intangible assets primarily include customer lists.

Goodwill has been or will be assessed at least annually for impairment in accordance with SFAS No. 142, beginning with the first anniversary of the acquisition and December 31 of each year thereafter. As of March 31, 2006, the Company has not recorded impairment expenses for the goodwill or intangible assets identified in the previous table.

Amortization expense was $22 million and $18 million for the three months ended March 31, 2006 and 2005, respectively.

The amortization expense related to intangible assets currently recorded on the Company’s books for each of the five succeeding years is estimated to be the following for the years ended December 31: 2006-$73 million; 2007-$45 million; 2008-$31 million; 2009-$27 million and 2010 and thereafter-$87 million.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

10. Long-Term Debt

At March 31, 2006 and December 31, 2005, long-term debt was as follows:

(dollars in millions)	March 31, 2006	December 31, 2005
Senior Secured Term Loan (11.82% due 2011)	$730	$730
Senior Notes (9.125% due 2008)	398	954
Senior Notes (11.0% due 2008)	78	132
Senior Discount Notes (10.5% due 2008)	62	144
Senior Euro Notes (10.75% due 2008)	60	59
Convertible Senior Notes (2.875% due 2010)	374	374
Senior Discount Notes (12.875% due 2010)	488	488
Senior Euro Notes (11.25% due 2010)	125	123
Senior Notes (11.25% due 2010)	96	96
Senior Notes (11.5% due 2010)	692	—
Fair value adjustment on Senior Notes	(70)	—
Senior Notes (10.75% due 2011)	500	500
Floating Rate Senior Notes (11.42% due 2011)	150	—
Issue discount on Floating Rate Senior Notes	(5)	—
Senior Notes (12.25% due 2013)	250	—
Issue discount on Senior Notes	(8)	—
Convertible Senior Notes (5.25% due 2011)	345	345
Convertible Senior Notes (10.0% due 2011)	880	880
Convertible Senior Discount Notes (9.0% due 2013)	257	252
Convertible Subordinated Notes (6.0% due 2009)	362	362
Convertible Subordinated Notes (6.0% due 2010)	514	514

CBRE Commercial Mortgage (6.86% due 2015)	70	70
Capital Leases	9	—
Other	1	—

	6,358	6,023
Less current portion	(1)	—

	$6,357	$6,023

The debt instruments above contain certain financial and non-financial covenants with which the Company believes it is in full compliance as of March 31, 2006.

No interest expense or amortized debt issuance costs were capitalized to property, plant and equipment for the three months ended March 31, 2006 and March 31, 2005.

Debt Exchange

On January 13, 2006, the Company completed private exchange offers to exchange a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010. The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions. The Company also paid approximately $13 million in cash for total accrued interest to the closing date on the 2008 Notes that were accepted for exchange.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Pursuant to the guidance in EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF No. 96-19”), the Company accounted for the exchange of the 9.125% Senior Notes and the 11% Senior Notes as an extinguishment of debt and recognized a gain of approximately $27 million in Other Income in the first quarter of 2006. The gain was determined using the fair value of the new 11.5% Senior Notes at the time of issuance. The fair value of the 11.5% Senior Notes was approximately $73 million less than the face amount of the debt. The accretion of the $73 million discount will be reflected as interest expense. The 11.5% Senior Notes were recorded at their fair value on the transaction date and will accrete to their face value at maturity. Premiums paid to holders of the 9.125% Senior Notes and the 11% Senior Notes of $41 million were applied against the gain on extinguishment of debt.

In accordance with EITF No. 96-19, the exchange of the 10.5% Senior Discount Notes was accounted for as a modification of the existing debt. The premiums paid to the holders of the 10.5% Senior Discount Notes of $5 million were added to the existing debt issuance costs and will be amortized over the term of the 11.5% Senior Notes.

The Company incurred approximately $5 million of third party costs associated with the exchange transaction. The costs were allocated to each tranche of debt based on the amount tendered for exchange. The $4 million of fees allocated to the 9.125% Senior Notes due 2008 and the 11% Senior Notes due 2008 were capitalized and will be amortized to interest expense over the term of the respective notes. The $1 million of costs allocated to the 10.5% Senior Discount Notes due 2008 were expensed in the first quarter of 2006.

The principal amount of 2008 Notes tendered is set forth in the table below (dollars in millions).

2008 Notes Exchanged	Aggregate Principal Amount Outstanding Before Exchange Offers	Aggregate Principal Amount Tendered	Aggregate Principal Amount of Old Notes that Remained Outstanding	Total Cash Premium Payment
9.125% Senior Notes due 2008	$954	$556	$398	$36
11% Senior Notes due 2008	132	54	78	5
10.5% Senior Discount Notes due 2008	144	82	62	5

The exchange offers were made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

The 11.5% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment with the old notes not tendered in the exchange offers as well as all other senior unsecured obligations of the Company. The 11.5% Senior Notes mature on March 1, 2010, and bear interest at a rate per annum equal to 11.5%. Interest on the notes is payable on March 1 and September 1 of each year, beginning on September 1, 2006. The Company may redeem some or all of the 11.5% Senior Notes at any time on or after March 1, 2009, at 100% of their principal amount plus accrued interest.

The 11.5% Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Level 3 entered into a registration rights agreement pursuant to which it will file an exchange offer registration statement with the Securities and Exchange Commission with respect to the new notes.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

New Debt

On March 14, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, Inc. (“Level 3 Financing”), a wholly-owned subsidiary of the Company, as borrower, entered into two indentures with the Bank of New York, as trustee, and issued $400 million in aggregate principal amount of senior notes—$150 million aggregate principal amount of floating rate senior notes due 2011 (“Floating Rate Senior Notes due 2011”) and $250 million aggregate principal amount of 12.25% senior notes due 2013 (“12.25% Senior Notes due 2013”), each in a private offering.

Floating Rate Senior Notes due 2011

The Floating Rate Senior Notes due 2011 rank equal in right of payment with all other senior unsecured obligations of Level 3 Financing and have an initial interest rate equal to the six month London Interbank Offered Rate (“LIBOR”), plus 6.375%, which will be reset semi-annually. Interest on the notes is payable on March 15 and September 15 of each year, beginning on September 15, 2006. The interest rate was 11.42% at March 31, 2006 and was determined at the commencement of the interest period beginning on the issuance date. The Floating Rate Senior Notes due 2011 were priced at 96.782% of par. The discount is reflected as a reduction in long-term debt and is being amortized as interest expense over the term of the Floating Rate Senior Notes due 2011.

The Floating Rate Senior Notes due 2011 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2008 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2008	102.0%
2009	101.0%
2010	100.0%

On March 14, 2006, Level 3, Level 3 Financing and the initial purchasers of the Floating Rate Senior Notes due 2011 entered into a registration rights agreement relating to the Floating Rate Senior Notes due 2011 pursuant to which Level 3 and Level 3 Financing agreed to file an exchange offer registration statement with the Securities and Exchange Commission.

These senior notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Debt issuance costs of $3 million were capitalized and are being amortized over the term of the Floating Rate Senior Notes due 2011.

12.25% Senior Notes due 2013

The 12.25% Senior Notes due 2013 are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. Interest on the notes accrues at 12.25% per year and is payable on March 15 and September 15 of each year, beginning on September 15, 2006. The 12.25% Senior Notes due 2013 were priced at 96.618% of par. The discount is reflected as a reduction in long-term debt and is being amortized as interest expense over the term of the 12.25% Senior Notes due 2013.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The 12.25% Senior Notes due 2013 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2010 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2010	106.125%
2011	103.063%
2012	100.000%

On March 14, 2006, Level 3 and Level 3 Financing and the initial purchasers of the 12.25% Senior Notes due 2013 entered into a registration rights agreement regarding the 12.25% Senior Notes due 2013 pursuant to which Level 3 and Level 3 Financing agreed to file an exchange offer registration statement with the Securities and Exchange Commission.

These senior notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Debt issuance costs of approximately $5 million were capitalized and are being amortized over the term of the 12.25% Senior Notes due 2013.

The debt represented by the 12.25% Senior Notes due 2013 together with the Floating Rate Notes due 2011 constitutes purchase money indebtedness under the indentures of Level 3, and the net proceeds from the offering was used to finance the cash purchase price of Level 3’s acquisition of WilTel, which was consummated on December 23, 2005.

Capitalized Leases

As part of the Progress Telecom transaction on March 20, 2006, the Company assumed certain capital lease obligations of Progress Telecom for Indefeasible Right of Use (“IRU”) dark fiber facilities of $9 million. The capital leases mature at various dates through 2021.

Future Debt Maturities

The Company’s contractual obligations at March 31, 2006 related to debt, including capital leases and excluding issue discounts and fair value adjustments, will require estimated cash payments during each of the five succeeding years as follows: 2006-$1 million; 2007-$2 million; 2008-$600 million; 2009-$363 million and 2010-$2,357 million and thereafter-$3,155 million.

11. Stock-Based Awards

Beginning January 1, 2006 the Company adopted SFAS No. 123R, “Share-Based Payment.” The adoption of SFAS No. 123R on January 1, 2006 did not have a significant effect on the Company’s financial position or results of operations as the Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998. SFAS No. 123R requires that estimated forfeitures be included in the amount of expense recognized for instruments that are not fully vested. The Company has historically recorded the effect of forfeitures of equity instruments as they occur. The effect of applying the change from the original provisions of SFAS No. 123 on the Company’s results of operations and basic and diluted earnings per share for the three months ended March 31, 2006 was insignificant.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As part of the SFAS No. 123R implementation, the Company did not make modifications to grants made prior to January 1, 2006 which would have resulted in a change in the compensation costs.

The Level 3 compensation committee (“Compensation Committee”) of the Level 3 board of directors (“Board”) has administered the Level 3 Communications, Inc. 1995 Stock Plan (Amended and Restated as of April 1, 1998) (“Plan”) under the belief that the action of the Company’s Board to amend and restate the Plan effective April 1, 1998 had the effect of extending the original term of the Plan to April 1, 2008. After a further review of the terms of the Plan, however, the Company’s Compensation Committee has determined that an ambiguity may exist as to the date of expiration of the Plan. To remove any ambiguity, the Level 3 Compensation Committee and the Board have requested the Level 3 stockholders approve an amendment of the Plan that has the purpose of extending the term of the Plan by five years to September 25, 2010. This extension is subject to the requisite affirmative stockholder vote at the 2006 Annual Meeting of Stockholders to be held on May 15, 2006.

The Company recognized in the consolidated statement of operations a total of $15 million and $11 million of non-cash compensation for the three months ended March 31, 2006 and 2005, respectively. Included in discontinued operations is non-cash compensation expense of less than $1 million for the three months ended March 31, 2005. In addition, the Company capitalized less than $1 million and $1 million of non-cash compensation for those employees and contractors directly involved in the construction of the network, installation of customers or development of the business support systems for the three months ended March 31, 2006 and 2005, respectively.

SFAS No. 123R requires the benefit of tax deductions in excess of recognized compensation expense be reported as a financing cash in flow if the tax benefits are expected to be realizable. As the Company is currently in a net operating loss position, Level 3’s management does not expect to realize tax benefits from share-based compensation.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
(dollars in millions)	2006	2005
OSO	$4	$5
Restricted Stock	6	1
Shareworks Match Plan	—	1
401(k) Match Expense	4	4
401(k) Discretionary Grant Plan	1	1

	15	12
Capitalized Non-cash Compensation	—	(1)

	15	11
Discontinued Operations—(i)Structure	—	—

	$15	$11

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Non-qualified Stock Options and Warrants

At March 31, 2006, there were approximately 14.6 million warrants outstanding ranging in exercise prices from $4.00 to $60.06. Of these warrants, all were exercisable at March 31, 2006, with a weighted average exercise price of $7.82 per warrant.

The Company has not granted NQSOs since 2000. As of March 31, 2006, all NQSOs previously granted were fully vested and expensed. At March 31, 2006, there were approximately 6 million NQSOs outstanding with exercise prices ranging from $1.76 to $8.00. The weighted average exercise price of the NQSOs outstanding was $5.71 at March 31, 2006.

Outperform Stock Option Plan

In April 1998, the Company adopted an outperform stock option (“OSO”) program that was designed so that the Company’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management’s and stockholders’ interests by basing stock option value on the Company’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500 Index. Participants in the OSO program do not realize any value from awards unless the Company’s common stock price outperforms the S&P 500 Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500 Index (or less than the corresponding loss on the S&P Index), the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Company’s common stock outperforms the S&P 500 Index. To the extent that Level 3’s common stock outperforms the S&P 500 Index, the value of OSOs to a holder may exceed the value of nonqualified stock options.

In August 2002, the Company modified the OSO program to target that no more than 25% of Level 3’s outperformance was delivered to employee-owners, and that the exercise of past and future OSO grants does not exceed shares reserved for issuance under the Company’s 1995 Stock Plan, as amended. The following modifications, affecting August 19, 2002 and later grants, were made to the Plan:

•	OSO targets will be defined in terms of number of OSOs rather than a target theoretical dollar value.

•	The success multiplier was reduced from eight to four.

•	Awards will continue to vest over 2 years and have a 4-year life. However, 50% of the award will vest at the end of the first year after grant, with the remaining 50% vesting over the second year (12.5% per quarter).

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The mechanics for determining the fair value of an individual OSO is described below:

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500 Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSOs granted prior to August 19, 2002 have a multiplier range from zero to eight depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table. OSOs granted August 19, 2002 and later have a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500 Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
	Pre August 19, 2002 Grants	August 19, 2002 and Later Grants
0% or Less	0.00	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 8/11	Outperformance percentage multiplied by 4/11
11% or More	8.00	4.00

The Pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

Upon exercise of an OSO, the Company shall deliver or pay to the grantee the difference between the Fair Market Value of a share of Level 3 common stock as of the day prior to the exercise date, less the Adjusted Strike Price, the “Exercise Consideration.” The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at the Company’s discretion. The number of shares of Level 3 common stock to be delivered by the Company to the grantee is determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the Fair Market Value of a share of Level 3 common stock as of the date prior to the exercise date. Fair Market Value is defined in the OSO agreement, but is currently the closing price per share of Level 3 common stock on the NASDAQ exchange. Exercise of the OSOs does not require any cash outlay by the employee.

OSO awards are granted quarterly to eligible participants.

Awards granted prior to August 19, 2002 vest in equal quarterly installments over two years and have a four-year life. OSOs granted between March 1, 2001 and August 18, 2002 are exercisable immediately upon vesting and have a four-year life.

The Company utilizes a modified Black-Scholes model to value outperform stock options granted to employees. The Company believes that the relative short life of the options and the other variables used in the model provide a reasonable estimate of the fair value of the option at the time of grant.

The fair value under SFAS No. 123R for the approximately 1.9 million outperform stock options (“OSO”) awarded to participants during the quarter ended March 31, 2006 was approximately $11 million using a modified Black-Scholes valuation model with the assumptions outlined in the table below. The resulting theoretical value per option granted in 2006 is 153% of the stock price on the date the grant is communicated to participants. The theoretical value of options granted in 2005 was 116% of the stock price. In accordance with SFAS No. 123R, the Company used an estimated forfeiture rate of 10.19% in determining expense recognition. As of March 31, 2006, the Company had not reflected $13 million of unamortized compensation expense in its financial statements for previously granted OSOs. The weighted average period over which this cost will be recognized is 1.6 years.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the day prior to the date the grant is communicated to participants.

	Three Months Ended March 31,
	2006	2005
S&P 500 Expected Dividend Yield Rate	1.78%	1.99%
Expected Life	3.4 years	2 years
S&P 500 Expected Volatility Rate	12%	13%
Level 3 Common Stock Expected Volatility Rate	55%	55%
Expected S&P 500 Correlation Factor	.28	.30
Calculated Theoretical Value	153%	116%

The assumptions used for 2006 were based on grants and actual exercises of OSOs previously granted to employees. The data was further stratified based on levels of responsibility within the Company. The theoretical value used in 2006 was determined using the weighted average exercise behavior for these groups of employees. Pursuant to SFAS No. 123R, the Expected Life in 2006 includes options that expired unexercised at the end of the four year term. The Expected Life used in 2005 only considered those options that were actually exercised. Volatility assumptions were derived using historical data as well as current market data.

As part of a comprehensive review of its long-term compensation program, the Company temporarily suspended awards of Outperform Stock Options in April 2005. During the second quarter of 2005, the Company granted participants in the plan restricted stock units, discussed below.

Beginning in the third quarter of 2005, the Company issued both restricted stock units and OSOs as part of its long-term compensation program. The Company plans to make annual grants of restricted stock units that vest ratably over four years and plans to make quarterly OSO grants to employees that have similar terms as those OSOs granted in the first quarter of 2005.

A summary of OSO activity for the three months ended March 31, 2006 follows:

	Number	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	14,245,976	$3.34
Options granted	1,923,956	3.58
Options exercised	(431,220)	2.96
Options forfeited	(236,507)	2.78
Options expired	(2,255,390)	3.24

Outstanding at March 31, 2006	13,246,815	$3.41	$85	2.63 years

Outstanding, exercisable (“vested”)	6,587,694	$4.07	$21	1.91 years

In the table above, the intrinsic value represents the value of OSOs that have outperformed the SP 500 Index as of March 31, 2006.

The total realized value of OSOs exercised for each of the three month periods ended March 31, 2006 and 2005 was approximately $1 million.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Restricted Stock and Units

During the first quarter of 2006, approximately 0.4 million shares of restricted stock or restricted stock units were granted to employees and non-employee members of the Board of Directors. The restricted stock units and shares were granted to the recipients at no cost. Restrictions on transfer lapse over one to four year periods. The fair value of restricted units and stock granted in 2006 was $1.6 million as calculated using the value of the Level 3 common stock on the day prior to the grant. As of March 31, 2006, the total compensation cost related to nonvested restricted stock or restricted stock units not yet recognized was $22 million and the weighted average period over which this cost will be recognized is 2.8 years.

For the three months ended March 31, 2006, the changes in restricted stock and restricted stock units are shown in the following table:

	Number	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2006	23,376,843	$2.06
Stock and units granted	442,074	3.71
Lapse of restrictions	(4,119,856)	2.16
Stock and units forfeited	(628,457)	2.13

Nonvested at March 31, 2006	19,070,604	$2.07

The fair value of restricted stock and restricted stock units is based on the market value of the Company’s stock as of the date of the grant. The Weighed Average Grant Date Fair Value of restricted stock and restricted stock units granted during the three months ended March 31, 2006 and 2005 were $3.71 and $3.67, respectively. The total fair value of restricted stock and restricted stock units vested during the three month periods ended March 31, 2006 and 2005 was $9 million and $2 million, respectively.

401(k) Plan

The Company and its subsidiaries offer their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee is eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $15,000 in 2006. The Company matches 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits for employees of the communications businesses. Employees of Software Spectrum are eligible to receive matching contributions of $.50 for every dollar contributed up to 6% of eligible earnings or applicable regulatory limits. The Company’s matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. Employees are able to diversify the Company’s matching contribution as soon as it is made, even if they are not fully vested. The Company’s matching contributions will be fully vested upon completion of three years of service. The Company made matching contributions of $4 million in each of the three month periods ended March 31, 2006 and 2005, respectively, which were recorded as selling, general and administrative expenses.

The Company made a discretionary contribution to the 401(k) Plan in Level 3 common stock as of December 31, 2005, equal to three percent of eligible employees’ 2005 eligible earnings. The deposit was made into the employees’ 401(k) accounts during the first quarter of 2006.

Employees of WilTel Communications that participate in the WilTel 401(k) Plan receive an employer matching cash contribution of 100% of employee contributions up to 6% of eligible earnings or regulatory limits which is invested in the same investment funds selected by participants for employee contributions. The Company made matching cash contributions of $2 million in the first quarter of 2006.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

12. Industry and Segment Data

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent separate strategic business units that offer different products and serve different markets. The Company’s reportable segments include: communications; information services and coal mining (See Note 1). Other primarily includes other corporate assets and overhead not attributable to a specific segment.

Adjusted OIBDA, as defined by the Company, consists of operating income (loss) before (1) depreciation and amortization expense, (2) stock-based compensation expense included within selling, general and administrative expenses on the consolidated statements of operations and (3) any non-cash impairment costs included within restructuring and impairment expenses all as reported on the consolidated statements of operations. The Company excludes stock-based compensation due to the recording of non-cash compensation expense under the provisions of SFAS No. 123R. Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group to evaluate performance and allocate resources. It is a commonly used indicator in the capital-intensive communications industry to analyze companies on the basis of operating performance over time. Adjusted OIBDA is not intended to represent net income or cash flow for the periods presented, is not calculated consistently with the commonly used metric “EBITDA”, and is not recognized under generally accepted accounting principles (“GAAP”) but is used by management to assess segment results and allocate resources.

The data presented in the tables following includes information for the three months ended March 31, 2006 and 2005 for all statement of operations and cash flow information presented, and as of March 31, 2006 and December 31, 2005 for all balance sheet information presented. Information related to acquired businesses is included from their respective acquisition dates. Revenue and the related expenses are attributed to countries based on where services are provided. Information for the prior periods has been revised due to discontinued operations (See Note 3).

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Industry and geographic segment financial information follows. Certain prior year information has been reclassified to conform to the 2006 presentation.

(dollars in millions)	Communications	Information Services	Coal Mining	Other	Total
Three Months ended March 31, 2006
Revenue:
North America	$762	$285	$18	$—	$1,065
Europe	42	143	—	—	185
Other	—	17	—	—	17

	$804	$445	$18	$—	$1,267

Adjusted OIBDA:
North America	$131	$3	$1	$(1)
Europe	16	—	—	—
Other	—	—	—	—

	$147	$3	$1	$(1)

Net Capital Expenditures:
North America	$50	$1	$—	$—	$51
Europe	8	—	—	—	8
Other	—	—	—	—	—

	$58	$1	$—	$—	$59

Depreciation and Amortization:
North America	$166	$3	$1	$—	$170
Europe	20	—	—	—	20
Other	—	—	—	—	—

	$186	$3	$1	$—	$190

Three Months ended March 31, 2005
Revenue:
North America	$475	$286	$17	$—	$778
Europe	35	166	—	—	201
Other	—	14	—	—	14

	$510	$466	$17	$—	$993

Adjusted OIBDA:
North America	$203	$2	$3	$(2)
Europe	(2)	3	—	—
Other	—	—	—	—

	$201	$5	$3	$(2)

Net Capital Expenditures:
North America	$51	$1	$—	$—	$52
Europe	8	—	—	—	8
Other	—	—	—	—	—

	$59	$1	$—	$—	$60

Depreciation and Amortization:
North America	$144	$3	$1	$—	$148
Europe	21	—	—	—	21
Other	—	—	—	—	—

	$165	$3	$1	$—	$169

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Communications Revenue and Adjusted OIBDA for the three months ended March 31, 2006 and 2005 include less than $1 million and $129 million, respectively, of termination revenue.

(dollars in millions)	Communications	Information Services	Coal Mining	Other	Total
Identifiable Assets
March 31, 2006
North America	$5,815	$506	$98	$970	$7,389
Europe	724	127	—	29	880
Other	—	13	—	2	15

	$6,539	$646	$98	$1,001	$8,284

December 31, 2005
North America	$5,782	$584	$90	$857	$7,313
Europe	716	190	—	34	940
Other	—	20	—	4	24

	$6,498	$794	$90	$895	$8,277

Long-Lived Assets (excluding Goodwill)
March 31, 2006
North America	$5,237	$71	$86	$—	$5,394
Europe	693	1	—	—	694
Other	—	1	—	—	1

	$5,930	$73	$86	$—	$6,089

December 31, 2005
North America	$5,503	$67	$75	$—	$5,645
Europe	696	1	—	—	697
Other	—	1	—	—	1

	$6,199	$69	$75	$—	$6,343

Goodwill
March 31, 2006
North America	$100	$194	$—	$—	$294
Europe	—	—	—	—	—

	$100	$194	$—	$—	$294

December 31, 2005
North America	$70	$194	$—	$—	$264
Europe	—	—	—	—	—

	$70	$194	$—	$—	$264

Communications revenue is grouped into three categories: 1) Core Services (including transport and infrastructure services, IP & data services, voice services and Vyvx services) 2) Other Services (including managed modem and related reciprocal compensation, DSL aggregation, and Internet access services), and 3) SBC Contract Services. This revenue reporting structure represents a change from prior year presentations to reflect how the Company’s management will invest and manage cash flows in the communications business going forward. Management believes this product grouping provides more meaningful information to the reader of the financial statements because each of the revenue categories has different expectations with respect to future revenue performance.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	Services
(dollars in millions)	Core	Other	SBC Contract Services	Total
Communications Revenue
Three Months Ended March 31, 2006
North America	$348	$122	$292	$762
Europe	41	1	—	42
Other	—	—	—	—

	$389	$123	$292	$804

Three Months Ended March 31, 2005
North America	$281	$194	$—	$475
Europe	34	1	—	35
Other	—	—	—	—

	$315	$195	$—	$510

Core Services for the three months ended March 31, 2006 and 2005 includes less than $1 million and $129 million, respectively, of termination revenue.

The majority of North American revenue consists of services delivered within the United States. The majority of European revenue consists of services delivered within the United Kingdom but also includes France and Germany. Transoceanic revenue is allocated to Europe.

The following information provides a reconciliation of Net Income (Loss) to Adjusted OIBDA by operating segment, as defined by the Company, for the three months ended March 31, 2006 and 2005:

Three months ended March 31, 2006

(dollars in millions)	Communications	Information Services	Coal Mining	Other
Net Income (Loss)	$(166)	$(2)	$—	$—
Income Tax Expense	(1)	1	—	—
Total Other (Income) Expense	111	—	—	(1)

Operating Income (Loss)	(56)	(1)	—	(1)
Non-Cash Impairment Charge	3	—	—	—
Depreciation and Amortization Expense	186	3	1	—
Non-Cash Compensation Expense	14	1	—	—

Adjusted OIBDA	$147	$3	$1	$(1)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Three months ended March 31, 2005

(dollars in millions)	Communications	Information Services	Coal Mining	Other
Net Income (Loss)	$(79)	$1	$2	$(1)
(Income) Loss from Discontinued Operations	—	—	—	—
Income Tax Expense	—	—	—	—
Total Other (Income) Expense	105	—	—	(1)

Operating Income (Loss)	26	1	2	(2)
Depreciation and Amortization Expense	165	3	1	—
Non-Cash Compensation Expense	10	1	—	—

Adjusted OIBDA	$201	$5	$3	$(2)

13. Other Matters

In April 2002, Level 3 Communications, Inc., and two of its subsidiaries were named as a defendant in Bauer, et. al. v. Level 3 Communications, LLC, et al., a purported class action covering 22 states, filed in state court in Madison County, Illinois. In July 2001, Level 3 was named as a defendant in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the U.S. District Court for the District of Idaho. In November of 2005, the court granted class certification only for the state of Idaho, which decision is on appeal. In September 2002, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in Smith et. al. v. Sprint Communications Company, L.P., et al., a purported nationwide class action filed in the United States District Court for the Northern District of Illinois. In April 2005, the Smith plaintiffs filed a Fourth Amended Complaint which did not include Level 3 or Williams Communications, Inc. as a party, thus ending both companies’ involvement in the Smith case. On February 17, 2005, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in McDaniel, et. al., v. Qwest Communications Corporation, et al., a purported class action covering 10 states filed in the United States District Court for the Northern District of Illinois. These actions involve the companies’ right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs’ land. In general, the companies obtained the rights to construct their networks from railroads, utilities, and others, and have installed their networks along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the companies’ fiber optic cable networks pass, and that the railroads, utilities, and others who granted the companies the right to construct and maintain their networks did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. The companies have also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. To date, other than as noted above, all adjudicated attempts to have class action status granted on complaints filed against the companies or any of their subsidiaries involving claims and demands related to rights-of-way issues have been denied.

It is still too early for the Company to reach a conclusion as to the ultimate outcome of these actions. However, management believes that the Company and its subsidiaries have substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend them vigorously if a satisfactory form of settlement is not approved.

The Company and its subsidiaries are parties to many other legal proceedings. Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could impact future cash flows.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

It is customary in Level 3’s industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of March 31, 2006, Level 3 had outstanding letters of credit of approximately $34 million which are collateralized by cash that is reflected on the consolidated balance sheet as restricted cash and securities.

14. Condensed Consolidating Financial Information

In October 2003, Level 3 Financing, Inc., a wholly-owned subsidiary of Level 3 Communications, Inc. (“Level 3 Financing”), issued $500 million 10.75% Senior Notes due 2011. These notes are unsecured obligations of Level 3 Financing, however, they are jointly, severally, fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC (a wholly-owned subsidiary). The 10.75% Senior Notes were registered with the Securities and Exchange Commission in 2005.

In March 2006, Level 3 Financing, issued $150 million Floating Rate Senior Notes due 2011 and $250 million 12.25% Senior Notes due 2013. In addition, on April 6, 2006, Level 3 Financing issued an additional $300 million of 12.25% Senior Notes due 2013. These notes are unsecured obligations of Level 3 Financing, however, they are fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. The Floating Rate Senior Notes due 2011 and the 12.25% Senior Notes due 2013 have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

In conjunction with the registration of the 10.75% Senior Notes, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Operations for the three months ended March 31, 2006 and 2005 follow. Level 3 Communications, LLC leases equipment and certain facilities from other wholly-owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in the consolidated results of the Company.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

For the three months ended March 31, 2006

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Revenue	$—	$—	$320	$993	$(46)	$1,267
Costs and Expenses:
Cost of Revenue	—	—	132	728	(43)	817
Depreciation and Amortization	—	—	109	81	—	190
Selling, General and Administrative	—	—	186	130	(3)	313
Restructuring and Impairment Charges	—	—	4	1	—	5

Total Costs and Expenses	—	—	431	940	(46)	1,325

Operating Income (Loss)	—	—	(111)	53	—	(58)

Other Income (Loss), net:
Interest Income	4	—	3	2	—	9
Interest Expense	(111)	(37)	—	(2)	—	(150)
Interest Income (Expense) Affiliates, net	209	158	(378)	11	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(298)	(419)	42	—	675	—
Other Income (Expense)	28	—	—	3	—	31

Other Income (Loss)	(168)	(298)	(333)	14	675	(110)

Income (Loss) from Operations Before Income Taxes	(168)	(298)	(444)	67	675	(168)
Income Tax (Expense) Benefit	—	—	—	—	—	—

Net Income (Loss)	$(168)	$(298)	$(444)	$67	$675	$(168)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

For the three months ended March 31, 2005

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Revenue	$—	$—	$477	$555	$(39)	$993
Costs and Expenses:
Cost of Revenue	—	—	145	448	(35)	558
Depreciation and Amortization	—	—	118	51	—	169
Selling, General and Administrative	2	—	161	65	(4)	224
Restructuring and Impairment Charges	—	—	11	4	—	15

Total Costs and Expenses	2	—	435	568	(39)	966

Operating Income (Loss)	(2)	—	42	(13)	—	27

Other Income (Loss), net:
Interest Income	—	—	3	1	—	4
Interest Expense	(81)	(32)	—	(1)	—	(114)
Interest Income (Expense) Affiliates, net	200	128	(333)	5	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(195)	(291)	(1)	—	487	—
Other Income (Expense)	1	—	2	3	—	6

Other Income (Loss)	(75)	(195)	(329)	8	487	(104)

Income (Loss) from Continuing Operations Before Income Taxes	(77)	(195)	(287)	(5)	487	(77)
Income Tax (Expense) Benefit	—	—	—	—	—	—

Income (Loss) from Continuing Operations	(77)	(195)	(287)	(5)	487	(77)
Income (Loss) from Discontinued Operations	—	—	—	—	—	—

Net Income (Loss)	$(77)	$(195)	$(287)	$(5)	$487	$(77)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheets as of March 31, 2006 and December 31, 2005 follow:

Condensed Consolidating Balance Sheets

March 31, 2006

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Assets
Current Assets:
Cash and cash equivalents	$15	$7	$482	$76	$—	$580
Marketable securities	407	4	—	1	—	412
Restricted cash and securities	—	3	20	12	—	35
Accounts receivable, net	—	—	112	605	—	717
Due from (to) affiliates	10,213	5,129	(15,541)	199	—	—
Other	15	6	34	102	—	157

Total Current Assets	10,650	5,149	(14,893)	995	—	1,901
Property, Plant and Equipment, net	—	—	3,338	2,250	—	5,588
Marketable Securities	—	—	—	—	—	—
Restricted Cash and Securities	16	—	—	71	—	87
Goodwill and Intangibles, net	—	—	71	496	—	567
Investment in Subsidiaries	(6,459)	(9,981)	953	—	15,487	—
Other Assets, net	46	27	13	55	—	141

Total Assets	$4,253	$(4,805)	$(10,518)	$3,867	$15,487	$8,284

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$157	$464	$—	$622
Current portion of long-term debt	—	—	—	1	—	1
Accrued payroll and employee benefits	—	—	33	34	—	67
Accrued interest	85	34	—	1	—	120
Deferred revenue	—	—	123	110	—	233
Other	1	1	46	97	—	145

Total Current Liabilities	86	36	359	707	—	1,188
Long-Term Debt, less current portion	4,662	1,617	—	78	—	6,357
Deferred Revenue	—	—	631	103	—	734
Other Liabilities	51	1	194	305	—	551
Stockholders’ Equity (Deficit)	(546)	(6,459)	(11,702)	2,674	15,487	(546)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,253	$(4,805)	$(10,518)	$3,867	$15,487	$8,284

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheets

December 31, 2005

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Assets
Current Assets:
Cash and cash equivalents	$37	$8	$275	$132	$—	$452
Marketable securities	173	3	—	—	—	176
Restricted cash and securities	—	3	20	11	—	34
Accounts receivable, net	—	—	84	739	—	823
Due from (to) affiliates	10,117	4,613	(14,853)	123	—	—
Other	16	4	29	136	—	185

Total Current Assets	10,343	4,631	(14,445)	1,141	—	1,670
Property, Plant and Equipment, net	—	—	3,409	2,229	—	5,638
Marketable Securities	234	—	—	—	—	234
Restricted Cash and Securities	16	—	—	59	—	75
Goodwill and Intangibles, net	—	—	85	448	—	533
Investment in Subsidiaries	(6,251)	(9,651)	802	—	15,100	—
Other Assets, net	44	21	14	48	—	127

Total Assets	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$141	$645	$—	$787
Current portion of long-term debt	—	—	—	—	—	—
Accrued payroll and employee benefits	—	—	46	50	—	96
Accrued interest	83	18	—	1	—	102
Deferred revenue	—	—	138	128	—	266
Other	1	2	50	119	—	172

Total Current Liabilities	84	21	375	943	—	1,423
Long-Term Debt, less current portion	4,722	1,230	—	71	—	6,023
Deferred Revenue	—	—	633	115	—	748
Other Liabilities	56	1	196	306	—	559
Stockholders’ Equity (Deficit)	(476)	(6,251)	(11,339)	2,490	15,100	(476)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows for the three months ended March 31, 2006 and 2005 follow:

Condensed Consolidating Statements of Cash Flows

For the three months ended March 31, 2006

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Net Cash Provided by (Used in) Operating Activities	$(94)	$(22)	$5	$48	$—	$(63)

Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	—	—	—	—	—
Purchases of marketable securities	—	—	—	—	—	—
Decrease (increase) in restricted cash and securities	—	—	—	(12)	—	(12)
Capital expenditures	—	—	(27)	(32)	—	(59)
Investments and acquisitions	—	—	(70)	—	—	(70)
Proceeds from sale of property, plant and equipment and other assets	—	—	2	—	—	2

Net Cash Used in Investing Activities	—	—	(95)	(44)	—	(139)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	379	—	—	—	379
Purchases and payments on long-term debt, including current portion (net of restricted cash)	(51)	—	—	—	—	(51)
Increase (decrease) due from affiliates, net	123	(358)	296	(61)	—	—

Net Cash Provided by (Used in) Financing Activities	72	21	296	(61)	—	328

Effect of Exchange Rates on Cash and Cash Equivalents	—	—	1	1	—	2

Net Change in Cash and Cash Equivalents	(22)	(1)	207	(56)	—	128

Cash and Cash Equivalents at Beginning of Period	37	8	275	132	—	452

Cash and Cash Equivalents at End of Period	$15	$7	$482	$76	$—	$580

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the three months ended March 31, 2005

(unaudited)

(dollars in millions)	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
Net Cash Provided by (Used in) Operating Activities	$(56)	$(20)	$34	$(17)	$—	$(59)

Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	—	50	—	—	50
Purchases of marketable securities	—	—	—	—	—	—
Decrease (increase) in restricted cash and securities	—	2	(2)	(1)	—	(1)
Capital expenditures	—	—	(23)	(37)	—	(60)
Proceeds from sale of property, plant and equipment and other assets	—	—	1	—	—	1

Net Cash Provided by (Used in) Investing Activities	—	2	26	(38)	—	(10)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	—	—	—	—	—
Purchases and payments on long-term debt, including current portion	—	—	(24)	(1)	—	(25)
Increase (decrease) due from affiliates, net	57	11	(81)	13	—	—

Net Cash Provided by (Used in) Financing Activities	57	11	(105)	12	—	(25)

Net Cash Used in Discontinued Operations	—	—	—	(8)	—	(8)

Effect of Exchange Rates on Cash and Cash Equivalents	—	—	(4)	(1)	—	(5)

Net Change in Cash and Cash Equivalents	1	(7)	(49)	(52)	—	(107)

Cash and Cash Equivalents at Beginning of Period	3	17	245	178	—	443

Cash and Cash Equivalents at End of Period	$4	$10	$196	$126	$—	$336

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15. Subsequent Events

Debt Offering

On April 6, 2006, the Company issued $300 million aggregate principal amount of 12.25% Senior Notes due 2013. These notes were issued at a premium of 102% to the principal amount of the notes. These notes together with the $250 million aggregate principal amount of 12.25% Senior Notes due 2013 issued on March 14, 2006 will be treated under the same indenture as a single series of notes. The notes are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. Level 3 has guaranteed the 12.25% Senior Notes due 2013. The notes will mature on March 15, 2013. Interest on the notes is payable on March 15 and September 15 of each year, beginning on September 15, 2006.

These notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ICG Communications Acquisition

On April 14, 2006, Level 3 signed a definitive agreement to acquire all of the stock of ICG Communications, Inc. (“ICG Communications”), a privately held Colorado-based telecommunications company, from MCCC ICG Holdings, LLC (“MCCC”). Under the terms of the agreement, Level 3 expects to pay total consideration of $163 million, consisting of $127 million in unregistered shares of Level 3 common stock and $36 million in cash, subject to adjustments based on working capital and other matters. The number of shares of Level 3 common stock to be delivered will be determined immediately prior to closing. Level 3 has the right to substitute cash in lieu of delivering shares of its common stock. The transaction does not include ICG Communications’ investments in New Global Telecom or Mpower Holding Corporation. Closing is expected to occur mid-year 2006 and is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals.

The shares of Level 3 common stock issued, if any, will be sold to MCCC pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

Level 3 intends to enter into a registration rights agreement on the closing of the transaction with respect to the Level 3 common stock issued to MCCC as part of the purchase consideration. Pursuant to the registration rights agreement, Level 3 will be required to file a registration statement covering the shares of Level 3 common stock issued to MCCC under the Purchase Agreement within five business days following the consummation of the transaction. The Level 3 common stock will also be subject to certain transfer restrictions that limits the number of shares MCCC can sell on any given day.

TelCove Acquisition

On April 30, 2006 Level 3 signed a definitive agreement to acquire all of the stock of TelCove, Inc. (“TelCove”), a privately held Pennsylvania-based telecommunications company. Under terms of the agreement, Level 3 will pay total consideration of $1.238 billion, consisting of $637 million in shares of Level 3 common stock, $445 million in cash and $156 million in the assumption of debt.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

TelCove is a leading facilities-based provider of metropolitan and regional communications services including transport, Internet access and voice services. TelCove’s network has over 22,000 local and long haul route miles serving 70 markets across the eastern United States, with approximately 4,000 buildings on net.

After integration, TelCove’s metropolitan and regional networks will connect Level 3’s national backbone network directly to traffic aggregation points. These aggregation points include other carriers’ points of presence, local telecommunications companies’ central offices, wireless providers’ switch centers, colocation and data centers, cable company head ends, and high-bandwidth enterprise locations. Before the pending acquisitions of TelCove and ICG Communications and the completed acquisition of Progress Telecom, Level 3 already had extensive metro infrastructure in 36 markets, connecting to approximately 900 traffic aggregation points, and Level 3 believes that these facilities have been a competitive advantage. The acquisition of Progress and, after close, of TelCove and ICG Communications is expected to increase the number of traffic aggregation points to approximately 5,000 in the U.S. and approximately 5,200 globally.

The number of shares of Level 3’s common stock to be delivered at closing will be determined prior to closing, but in no case will the number of shares that Level 3 is required to deliver at closing be greater than approximately 166 million shares or less than approximately 111 million shares. Closing is subject to customary conditions, including receipt of applicable state and federal regulatory approvals, and is also subject to a vote to approve an increase in the number of authorized shares of Level 3’s common stock (or any adjournment thereof), which is scheduled to occur at Level 3’s 2006 Annual Meeting of Stockholders on May 15, 2006. The holders of more than a majority of TelCove’s common stock have irrevocably approved the transaction and therefore, the transaction is not subject to any additional approvals by TelCove’s securityholders. Closing is expected to occur in the third quarter of 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

Level 3 Communications, Inc.:

We have audited the consolidated balance sheets of Level 3 Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, Level 3 Communications, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

Level 3 Communications, Inc.:

We have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting in Level 3 Communications, Inc.’s Annual Report on Form 10-K, that Level 3 Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Level 3 Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Level 3 Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Level 3 Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Level 3 Communications. Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31,2005, and our report dated March 1, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Denver, Colorado

March 1, 2006

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions, except per share data)
Revenue:
Communications	$1,645	$1,685	$1,947
Information services	1,894	1,861	1,920
Coal mining	74	91	80

Total revenue	3,613	3,637	3,947
Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of revenue:
Communications	463	436	370
Information services	1,717	1,705	1,778
Coal mining	53	67	58

Total cost of revenue	2,233	2,208	2,206
Depreciation and amortization	657	682	813
Selling, general and administrative	912	947	1,027
Restructuring and impairment charges	23	16	40

Total costs and expenses	3,825	3,853	4,086

Operating Loss	(212)	(216)	(139)

Other Income (Expense):
Interest income	35	13	18
Interest expense	(530)	(485)	(567)
Gains on early extinguishment of debt	—	197	41
Other, net	28	39	(107)

Total other income (expense)	(467)	(236)	(615)

Loss from Continuing Operations Before Income Taxes and Change in Accounting Principle	(679)	(452)	(754)
Income Tax Benefit (Expense)	(8)	(6)	50

Loss from Continuing Operations	(687)	(458)	(704)
Income (Loss) from Discontinued Operations	49	—	(12)

Net Loss Before Change in Accounting Principle	(638)	(458)	(716)
Cumulative Effect of Change in Accounting Principle	—	—	5

Net Loss	$(638)	$(458)	$(711)

Earnings (Loss) Per Share of Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(0.98)	$(0.67)	$(1.25)
Income (Loss) from Discontinued Operations	0.07	—	(0.02)
Cumulative Effect of Change in Accounting Principle	—	—	0.01

Net Loss	(0.91)	(0.67)	(1.26)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	(dollars in millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$452	$443
Marketable securities	176	225
Restricted cash and securities	33	48
Receivables, less allowances for doubtful accounts of $23 and $23, respectively	830	541
Other	186	145

Total Current Assets	1,677	1,402

Property, Plant and Equipment, net	5,638	5,375
Marketable Securities	234	114
Restricted Cash and Securities	72	67
Goodwill and Intangibles, net	533	457
Other Assets, net	123	129

	$8,277	$7,544

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$794	$600
Current portion of long-term debt	—	143
Accrued payroll and employee benefits	96	78
Accrued interest	102	73
Deferred revenue	266	253
Other	177	155

Total Current Liabilities	1,435	1,302

Long-Term Debt, less current portion	6,023	5,067
Deferred Revenue	748	840
Other Liabilities	547	492

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares outstanding	—	—
Common stock, $.01 par value, authorized 1,500,000,000 shares: 817,767,818 outstanding in 2005 and 686,496,721 outstanding in 2004	8	7
Additional paid-in capital	7,759	7,371
Accumulated other comprehensive income (loss)	(51)	19
Accumulated deficit	(8,192)	(7,554)

Total Stockholders’ Deficit	(476)	(157)

	$8,277	$7,544

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions)
Cash Flows from Operating Activities:
Net Loss	$(638)	$(458)	$(711)
(Income) loss from discontinued operations	(49)	—	12
Cumulative effect of change in accounting principle	—	—	(5)

Loss from continuing operations	(687)	(458)	(704)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) continuing operations:
Equity earnings	—	—	(3)
Depreciation and amortization	657	682	813
Induced conversion expense on convertible debt	—	—	200
Gain on debt extinguishments	—	(197)	(41)
Loss on impairments and asset sales	9	—	—
Gain on sale of property, plant and equipment, Commonwealth Telephone shares and other assets	(9)	(39)	(74)
Non-cash compensation expense attributable to stock awards	55	44	82
Deferred revenue	(109)	(67)	(267)
Deferred income taxes	—	—	(57)
Amortization of debt issuance costs	16	16	42
Accreted interest on discount debt	33	75	106
Accrued interest on long-term debt	30	(27)	25
Change in working capital items net of amounts acquired:
Receivables	(41)	26	(28)
Other current assets	(36)	8	48
Payables	11	(28)	(56)
Other liabilities	(26)	(107)	(48)
Other	(23)	(5)	(11)

Net Cash Provided by (Used in) Continuing Operations	(120)	(77)	27
Cash Flows from Investing Activities:
Proceeds from sales and maturities of marketable securities	584	70	—
Purchases of marketable securities	(648)	(410)	—
Decrease (increase) in restricted cash and securities	(4)	21	9
Capital expenditures	(305)	(273)	(153)
Investments	(10)	—	(2)
WilTel acquisition, net of cash acquired of $128	(369)	—	—
Sprint acquisition, excluding pre-assignment or assumption income	—	(34)	—
ICG acquisition	—	(35)	—
Genuity acquisition	—	—	(109)
Proceeds from sale of Commonwealth shares	—	41	—
Proceeds from sale of toll road operations	—	—	46
Proceeds from sale of property, plant and equipment, and other investments	11	29	57

Net Cash Used in Investing Activities	$(741)	$(591)	$(152)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	$943	$985	$848
Payments and repurchases of long-term debt, including current portion	(130)	(1,027)	(772)
Stock options exercised	—	—	3

Net Cash Provided by (Used in) Financing Activities	813	(42)	79

Discontinued Operations (Revised—See Note 1):
Net Cash Provided by (Used in) Discontinued Operating Activities	(3)	13	14
Net Cash Provided by (Used in) Investing Activities	78	(6)	11
Net Cash Provided by (Used in) Financing Activities	(1)	(1)	—

Net Cash Provided by Discontinued Operations	74	6	25
Effect of Exchange Rates on Cash and Cash Equivalents	(17)	18	8

Net Change in Cash and Cash Equivalents	9	(686)	(13)
Cash and Cash Equivalents at Beginning of Year	443	1,129	1,142

Cash and Cash Equivalents at End of Year	$452	$443	$1,129

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$451	$421	$394
Income taxes paid	1	13	—

Noncash Investing and Financing Activities:
Common stock issued in exchange for long term debt	$—	$—	$953
Long-term debt principal retired by issuing common stock	—	—	1,007
Accrued interest paid with common stock	—	—	10
Common stock issued for acquisitions	313	—	29
Long-term debt extinguished due to sale of toll road operations.	—	—	139
Settlement of debt obligation and current liabilities with restricted securities	13	—	410
Capital leases assumed in Genuity transaction	—	—	309
Decrease in deferred revenue related to acquisitions	2	—	76
Warrants cancelled in exchange for construction services	—	—	(2)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For each of the three years ended December 31, 2005

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	(dollars in millions)
Balances at December 31, 2002	$4	$6,273	$(132)	$(6,385)	$(240)
Common Stock:
Issued to extinguish long-term debt	3	950	—	—	953
Stock options exercised	—	3	—	—	3
Stock plan grants	—	57	—	—	57
Shareworks plan	—	36	—	—	36
401(k) plan	—	14	—	—	14
Warrants cancelled	—	(2)	—	—	(2)
Telverse acquisition	—	29	—	—	29
Net Loss	—	—	—	(711)	(711)
Other Comprehensive Income	—	—	42	—	42

Balances at December 31, 2003	7	7,360	(90)	(7,096)	181

Common Stock:
Stock plan grants	—	22	—	—	22
Shareworks plan	—	34	—	—	34
401(k) plan	—	17	—	—	17
Convertible Note Hedge and Warrant (See Note 14)	—	(62)	—	—	(62)
Net Loss	—	—	—	(458)	(458)
Other Comprehensive Income	—	—	109	—	109

Balances at December 31, 2004	7	7,371	19	(7,554)	(157)

Common Stock:
WilTel acquisition	1	312	—	—	313
Stock plan grants	—	37	—	—	37
Shareworks plan	—	24	—	—	24
401(k) plan	—	15	—	—	15
Net Loss	—	—	—	(638)	(638)
Other Comprehensive Loss	—	—	(70)	—	(70)

Balances at December 31, 2005	$8	$7,759	$(51)	$(8,192)	$(476)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions)
Net Loss	$(638)	$(458)	$(711)
Other Comprehensive Income (Loss) Before Tax:
Foreign currency translation adjustments	(72)	29	31
Unrealized holding gains (losses) on marketable equity securities and other arising during period.	(1)	(2)	14
Reclassification adjustment for (gains) losses included in net loss	3	82	(3)

Other Comprehensive Income (Loss), Before Tax	(70)	109	42
Income Tax Benefit Related to Items of Other Comprehensive Income (Loss)	—	—	—

Other Comprehensive Income (Loss), Net of Taxes	(70)	109	42

Comprehensive Loss	$(708)	$(349)	$(669)

SUPPLEMENTARY STOCKHOLDERS’ DEFICIT INFORMATION

	Net Foreign Currency Translation Adjustment	Other	Total
	(dollars in millions)
Accumulated other comprehensive income (loss):
Balance at January 1, 2003	$(113)	$(19)	$(132)
Change	29	13	42

Balance at December 31, 2003	(84)	(6)	(90)
Change	134	(25)	109

Balance at December 31, 2004	50	(31)	19
Change	(69)	(1)	(70)

Balance at December 31, 2005	$(19)	$(32)	$(51)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (the “Company” or “Level 3”) in which it has control, which are engaged in enterprises primarily related to communications, information services, and coal mining. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. Investments in other companies in which the Company exercises significant influence over operating and financial policies or has significant equity ownership are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated.

On December 23, 2005, Level 3 acquired WilTel Communications Group, LLC and its operating subsidiaries (“WilTel”). The financial position, results of operations and cash flows attributable to WilTel are included in the consolidated financial statements from the date of acquisition. (See Note 2).

On November 30, 2005, Level 3 sold (i)Structure, LLC (“(i)Structure”), Level 3’s wholly-owned IT infrastructure management outsourcing subsidiary to Infocrossing, Inc. (“Infocrossing”). In 2003, Level 3 sold Software Spectrum, Inc.’s contact service business and the Midwest Fiber Optic Network (“MFON”) business acquired in the Genuity, Inc. (“Genuity”) transaction. The results of operations and cash flows for these businesses have been classified as discontinued operations in the consolidated financial statements for all periods presented (See Note 3).

Communications

The Company’s communications business provides a broad range of integrated communications services primarily in the United States and Europe as a facilities-based provider (that is, a provider that owns or leases a substantial portion of the property, plant and equipment necessary to provide its services). The Company has created, through a combination of construction, purchase and leasing of facilities and other assets, an advanced international, end-to-end, facilities-based communications network. The Company has built and continues to upgrade the network based on optical and Internet Protocol technologies in order to leverage the efficiencies of these technologies to provide lower cost communications services.

Revenue for communications services, including private line, wavelengths, colocation, Internet access, managed modem, voice, video and dark fiber, is recognized monthly as the services are provided based on contractual amounts expected to be collected. If, at the time services are rendered, collection is not reasonably assured either due to credit risk, the potential for billing disputes or other reasons, revenue is not recognized until such contingencies are resolved. Reciprocal compensation revenue is recognized only when an interconnection agreement is in place with another carrier.

Certain sale and long-term IRU agreements of dark fiber and capacity are required to be accounted for in the same manner as sales of real estate with property improvements or integral equipment. This accounting treatment results in the deferral of the cash that has been received and the recognition of revenue ratably over the term of the agreement (currently up to 20 years).

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Termination revenue is reported in the same manner as the original service provided, and amounted to $133 million, $113 million and $346 million in 2005, 2004 and 2003, respectively (See Note 4).

The Company is obligated under dark fiber IRUs and other capacity agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. The Company recognizes this revenue monthly as services are provided.

Level 3’s customer contracts require the Company to meet certain service level commitments. If Level 3 does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service, for a short period of time. The original services that resulted in the credits are not included in revenue and, to date, have not been material.

Cost of revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases, but excludes depreciation and amortization and related impairment expenses. The Company also includes in communications cost of revenue the satellite transponder lease costs, the package delivery costs and the blank tape media costs attributable to the video business.

The Company recognizes the cost of network services as they are incurred in accordance with contractual requirements. The Company disputes incorrect billings from its suppliers of network services. The most prevalent types of disputes include disputes for circuits that are not disconnected by its supplier on a timely basis and usage bills with incorrect or inadequate information. Depending on the type and complexity of the issues involved, it may take several quarters to resolve the disputes.

In determining the amount of these expenses and related accrued liabilities to reflect in its financial statements, the Company considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting these disconnect notices and disputes to the provider of the network services, and compliance with its interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results could vary from the estimated amounts accrued for disputes.

The Company may periodically enter into agreements to acquire network assets from other telecommunications service carriers. These carriers may in turn acquire network assets from Level 3. Transactions in which Level 3 transfers network assets to and acquires network assets from the same third party at or about the same time are referred to as “contemporaneous transactions.” These transactions would generally be recorded as non-monetary exchanges of similar assets at book value, as these transactions do not represent the culmination of an earnings process. Contemporaneous transactions do not result in the recognition of revenue. Net cash or other monetary assets paid or received in contemporaneous transactions are recorded as an adjustment to the book value of the transferred property. The adjusted book value becomes the carrying value of the transferred property, plant and equipment. The Company did not enter into these types of agreements during the three years ended December 31, 2005. Beginning January 1, 2006, the Company will measure non-monetary assets exchanges at fair value in accordance with SFAS No. 153, “Exchanges of Non-Monetary Assets”, (“SFAS No. 153”).

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Competition

The communications industry is highly competitive. Many of the Company’s existing and potential competitors in the communications industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages including larger customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors to the Company.

Concentration of Credit Risk

The Company provides communications services to a wide range of customers, ranging from well capitalized national carriers to smaller, early stage companies. The Company has in place policies and procedures to review the financial condition of potential and existing customers and concludes that collectibility of revenue and other out-of-pocket expenses is probable prior to the commencement of services. If the financial condition of an existing customer deteriorates to a point where payment for services is in doubt, the Company will not recognize revenue attributable to that customer until cash is received. As a result of the WilTel acquisition in 2005, the total number of customers increased to approximately 5,000 at December 31, 2005. A significant portion of WilTel’s revenue is attributable to SBC Services, Inc., a wholly-owned subsidiary of AT&T Inc. (“SBC”) and as a result, due to the credit worthiness of SBC, the Company does not believe its overall credit risk has increased significantly. The policies and procedures for reviewing the financial condition and recognizing revenues of these additional customers related to the WilTel acquisition remained consistent with those described above. The Company has from time to time entered into agreements with value-added resellers and other channel partners to reach consumer and enterprise markets for voice services. The Company has policies and procedures in place to evaluate the financial condition of these resellers prior to initiating service to the final customer. The Company is not immune from the effects of the downturn in the communications industry; however, management believes the concentration of credit risk with respect to receivables is mitigated due to the dispersion of the Company’s customer base among different industries and geographic areas and remedies provided by the terms of contracts and statutes.

A significant portion of Level 3’s communications service revenue is concentrated among a limited number of customers. Revenue attributable to Time Warner Inc. and subsidiaries, including America Online, amounted, on an aggregate basis, to $288 million, $374 million and $450 million for the years ended December 31, 2005, 2004 and 2003, respectively, representing approximately 8 percent, 10 percent and 11 percent of consolidated revenue for the respective years and is included within the Communications segment on the consolidated statements of operations. If Level 3 would lose one or more major customers, or if one or more major customers significantly decreased its orders for Level 3 services, the Company’s communications business would be materially and adversely affected.

The Company’s DSL aggregation services were primarily provided to a single customer on an exclusive basis in certain markets, which exclusivity expired at the end of the first quarter of 2005. The customer completed the migration of its existing DSL customers to its own network during the third quarter of 2005.

As part of the WilTel transaction, the Company acquired certain contracts with SBC that represented approximately 66% percent of WilTel’s 2005 revenue. The Company expects SBC to be a significant customer in 2006.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information Services

The Company’s information services business reflects the results of Software Spectrum, Inc. (“Software Spectrum”), a global reseller of business software. During 2005, the Company sold the other operating unit included in its information services business, (i)Structure, primarily a provider of computer outsourcing services. The financial position, results of operations and cash flows for (i)Structure have been classified as discontinued operations in the consolidated financial statements for all periods presented (See Note 3).

Software Spectrum is a global reseller of business software, primarily to large and medium sized businesses. Revenue is recognized as either an agency fee, whereby sales under certain licensing programs permit Software Spectrum to recognize only a service fee paid by the software publisher as revenue, or on a “gross” basis in which case the Company recognizes the full value of the software sold as revenue. Accounting literature provides guidance to enable companies to determine whether revenues from the reselling of goods and services should be recorded on a “gross” or “net” basis. The Company believes that the facts and circumstances, particularly those involving pricing and credit risk indicate that the majority of Software Spectrum’s sales should be recorded on a “gross” basis. The latitude and ability of Software Spectrum to establish the selling price to the customer is an important indication of “gross” revenue reporting. The assumption of credit risk is another important factor in determining “gross” versus “net” reporting. Software Spectrum has the responsibility to pay suppliers for all products ordered, regardless of when, or if, it collects from its customers. Software Spectrum is also solely responsible for determining the creditworthiness of its customers.

Microsoft Corporation, a significant supplier of software to Software Spectrum, changed certain licensing programs in 2001 whereby new enterprise-wide licensing arrangements are priced, billed and collected directly by Microsoft. In 2003, several other suppliers, for whom Software Spectrum resells products and services, began adopting this type of program. Software Spectrum will continue to provide sales and support services related to these transactions and will earn a service fee directly from the software publishers for these activities. Under this licensing program, Software Spectrum only recognizes the service fee paid by the software publisher as revenue and not the entire value of the software. The Company continues to sell products under various licensing programs, but beginning in 2003, has experienced an increase in the level of sales under these new programs and management expects further adoption of agency licensing programs in the future. If Microsoft and other software publishers are able to successfully implement and sell a significant amount of software under this program, or it is determined that the accounting for reselling of the software should be recorded on a “net” basis, the Company may experience a significant decline in information services revenue, but will also experience a comparable decline in cost of revenue.

Microsoft is the primary provider of business software to the Company’s Software Spectrum business. If Microsoft should successfully implement programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the distribution or resale channel, Software Spectrum’s results of operations would be materially and adversely affected.

In 2005, Microsoft notified Software Spectrum of proposed changes to Microsoft’s sales agency program which, once finalized by Microsoft, will take effect for customer contracts entered into after July 1, 2006. All contracts completed prior to July 1, 2006, will be grandfathered under the existing sales agency program. Under the proposed revised program for agency type sales as currently drafted, the number of performance metrics against which Software Spectrum is measured and the standard of performance on those metrics are expected to increase. Based on a preliminary evaluation of Microsoft’s proposed program changes, Software Spectrum expects that the amount of agency fees it earns from Microsoft will be reduced over the three-year period in which it is implemented. Due to the grandfathering of existing sales agency program sales,

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

however, Software Spectrum anticipates that the program changes will not have a significant effect on Software Spectrum’s results of operation or financial position in 2006. Microsoft has yet to finalize the proposed changes, and thus Software Spectrum is not able to definitively determine the effects of Microsoft’s proposed changes on its results of operations and financial position after July 1, 2006.

Revenue is recognized from software sales at the time of product shipment, or in accordance with the terms of licensing contracts, when the price to the customer is fixed, and collectibility is reasonably assured. Revenue from maintenance contracts is recognized when invoiced, the license period has commenced, when the price to the customer is fixed, and collectibility is reasonably assured, as Software Spectrum has no future obligations associated with future performance under these maintenance contracts. Advance billings are recorded as deferred revenue until services are provided.

Cost of revenue for Software Spectrum includes direct costs of the licensing activity and costs to purchase and distribute software. The costs directly attributable to advance billings are deferred and included in other current and noncurrent assets in the consolidated balance sheet. Rebate income received from software publishers is recognized as a reduction of cost of revenue in the period in which the rebate is earned based on a systematic allocation of the total rebate income considered probable of being realized.

Competition

The information services industry is highly competitive. Many of the Company’s competitors in the industry have financial, marketing and other resources significantly greater than those of the Company. In addition, the Company’s software reselling business could be adversely affected if major software publishers successfully implement or expand programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the distribution or resale channel.

Concentration of Credit Risk

The Company’s customer base consists of several thousand accounts including corporations, government agencies, educational institutions, non-profit organizations and other business entities. For the year ended December 31, 2005, no single customer represented more than 10 percent of information services revenue. The customer base is represented by a large number of Fortune 500 and Fortune Global 500 companies and the Company does not believe that the loss of any single customer would have a material adverse effect on its revenues.

Coal Mining

Historically, coal sold by Level 3’s coal mining operations has been sold primarily under long-term contracts with public utilities, which burn coal in order to generate steam to produce electricity. A substantial portion of Level 3’s coal revenue was earned from long-term contracts during 2005, 2004, and 2003. The remainder of Level 3’s sales are made on the spot market. Costs of revenue related to coal sales include costs of mining and processing, estimated reclamation costs, royalties and production taxes.

The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. The contracts also contain provisions for periodic price adjustments through the use of indices for items such as materials, supplies and labor. Other portions of the price are adjusted for changes in production taxes, royalties and changes in cost due to new legislation or regulation. These contractual adjustments are recognized in revenue as the changes occur and become billable to the customers.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The terms and conditions of the long-term contracts generally require the customer to meet annual contractual commitments. Thus, the customer has the ability to defer or accelerate coal shipments during the year to meet its requirements. Revenue under these contracts is recognized when coal is actually shipped to the customer.

Competition

The coal industry is highly competitive. Level 3 competes with other domestic and foreign coal suppliers, most of whom are larger and have greater capital resources devoted to the coal mining business than Level 3, and with alternative methods of generating electricity and alternative energy sources. Many of Level 3’s competitors are served by two railroads and, due to the competition, often benefit from lower transportation costs than Level 3, which at each of its mines is served by a single railroad. Additionally, many competitors have more favorable geological conditions than Level 3, often resulting in lower comparative costs of production.

Level 3 is also required to comply with various federal, state and local laws concerning protection of the environment. Level 3 believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors are similarly affected by these laws.

Concentration of Credit Risk

Level 3’s coal sales contracts are concentrated with several electric utility and industrial companies. In the event that these customers do not fulfill contractual responsibilities, Level 3 could pursue the available legal remedies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries, wages and related benefits (including charges for stock based compensation), property taxes, travel, insurance, rent, contract maintenance, advertising and other administrative expenses.

Advertising Costs

Level 3 expenses the cost of advertising as incurred. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising expense was $2 million, $12 million and $26 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease based on the future minimum rental payments during the lease term.

Stock-Based Employee Compensation

The Company has accounted for stock-based employee compensation using a fair value based method pursuant to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) since 1998. The Company recognizes expense using the accelerated vesting methodology of FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FIN 28”) (See Note 15). Beginning January 1, 2006, Level 3 will adopt the provisions of SFAS No. 123R, “Share-Based Payment.”

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization for the Company’s property, plant and equipment are computed on straight-line and accelerated (for certain coal assets) methods based on the following useful lives:

Facility and Leasehold Improvements	10 - 40 years
Network Infrastructure (including fiber and conduit)	7 - 25 years
Operating Equipment	3 - 7 years
Furniture, Fixtures and Office Equipment	2 - 7 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

Depletion on mineral properties is provided on a units-of-extraction basis determined in relation to coal committed under sales contracts. The Company’s coal mining business does not use its coal reserve estimates for purposes of depletion but, rather, depletes the properties over the estimated recoverable tons of coal that are required to be delivered under existing coal contracts.

Earnings (Loss) Per Share

Basic earnings (loss) per share have been computed using the weighted average number of shares during each period. Diluted earnings (loss) per share is computed by including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes, stock options, stock based compensation awards and other dilutive securities. No such items were included in the computation of diluted loss per share in 2005, 2004 or 2003 due to the losses from continuing operations incurred by the Company.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and can bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on an analysis of the aging of the accounts receivable balance. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Restricted Cash

The Company classifies any cash or other securities that collateralize outstanding letters of credit, long-term debt, or certain operating or performance obligations of the Company as restricted cash. The Company also classifies cash or other securities restricted to fund certain reclamation liabilities as restricted cash. The classification of restricted cash on the consolidated balance sheet as current or noncurrent is dependent on the duration of the restriction and the purpose for which the restriction exists.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Intangible Assets

The Company segregates identifiable intangible assets acquired in an acquisition from goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill is no longer amortized, and is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates.

Intangible assets primarily include customer contracts, customer relationships and technology acquired in business combinations. These assets are amortized on a straight-line basis over the expected period of benefit which ranges from 2 to 11 years. Certain intangibles acquired in the WilTel transaction have an indefinite life.

Long-Lived Assets

The Company reviews the carrying amount of long-lived assets or groups of assets, at the lowest asset level where cash flow is separately measurable, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment includes a comparison of the estimated future undiscounted operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

Accounting for Asset Retirement Obligations

The Company follows the policy of providing an accrual for reclamation of mined properties in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), based on the estimated total cost of restoration of such properties to meet compliance with laws governing surface mining. These estimated costs are calculated based on the expected future risk adjusted cash flows to remediate such properties discounted at a risk-free rate. The Company also provides an accrual for obligations related to certain colocation leases and right-of-way agreements in accordance with SFAS No. 143, based on the estimated total cost of restoration of such properties to their original condition. These estimated obligations are calculated based on the expected future discounted cash flows using the Company’s estimated weighted average cost of capital at the time the obligation is incurred and applying a probability factor for conditional restoration obligations. Changes in expected future cash flows are discounted at interest rates that were in effect at the time of the original estimate for downward revision to such cash flows, and at interest rates in effect at the time of the change for upward revisions in the expected future cash flows.

Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net operating losses not utilized can be carried forward for 20 years to offset future taxable income. A valuation allowance has been recorded against deferred tax assets, as the Company is unable to conclude under relevant accounting standards that it is more likely than not that deferred tax assets will be realizable.

Comprehensive Income (Loss)

Comprehensive income (loss) includes income (loss) and other non-owner related changes in equity not included in income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, and other adjustments.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currencies

Generally, local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue, expenses and cash flows are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ deficit and in the statements of comprehensive loss. A significant portion of the Company’s foreign subsidiaries have the Euro as its functional currency, which experienced significant fluctuations against the U.S. dollar during 2005, 2004 and 2003. As a result, the Company has experienced significant foreign currency translation adjustments which are recognized as a component of accumulated other comprehensive income (loss) in stockholders’ deficit and in the statement of comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most critical estimates and assumptions are made in determining the allowance for doubtful accounts, revenue reserves, whether impairment charges are necessary, useful lives of fixed assets, accruals for estimated liabilities that are probable and estimatable, cost of revenue disputes for the communications services, rebates for Software Spectrum, unfavorable contract liabilities set up in purchase accounting and asset retirement obligations. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The U.S. Securities and Exchange Commission extended the effective date of SFAS No. 123R such that the Company is first required to adopt SFAS No. 123R beginning January 1, 2006. The adoption of SFAS No. 123R on January 1, 2006 is not expected to have a significant effect on the Company’s financial position or results of operations as the Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998.

After adopting SFAS No. 123R, the Company expects to utilize a modified Black-Scholes model to value any outperform stock options granted to employees. The Company believes that the relative short life of the options and the other variables used in the model provide a reasonable estimate of the fair value of the option at the time of grant.

The FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets”, which is effective for Level 3 starting January 1, 2006. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company’s financial position or results of operations as Level 3 is a party to a limited number of non-monetary transactions and those transactions have not been material.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Emerging Issues Task Force (“EITF”) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) establishes appropriate accounting for stripping costs incurred during the production phase and is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. EITF No. 04-6 concludes that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 further defines inventory produced as mineral that has been extracted. As a result, stripping costs related to exposed, but not extracted mineral will be expensed as incurred rather than deferred until the mineral is extracted. The Company’s coal mining business currently defers stripping costs and amortizes these costs over the period in which the underlying coal is mined. The Company expects the adoption of EITF No. 04-6 beginning January 1, 2006 will not have a significant effect on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”). FIN 47 provides additional clarification as to when companies should recognize asset retirement obligations pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations.” The Company’s adoption of FIN 47, effective on December 31, 2005, did not have a material effect on the Company’s results of operations or financial position as Level 3 recognized the discounted value of its conditional asset retirement obligations when it adopted SFAS No. 143 at the beginning of 2003.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”, (“SFAS No. 154”). This Statement requires retroactive application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after December 15, 2005. Previously, most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. The adoption of SFAS No. 154 is not expected to have a significant effect on the Company’s financial position or results of operations.

Reclassifications

Certain prior year amounts may have been reclassified to conform to the current year presentation.

In 2005 the Company has separately disclosed the operating, investing and financing portion of the cash flows attributable to its discontinued operations, which in prior periods were reported on a combined basis as a single amount.

(2) Acquisitions

WilTel:    On December 23, 2005, the Company completed the acquisition of WilTel Communications Group, LLC (“WilTel”), from Leucadia National Corporation and its subsidiaries (together “Leucadia”). The consideration paid consisted of approximately $390 million in cash (which included a $16 million adjustment for estimated excess working capital), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million newly issued unregistered shares of Level 3 common stock, valued at $313 million. The Company also incurred costs of approximately $7 million related to the transaction. The cash purchase price is subject to post-closing adjustments based on actual working capital and other contractual items as of the closing date. Level 3 entered into certain transactions with WilTel prior to the acquisition of WilTel by Level 3, whereby it received cash for communications services to be provided in the future. As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the WilTel transaction by $2 million, the amount of the unamortized deferred revenue balance on December 23, 2005. The results of operations attributable to WilTel are included in the consolidated financial statements from the date of acquisition.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition includes all of WilTel’s communications business and WilTel’s Vyvx video transmission business. The acquisition also includes a multi-year contract between SBC Service, Inc. and WilTel (“SBC Master Services Agreement”). Recently, SBC Services Inc. became a subsidiary of AT&T, Inc. (“AT&T”) (together “SBC”) and announced its intention to migrate the services provided by WilTel to the merged SBC Services, Inc. and AT&T network. WilTel and SBC amended the SBC Master Services Agreement to run through 2009 and it provides a gross margin purchase commitment of $335 million from December 2005 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by Level 3 in 2006 and 2007. If Level 3 meets the performance criteria it is eligible to earn $25 million in 2006 and $25 million in 2007.

As specified in the purchase agreement with Leucadia, WilTel transferred certain excluded assets to Leucadia and Leucadia assumed certain excluded liabilities. The excluded assets include all cash and cash equivalents in excess of $100 million at closing, all marketable securities, WilTel’s headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets. In addition, WilTel assigned to Leucadia all of its right to receive cash payments from SBC totaling $236 million, pursuant to the Termination, Mutual Release and Settlement Agreement, dated June 15, 2005, among Leucadia, WilTel and SBC. The excluded liabilities include all of WilTel’s long-term debt obligations, WilTel’s obligations under its defined benefit pension plan, certain other employee related liabilities and other claims. The agreement required Leucadia to pay in full all of WilTel’s obligations under its credit agreement and for Leucadia to release WilTel from any obligation under the outstanding mortgage note secured by its headquarters building. Level 3 entered into an agreement with Leucadia to lease a portion of the former WilTel headquarters building in Tulsa.

Preliminary Purchase Price Allocation

Under business combination accounting, the total preliminary purchase price was allocated to WilTel’s net tangible and identifiable intangible assets based on their estimated fair values as of December 23, 2005 as set forth below. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change upon the receipt and management’s review of the final valuation and the final determination of restructuring costs as described below. The primary areas of the purchase price allocation that are not yet finalized relate to tangible and identifiable intangible assets, the fair value of deferred revenue, the fair value of certain assumed long-term lease and asset retirement obligations and restructuring costs.

Tangible and Intangible Long-Lived Assets

In performing the preliminary purchase price allocation, the Company considered, among other factors, the intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of WilTel’s products. The fair value of assets was based, in part, on a preliminary valuation using a cost and income approach and estimates and assumptions provided by management. The tangible assets primarily include the real and personal property used to provide communications and video services. In addition, tangible assets include the fair value of software purchased or developed by WilTel. The intangible assets have depreciable lives ranging from 2 to 11 years. Intangible assets primarily include customer relationships and the Vyvx trademark. Management has placed an indefinite life on the Vyvx trademark and lives ranging from 6 to 11 years for the customer relationships.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Revenue

The estimated fair value of deferred revenue included in the preliminary purchase price allocation was determined based on monthly amounts billed in advance for which services will be provided to customers in the next month. Level 3 did not record deferred revenue for long-term contracts in which WilTel had already received consideration from the customer as Level 3 does not expect to incur any direct and incremental costs associated with the contracts.

Current and Noncurrent Obligations

The fair value of WilTel’s current liabilities was determined based on the expected cash flows for the next twelve months. Level 3 did not present value the cash flows as it does not expect the present values to be significantly different than the gross cash flows.

The noncurrent obligations assumed in the WilTel transaction have been recorded at their present value using an appropriate interest rate. The Company has identified certain WilTel facilities that it does not expect to utilize for the combined business. The Company has not completed this analysis and may identify additional excess facilities for which restructuring liabilities may be necessary. The Company has also revalued WilTel’s asset retirement obligations using Level 3’s weighted cost of capital rather than WilTel’s weighted cost of capital.

Sprint:    On October 1, 2004, the Company acquired the wholesale dial Internet access business of Sprint Communications Company, L.P. (“Sprint”). Level 3 paid $34 million in cash to acquire the business, which provides dial-up Internet access to leading Internet service providers (“ISPs”) throughout the United States and agreed to provide discounted services to Sprint that were valued at $5 million, which was accounted for as part of the purchase price. Level 3 and Sprint entered into a transition services agreement for the migration of customers onto the Level 3 network, which Level 3 completed in the third quarter of 2005. During the migration period, until such time as a customer contract was assumed or assigned, amounts received for services provided by Sprint were accounted for as a reduction in purchase price as opposed to revenue. The net amount received prior to the assumption or assignment of these contracts totaled $5 million through December 31, 2005 and therefore reduced the purchase price to $29 million. With the completion of the migration activities, Level 3 recognizes as revenue, amounts received from all customer contracts acquired in this transaction. The results of operations attributable to the Sprint assets acquired and liabilities assumed are included in the consolidated financial statements from the date of assumption or assignment of contracts.

ICG:    On April 1, 2004, the Company acquired the wholesale dial access customer contracts of ICG Communications, Inc. (“ICG”). The Company agreed to pay approximately $35 million in cash to acquire the contracts and related equipment, which provide dial-up Internet access to various large customers and other leading ISPs. The terms of the agreement required Level 3 to pay $25 million at closing and additional payments of $5 million on both July 1, 2004 and October 1, 2004. The purchase price was subject to post-closing adjustments, but those adjustments were not material. Level 3 migrated the traffic from the customer contracts acquired from ICG onto its own network infrastructure and the migration was substantially complete by the end of 2004. The results of operations attributable to the ICG assets acquired and liabilities assumed are included in the consolidated financial statements from the date of acquisition.

Telverse:    Level 3 completed the acquisition of Telverse Communications, Inc. (“Telverse”), a provider of hosted IP-based voice services for enterprises, in July 2003 for approximately $29 million in Level 3 common stock (approximately 4.2 million shares) and $2 million in cash consideration. Telverse’s revenues and

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

results of operations are included in the consolidated statements of operations from the date of acquisition. The financial results of Telverse prior to acquisition were immaterial to Level 3. Management’s preliminary allocation of the purchase price resulted in the consideration, including transaction costs, plus assumed liabilities exceeding the fair value of the identifiable tangible assets acquired by approximately $32 million, which was initially recorded as goodwill. The Company completed its assessment of the assets acquired and liabilities assumed in the Telverse transaction in the fourth quarter of 2003, which resulted in allocating the purchase price consideration primarily to developed technology acquired with an insignificant amount allocated to customer contracts.

Genuity:    In 2003, Level 3 completed the acquisition of substantially all of the assets and operations of Genuity, a Tier 1 Internet Protocol (IP) communications company. The total cash consideration, including transaction costs, was approximately $144 million including approximately $60 million in cash consideration to the Genuity Bankruptcy Estate plus approximately $77 million in cash to reimburse the estate for payments on assumed capital lease obligations related to network operating equipment. In addition, Level 3 assumed certain of Genuity’s long term operating agreements. Level 3 entered into certain transactions with Genuity prior to the acquisition of the assets and operations of Genuity by Level 3, whereby it received cash for communications services to be provided in the future. As a result of the acquisition, Level 3 could no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Genuity transaction by $76 million, the amount of the unamortized deferred revenue balance on February 4, 2003. The preliminary fair value of the assets acquired and liabilities assumed was subsequently adjusted during 2003 based upon actual settlements between the Genuity Bankruptcy Estate and Level 3 for post closing adjustments, which reduced the purchase price paid by Level 3 by $35 million, as well as increased the liabilities assumed by $4 million. This resulted primarily in a decrease in the value assigned to property, plant and equipment and identifiable intangible assets. The results of operations attributable to the Genuity assets acquired and liabilities assumed are included in the consolidated financial statements from the date of acquisition.

The unaudited financial information in the table below summarizes the combined results of operations of Level 3 and the acquired businesses, on a pro forma basis, as though the companies acquired in 2004 and 2005 have been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each of the periods presented. The pro forma financial information for all periods presented also includes the preliminary business combination accounting effect on historical revenues of the acquired companies, adjustments to depreciation on acquired property, amortization charges from acquired intangible assets, restructuring costs, acquisition and tender offer costs reflected in the historical statements of operations for periods prior to Level 3’s acquisition.

	Unaudited Pro Forma Years ended December 31,
	2005	2004
	(dollars in millions, except per share data)
Revenue	$5,324	$5,258
Loss from Continuing Operations	(544)	(366)
Income from Discontinued Operations	49	—
Net Loss	(495)	(366)
Net Loss per Share	(0.61)	(0.46)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the actual results and pro forma financial information for the year ended December 31, 2005 are certain amounts which affect the comparability of the results, including termination revenue of $133 million, a gain on the sale of (i)Structure of $49 million, a workforce reduction charge of $15 million, non-cash impairment charges of $9 million that primarily resulted from the decision to terminate projects for certain voice products in the Communications business.

Included in the actual results and pro forma financial information for the year ended December 31, 2004 are certain amounts which affect the comparability of the results, including gains of $197 million as a result of the early extinguishments of certain long-term debt, $113 million of termination revenue, a gain of approximately $23 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock and lease impairment charges of $14 million.

The fair value of the assets acquired and the liabilities assumed in the WilTel transaction are based upon a preliminary valuation and are subject to change based on post-closing purchase price adjustments and changes to the integration plan of the combined business. The estimated fair value of assets acquired and liabilities assumed in the Sprint, ICG, Telverse and Genuity transactions as of their respective acquisition dates after reflecting post-closing purchase price adjustments are as follows.

	WilTel	Sprint	ICG	Telverse	Genuity
	(dollars in millions)
Assets:
Cash and cash equivalents	$128	$—	$—	$—	$—
Accounts receivable	257	—	—	—	—
Other current assets	18	3	2	—	50
Property, plant and equipment, net	660	—	—	1	246
Identifiable intangible assets	152	31	37	32	107
Other assets	26	—	—	—	22

Total Assets	1,241	34	39	33	425

Liabilities:
Accounts payable	204	—	—	2	—
Accrued payroll	29	—	—	—	—
Other current liabilities	69	—	4	—	56
Current portion of long-term debt	—	—	—	—	121
Long-term debt	—	—	—	—	188
Deferred revenue—WilTel/Genuity	41	—	—	—	6
Deferred revenue—Level 3	(2)	5	—	—	(76)
Other liabilities	90	—	—	—	21

Total Liabilities	431	5	4	2	316

Purchase Price	$810	$29	$35	$31	$109

The fair value of the assets acquired and liabilities assumed in the Genuity transaction were determined based on a valuation completed in May 2003. Subsequently in 2003, Level 3 changed the purchase price allocation by increasing the preliminary fair value of the MFON assets to be sold to CenturyTel, Inc. (“CenturyTel”) (See Note 3) to $16 million to reflect the actual proceeds received from CenturyTel. A corresponding decrease in property, plant and equipment and identifiable intangibles was recorded in conjunction with this adjustment.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the second quarter of 2003, the Company exited the managed hosting portion of the business it acquired through the Genuity transaction. The Company sold the hosting customers and operations to Computer Sciences Corporation (“CSC”). Due to the decision to exit the managed hosting portion of the business, which had been contemplated at the time of acquisition, the net operating results of the business have not been consolidated in the consolidated statement of operations. Level 3 did not realize any proceeds from the sale of the hosting business to CSC.

The following is the summarized results of operations of the managed hosting business for the period ended May 24, 2003 (since acquisition on February 4, 2003) (dollars in millions).

Revenue	$14
Operating Loss	(1)

(3) Discontinued Operations

On November 30, 2005, Level 3 sold (i)Structure to Infocrossing, Inc. (“Infocrossing”) for proceeds of $85 million which consisted of $82 million in cash and $3 million of Infocrossing, Inc. common stock. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date. Level 3 recognized a $49 million gain on the transaction in the fourth quarter of 2005.

The following is the summarized results of operations of the (i)Structure business for the eleven months ended November 30, 2005 and the years ended December 31, 2004 and 2003.

	2005	2004	2003
	(dollars in millions, except per share data)
Revenues	$64	$75	$79
Costs and Expenses:
Cost of revenue	47	53	58
Depreciation and amortization	8	13	14
Selling, general and administrative	9	9	19
Restructuring and impairment charges	—	—	5

Total costs and expenses	64	75	96

Loss from Operations	—	—	(17)
Gain on Sale of Discontinued Operations	49	—	—

Income (Loss) from Discontinued Operations	$49	$—	$(17)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is summarized financial information for the discontinued (i)Structure business as of December 31, 2004:

December 31, 2004
(dollars in millions)
Assets
Current Assets:
Receivables	$4
Other	9

Total Current Assets	13
Property, Plant and Equipment, net	33

Total Assets	$46

Current Liabilities:
Accounts payable	$14
Current portion of long-term debt	1
Accrued payroll and employee benefits	4
Deferred revenue	2
Other	1

Total Current Liabilities	22
Deferred Revenue	—

Net Assets	$24

These amounts are reflected in other for the respective asset and liability accounts on the consolidated balance sheet as of December 31, 2004.

On December 31, 2003, Level 3 sold MFON to CenturyTel for approximately $16 million. MFON is a regional communications system located in the midwestern United States and was acquired by Level 3 as part of the Genuity transaction in February 2003. Level 3 adjusted the value of MFON assets from its original estimated value, pursuant to the one-year “allocation period” provisions of SFAS No. 141, to match the proceeds from this transaction. As a result, the Company did not recognize a gain or loss on the disposition of MFON.

The following is the summarized results of operations of the MFON business for the period ended December 31, 2003 (since acquisition on February 4, 2003) (dollars in millions):

2003
Revenue	$16
Costs and Expenses:
Cost of revenue	2
Selling, general and administrative	2

Total costs and expenses	4

Income from Operations	12
Loss from Sale of Discontinued Operations	—

Income from Discontinued Operations	$12

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2003, Software Spectrum announced that it was exiting the contact services business in order to concentrate on the software reseller business. In conjunction with this decision, Software Spectrum sold substantially all of the contact services business to H.I.G. Capital for approximately $4 million in cash. Software Spectrum recorded a loss within discontinued operations of approximately $9 million on the sale.

The following is the summarized results of operations of the contact services business for the period in 2003 through June 18, 2003 (dollars in millions):

2003
Revenue	$38
Costs and Expenses:
Cost of revenue	25
Depreciation and amortization	1
Selling, general and administrative	10

Total costs and expenses	36

Income from Operations	2
Loss from Sale of Discontinued Operations	(9)

Income (Loss) from Discontinued Operations	$(7)

Level 3’s management continues to review the Company’s existing lines of business and service offerings to determine how those lines of business and service offerings assist with the Company’s focus on delivery of communications and information services and meeting its financial objectives. To the extent that certain lines of business or service offerings are not considered to be compatible with the delivery of communications and information services or with obtaining financial objectives, Level 3 may exit those lines of business or stop offering those services.

(4) Termination Revenue

On March 1, 2005, Level 3 entered into an agreement with 360networks (USA), Inc. (“360networks”) in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement, 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement, signed in 2000, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005.

On February 22, 2005, France Telecom Long Distance USA, LLC (“France Telecom”) and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement, France Telecom returned the fiber to Level 3. Under the original IRU agreement, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005.

Level 3 and McLeodUSA Incorporated (“McLeod”) entered into an agreement on November 1, 2004, whereby McLeod returned certain intercity dark fiber provided by Level 3 under a 1999 agreement and provides discounted network services to Level 3 in exchange for cash and other consideration. Cash received under the 1999 agreement was deferred and amortized to revenue over the 20-year term of the agreement. Level 3 had no further service obligations with respect to the fiber and therefore recognized the $98 million of remaining

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unamortized deferred revenue for the fiber returned as non-cash termination revenue in 2004. The Company allocated the amounts paid to McLeod to fiber and prepaid network expenses. The value of the fiber returned was determined based on the capital costs that would be avoided in pulling additional fiber in certain segments of the Company’s intercity network where fiber inventory would need to be replenished in the next three years. The prepaid network expense was valued based on the amount of discounted network expense services the Company expects to realize through purchases of these services on McLeod’s network.

In February 2003, Level 3 and XO Communications (“XO”) amended their 1998 IRU agreement. As part of the 1998 agreement, XO purchased 24 fibers and one empty conduit along Level 3’s North American intercity network. The amended agreement, among other things, required XO to return six fibers and the empty conduit to Level 3. In return, Level 3, 1) reduced the annual operations and maintenance charges that XO was required to pay under the original agreement, 2) provided XO an option, expiring July 2007, to acquire a 20 year IRU for a single conduit within or along Level 3’s intercity network and 3) provided XO an option to purchase up to 25% of the fiber installed in the next conduit within or along each segment of the intercity network.

As individual segments were delivered to XO, Level 3 deferred and amortized the revenue attributable to the conduit over the term of the original agreement. As a result of the amended agreement, Level 3 had no further service obligation with respect to the original conduit, and thus recognized $294 million of communications revenue, which was the remaining unamortized deferred revenue from the original sale of the conduit, less the fair values of the operations and maintenance services, and options to purchase fiber and conduit provided by Level 3 under the amended agreement. The values of the services and options to purchase fiber and conduit were determined based on the fair value of similar services and assets.

(5) Restructuring and Impairment Charges

In the first quarter of 2005, the Company initiated a workforce reduction of approximately 470 employees in its North American and European communications business and as a result recognized severance and related charges of approximately $15 million. As of December 31, 2005, the Company has satisfied its remaining obligations associated with the workforce reduction.

During 2005, the Company identified additional communications facilities that it no longer required and would not provide any future economic benefit to the Company. Also during the year, the Company revised its lease impairment analysis to reflect improvements in sublease income for communications facilities impaired in prior periods. In total, the Company reduced its expected lease impairment obligations by $1 million in 2005.

In 2004, the information services business recognized approximately $2 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum announced in 2003. In total, the information services business paid approximately $5 million of costs during 2004, including $3 million for employee related matters and $2 million in facilities related costs associated with the 2003 and 2004 integration and restructuring actions. As of December 31, 2004, the Company had completed the workforce reductions and paid the remaining severance and employee related obligations associated with the actions announced and 2004.

The communications business recorded lease impairment charges of $14 million for real property leases in North America and Europe in the fourth quarter of 2004. The charge resulted from ceasing use of certain leased space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions. The Company paid approximately $3 million of facilities related costs in 2004 for restructuring charges recorded in 2001.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the first quarter of 2003, Level 3 announced workforce reductions that affected approximately 1,200 employees in the communications business. These actions were primarily a result of the integration of acquired operations from the Genuity transaction into Level 3’s operations and the Company matching its European costs with expected revenues. The Company recorded restructuring charges of approximately $26 million related to these actions during the year ended December 31, 2003. The remaining obligation of $4 million with respect to this action was paid during 2004.

The information services business recognized for the year ended December 31, 2003, approximately $14 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum. These actions affected approximately 500 employees and resulted in the closure of certain facilities. Included in the $14 million of restructuring charges, were $4 million of accrued lease termination costs for facilities it has ceased using.

A summary of the restructuring charges and related activity follows:

	Severance and Related		Facilities Related Amount (in millions)
	Number of Employees	Amount (in millions)
Balance December 31, 2002	55	$3	$10
2003 Charges	1,618	36	4
2003 Payments	(1,564)	(33)	(4)

Balance December 31, 2003	109	6	10
2004 Charges	80	1	15
2004 Payments	(189)	(7)	(6)

Balance December 31, 2004	—	—	19
2005 Charges(Benefit)	472	15	(1)
2005 Payments	(472)	(15)	(5)

Balance December 31, 2005	—	$—	$13

Lease termination obligations of $13 million are expected to be paid over the terms of the impaired leases, which extend to 2015, if the Company is unable to negotiate a buyout of the leases.

Impairments

The Company at least annually, or as events or circumstances change that could affect the recoverability of the carrying value of its communications and information services assets, conducts a comprehensive review of the carrying value of its communications assets to determine if the carrying amount of the communication assets are recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). For purposes of this review, Level 3 separately evaluates for impairment its colocation facilities, certain excess conduits and its communications network (including optronics, fiber, conduits and customer premise equipment) as these are the lowest levels with separately identifiable cash flows for grouping of assets. The impairment analysis of these assets are based on long-term revenue growth, gross margins and cash flow forecasts of operating results, and sales of assets over their estimated useful lives. The Company concluded that the assets were not impaired as of December 31, 2005. Management will continue to assess the Company’s assets for impairment as events occur or as industry conditions warrant.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognized $9 million of non-cash impairment charges in 2005 that primarily resulted from the decision to terminate projects for certain voice services and certain information technology projects in the communications business. These projects have identifiable costs which Level 3 can separately evaluate for impairment. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value. The Company did not incur asset impairment expenses in 2004 or 2003.

(6) Sale of Toll Road Operations

On January 3, 2003, California Private Transportation Company (“CPTC”), a majority-owned subsidiary of the Company, sold the “91 Express Lanes” toll road assets in Orange County, California to the Orange County Transportation Authority. The Company received net proceeds from the sale of $46 million and recorded a gain of approximately $70 million in Other, net in the consolidated statement of operations. The Company’s total long-term debt was reduced by approximately $139 million as a result of the sale as the debt incurred to finance the construction of the toll road had been consolidated due to the Company’s 65% equity interest in CPTC.

(7) Loss Per Share

The Company had a loss from continuing operations for the three years ended December 31, 2005. Therefore, the dilutive effect of the approximately 418 million, 171 million and 83 million shares issuable pursuant to the five, four and three series of convertible notes outstanding at December 31, 2005, 2004 and 2003, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation. In addition, the dilutive effect of the approximately 59 million, 49 million and 52 million options and warrants outstanding at December 31, 2005, 2004 and 2003, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.

The following details the loss per share calculations for the Level 3 common stock (dollars in million, except per share data):

	Year Ended
	2005	2004	2003
Loss from Continuing Operations	$(687)	$(458)	$(704)
Income (Loss) from Discontinued Operations (2005 includes gain on sale)	49	—	(12)
Cumulative Effect of Change in Accounting Principle	—	—	5

Net Loss	$(638)	$(458)	$(711)

Total Number of Weighted Average Shares Outstanding used to Compute Basic and Diluted Earnings Per Share (in thousands)	699,589	683,846	565,931
Earnings (Loss) Per Share of Level 3 Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(0.98)	$(0.67)	$(1.25)
Income (Loss) from Discontinued Operations	0.07	—	(0.02)
Cumulative Effect of Change in Accounting Principle	—	—	0.01

Net Loss	$(0.91)	$(0.67)	$(1.26)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8) Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to determine classification and fair values of financial instruments:

Cash and Cash Equivalents

Cash equivalents generally consist of funds invested in highly liquid instruments purchased with an original maturity of three months or less. The securities are stated at cost, which approximates fair value.

Marketable and Restricted Securities

At December 31, 2005, marketable securities consist of U.S. Treasury securities and the Infocrossing shares received in the (i)Structure transaction. For most of 2005, the Company characterized the Treasury securities as held to maturity. As a result of the acquisition of WilTel and expected cash flow requirements in 2006, the Company designated certain Treasury securities as available for sale in the fourth quarter of 2005. These securities total $173 million and are reflected as current assets on the consolidated balance sheet at December 31, 2005. At December 31, 2004, marketable securities consisted entirely of U.S. Treasury securities that were characterized as held to maturity. Restricted securities consist primarily of cash investments that serve to collateralize outstanding letters of credit and certain performance and operating obligations of the Company. The cost of the securities used in computing unrealized and realized gains and losses is determined by specific identification. Fair values are estimated based on quoted market prices for the securities. The net unrealized holding gains and losses for marketable securities classified as available for sale are included in accumulated other comprehensive income (loss) within stockholders’ equity (deficit). Securities characterized as held to maturity are stated at cost. The unrealized holding gains and losses for securities characterized as held to maturity are not reflected in the consolidated financial statements.

At December 31, 2005 and 2004 the unrealized holding gains and losses on the marketable securities were as follows:

	Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Value
	(dollars in millions)
2005
Marketable Securities:
U.S. Treasury securities—Current	$173	$—	$—	$173
Equity Securities—Current	3	—	—	3
U.S. Treasury securities—Noncurrent	234	—	(2)	232

	$410	$—	$(2)	$408

2004
Marketable Securities:
U.S. Treasury securities—Current	$225	$—	$—	$225
U.S. Treasury securities—Noncurrent	114	—	(1)	113

	$339	$—	$(1)	$338

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Scheduled maturities of marketable debt securities held at December 31, 2005 are as follows:

2006—$173 million; 2007—$234 million.

The Company recognized $2 million of realized losses from the sale of marketable debt securities in 2005, which are reflected in Other, net on the consolidated statement of operations. The Company recognized $32 million of realized gains from the sale of marketable equity securities in 2004, which are reflected in Other, net on the consolidated statement of operations. The Company did not recognize any realized gains and losses on sales of marketable equity securities in 2003.

Maturities for the restricted securities have not been presented, as the types of securities are either cash or money market mutual funds that do not have a single maturity date.

Long-Term Debt

The fair value of long-term debt was estimated using the December 31, 2005 and 2004 average of the bid and ask price for the publicly traded debt instruments. The CBRE Commercial Mortgage was not traded in an organized public manner. The fair value of this instrument is assumed to approximate the carrying value at December 31, 2005 as it was secured by underlying assets. The 9% Convertible Senior Discount Notes due 2013 included within Long-term Debt are not traded in an organized public manner. The fair value of these notes was calculated using a convertible model, which uses the Black-Scholes valuation model to value the equity portion of the security and bond math to value the debt portion of the security (using market yields on other Level 3 traded debt). The 10% Convertible Senior Notes due 2011 included within Long-term Debt are not traded in an organized public manner. Level 3 has obtained a market value from a third party.

The carrying amount and estimated fair values of Level 3’s financial instruments are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in millions)
Cash and Cash Equivalents	$452	$452	$443	$443
Marketable Securities—Current	176	176	225	225
Marketable Securities—Noncurrent	234	232	114	113
Restricted Securities—Current	33	33	48	48
Restricted Securities—Noncurrent	72	72	67	67
Investments (Note 13)	15	15	5	5
Long-term Debt, including current portion (Note 14)	6,023	5,266	5,210	4,445

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9) Receivables

Receivables at December 31, 2005 and 2004 were as follows:

	Communications	Information Services	Coal	Total
	(dollars in millions)
2005
Accounts Receivable:
Services and Software Sales	$400	$444	$9	$853
Allowance for Doubtful Accounts	(17)	(6)	—	(23)

Total	$383	$438	$9	$830

2004
Accounts Receivable:
Services and Software Sales	$138	$414	$12	$564
Allowance for Doubtful Accounts	(17)	(6)	—	(23)

Total	$121	$408	$12	$541

The Company recognized bad debt expense in selling, general and administrative expenses of less than $1 million, $3 million and $7 million in 2005, 2004 and 2003, respectively. Level 3 received $2 million, $2 million and $4 million of proceeds for amounts previously deemed uncollectible in 2005, 2004 and 2003, respectively. The Company reduced accounts receivable and allowance for doubtful accounts by approximately $1 million, $8 million, and $8 million in 2005, 2004 and 2003, respectively, for the write off of previously reserved amounts the Company deemed as uncollectible.

(10) Other

At December 31, 2005 and 2004 other current assets consisted of the following:

	2005	2004
	(dollars in millions)
Deferred Costs	$86	$66
Prepaid Assets	61	34
Debt Issuance Costs, net	16	16
Current Assets of Discontinued Operations	—	13
Other	23	16

	$186	$145

Deferred costs include deferred software and other related costs attributable to the information services business and are related to future revenues.

Prepaid assets include insurance, software maintenance, rent and right of way costs. The increase in 2005 is attributable to the acquisition of WilTel.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11) Property, Plant and Equipment, net

Costs associated directly with expansions and improvements to the communications network and customer installations, including employee related costs, have been capitalized. The Company generally capitalizes costs associated with network construction, provisioning of services and software development. Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $51 million, $66 million and $61 million for the years ended December 31, 2005, 2004 and 2003, respectively. Included in capitalized labor and related costs was $2 million, $2 million and $4 million of capitalized non-cash compensation costs related to options and warrants granted to employees for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company continues to develop business support systems required for its business. The external direct costs of software, materials and services, and payroll and payroll related expenses for employees directly associated with the project incurred when developing the business support systems are capitalized and included in the capitalized costs above. Upon completion of a project, the total cost of the business support system is amortized over an estimated useful life of three years.

The Company reviews its capitalized projects at least annually or when events and circumstances indicate that the assets may be impaired. When previously capitalized software development costs are considered to be impaired, the Company calculates and recognizes an impairment loss in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Level 3 has been able to finalize negotiations and claims on several of its large multi-year network construction projects. As a result, the Company was able to release approximately $5 million, $8 million and $28 million of capital expenditure accruals for the years ended December 31, 2005, 2004 and 2003, respectively, that had previously been reported as property, plant and equipment. In the ordinary course of business, as construction projects come to a close, the Company reviews the final amounts due and settles any outstanding amounts related to these contracts, which can result in changes to estimated costs of the construction projects.

Included in Land and Mineral Properties are mineral properties related to the coal business with a cost basis of approximately $5 million for each of the years ended December 31, 2005 and 2004. The remaining Land and Mineral Properties balance of approximately $205 million and $182 million for the years ended December 31, 2005 and 2004, respectively, represent owned assets of the communications and information services businesses, including land improvements. The coal mineral properties include owned and leased assets. The various coal lease agreements require minimum lease payments and provide for royalty or overriding royalty payments based on the tons of coal mined or sold from the properties. Depletion on the mineral properties is provided on a units-of-extraction basis determined in relation to coal committed under sales contracts.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalized business support systems and network construction costs that have not been placed in service have been classified as construction-in-progress within property, plant and equipment below.

At December 31, 2005 and 2004, property, plant and equipment were as follows:

	Cost	Accumulated Depreciation	Book Value
	(dollars in millions)
December 31, 2005
Land and Mineral Properties	$210	$(26)	$184
Facility and Leasehold Improvements:
Communications	1,532	(355)	1,177
Information Services	3	(1)	2
Coal Mining	153	(149)	4
Network Infrastructure	4,705	(1,138)	3,567
Operating Equipment:
Communications	2,156	(1,516)	640
Information Services	13	(7)	6
Coal Mining	69	(62)	7
Furniture, Fixtures and Office Equipment	118	(105)	13
Other	22	(19)	3
Construction-in-Progress	35	—	35

	$9,016	$(3,378)	$5,638

December 31, 2004
Land and Mineral Properties	$187	$(18)	$169
Facility and Leasehold Improvements:
Communications	1,388	(281)	1,107
Information Services	2	—	2
Coal Mining	149	(145)	4
Network Infrastructure	4,379	(868)	3,511
Operating Equipment:
Communications	1,843	(1,349)	494
Information Services	12	(6)	6
Coal Mining	74	(68)	6
Furniture, Fixtures and Office Equipment	111	(90)	21
Other	24	(14)	10
Construction-in-Progress	45	—	45

	$8,214	$(2,839)	$5,375

The value of WilTel’s property, plant and equipment is based on a preliminary valuation.

Depreciation expense was $587 million in 2005, $617 million in 2004 and $752 million in 2003.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12) Goodwill and Other Intangibles, net

Goodwill and Other Intangibles, net at December 31, 2005 and 2004 were as follows (dollars in millions):

	Goodwill	Other Intangibles
December 31, 2005
360networks	$—	$4
Sprint	—	16
ICG	—	4
Telverse	—	16
Genuity	—	30
WilTel	—	151
McLeod	40	—
Software Spectrum (including Corpsoft)	194	48
XCOM	30	—

	$264	$269

December 31, 2004
Sprint	$—	$28
ICG	—	23
Telverse	—	23
Genuity	—	55
McLeod	41	—
Software Spectrum (including Corpsoft)	202	55
XCOM	30	—

	$273	$184

The Company segregates identifiable intangible assets acquired in a business combination from goodwill. In accordance with SFAS No. 142, Goodwill is no longer amortized and the carrying amount of the goodwill must be evaluated at least annually for impairment using a fair value based test. An assessment of the carrying value of the goodwill attributable to communications and information services businesses indicated that the assets were not impaired as of December 31, 2005.

On December 23, 2005, Level 3 completed the acquisition of WilTel. A preliminary valuation of the assets acquired indicated a value of $152 million for intangible assets. The intangible assets primarily include customer relationships and the Vyvx trademark. The preliminary valuation has placed an indefinite life on the Vyvx trademark and lives ranging from 6 to 11 years for the customer relationships.

During the first quarter of 2005, Level 3 purchased a customer contract from 360networks for cash and future services valued at $4 million. The total purchase price was recorded as an intangible asset and will be amortized over the remaining four-year term of the customer contract.

During 2005, the Company reduced its goodwill by a total of $9 million. In 2005, the Company determined that $8 million of income tax obligations recorded in the original purchase price allocation for the 2002 acquisitions of CorpSoft, Inc. and Software Spectrum, Inc. were no longer required and as a result, reduced the goodwill attributable to the acquisitions by $8 million in 2005. In the third quarter of 2005, the Company determined that the remaining costs accrued for the integration of the McLeod business were no longer required and, as a result, reduced the goodwill attributable to the McLeod transaction by $1 million.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2004, Level 3 acquired the wholesale dial Internet access business of Sprint. As part of the purchase price allocation, Level 3 valued the customer relationships and contracts at $31 million and is amortizing this asset over an estimated life of three years.

In April 2004, Level 3 purchased managed modem contracts and related equipment from ICG. As part of the purchase price allocation, Level 3 valued the customer relationships and contracts at $37 million and is amortizing this asset over a period equal to the term of the primary customer contract acquired of two years.

At December 31, 2005 and 2004, the Company had $30 million of goodwill attributable to the acquisition of XCOM in 1998.

At December 31, 2005 and 2004 identifiable intangible assets were as follows (dollars in millions):

	Cost	Accumulated Amortization	Book Value
December 31, 2005
Customer Contracts:
Sprint	$31	$(15)	$16
ICG	37	(33)	4
Genuity	28	(17)	11
McLeod	49	(49)	—
Customer Relationships:
Genuity	79	(60)	19
Software Spectrum (including CorpSoft)	75	(27)	48
360networks	4	—	4
WilTel	120	(1)	119
Trademarks:
WilTel	32	—	32
Technology:
Telverse.	31	(15)	16

	$486	$(217)	$269

	Cost	Accumulated Amortization	Book Value
December 31, 2004
Customer Contracts:
Sprint	$31	$(3)	$28
ICG	37	(14)	23
Genuity.	28	(11)	17
McLeod	49	(49)	—
Customer Relationships:
Genuity	79	(41)	38
Software Spectrum (including CorpSoft)	75	(20)	55
Technology:
Telverse.	32	(9)	23

	$331	$(147)	$184

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible asset amortization expense was $70 million, $65 million and $61 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The amortization expense related to intangible assets currently recorded on the Company’s books for each of the five succeeding years is estimated to be the following for the years ended December 31: 2006—$70 million; 2007—$42 million; 2008—$28 million; 2009—$24 million and 2010 and thereafter—$73 million.

(13) Other Assets, net

At December 31, 2005 and 2004 other assets consisted of the following:

	2005	2004
	(dollars in millions)
Debt Issuance Costs, net	$54	$67
Investments	15	5
Deposits	25	1
Noncurrent Assets of Discontinued Operations	—	33
Other	29	23

	$123	$129

At the beginning of 2004, the Company held an equity position in Commonwealth Telephone Enterprises, Inc., an incumbent local exchange carrier operating in various rural Pennsylvania markets, and CTSI, Inc. a competitive local exchange carrier. In January 2004, the Company sold its remaining investment in Commonwealth Telephone for $41 million in cash, resulting in a gain of approximately $23 million.

In 2005, the Company invested $10 million in Infinera Corporation, a privately-held communications equipment company. Level 3 is accounting for this investment using the cost method.

Included in the assets acquired in the WilTel transaction were long term deposits primarily with insurance carriers and financial institutions.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(14) Long-Term Debt

At December 31, 2005 and 2004, long-term debt was as follows:

	2005	2004
	(dollars in millions)
Senior Secured Term Loan (11.42% due 2011)	$730	$730
Senior Notes (11.0% due 2008)	132	132
Senior Notes (9.125% due 2008)	954	954
Senior Discount Notes (10.5% due 2008)	144	144
Senior Euro Notes (10.75% due 2008)	59	68
Convertible Senior Notes (2.875% due 2010)	374	374
Senior Discount Notes (12.875% due 2010)	488	475
Senior Euro Notes (11.25% due 2010)	123	142
Senior Notes (11.25% due 2010)	96	96
Senior Notes (10.75% due 2011)	500	500
Convertible Senior Notes (10.0% due 2011)	880	—
Convertible Senior Notes (5.25% due 2011)	345	345
Convertible Senior Discount Notes (9.0% due 2013)	252	230
Convertible Subordinated Notes (6.0% due 2009)	362	362
Convertible Subordinated Notes (6.0% due 2010)	514	514
Commercial Mortgages:
CRBE (6.86% due 2015)	70	—
GMAC	—	117
Capital leases assumed in Genuity transaction	—	24
Other	—	3

	6,023	5,210
Less current portion	—	(143)

	$6,023	$5,067

Debt Exchanges and Repurchases

In the fourth quarter of 2004, Level 3 used the $713 million of net proceeds from the issuance of the Senior Secured Term Loan due in 2011 described below and $272 million from the issuance of the 5.25% Senior Convertible Notes due 2011 described below to purchase portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. The Company purchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the purchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions.

Debt Instruments

At December 31, 2005, Level 3 was in compliance with the covenants on all outstanding debt issuances.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Secured Term Loan due 2011

On December 1, 2004, Level 3 Communications, Inc., as guarantor, Level 3 Financing, Inc. (“Level 3 Financing”), a wholly- owned subsidiary of the Company, as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain lenders entered into a credit agreement (“Credit Agreement”) pursuant to which the lenders extended a $730 million senior secured term loan (“Senior Secured Term Loan”) to Level 3 Financing. The term loan matures in 2011 and has a current interest rate of the London Interbank Offering Rate (“LIBOR”) plus an applicable margin of 700 basis points. Interest on the note accrues at the three month LIBOR and is payable in cash on March 1, June 1, September 1 and December 1 of each year, in arrears, beginning March 1, 2005. The interest rate was 11.42% at December 31, 2005 and was determined at the commencement of the interest period beginning December 2, 2005.

Level 3 Financing’s obligations under this term loan are, subject to certain exceptions, secured by certain assets of the Company; and certain of the Company’s material domestic subsidiaries that are engaged in the telecommunications business. The Company and these subsidiaries have also guaranteed the obligations of Level 3 Financing under the Senior Secured Term Loan. Level 3 Communications, LLC and its material domestic subsidiaries have guaranteed and have pledged certain of their assets to secure the obligations under the Senior Secured Term Loan. Certain of the initial subsidiary guarantors have been released from their pledge and guarantee obligations under the Senior Secured Term Loan.

The Credit Agreement includes certain negative covenants which restrict the ability of the Company, Level 3 Financing and any restricted subsidiary to engage in certain activities. The Credit Agreement also contains certain events of default. It does not require the Company or Level 3 Financing to maintain specific financial ratios.

Level 3 used the net proceeds of $713 million, after transaction costs, to fund purchases of its existing debt securities.

Debt issuance costs of $17 million were originally capitalized and are being amortized to interest expense over the term of the Senior Secured Term Loan. After amortization, debt issuance costs were $15 million at December 31, 2005.

11% Senior Notes due 2008

In February 2000, Level 3 Communications, Inc. received $779 million of net proceeds, after transaction costs, from a private offering of $800 million aggregate principal amount of its 11% Senior Notes due 2008 (“11% Senior Notes”). As of December 31, 2005, a total of $668 million aggregate principal amount of the 11% Senior Notes had been repurchased. Interest on the notes accrues at 11% per year and is payable semi-annually in arrears in cash on March 15 and September 15, beginning September 15, 2000. The 11% Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior debt. The 11% Senior Notes cannot be prepaid by Level 3 Communications, Inc., and mature on March 15, 2008. The 11% Senior Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $21 million were originally capitalized and are being amortized to interest expense over the term of the 11% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.125% Senior Notes due 2008

In April 1998, Level 3 Communications, Inc. received $1.94 billion of net proceeds from an offering of $2 billion aggregate principal amount 9.125% Senior Notes Due 2008 (“9.125% Senior Notes”). As of December 31, 2005, a total of $1.046 billion aggregate principal amount of the 9.125% Senior Notes had been repurchased. Interest on the notes accrues at 9.125% per year and is payable on May 1 and November 1 each year in cash.

The 9.125% Senior Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after May 1, 2003, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

Year	Redemption Price
2005	101.521%
2006 and thereafter	100.000%

The 9.125% Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of the Company. The notes contain certain covenants, which among other things, limit consolidated debt, dividend payments, and transactions with affiliates. Level 3 Communications, Inc. used the net proceeds of the note offering in connection with the implementation of its business plan.

Debt issuance costs of $65 million were originally capitalized and are being amortized to interest expense over the term of the 9.125% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $7 million at December 31, 2005.

10.5% Senior Discount Notes due 2008

In December 1998, Level 3 Communications, Inc. sold $834 million aggregate principal amount at maturity of 10.5% Senior Discount Notes Due 2008 (“10.5% Senior Discount Notes”). The sales proceeds of $500 million, excluding debt issuance costs, were recorded as long-term debt. As of December 31, 2005, a total of $690 million aggregate principal amount of the 10.5% Senior Discount Notes had been repurchased. Interest on the 10.5% Senior Discount Notes accreted at a rate of 10.5% per annum, compounded semiannually, to an aggregate principal amount of $834 million ($144 million after repurchases) at December 1, 2003. Commencing December 1, 2003, interest on the 10.5% Senior Discount Notes accrued at the rate of 10.5% per annum and is payable in cash semiannually in arrears.

The 10.5% Senior Discount Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time at the following redemption prices (expressed as percentages of accreted value) plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 1, of the years indicated below:

Year	Redemption Price
2005	101.75%
2006 and thereafter	100.00%

These notes are senior unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Communications, Inc. The 10.5% Senior

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Discount Notes contain certain covenants which, among other things, restrict or limit the Company’s ability to incur additional debt, make certain restricted payments, pay dividends, enter into sale and leaseback transactions, enter into transactions with affiliates, and sell assets or merge with another company.

Debt issuance costs of $14 million were originally capitalized and are being amortized over the term of the 10.5% Senior Discount Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

10.75% Senior Euro Notes due 2008

In February 2000, Level 3 Communications, Inc. received €488 million ($478 million when issued) of net proceeds, after debt issuance costs, from an offering of €500 million aggregate principal amount 10.75% Senior Euro Notes due 2008 (“10.75% Senior Euro Notes”). As of December 31, 2005, a total of €450 million aggregate principal amount of the 10.75% Senior Euro Notes had been repurchased. Interest on the notes accrues at 10.75% per year and is payable in Euros semi-annually in arrears on March 15 and September 15 each year beginning on September 15, 2000. The 10.75% Senior Euro Notes are not redeemable by Level 3 Communications, Inc. prior to maturity. Debt issuance costs of €12 million were originally capitalized and are being amortized over the term of the 10.75% Senior Euro Notes. As a result of amortization and debt repurchases, the net capitalized debt issuance costs have been reduced to less than €1 million at December 31, 2005.

The 10.75% Senior Euro Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 10.75% Senior Euro Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

The issuance of the €500 million 10.75% Senior Euro Notes has been designated as, and is effective as, an economic hedge against the investment in certain of the Company’s foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the debt have been recorded in other comprehensive income (loss) to the extent of translation gains or losses on such investment. The 10.75% Senior Euro Notes were valued, based on current exchange rates, at $59 million in the Company’s consolidated financial statements at December 31, 2005. The difference between the carrying value at December 31, 2005 and the value at issuance, after repurchases, is recorded in other comprehensive income.

2.875% Convertible Senior Notes due 2010

In July 2003, the Company completed the offering of $374 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010 (“2.875% Convertible Senior Notes”) in an underwritten public offering pursuant to the Company’s shelf registration statement. Interest on the notes accrues at 2.875% per year and is payable semi-annually in arrears in cash on January 15 and July 15, beginning January 15, 2004. The 2.875% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt. The 2.875% Convertible Senior Notes contain certain covenants, which among other things, limit additional liens on assets of the Company.

The 2.875% Convertible Senior Notes are convertible into shares of the Company’s common stock at a conversion rate of $7.18 per share, subject to certain adjustments. On or after July 15, 2007, Level 3, at its option, may redeem for cash all or a portion of the notes. Level 3 may exercise this option only if the current market price for the Level 3 common stock for at least 20 trading days within any 30 consecutive trading day period

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exceeds prices ranging from 170% of the conversion price on July 15, 2007 decreasing to 150% of the conversion price on or after July 15, 2009. Level 3 would also be obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

Level 3 used the net proceeds of $361 million, after transaction costs, for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions.

Debt issuance costs of $13 million were originally capitalized and are being amortized to interest expense over the term of the 2.875% Convertible Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $8 million at December 31, 2005.

12.875% Senior Discount Notes due 2010

In February 2000, Level 3 Communications, Inc. sold in a private offering $675 million aggregate principal amount at maturity of its 12.875% Senior Discount Notes due 2010 (“12.875% Senior Discount Notes”). The sale proceeds of $360 million, excluding debt issuance costs, were recorded as long-term debt. As of December 31, 2005, a total of $187 million aggregate principal amount of the 12.875% Senior Discount Notes had been repurchased, leaving $488 million aggregate principal amount outstanding. Interest on the 12.875% Senior Discount Notes accreted at a rate of 12.875% per year, compounded semi-annually, to an aggregate principal amount of $488 million on March 15, 2005. Cash interest did not accrue on the 12.875% Senior Discount Notes prior to March 15, 2005. Commencing March 15, 2005, interest on the 12.875% Senior Discount Notes accrues at the rate of 12.875% per year and is payable in cash semi-annually in arrears. For the period ended March 15, 2005, $13 million of accretion was added to outstanding debt balance to arrive at the face amount of the 12.875% Senior Discount Notes. The $13 million of accretion was recorded as interest expense during 2005.

The 12.875% Senior Discount Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. Level 3 Communications, Inc. may redeem the 12.875% Senior Discount Notes at the redemption prices set forth below, plus interest, if any, to the redemption date. The following prices are for 12.875% Senior Discount Notes redeemed during the 12-month period commencing on March 15 of the years set forth below and are expressed as percentages of principal amount.

Year	Redemption Price
2005	106.438%
2006	104.292%
2007	102.146%
2008 and thereafter	100.000%

The 12.875% Senior Discount Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 12.875% Senior Discount Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $9 million were originally capitalized and are being amortized to interest expense over the term of the 12.875% Senior Discount Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $3 million at December 31, 2005.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.25% Senior Euro Notes due 2010

In February 2000, Level 3 Communications, Inc. received €293 million ($285 million when issued) of net proceeds, after debt issuance costs, from an offering of €300 million aggregate principal amount 11.25% Senior Euro Notes due 2010 (“11.25% Senior Euro Notes”). As of December 31, 2005, a total of €196 million aggregate principal amount of the 11.25% Senior Euro Notes had been repurchased. Interest on the notes accrues at 11.25% per year and is payable semi-annually in arrears in Euros on March 15 and September 15 each year beginning September 15, 2000.

The 11.25% Senior Euro Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. The 11.25% Senior Euro Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. The following prices are for 11.25% Senior Euro Notes redeemed during the 12-month period commencing on March 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2005	105.625%
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

Debt issuance costs of €7 million were originally capitalized and are being amortized over the term of the 11.25% Senior Euro Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to €1 million at December 31, 2005. The 11.25% Senior Euro Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 11.25% Senior Euro Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

The issuance of the €300 million 11.25% Senior Euro Notes has been designated as, and is effective as, an economic hedge against the investment in certain of the Company’s foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the debt have been recorded in other comprehensive income (loss) to the extent of translation gains or losses on such net investment. The 11.25% Senior Euro Notes were valued, based on current exchange rates, at $123 million in the Company’s financial statements at December 31, 2005. The difference between the carrying value at December 31, 2005 and the value at issuance, after repurchases, is recorded in other comprehensive income.

11.25% Senior Notes due 2010

In February 2000, Level 3 Communications, Inc. received $243 million of net proceeds, after transaction costs, from a private offering of $250 million aggregate principal amount of its 11.25% Senior Notes due 2010 (“11.25% Senior Notes”). As of December 31, 2005, a total of $154 million aggregate principal amount of the 11.25% Senior Notes had been repurchased. Interest on the notes accrues at 11.25% per year and is payable semi-annually in arrears on March 15 and September 15 in cash beginning September 15, 2000.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 11.25% Senior Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. Level 3 Communications, Inc. may redeem the 11.25% Senior Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. The following prices are for 11.25% Senior Notes redeemed during the 12-month period commencing on March 15 of the years set forth below:

Year	Redemption Price
2005	105.625%
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

The 11.25% Senior Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 11.25% Senior Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $7 million were originally capitalized and are being amortized to interest expense over the term of the 11.25% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

10.75% Senior Notes due 2011

In October 2003, Level 3 Financing received $486 million of net proceeds from a private placement offering of $500 million aggregate principal amount of its 10.75% Senior Notes due 2011 (“10.75% Senior Notes”). Interest on the notes accrues at 10.75% per year and is payable on April 15 and October 15 each year in cash. These notes are guaranteed by Level 3 Communications, LLC and Level 3 Communications, Inc. (See Note 21).

The 10.75% Senior Notes are subject to redemption at the option of Level 3 Financing, in whole or in part, at any time or from time to time on or after October 15, 2007, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning October 15, of the years indicated below:

Year	Redemption Price
2007	105.375%
2008	102.688%
2009 and thereafter	100.000%

The 10.75% Senior Notes are senior, unsecured obligations of Level 3 Financing, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Financing. The notes contain certain covenants, which among other things, limit consolidated debt, dividend payments, and transactions with affiliates. The net proceeds of the offering were used to repay amounts outstanding under a senior secured credit facility.

Debt issuance costs of $14 million were originally capitalized and are being amortized to interest expense over the term of the 10.75% Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $10 million at December 31, 2005.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10% Convertible Senior Notes due 2011

In April 2005, Level 3 Communications, Inc. received $877 million of net proceeds, after giving effect to offering expenses, from an offering of $880 million aggregate principal amount of its 10% Convertible Senior Notes due 2011 (“10% Convertible Senior Notes”) to institutional investors. Interest on the notes accrues at 10% per year and will be payable semi-annually on May 1 and November 1 beginning on November 1, 2005. The 10% Convertible Senior Notes are unsecured unsubordinated obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future unsecured unsubordinated debt of Level 3 Communications, Inc. The 10% Convertible Senior Notes contain certain covenants which limit additional liens on assets of the Company.

The 10% Convertible Senior Notes will be convertible by holders at any time after January 1, 2007 (or sooner if certain corporate events occur) into shares of Level 3 common stock at a conversion price of $3.60 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 277.77 shares per $1,000 principal amount of notes. In addition, holders of the 10% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount of the notes plus accrued interest and a make whole premium.

On or after May 1, 2009, Level 3, at its option, may redeem for cash all or a portion of the notes. The 10% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than sixty nor less than thirty days’ notice, on or after May 1, 2009, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

Year	Redemption Price
2009	103.330%
2010 and thereafter	101.670%

Debt issuance costs of $3 million were originally capitalized and are being amortized to interest expense over the term of the 10% Convertible Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $2 million at December 31, 2005.

5.25% Convertible Senior Notes due 2011

On December 2, 2004, Level 3 Communications, Inc. completed the offering of $345 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 (“5.25% Convertible Senior Notes”) in a private offering. Interest on the notes accrues at 5.25% per year and is payable semi-annually in arrears in cash on June 15 and December 15, beginning June 15, 2005. The 5.25% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt of Level 3 Communications, Inc. The 5.25% Convertible Senior Notes contain certain covenants which limit additional liens on assets of the Company.

The 5.25% Convertible Senior Notes are convertible, at the option of the holders, into shares of the Company’s common stock at a conversion rate of $3.98 per share, subject to certain adjustments. Upon conversion, the Company will have the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock. In addition, holders of the 5.25% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount plus accrued interest and a make whole premium.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On or after December 15, 2008, Level 3, at its option, may redeem for cash all or a portion of the notes. The 5.25% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than 60 nor less than 30 days’ notice, on or after December 15, 2008, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 15, of the years indicated below:

Year	Redemption Price
2008	102.250%
2009	101.500%
2010 and thereafter	100.750%

In connection with the issuance of the notes, Level 3 used approximately $62 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to the Company’s common stock to reduce the potential dilution from conversion of the notes. Level 3 used the remainder of the net proceeds from this offering to fund repurchases of its existing debt securities due in 2008.

Under the terms of the convertible note hedge arrangement (the “Convertible Note Hedge”) with Merrill Lynch International (“Merrill”), Level 3 paid $125 million for a forward purchase option contract under which it is entitled to purchase from Merrill a fixed number of shares of Level 3 common stock (at a current price per share of $3.98). In the event of the conversion of the notes, this forward purchase option contract allows the Company to purchase, at a fixed price equal to the implicit conversion price of shares issued under the convertible notes, a number of shares equal to the shares that Level 3 issues to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the notes. The Company accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock.” Accordingly, the $125 million purchase price of the forward stock purchase option contract was recorded as a reduction to consolidated stockholders’ equity.

Level 3 also sold to Merrill a warrant (the “Warrant”) to purchase shares of Level 3 common stock. The Warrant is currently exercisable for 86,596,380 shares of Level 3 common stock at a current exercise price of $6.00 per share. Level 3 received $63 million cash from Merrill in return for the sale of this forward share purchase option contract. Merrill cannot exercise the Warrant unless and until a conversion event occurs. Level 3 has the option of settling the Warrant in cash or shares of Level 3 common stock. The Company accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $63 million sales price of the forward stock purchase option contract was recorded as an increase to consolidated stockholders’ equity.

The Convertible Note Hedge and the Warrant economically allow Level 3 to acquire sufficient shares of common stock from Merrill to meet its obligation to deliver common stock upon conversion by the holder, unless the common stock price exceeds $6.00. When the fair value of the Level 3 common stock exceeds such price, the contracts have an offsetting economic impact and, accordingly, will no longer be effective as a hedge of the dilutive impact of possible conversion.

Debt issuance costs of $11 million were originally capitalized and are being amortized to interest expense over the term of the 5.25% Convertible Senior Notes. As a result of amortization, debt issuance costs were $9 million at December 31, 2005.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9% Convertible Senior Discount Notes due 2013

In October 2003, Level 3 completed the exchange of approximately $352 million (book value) of debt and accrued interest outstanding, as of October 24, 2003, for approximately 20 million shares of Level 3 common stock and $208 million (book value) of a new issue of 9% Convertible Senior Discount Notes.

Level 3 Communications, Inc. issued $295 million aggregate principal amount at maturity of 9% Convertible Senior Discount Notes. Interest on the 9% Convertible Senior Discount Notes accretes at a rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $295 million by October 15, 2007. Cash interest will not accrue on the 9% Convertible Senior Discount Notes prior to October 15, 2007; however, Level 3 Communications, Inc. may elect to commence the accrual of cash interest on all outstanding 9% Convertible Senior Discount Notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each 9% Convertible Senior Discount Note will, on the elected commencement date, be reduced to the accreted value of the 9% Convertible Senior Discount Note as of that date and cash interest shall be payable on that Note on April 15 and October 15 thereafter. Commencing October 15, 2007, interest on the 9% Convertible Senior Discount Notes will accrue at the rate of 9% per annum and will be payable in cash semiannually in arrears. Accrued interest expense for the year ended December 31, 2005 on the 9% Convertible Senior Discount Notes of less than $1 million was added to long-term debt.

The 9% Convertible Senior Discount Notes are convertible into shares of the Company’s common stock at a conversion rate of $9.99 per share, subject to certain adjustments. The total number of shares issuable upon conversion will range from approximately 25 million to 30 million shares depending upon the total accretion prior to conversion. On or after October 15, 2008, Level 3, at its option, may redeem for cash all or a portion of the notes. Level 3 may exercise this option only if the current market price for at least 20 trading days within any 30 consecutive trading day period exceeds 140% of the conversion price on October 15, 2008. This amount will be decreased to 130% and 120% on October 15, 2008 and 2009, respectively, if the initial holders sell greater than 33.33% of the notes. Level 3 is also obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

The 9% Convertible Senior Discount Notes will be subject to conversion into common stock at the option of the holder, in whole or in part, at any time or from time to time after 180 days after the issue date at the following conversion prices (expressed as percentages of accreted value) plus accrued and unpaid interest thereon to the conversion date, of the time periods indicated below:

Year	Conversion Price
October 15, 2005 - April 14, 2006	83.932%
April 15, 2006 - October 14, 2006	87.709%
October 15, 2006 - April 14, 2007	91.656%
April 15, 2007 - October 14, 2007	95.780%
October 15, 2007 and thereafter	100.090%

These notes are senior unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Communications, Inc.

6% Convertible Subordinated Notes due 2009

In September 1999, the Company received $798 million of proceeds, after transaction costs, from an offering of $823 million aggregate principal amount of its 6% Convertible Subordinated Notes Due 2009 (“Subordinated Notes 2009”). The Subordinated Notes 2009 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2009 accrues at 6% per year and

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is payable each year in cash on March 15 and September 15. The principal amount of the Subordinated Notes 2009 will be due on September 15, 2009. The Subordinated Notes 2009 may be converted into shares of common stock of the Company at any time prior to maturity, unless previously redeemed, repurchased or the Company has caused the conversion rights to expire. The conversion rate is 15.3401 shares per each $1,000 principal amount of Subordinated Notes 2009, subject to adjustment in certain circumstances. On or after September 15, 2002, Level 3, at its option, may cause the conversion rights to expire. Level 3 may exercise this option only if the current market price exceeds approximately $91.27 (which represents 140% of the conversion price) for 20 trading days within any period of 30 consecutive trading days including the last day of that period. As of December 31, 2005, less than $1 million of debt had been converted into shares of common stock. As of December 31, 2005, a total of $461 million aggregate principal amount of the Subordinated Notes 2009 had been repurchased or exchanged for common stock.

Debt issuance costs of $25 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes 2009. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $4 million at December 31, 2005.

6% Convertible Subordinated Notes due 2010

In February 2000, the Company received $836 million of net proceeds, after transaction costs, from a public offering of $863 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 (“Subordinated Notes 2010”). The Subordinated Notes 2010 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2010 accrues at 6% per year and is payable semi-annually in cash on March 15 and September 15 beginning September 15, 2000. The principal amount of the Subordinated Notes 2010 will be due on March 15, 2010.

The Subordinated Notes 2010 may be converted into shares of common stock of Level 3 Communications, Inc. at any time prior to the close of business on the business day immediately preceding maturity, unless previously redeemed, repurchased or Level 3 Communications, Inc. has caused the conversion rights to expire. The conversion rate is 7.416 shares per each $1,000 principal amount of Subordinated Notes 2010, subject to adjustment in certain events.

On or after March 18, 2003, Level 3, at its option, may cause the conversion rights to expire. Level 3 may exercise this option only if the current market price exceeds approximately $188.78 (which represents 140% of the conversion price) for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period. As of December 31, 2005, no debt had been converted into shares of common stock. As of December 31, 2005, a total of $350 million aggregate principal amount of the Subordinated Notes 2010 had been repurchased or exchanged for common stock.

Debt issue costs of $27 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $6 million at December 31, 2005.

Commercial Mortgage:

GMAC

In June 2000, HQ Realty, Inc. (a wholly-owned subsidiary of the Company) entered into a $120 million floating-rate loan (“GMAC Mortgage”) providing secured, non-recourse debt to finance the Company’s world headquarters.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 30, 2005, the GMAC Mortgage matured and HQ Realty, Inc. repaid the outstanding balance of $116 million with $103 million in cash and $13 million in restricted securities.

CBRE

In the third quarter of 2005, the Company completed a refinancing of the mortgage on its corporate headquarters. On September 27, 2005, HQ Realty, Inc. entered into a $70 million loan at an initial fixed rate of 6.86% through 2010, the anticipated repayment date, as defined in the loan agreement (“CBRE Commercial Mortgage”). After 2010 through maturity in 2015, the interest rate will adjust to the greater of 9.86% or the five year U.S. Treasury rate plus 300 basis points. HQ Realty, Inc. received $66 million of net proceeds after transaction costs and deposited $2 million into restricted cash accounts for future facility improvements and property taxes. HQ Realty, Inc. is required to make interest only payments in the first year with monthly principal payments beginning in the second year based on a 30-year amortization schedule.

Debt issuance costs of $1 million were capitalized and are being amortized as interest expense over the term of the CBRE Commercial Mortgage.

The assets of HQ Realty Inc. are not available to satisfy any third party obligations other than those of HQ Realty, Inc. In addition, the assets of the Company and its subsidiaries other than HQ Realty, Inc. are not available to satisfy the obligations of HQ Realty, Inc.

Genuity Capital Lease Obligations

As part of the Genuity transaction that closed on February 4, 2003, the Company assumed certain capital lease obligations of Genuity for operating equipment. The Company used a 15% discount rate to present value the minimum lease payments, representing the effective interest rate that could be obtained by the Company for a similar agreement, resulting in a capital lease obligation of $309 million. The capital lease agreements also contained provisions whereby Level 3 was required to purchase approximately $30 million of O&M services and network capacity ratably over the lease term, which were recorded as prepaid assets (recognized as cost of revenue over the term of the agreement) and other current and noncurrent liabilities.

On April 6, 2004, a bankruptcy court approved a settlement agreement between the Company and Allegiance Telecom, Inc. (“Allegiance”). The agreement terminates a multi-year lease which was one of the capital lease obligations assumed in the Genuity acquisition in 2003 described above, whereby the Company was obligated to lease approximately 470,000 managed modem ports from Allegiance. The Company paid approximately $54 million and assumed Allegiance’s obligations under an agreement with KMC Telecom, Inc. to extinguish the capital lease obligation and recognized a gain of $147 million on the transaction during the second quarter of 2004.

The future minimum lease payments under the capital lease obligations as of December 31, 2004, excluding the O&M and network capacity obligations were adjusted based upon the Allegiance settlement and the remaining capital lease obligation was $24 million at December 31, 2004. The remaining obligations under the capital lease agreement were paid in 2005.

Junior Convertible Subordinated Notes

In July 2002, the Company sold $500 million aggregate principal amount of its 9% Junior Convertible Subordinated Notes due 2012 to entities controlled by three institutions: Longleaf Partners Funds, Berkshire

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Hathaway, Inc., and Legg Mason, Inc. The notes, which had a 10-year maturity, paid 9% cash interest annually, payable quarterly beginning October 15, 2002. The notes were convertible, at the option of the holders, into Level 3 common stock at any time at a conversion price of $3.41 (subject to certain customary adjustments). The notes were convertible at the Company’s option into convertible preferred stock under certain conditions and circumstances. The convertible notes ranked junior to substantially all of the Level 3 Communications, Inc.’s outstanding indebtedness.

In January 2003 and April 2003, an aggregate of $43 million principal amount of the Junior Convertible Subordinated Notes were converted into approximately 13 million shares of Level 3 common stock. Pursuant to the original conversion terms, the holder received 293.255 shares of Level 3 common stock for each $1,000 principal amount of notes converted. The debt was converted pursuant to the original conversion terms; therefore, no gain or loss was recognized on the transaction.

In June 2003, the remaining $457 million aggregate principal amount of the Company’s 9% Junior Convertible Subordinated Notes due 2012 were converted into approximately 161 million shares of Level 3 common stock with a market value of approximately $1.135 billion. The market value of securities issuable pursuant to original conversion privileges on the conversion date was approximately $945 million. Therefore, pursuant to the provisions of SFAS No. 84, debt conversion expense of $190 million was recorded in the second quarter of 2003. Approximately $7 million of foregone accrued interest through the date of the conversion was credited to additional paid-in capital. In addition, approximately $10 million of unamortized debt issuance costs were charged to additional paid-in capital as a result of the conversion to common stock. The total increase in common stock as a result of this conversion and related debt conversion expenses was $644 million.

Future Debt Maturities:

Scheduled maturities of long-term debt outstanding as of December 31, 2005 are as follows (in millions): 2006—$0; 2007—$1 million; 2008—$1,290 million; 2009—$363 million, 2010—$1,662 million and $2,707 million thereafter. These maturities do not reflect the debt exchange transaction completed in January 2006, whereby certain notes maturing in 2008 were exchanged for cash and a new series of notes maturing in 2010 (See Note 22).

(15) Asset Retirement Obligations

In June 2001, the FASB approved SFAS No. 143. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. SFAS No. 143 was effective for the Company beginning on January 1, 2003. The Company’s coal mining business had previously accrued, as a component of cost of revenue, an estimate of future reclamation liability. The reclamation liability is included in noncurrent liabilities on the consolidated balance sheets. The net effect of the adoption of SFAS No. 143 to the Company’s coal mining business as of January 1, 2003 was a decrease in noncurrent liabilities of approximately $5 million (which is being amortized to expense) and was reflected as a cumulative-effect adjustment in the 2003 consolidated statement of operations.

The communications business has entered into certain colocation and office space leases whereby it is required upon termination of the lease, to remove the leasehold improvements and return the leased space to its original condition. The Company has also entered into right-of-way agreements for its intercity and metropolitan

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

networks that may require the removal of the conduit upon termination of the agreement. Upon adoption of this standard on January 1, 2003, the Company also recorded obligations and corresponding assets of approximately $31 million for these lease and right—of-way agreements.

Asset retirement obligation accretion expense of $13 million, $11 million and $12 million was recorded during the years ended December 31, 2005, 2004 and 2003, respectively; resulting in total asset retirement obligations, including reclamation costs for the coal business, of $181 million, $138 million and $127 million at December 31, 2005, 2004 and 2003, respectively. The total asset retirement obligation as of December 31, 2005 includes WilTel’s asset retirement obligation of $35 million.

Expense of $10 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2005. Expense of $3 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2005. In addition, the coal mining business incurred $3 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $2 million.

Expense of $7 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2004. Expense of $4 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2004. In addition, the coal mining business incurred $4 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $1 million.

Expense of $8 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2003. Expense of $4 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2003. This was partially offset by $1 million of gains recognized on settlement of obligations attributable to the use of internal resources rather than third parties to perform reclamation work. In addition, the coal mining business incurred $3 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $2 million.

The Company had noncurrent restricted cash of approximately $56 million and $52 million set aside to fund the reclamation liabilities at December 31, 2005 and 2004, respectively.

(16) Employee Benefit Plans

The Company adopted the recognition provisions of SFAS No. 123 in 1998. Under SFAS No. 123, the fair value of an option or other stock-based compensation (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the options in accordance with FASB Interpretation 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Although the recognition of the value of the instruments results in compensation or professional expenses in an entity’s financial statements, the expense differs from other compensation and professional expenses in that these charges may not be settled in cash, but rather, are generally settled through issuance of common stock.

The adoption of SFAS No. 123 has resulted in material non-cash charges to operations since its adoption in 1998, and the adoption of SFAS No. 123R will continue to result in material non-cash charges to operations in the future. The amount of the non-cash charges will be dependent upon a number of factors, including the number of grants, the fair value of each grant estimated at the time of its award and the number of grants that ultimately vest.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognized in the consolidated statement of operations a total of $57 million, $46 million and $86 million of non-cash compensation in 2005, 2004 and 2003, respectively. Included in discontinued operations is non-cash compensation expense of $2 million, $2 million and $4 million in 2005, 2004 and 2003, respectively. In addition, the Company capitalized $2 million, $2 million and $4 million in 2005, 2004 and 2003, respectively, of non-cash compensation for those employees and contractors directly involved in the construction of the network, installation of customers or development of the business support systems.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for the three years ended December 31, 2005.

(dollars in millions)	2005	2004	2003
Warrants	$—	$—	$9
OSO	18	16	30
C-OSO	—	1	15
Restricted Stock	19	4	2
Shareworks Match Plan	(2)	4	8
401(k) Discretionary Grant Plan	9	5	11
401(k) Match Expense	15	18	15

	59	48	90
Capitalized Noncash Compensation	(2)	(2)	(4)

	57	46	86
Discontinued Operations—(i)Structure	(2)	(2)	(4)

	$55	$44	$82

Non-qualified Stock Options and Warrants

During the second quarter of 2004, the Company issued approximately 374,000 warrants to a consultant as payment for future consulting financial advisory services. The warrants allow the consultant to purchase common stock at $4.00 per share. The warrants vested equally in quarterly installments over twelve months. The warrants expire on April 1, 2011. The Company recorded less than $1 million of expense during 2004 for these warrants. As of December 31, 2004, these warrants were fully expensed. Pursuant to the relevant accounting guidance, the fair value of these warrants is determined on their respective vesting dates. At December 31, 2004, the fair value of the warrants was $1 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 3.82%, an expiration date of April 1, 2011, and a volatility rate of 75% over the term.

During the first quarter of 2003, the Company issued approximately 684,000 fully vested warrants to a consultant as payment primarily for acquisition-related consulting services. The warrants allow the consultant to purchase common stock at $4.90 per share. The warrants were fully vested at issuance and will expire on January 1, 2013. The Company recorded approximately $1 million of expense during 2003 for these warrants. The fair value of the warrants at the time they vested was approximately $1 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 4.12%, an expiration date of January 1, 2013, and a volatility rate of 70% over the term.

In March 2003, the Company issued approximately 1.7 million warrants to a consultant as payment for future consulting financial advisory services. The warrants allow the consultant to purchase common stock at $5.16 per share. The warrants vested equally in quarterly installments over twelve months. The warrants expire March 31, 2010. The Company recorded less than $1 million and $6 million of expense during 2004 and 2003,

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

respectively, for these warrants. The fair value of these warrants when they became fully vested was approximately $6 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 3.6%, an expiration date of March 31, 2010, and a volatility rate of 75% over the term.

As of December 31, 2005, there were approximately 14.8 million warrants outstanding ranging in prices from $4.00 to $60.06. Of these warrants, all were exercisable at December 31, 2005 with a weighted average exercise price of $7.95 per warrant.

The Company has not granted NQSOs since 2000. As of December 31, 2005, all NQSOs previously granted were fully vested and expensed.

Transactions involving NQSOs granted are summarized as follows:

	Units	Exercise Price Per Unit	Weighted Average Exercise Price
Balance December 31, 2002	9,795,236	$.12 - $84.75	$6.60
Options granted	—	—	—
Options cancelled	(352,719)	6.50 - 42.00	24.79
Options exercised	(521,153)	1.76 - 6.50	5.48

Balance December 31, 2003	8,921,364	.12 - 84.75	5.95
Options granted	—	—	—
Options cancelled	(361,500)	5.43 - 84.75	15.70
Options exercised	—	—	—

Balance December 31, 2004	8,559,864	.12 - 21.69	5.85
Options granted	—	—	—
Options cancelled	(606,150)	5.43 - 8.00	11.35
Options exercised	(61,168)	0.12 - 0.12	0.12
Options expired	(1,746,500)	4.04 - 21.69	6.36

Balance December 31, 2005	6,146,046	$1.76 - $8.00	$5.75

Options exercisable:
December 31, 2003	8,921,364	$.12 - $84.75	$5.95
December 31, 2004	8,559,864	.12 - 21.69	5.85
December 31, 2005	6,146,046	$1.76 - $8.00	$5.75

		Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/05	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
$1.76 - 1.76	4,046	2.30	1.76
4.04 - 5.43	4,600,075	1.64	5.36
6.20 - 8.00	1,541,925	2.06	6.92

	6,146,046	1.75	$5.75

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Outperform Stock Option Plan

In April 1998, the Company adopted an outperform stock option (“OSO”) program that was designed so that the Company’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management’s and stockholders’ interests by basing stock option value on the Company’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500 Index. Participants in the OSO program do not realize any value from awards unless the Company’s common stock price outperforms the S&P 500 Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500 Index (or less than the corresponding loss on the S&P Index), the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Company’s common stock outperforms the S&P 500 Index. To the extent that Level 3’s common stock outperforms the S&P 500 Index, the value of OSOs to a holder may exceed the value of nonqualified stock options.

In August 2002, the Company modified the OSO program to target that no more than 25% of Level 3’s outperformance was delivered to employee-owners, and that the exercise of past and future OSO grants does not exceed shares reserved for issuance under the Company’s 1995 Stock Plan, as amended. The following modifications, affecting August 19, 2002 and later grants, were made to the Plan:

•	OSO targets are communicated in terms of number of OSOs rather than a theoretical dollar value.

•	The success multiplier was reduced from eight to four.

•	Awards will vest over 2 years and have a 4-year life. Fifty percent of the award will vest at the end of the first year after grant, with the remaining 50% vesting over the second year (12.5% per quarter).

The mechanics for determining the fair value of an individual OSO are described below:

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500 Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSOs granted prior to August 19, 2002 have a multiplier range from zero to eight depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table. OSOs granted August 19, 2002 and later have a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500 Index by:	Then the Pre-multiplier Gain Is
	Multiplied by a Success Multiplier of:
	Pre August 19, 2002 Grants	August 19, 2002 and Later Grants
0% or Less	0.00	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 8/11	Outperformance percentage multiplied by 4/11
11% or More	8.00	4.00

The Pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon exercise of an OSO, the Company shall deliver or pay to the grantee the difference between the Fair Market Value of a share of Level 3 common stock as of the day prior to the exercise date, less the Adjusted Strike Price, the “Exercise Consideration”. The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at the Company’s discretion. The number of shares of Level 3 common stock to be delivered by the Company to the grantee is determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the Fair Market Value of a share of Level 3 Common stock as of the date prior to the exercise date. Fair Market Value is defined in the OSO agreement, but is currently the closing price per share of Level 3 common stock on the NASDAQ exchange.

OSO awards are granted quarterly to eligible participants.

Awards granted prior to August 19, 2002 vest in equal quarterly installments over two years and have a four-year life. OSOs granted between March 1, 2001 and August 18, 2002 are exercisable immediately upon vesting and have a four-year life.

The fair value of the OSOs granted in 2002 and after was calculated by applying a modified Black-Scholes model with the assumptions identified below. The Company uses a modified Black-Scholes model due to the additional variables required to calculate the impact of the success multiplier of the OSO program.

	Year Ended December 31,
	2005	2004	2003
S&P 500 Expected Dividend
Yield Rate	1.99%	1.54%	1.51%
Expected Life	2 years	2 years	2 years
S&P 500 Expected Volatility Rate	13%	15%	25%
Level 3 Common Stock Expected Volatility Rate	55%	56%	80%
Expected S&P 500 Correlation Factor	.30	.19	.46
Calculated Theoretical Value	116%	120%	156%

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the day prior to the grant date.

As part of a comprehensive review of its long-term compensation program, the Company temporarily suspended awards of OSOs in April 2005. During the second quarter of 2005, the Company granted participants in the plan restricted stock units, discussed below.

Beginning in the third quarter 2005, the Company issued both restricted stock units and OSOs as part of its long-term compensation program. The Company plans to make annual grants of restricted stock units that vest ratably over four years and plans to make quarterly OSO grants to employees that have similar terms as those OSOs granted in the first quarter of 2005.

The fair value under SFAS No. 123 for the approximately 6 million, 5 million and 2 million OSOs awarded to participants during the year ended December 31, 2005, 2004 and 2003, respectively, was approximately $18 million, $22 million and $20 million, respectively. As of December 31, 2005, the Company had not reflected $9 million of unamortized compensation expense in its financial statements for previously granted OSOs.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions involving OSOs awarded are summarized in the table below. The Option Price Per Unit identified in the table below represents the initial strike price, as determined on the day prior to the OSO grant date.

	Units	Option Price Per Unit	Weighted Average Option Price
Balance December 31, 2002	24,497,053	$2.45 - $113.87	$21.14
Options granted	2,165,221	4.90 - 6.66	5.46
Options cancelled	(172,881)	2.45 - 113.87	4.85
Options expired	(3,374,396)	3.02 - 113.87	56.93
Options exercised	(1,631,583)	2.45 - 5.58	4.12

Balance December 31, 2003	21,483,414	2.45 - 113.87	15.36
Options granted	5,394,056	2.59 - 5.70	3.36
Options cancelled	(211,876)	2.45 - 113.87	4.80
Options expired	(4,873,816)	3.02 - 113.87	41.94
Options exercised	(430,256)	2.45 - 5.58	3.64

Balance December 31, 2004	21,361,522	2.45 - 25.31	6.61
Options granted	5,859,066	2.03 - 3.39	2.61
Options cancelled	(1,048,494)	2.03 - 25.31	3.00
Options expired	(11,841,490)	2.59 - 25.31	8.91
Options exercised	(84,628)	2.45 - 3.02	2.86

Balance December 31, 2005	14,245,976	$2.03 - $6.66	$3.34

Options exercisable:
December 31, 2003	18,948,040	$2.45 - $113.87	$16.54
December 31, 2004	15,507,847	2.45 - 25.31	7.75
December 31, 2005	8,453,296	$2.59 - $6.66	$3.88

	OSOs Outstanding at December 31, 2005			OSOs Exercisable at December 31, 2005
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Weighted Average Option Price	Number Exercisable	Weighted Average Option Price
$2.03 - $3.02	7,369,748	2.51	$2.50	3,039,855	$2.86
3.39 - 4.90	5,013,154	2.41	3.68	3,550,367	3.78
5.16 - 6.66	1,863,074	1.50	5.72	1,863,074	5.72

	14,245,976	2.34	$3.35	8,453,296	$3.88

At December 31, 2005, based on the Level 3 common stock price and post-multiplier values, the Company was not obligated to issue shares for vested and exercisable OSOs as the percentage increase in the S&P 500 Index exceeded the percentage increase in the Level 3 stock price for all grants.

In July 2000, the Company adopted a convertible outperform stock option program, (“C-OSO”) as an extension of the existing OSO plan. The program was a component of the Company’s ongoing employee retention efforts and offered similar features to those of an OSO, but provided an employee with the greater of the value of a single share of the Company’s common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

C-OSO awards were made to eligible employees employed on the date of the grant. The awards were made in September 2000, December 2000, and September 2001. The awards granted in 2000 vested over three years as follows:  1/6 of each grant at the end of the first year, a further  2/6 at the end of the second year and the remaining  3/6 in the third year. The September 2001 awards vested in equal quarterly installments over three years. Each award was immediately exercisable upon vesting. Awards expired four years from the date of the grant.

As of December 31, 2005, the Company had fully amortized the compensation expense in its financial statements for C-OSOs awarded in 2000 and 2001. The final series of C-OSOs granted to employees expired in 2005. There are no C-OSO units outstanding at December 31, 2005.

Transactions involving C-OSOs are summarized below:

	Units	Option Price Per Unit	Weighted Average Option Price
Balance December 31, 2002	4,999,985	$3.82 - $87.23	$17.49
Options cancelled	(120,015)	3.82 - 87.23	12.39
Options expired	(35,929)	3.82 - 87.23	19.13
Options exercised	(779,359)	3.82 - 87.23	29.19

Balance December 31, 2003	4,064,682	3.82 - 87.23	15.38
Options cancelled	(24,029)	3.82 - 87.23	3.82
Options expired	(101,096)	3.82 - 87.23	33.38
Options exercised	(1,162,778)	3.82 - 87.23	41.67

Balance December 31, 2004	2,776,779	3.82	3.82
Options cancelled	—	—	—
Options expired	(137,980)	3.82	3.82
Options exercised	(2,638,799)	3.82	3.82

Balance December 31, 2005	—	$3.82	$3.82

Options exercisable:
December 31, 2003	3,469,141	$3.82 - $87.23	$17.37
December 31, 2004	2,776,779	3.82	3.82
December 31, 2005	—	—	—

Restricted Stock and Units

In 2005, 2004 and 2003, approximately 24,594,000, 776,000 and 670,000 shares, respectively, of restricted stock or restricted stock units were awarded to employees and non-employee members of the Board of Directors. The restricted stock units and shares were granted to the recipients at no cost. Restrictions on transfer lapse over one to four year periods. The fair value of restricted stock units and shares awarded in 2005, 2004 and 2003 of $50 million, $2 million and $4 million, respectively, was calculated using the value of the Level 3 common stock the day prior to the award and is being amortized over the restriction lapse periods of the awards in accordance with FIN 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”. As of December 31, 2005, the Company had not reflected $29 million of unamortized compensation expense in its financial statements for the restricted stock units and shares previously granted.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shareworks and 401(k) Plans

Level 3 has designed its compensation programs with particular emphasis on equity-based incentive programs. The Company had developed two plans under its Shareworks program: the Match Plan and the Grant Plan. In December 2002, in order to provide employees opportunities to diversify their investments in Company-sponsored savings and retirement plans, the Company decided to enhance the 401(k) plan by introducing a Company match on employee contributions. At the same time the Company determined that, effective January 1, 2003, the Shareworks Match Plan would be discontinued and the Shareworks Grant Plan would be rolled into the 401(k) plan.

Match Plan—The Match Plan was suspended on January 1, 2003. Prior to this date, the Match Plan allowed eligible employees to defer between 1% and 7% of their eligible compensation to purchase Level 3 common stock at the average stock price for the quarter. Full time employees of the communications business and certain information services businesses were considered eligible on the first day of the calendar quarter after their hire. The Company matched the shares purchased by the employee on a one-for-one basis. Stock purchased with payroll deductions was fully vested. Stock purchased with the Company’s matching contributions vested three years after the end of the quarter in which it was made. Effective January 1, 2003, past contributions to the Match Plan continued to vest, however, there will be no further contributions to the Plan by employees or the Company.

The Company’s quarterly matching contribution was amortized to compensation expense over the vesting period of 36 months.

As of December 31, 2005 the Company had fully amortized to compensation expense the value of the matching contributions and all matching contributions were fully vested. During the second quarter of 2005, the Company reversed $3 million of non-cash expense in Europe attributable to the discontinuance of certain equity compensation programs.

Grant Plan—The Grant Plan enabled the Company to grant shares of Level 3 common stock to eligible employees of the Communications business and certain information services businesses based upon a percentage of the employees’ eligible salary up to a maximum of 5%. Level 3 employees employed on December 31 of each year, who were age 21 or older with a minimum of 1,000 hours credited service were considered eligible. The shares granted were valued at the fair market value as of the last business day of the calendar year. All prior and future grants vested immediately upon the employee’s third anniversary of joining the Shareworks Plan. All prior grants for active employees were vested as of January 1, 2003 and were transferred into the 401(k) plan. As discussed below, the Company made discretionary contributions into the 401(k) plan for each of the three years ended December 31, 2005. Certain foreign subsidiaries of the information services business received cash payments in lieu of Level 3 common stock due to regulatory restrictions.

401(k) Plan—The Company and its subsidiaries offer their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee was eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $14,000 in 2005. Effective January 1, 2003, the Company began matching 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits for employees of the communications businesses in the form of Level 3 common stock.

Software Spectrum historically matched 25% of employee contributions up to 6% of eligible earnings or applicable regulatory limits; such matching contributions were in cash. In April 2004, Software Spectrum increased this match to 50% of employee contributions up to 6% of eligible earnings or applicable regulatory limits and amended its 401(k) plan to provide for the matching contribution to be made in the form of Level 3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock as described in the following paragraph. In November 2004, the Company merged the Software Spectrum 401(k) plan into the Company’s 401(k) plan; however, the employer match was not changed for Software Spectrum employees.

The Company’s matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. The employees are able to diversify the Company match contribution as soon as it is made, even if they are not fully vested. The Company’s matching contributions will be fully vested upon completion of three years of service. For the year ended December 31, 2005, 2004 and 2003, the Company recorded as expense $15 million, $18 million and $15 million, respectively, relative to 401(k) plan matching contributions made to employees.

The Company made a discretionary contribution to the 401(k) plan in Level 3 common stock for the years ended December 31, 2005, 2004 and 2003 equal to three percent, two percent and two percent of eligible employees’ eligible earnings each year, respectively. The 2005 deposit is expected to be made into the employees’ Plan in Level 3 common stock as of December 31, 2004 and December 31, 2003, equal to two and three percent of eligible employees’ 2004 and 2003 eligible earnings, respectively. The deposits were made into the employees’ 401(k) accounts during the first quarter of the subsequent year. Level 3 recorded an expense of $9 million, $7 million, and $11 million attributable to the year’s contribution in 2005, 2004 and 2003, respectively.

(17) Income Taxes

An analysis of the income tax benefit (provision) attributable to loss from continuing operations before income taxes for the three years ended December 31, 2005 follows:

	2005	2004	2003
	(dollars in millions)
Current:
United States Federal	$—	$—	$—
State	—	(1)	(7)
Foreign	(8)	(5)	—

	(8)	(6)	(7)
Deferred, net of changes in valuation allowances:
United States Federal	—	—	57
State	—	—	—
Foreign	—	—	—

	—	—	57

Income Tax Benefit (Provision)	$(8)	$(6)	$50

During 2003, the Internal Revenue Service completed an audit of the Company’s 1996 and 1997 federal tax returns. The resolution of these federal tax audits and other state tax issues primarily related to its coal mining operations resulted in the Company reducing its deferred tax liabilities and recording an income tax benefit of $50 million in 2003.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The United States and foreign components of loss from continuing operations before income taxes follows:

	2005	2004	2003
	(dollars in millions)
United States	$(703)	$(274)	$(572)
Foreign	24	(178)	(182)

	$(679)	$(452)	$(754)

A reconciliation of the actual income tax benefit (provision) and the tax computed by applying the U.S. federal rate (35%) to the loss from continuing operations, before income taxes for the three years ended December 31, 2005 follows:

	2005	2004	2003
	(dollars in millions)
Computed Tax Benefit at Statutory Rate	$238	$158	$264
State Income Tax Benefit	22	15	18
Stock Option Plan Exercises	(3)	(19)	—
Taxes on Extinguishments of Convertible Debt	—	(1)	(68)
Other	(6)	33	51
Excess Book Net Operating Losses	(259)	(192)	(215)

Income Tax Benefit (Provision)	$(8)	$(6)	$50

The components of the net deferred tax assets (liabilities) for the years ended December 31, 2005 and 2004 were as follows and are included in Other Liabilities on the consolidated balance sheets:

	2005	2004
	(dollars in millions)
Deferred Tax Assets:
Fixed assets	$790	$802
Accrued payroll and related benefits	296	293
Investment in securities	26	28
Accrued liabilities and deferred revenue	—	18
Investment in joint ventures	82	83
Unutilized tax net operating losses	2,249	1,845
Other assets or liabilities	45	53

Total Deferred Tax Assets	3,488	3,122
Deferred Tax Liabilities:
Accrued liabilities and deferred revenue	(107)	—

Total Deferred Tax Liabilities	(107)	—

Net Deferred Tax Assets before valuation allowance	3,381	3,122
Valuation Allowance Components:
Net Deferred Tax Assets	(3,306)	(3,047)
Stockholders’ Equity (primarily tax benefit from option exercises)	(75)	(75)

Net Non-Current Deferred Tax Assets after Valuation Allowance	$—	$—

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net operating losses not utilized can be carried forward for 20 years to offset future taxable income. A valuation allowance has been recorded against deferred tax assets, as the Company is unable to conclude under relevant accounting standards that it is more likely than not that deferred tax assets will be realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

For federal income tax reporting purposes, the Company has approximately $5.9 billion of net operating loss carryforwards, net of previous carrybacks, available to offset future federal taxable income. The net operating loss carryforwards expire through 2025 and are subject to examination by the tax authorities. The U.S. net operating loss carryforwards expire as follows (dollars in millions):

Expiring December 31	Amount
2018	$3
2019	2
2020	660
2021	978
2022	1,287
2023	1,001
2024	969
2025	1,024

$5,924

In addition, the Company has approximately $70 million of net operating loss carryforwards for foreign locations, the majority of which have no expiration period.

The Internal Revenue Code contains provisions which may limit the net operating loss carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. The Company does not believe its net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this filing.

As of December 31, 2005, the Company has no plans to repatriate undistributed earnings of foreign subsidiaries as any earnings are deemed necessary to fund ongoing European operations and planned expansion. Undistributed earnings of foreign subsidiaries that are permanently invested, and for which no deferred taxes have been provided, amounted to approximately $24 million and zero as of December 31, 2005 and 2004, respectively.

(18) Stockholders’ Equity

During 2004, the Company’s stockholders approved a proposal at the Company’s 2004 annual meeting for the reservation of an additional 80 million shares of common stock under the Company’s 1995 Stock Plan.

During 2003, the Company issued approximately 216 million shares in exchange for approximately $1.007 billion aggregate principal amount of long-term debt (See Note 14).

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Level 3 1995 Stock Plan permits option holders to tender shares to the Company to cover income taxes due on option exercises.

Issuances of common stock, for sales, conversions, option exercises and acquisitions for the three years ended December 31, 2005 are shown below.

Outstanding Common Shares
December 31, 2002	443,556,864
Option, Shareworks and 401(k) Activity	14,021,135
Debt for Equity Exchanges and Conversions	42,464,770
Conversion of 9% Junior Convertible Subordinated Notes	173,611,065
Telverse Communications, Inc. Acquisition	4,174,800

December 31, 2003	677,828,634
Option, Shareworks and 401(k) Activity	8,668,087

December 31, 2004	686,496,721
Option, Shareworks and 401(k) Activity	16,271,097
WilTel Communications Group, LLC Acquisition.	115,000,000

December 31, 2005	817,767,818

(19) Industry and Geographic Data

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent separate strategic business units that offer different products and serve different markets. The Company’s reportable segments include: communications; information services (including Software Spectrum); and coal mining (See Note 1). Other primarily includes California Private Transportation Company, L.P., equity investments, and other corporate assets and overhead not attributable to a specific segment.

Adjusted OIBDA, as defined by the Company, consists of operating income (loss) before (1) depreciation and amortization expense, (2) stock-based compensation expense included within selling, general and administrative expenses on the consolidated statements of operations and (3) any non-cash impairment costs included within restructuring and impairment expenses all as reported on the consolidated statements of operations. The Company excludes stock-based compensation due to the recording of non-cash compensation expense under the provisions of SFAS No. 123. Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group to evaluate performance and allocate resources. It is a commonly used indicator in the capital-intensive communications industry to analyze companies on the basis of operating performance over time. Adjusted OIBDA is not intended to represent net income or cash flow for the periods presented, is not calculated consistently with the commonly used metric “EBITDA”, and is not recognized under generally accepted accounting principles (“GAAP”) but is used by management to assess segment results and allocate resources.

The data presented in the following tables includes information for the twelve months ended December 31, 2005, 2004 and 2003 for all statement of operations and cash flow information presented, and as of

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004 for all balance sheet information presented. Information related to the acquired businesses is included from their respective acquisition dates. Revenue and the related expenses are attributed to countries based on where services are provided. Information for the years ended December 31, 2004 and 2003 have been revised due to discontinued operations (See Note 3).

Industry and geographic segment financial information follows. Certain prior year information has been reclassified to conform to the 2005 presentation.

	Communications	Information Services	Coal Mining	Other	Total
	(dollars in millions)
2005
Revenue:
North America	$1,496	$1,165	$74	$—	$2,735
Europe	149	649	—	—	798
Asia	—	80	—	—	80

	$1,645	$1,894	$74	$—	$3,613

Adjusted OIBDA:
North America	$437	$22	$16	$(3)
Europe	21	14	—	—
Asia	—	2	—	—

	$458	$38	$16	$(3)

Net Capital Expenditures:
North America	$271	$5	$2	$—	$278
Europe	27	—	—	—	27
Asia	—	—	—	—	—

	$298	$5	$2	$—	$305

Depreciation and Amortization:
North America	$560	$10	$5	$—	$575
Europe	82	—	—	—	82
Asia	—	—	—	—	—

	$642	$10	$5	$—	$657

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Communications	Information Services	Coal Mining	Other	Total
	(dollars in millions)
2004
Revenue:
North America	$1,546	$1,166	$91	$—	$2,803
Europe	139	632	—	—	771
Asia	—	63	—	—	63

	$1,685	$1,861	$91	$—	$3,637

Adjusted OIBDA:
North America	$459	$18	$18	$(1)
Europe	4	10	—	—
Asia	—	2	—	—

	$463	$30	$18	$(1)

Net Capital Expenditures:
North America	$240	$1	$2	$—	$243
Europe	30	—	—	—	30
Asia	—	—	—	—	—

	$270	$1	$2	$—	$273

Depreciation and Amortization:
North America	$571	$10	$6	$—	$587
Europe	94	1	—	—	95
Asia	—	—	—	—	—

	$665	$11	$6	$—	$682

	Communications	Information Services	Coal Mining	Other	Total
	(dollars in millions)
2003
Revenue:
North America	$1,808	$1,284	$80	$—	$3,172
Europe	138	565	—	—	703
Asia	1	71	—	—	72

	$1,947	$1,920	$80	$—	$3,947

Adjusted OIBDA:
North America	$730	$11	$17	$(5)
Europe	5	(3)	—	—
Asia	—	1	—	—

	$735	$9	$17	$(5)

Net Capital Expenditures:
North America	$138	$—	$2	$—	$140
Europe	13	—	—	—	13
Asia	—	—	—	—	—

	$151	$—	$2	$—	$153

Depreciation and Amortization:
North America	$705	$12	$6	$—	$723
Europe	87	3	—	—	90
Asia	—	—	—	—	—

	$792	$15	$6	$—	$813

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Communications	Information Services	Coal Mining	Other	Total
	(dollars in millions)
Identifiable Assets
December 31, 2005
North America	$5,785	$581	$90	$857	$7,313
Europe	716	190	—	34	940
Asia	—	20	—	4	24

	$6,501	$791	$90	$895	$8,277

December 31, 2004
North America	$4,909	$600	$84	$785	$6,378
Europe	906	196	—	42	1,144
Asia	—	14	—	8	22

	$5,815	$810	$84	$835	$7,544

	Communications	Information Services	Coal Mining	Other	Total
	(dollars in millions)
Long-Lived Assets (excluding Goodwill)
December 31, 2005
North America	$5,483	$80	$75	$—	$5,638
Europe	696	1	—	—	697
Asia	—	1	—	—	1

	$6,179	$82	$75	$—	$6,336

December 31, 2004
North America	$4,824	$119	$66	$—	$5,009
Europe	859	1	—	—	860
Asia	—	—	—	—	—

	$5,683	$120	$66	$—	$5,869

Goodwill
December 31, 2005
North America	$70	$194	$—	$—	$264
Europe	—	—	—	—	—
Asia	—	—	—	—	—

	$70	$194	$—	$—	$264

December 31, 2004
North America	$71	$202	$—	$—	$273
Europe	—	—	—	—	—
Asia	—	—	—	—	—

	$71	$202	$—	$—	$273

Communications revenue is grouped into three categories: 1) Core Services (including transport and infrastructure services, IP & data services, voice services and Vyvx services) 2) Other Services (including managed modem and related reciprocal compensation, DSL aggregation, and Internet access services), and 3) SBC Master Services Agreement. This revenue reporting structure represents a change from prior year presentations to reflect how the Company’s management will invest and manage cash flows in the communications business going forward. Management believes this new product grouping provides more meaningful information to the reader of the financial statements because each of the revenue groups has different expectations with respect to future revenue performance.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Services
	Core	Other	SBC Master Services Agreement	Total
	(dollars in millions)
Communications Revenue
2005
North America	$818	$653	$25	$1,496
Europe	144	5	—	149
Other	—	—	—	—

	$962	$658	$25	$1,645

2004
North America	$664	$882	$—	$1,546
Europe	129	10	—	139
Other	—	—	—	—

	$793	$892	$—	$1,685

2003
North America	$841	$967	$—	$1,808
Europe	126	12	—	138
Other	—	1	—	1

	$967	$980	$—	$1,947

Transport and Infrastructure includes $130 million, $107 million and $344 million of termination revenue for the year ended December 31, 2005, 2004 and 2003, respectively. IP & Data includes $1 million, $5 million and $2 million of termination revenue for the year ended December 31, 2005, 2004 and 2003, respectively.

The majority of North American revenue consists of services delivered within the United States. The majority of European revenue consists of services delivered within the United Kingdom but also includes France and Germany. Transoceanic revenue is allocated to Europe.

The following information provides a reconciliation of Net Income (Loss) to Adjusted OIBDA by operating segment, as defined by the Company, for the years ended December 31, 2005, 2004 and 2003:

2005

	Communications	Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(720)	$69	$16	$(3)
(Income) Loss from Discontinued Operations	—	(49)	—	—
Income Tax Provision	2	3	2	1
Total Other (Income) Expense	474	1	(7)	(1)

Operating Income (Loss)	(244)	24	11	(3)
Non-Cash Impairment Charge	9	—	—	—
Depreciation and Amortization Expense	642	10	5	—
Non-Cash Compensation Expense	51	4	—	—

Adjusted OIBDA	$458	$38	$16	$(3)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2004

	Communications	Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(509)	$20	$11	$20
(Income) Loss from Discontinued Operations	—	—	—	—
Income Tax Provision	—	5	1	—
Total Other (Income) Expense	264	(7)	—	(21)

Operating Income (Loss)	(245)	18	12	(1)
Depreciation and Amortization Expense	665	11	6	—
Non-Cash Compensation Expense	43	1	—	—

Adjusted OIBDA	$463	$30	$18	$(1)

2003

	Communications	Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(820)	$(33)	$16	$126
(Income) Loss from Discontinued Operations	(12)	24	—	—
Cumulative Effect of Change in Accounting Principle	—	—	(5)	—
Income Tax Provision (Benefit)	—	1	—	(51)
Total Other (Income) Expense	697	(2)	—	(80)

Operating Income (Loss)	(135)	(10)	11	(5)
Depreciation and Amortization Expense	792	15	6	—
Non-Cash Compensation Expense	78	4	—	—

Adjusted OIBDA	$735	$9	$17	$(5)

(20) Commitments, Contingencies and Other Items

In May 2001, Level 3 Communications, Inc., and two of its subsidiaries were named as a defendant in Bauer, et. al. v. Level 3 Communications, LLC, et al., a purported class action covering 22 states, filed in the U.S. District Court for the Southern District of Illinois. In April 2002, the same plaintiffs filed a second nearly identical purported multi-state class action in state court in Madison County, Illinois. In July 2001, the Company was named as a defendant in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the U.S. District Court for the District of Idaho. In September 2002, Level 3 Communications, LLC was named as a defendant in Smith et al v. Sprint Communications Company, L.P., et al., a purported nationwide class action filed in the United States District Court for the Northern District of Illinois. In April 2005, the Smith plaintiffs filed a Fourth Amended Complaint which did not include Level 3 as a party, thus ending Level 3’s involvement in the Smith case. In February 2005, Level 3 Communications, LLC was named as a defendant in McDaniel, et. al., v. Qwest Communications Corporation, et al., a purported class action covering 10 states filed in the United States District Court for the Northern District of Illinois. These actions involve the Company’s right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs’ land. In general, the Company obtained the rights to construct its network from railroads, utilities, and others, and has installed its network along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the company’s fiber optic cable network passes, and that the railroads,

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

utilities, and others who granted the Company the right to construct and maintain its network did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. The Company has also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. To date, all adjudicated attempts to have class action status granted on complaints filed against the Company or any of its subsidiaries involving claims and demands related to rights-of-way issues have been denied.

It is still too early for the Company to reach a conclusion as to the ultimate outcome of these actions. However, management believes that the Company and its subsidiaries have substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend them vigorously if a satisfactory form of the settlement is not approved.

The Company and its subsidiaries are parties to many other legal proceedings. Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could impact future cash flows.

Operating Leases

The Company is leasing rights-of-way, facilities and other assets under various operating leases which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in the consumer price index and increases in the landlord’s management costs.

The rights-of-way agreements have various expiration dates through 2030. Payments under these right-of-way agreements were $30 million in 2005, $31 million in 2004 and $31 million in 2003.

The Company has obligations under non-cancelable operating leases for certain colocation and office facilities, including lease obligations for which facility related restructuring charges have been recorded. The lease agreements have various expiration dates through 2082. Rent expense, including common area maintenance, under non-cancelable lease agreements was $78 million in 2005, $91 million in 2004 and $100 million in 2003.

For those leases involving communications colocation and right-of-way agreements, the Company anticipates that it will renew these leases under option provisions contained in the lease agreements given the significant cost to relocate the Company’s network and other facilities.

Future minimum payments, including common area maintenance, for the next five years under right-of-way agreements and non-cancelable operating leases consist of the following at December 31, 2005 (dollars in millions):

	Right-of-Way Agreements	Facilities	Other Assets	Total
2006	$45	$101	$2	$148
2007	45	97	2	144
2008	43	88	5	136
2009	44	75	—	119
2010	43	66	—	109
Thereafter	668	357	—	1,025

Total	$888	$784	$9	$1,681

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

It is customary in Level 3’s industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of December 31, 2005 and 2004, Level 3 had outstanding letters of credit of approximately $19 million and $26 million, respectively, which are collateralized by cash and are reflected on the consolidated balance sheet as restricted cash. The Company does not believe it is practicable to estimate the fair value of the letters of credit and does not believe exposure to loss is likely nor material.

Other

Level 3 receives certain mine management services from Peter Kiewit Sons’, Inc. The expense for these services was $5 million for 2005, $6 million for 2004 and $5 million for 2003, and is recorded in selling, general and administrative expenses. As of December 31, 2005 and 2004, the Company owed less than $1 million and $1 million, respectively for fourth quarter mine management services.

For use in its business operations, the Company owns leasehold interests in two corporate aircraft and since 1999 a 15% ownership interest in an additional corporate aircraft, with the remaining 85% ownership interest held by a corporation that is controlled by Walter Scott, Jr., a director of the Company. During 2005, in a negotiated transaction with an unrelated third party, the Company obtained a continuing 15% ownership interest in a replacement corporate aircraft in exchange for its 15% ownership interest in the aircraft surrendered in the transaction and a payment of approximately $2 million. The remaining 85% ownership interest was obtained by the corporation controlled by Mr. Scott, which paid for its ownership interests separately in the transaction.

(21) Condensed Consolidating Financial Information

As discussed in Note 14, in October 2003, Level 3 Financing issued $500 million 10.75% Senior Notes due in 2011. These notes are unsecured obligations of Level 3 Financing, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC (a wholly-owned subsidiary). The 10.75% Senior Notes were registered with the Securities and Exchange Commission in 2005.

In conjunction with the registration of the 10.75% Senior Notes, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Operations for the years ended December 31, 2005, 2004 and 2003 follow. Level 3 Communications, LLC leases equipment and certain facilities from other wholly-owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in the consolidated results of the Company.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,457	$2,334	$(178)	$3,613
Costs and Expenses:
Cost of Revenue	—	—	575	1,821	(163)	2,233
Depreciation and Amortization	—	—	444	213	—	657
Selling, General and Administrative	4	—	640	283	(15)	912
Restructuring and Impairment Charges	—	—	21	2	—	23

Total Costs and Expenses	4	—	1,680	2,319	(178)	3,825

Operating Income (Loss)	(4)	—	(223)	15	—	(212)

Other Income (Loss), net:
Interest Income	19	1	11	4	—	35
Interest Expense	(390)	(133)	—	(7)	—	(530)
Interest Income (Expense) Affiliates, net	784	527	(1,336)	25	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(1,048)	(1,492)	(1)	—	2,541	—
Other Income (Expense)	1	—	12	15	—	28

Other Income (Loss)	(634)	(1,097)	(1,314)	37	2,541	(467)

Income (Loss) from Continuing Operations Before Income Taxes	(638)	(1,097)	(1,537)	52	2,541	(679)
Income Tax Expense	—	—	—	(8)	—	(8)

Income (Loss) from Continuing Operations	(638)	(1,097)	(1,537)	44	2,541	(687)
Income (Loss) from Discontinued Operations	—	49	—	—	—	49

Net Income (Loss)	$(638)	$(1,048)	$(1,537)	$44	$2,541	$(638)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,514	$2,415	$(292)	$3,637
Costs and Expenses:
Cost of Revenue	—	—	692	1,790	(274)	2,208
Depreciation and Amortization	—	—	423	259	—	682
Selling, General and Administrative	7	—	681	277	(18)	947
Restructuring and Impairment Charges	—	—	6	10	—	16

Total Costs and Expenses	7	—	1,802	2,336	(292)	3,853

Operating Income (Loss)	(7)	—	(288)	79	—	(216)

Other Income (Loss), net:
Interest Income	—	—	11	2	—	13
Interest Expense	(405)	(61)	(13)	(6)	—	(485)
Interest Income (Expense) Affiliates, net	809	396	(1,206)	1	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(907)	(1,243)	(1)	—	2,151	—
Other Income (Expense)	52	1	150	33	—	236

Other Income (Loss)	(451)	(907)	(1,059)	30	2,151	(236)

Income (Loss) from Continuing Operations Before Income Taxes	(458)	(907)	(1,347)	109	2,151	(452)
Income Tax Expense	—	—	—	(6)	—	(6)

Income (Loss) from Continuing Operations	(458)	(907)	(1,347)	103	2,151	(458)
Income (Loss) from Discontinued Operations	—	—	—	—	—	—

Net Income (Loss)	$(458)	$(907)	$(1,347)	$103	$2,151	$(458)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2003

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,767	$2,511	$(331)	$3,947
Costs and Expenses:
Cost of Revenue	—	—	648	1,871	(313)	2,206
Depreciation and Amortization	—	—	458	355	—	813
Selling, General and Administrative	39	—	573	433	(18)	1,027
Restructuring and Impairment Charges	—	—	22	18	—	40

Total Costs and Expenses	39	—	1,701	2,677	(331)	4,086

Operating Income (Loss)	(39)	—	66	(166)	—	(139)

Other Income (Loss), net:
Interest Income	1	—	3	14	—	18
Interest Expense	(433)	(14)	(39)	(81)	—	(567)
Interest Income (Expense) Affiliates, net	866	137	(1,028)	25	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(949)	(1,072)	(24)	—	2,045	—
Other Income (Expense)	(157)	—	(7)	98	—	(66)

Other Income (Loss)	(672)	(949)	(1,095)	56	2,045	(615)

Income (Loss) from Continuing Operations Before Income Taxes	(711)	(949)	(1,029)	(110)	2,045	(754)
Income Tax Benefit	—	—	—	50	—	50

Income (Loss) from Continuing Operations and Cumulative Effect of Change in Accounting Principle	(711)	(949)	(1,029)	(60)	2,045	(704)
Income (Loss) from Discontinued Operations	—	—	12	(24)	—	(12)
Cumulative Effect of Change in Accounting Principle	—	—	—	5	—	5

Net Income (Loss)	$(711)	$(949)	$(1,017)	$(79)	$2,045	$(711)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets as of December 31, 2005 and 2004 follow:

Condensed Consolidating Balance Sheets

December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$37	$8	$275	$132	$—	$452
Marketable securities	173	3	—	—	—	176
Restricted cash and securities	—	3	20	10	—	33
Accounts receivable, net	—	—	84	746	—	830
Due from (to) affiliates	10,117	4,613	(14,853)	123	—	—
Other	16	4	29	137	—	186

Total Current Assets	10,343	4,631	(14,445)	1,148	—	1,677
Property, Plant and Equipment, net	—	—	3,409	2,229	—	5,638
Marketable Securities	234	—	—	—	—	234
Restricted Cash and Securities	16	—	—	56	—	72
Goodwill and Intangibles, net	—	—	85	448	—	533
Investment in Subsidiaries	(6,251)	(9,651)	802	—	15,100	—
Other Assets, net	44	21	14	44	—	123

Total Assets	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$141	$652	$—	$794
Current portion of long-term debt	—	—	—	—	—	—
Accrued payroll and employee benefits	—	—	46	50	—	96
Accrued interest	83	18	—	1	—	102
Deferred revenue	—	—	138	128	—	266
Other	1	2	50	124	—	177

Total Current Liabilities	84	21	375	955	—	1,435
Long-Term Debt, less current portion	4,722	1,230	—	71	—	6,023
Deferred Revenue	—	—	633	115	—	748
Other Liabilities	56	1	196	294	—	547
Stockholders’ Equity (Deficit)	(476)	(6,251)	(11,339)	2,490	15,100	(476)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets

December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$3	$17	$245	$178	$—	$443
Marketable securities	—	—	225	—	—	225
Restricted cash and securities	—	6	14	28	—	48
Accounts receivable, net	—	—	113	428	—	541
Due from (to) affiliates	9,169	4,100	(13,293)	24	—	—
Other	13	4	26	102	—	145

Total Current Assets	9,185	4,127	(12,670)	760	—	1,402
Property, Plant and Equipment, net	—	—	3,271	2,104	—	5,375
Marketable Securities	—	—	114	—	—	114
Restricted Cash and Securities	16	—	—	51	—	67
Goodwill and Intangibles, net	—	—	136	321	—	457
Investment in Subsidiaries	(5,457)	(8,360)	1	—	13,816	—
Other Assets, net	43	24	17	45	—	129

Total Assets	$3,787	$(4,209)	$(9,131)	$3,281	$13,816	$7,544

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—	$120	$480	$—	$600
Current portion of long-term debt	—	—	26	117	—	143
Accrued payroll and employee benefits	—	—	53	25	—	78
Accrued interest	52	17	3	1	—	73
Deferred revenue	—	—	172	81	—	253
Other	1	—	61	93	—	155

Total Current Liabilities	53	17	435	797	—	1,302
Long-Term Debt, less current portion	3,836	1,230	—	1	—	5,067
Deferred Revenue	—	—	707	133	—	840
Other Liabilities	55	1	198	238	—	492
Stockholders’ Equity (Deficit)	(157)	(5,457)	(10,471)	2,112	13,816	(157)

Total Liabilities and Stockholders’ Equity (Deficit)	$3,787	$(4,209)	$(9,131)	$3,281	$13,816	$7,544

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003 follow:

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(306)	$(128)	$226	$88	$—	$(120)
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	243	—	340	1	—	584
Purchases of marketable securities	(648)	—	—	—	—	(648)
Decrease (increase) in restricted cash and securities	—	3	(6)	(1)	—	(4)
Capital expenditures	—	—	(167)	(138)	—	(305)
Investments and acquisitions	(10)	—	(497)	128	—	(379)
Proceeds from sale of property, plant and equipment and other assets	—	—	3	8	—	11

Net Cash Provided by (Used in) Investing Activities	(415)	3	(327)	(2)	—	(741)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	877	—	—	66	—	943
Payments on long-term debt, including current portion (net of restricted cash)	—	—	(26)	(104)	—	(130)
Increase (decrease) due from affiliates, net	(121)	34	170	(83)	—	—

Net Cash Provided by (Used in) Financing Activities	756	34	144	(121)	—	813
Net Cash Provided by Discontinued Operations	—	82	—	(8)	—	74
Effect of Exchange Rates on Cash and Cash Equivalents	(1)	—	(13)	(3)	—	(17)

Net Change in Cash and Cash Equivalents	34	(9)	30	(46)	—	9
Cash and Cash Equivalents at Beginning of Year	3	17	245	178	—	443

Cash and Cash Equivalents at End of Year	$37	$8	$275	$132	$—	$452

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(379)	$(26)	$(30)	$358	$—	$(77)
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	—	70	—	—	70
Purchases of marketable securities	—	—	(410)	—	—	(410)
Decrease (increase) in restricted cash and securities	7	21	(4)	(3)	—	21
Capital expenditures	—	—	(174)	(99)	—	(273)
Acquisitions	—	—	(69)	—	—	(69)
Proceeds from sale of property, plant and equipment, and other assets	—	—	9	61	—	70

Net Cash Provided by (Used in) Investing Activities	7	21	(578)	(41)	—	(591)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	272	713	—	—	—	985
Payments and repurchases of long-term debt, including current portion (net of restricted cash)	(949)	—	(75)	(3)	—	(1,027)
Increase (decrease) in due from affiliates, net	1,049	(706)	341	(684)	—	—

Net Cash Provided by (Used in) Financing Activities	372	7	266	(687)	—	(42)
Net Cash Provided by Discontinued Operations	—	—	—	6	—	6
Effect of Exchange Rates on Cash and Cash Equivalents	2	—	5	11	—	18

Net Change in Cash and Cash Equivalents	2	2	(337)	(353)	—	(686)
Cash and Cash Equivalents at Beginning of Year	1	15	582	531	—	1,129

Cash and Cash Equivalents at End of Year	$3	$17	$245	$178	$—	$443

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2003

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(347)	$—	$131	$243	$—	$27
Cash Flows from Investing Activities:
Decrease (increase) in restricted cash and securities, net	26	(26)	4	5	—	9
Capital expenditures	—	—	(87)	(66)	—	(153)
Investments and acquisitions	(2)	—	(109)	—	—	(111)
Proceeds from sale of property, plant and equipment, and other assets	—	—	26	77	—	103

Net Cash Provided by (Used in) Investing Activities	24	(26)	(166)	16	—	(152)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	361	487	—	—	—	848
Payments and repurchases of long-term debt, including current portion (net of restricted cash)	—	—	(43)	(729)	—	(772)
Stock options exercised	3	—	—	—	—	3
Increase (decrease) in due from affiliates, net	(42)	(468)	630	(120)	—	—

Net Cash Provided by (Used in) Financing Activities	322	19	587	(849)	—	79
Net Cash Provided by Discontinued Operations	—	—	28	(3)	—	25
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	8	—	8

Net Change in Cash and Cash Equivalents	(1)	(7)	580	(585)	—	(13)
Cash and Cash Equivalents at Beginning of Year	2	22	2	1,116	—	1,142

Cash and Cash Equivalents at End of Year	$1	$15	$582	$531	$—	$1,129

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(22) Subsequent Events

Debt Exchange

On January 13, 2006, the Company completed private exchange offers to exchange its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010. The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions. The Company also paid approximately $13 million in cash for total accrued interest to the closing date on the 2008 Notes that had been accepted for exchange.

Pursuant to the guidance in EITF No. 96-19, the Company accounted for the exchange of the 9.125% Senior Notes and the 11% Senior Notes as an extinguishment of debt and expects to recognize a gain of approximately $27 million in Other Income in the first quarter of 2006. The gain was determined using the fair value of the new 11.5% Notes at the time of issuance. The fair value of the 11.5% Senior Notes was approximately $73 million less than the face amount of the debt. This accretion to the face amount of the debt will be reflected as interest expense. The 11.5% Senior Notes will be recorded at their fair value on the transaction date and will accrete to their face value at maturity. Premiums paid to holders of the 9.125% Senior Notes and the 11% Senior Notes of $41 million were applied against the gain on extinguishment of debt.

The exchange of the 10.5% Senior Discount Notes was accounted for as a modification of the existing debt. The premiums paid to the holders of the 10.5% Senior Discount Notes of $5 million will be added to the existing debt issuance costs and amortized over the term of the 11.5% Notes.

The principal amount of 2008 Notes tendered is set forth in the table below (dollars in millions).

2008 Notes to be exchanged	Aggregate Principal Amount Outstanding Before Exchange Offers	Aggregate Principal Amount Tendered	Aggregate Principal Amount of Old Notes to Remain Outstanding	Total Cash Premium Payment
9.125% Senior Notes due 2008	$954	$556	$398	$36
11% Senior Notes due 2008	132	54	78	5
10.5% Senior Discount Notes due 2008	144	82	62	5

The exchange offers were made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

The 11.5% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment with the old notes not tendered in the exchange offers as well as all other senior unsecured obligations of the Company. The 11.5% Senior Notes will mature on March 1, 2010, and will bear interest at a rate per annum equal to 11.50%. Interest on the Notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2006. The Company may redeem some or all of the 11.5% Senior Notes at any time on or after March 1, 2009, at 100% of their principal amount plus accrued interest.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 11.5% Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Level 3 entered into a registration rights agreement pursuant to which it will file an exchange offer registration statement with the Securities and Exchange Commission with respect to the new notes.

Acquisition of Progress Telecom LLC

On January 26, 2006, Level 3 signed a definitive agreement to acquire all of the membership interests of Progress Telecom, LLC (“Progress Telecom”), a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom, LLC is owned by PT Holding, LLC which is jointly owned by Progress Energy, Inc. and Odyssey Telecorp, Inc. Under the terms of the agreement, Level 3 expects to pay total consideration of $137 million, consisting of $68.5 million in shares of Level 3 Common Stock, pursuant to the terms of the Registration Rights Agreement, and $68.5 million in cash. The number of shares to be delivered will be determined immediately prior to closing. Progress Telecom’s network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile switching centers in the southeast United States. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers. The Company expects the transaction to close early in the second quarter of 2006.

(23) Unaudited Quarterly Financial Data

	March		June		September		December
	2005	2004	2005	2004	2005	2004	2005	2004
	(dollars in millions except per share data)
Revenue	$993	$877	$894	$902	$782	$821	$944	$1,037
Operating Income (Loss)	27	(63)	(65)	(89)	(84)	(53)	(90)	(11)
Income (Loss) from Continuing Operations	(77)	(150)	(188)	(59)	(204)	(173)	(218)	(76)
Income (Loss) from Discontinued Operations	—	3	—	(4)	—	2	49	(1)
Net Income (Loss)	(77)	(147)	(188)	(63)	(204)	(171)	(169)	(77)
Loss per Share (Basic):
Income (Loss) from Continuing Operations	$(0.11)	$(0.22)	$(0.27)	$(0.09)	$(0.29)	$(0.25)	$(0.31)	$(0.11)
Income (Loss) from Discontinued Operations	—	—	—	—	—	—	0.07	—

Net Income (Loss)	$(0.11)	$(0.22)	$(0.27)	$(0.09)	$(0.29)	$(0.25)	$(0.24)	$(0.11)

Loss per share was calculated for each three-month period on a stand-alone basis. As a result of stock transactions during the periods, the sum of the loss per share for the four quarters of each year may not equal the loss per share for the twelve month periods. As a result of discontinued operations in 2005, certain amounts previously included in the 2005 and 2004 quarterly reports on Forms 10-Q have been reclassified from continuing operations to discontinued operations.

In the fourth quarter of 2005, the Company recognized a $49 million gain from the sale of (i)Structure.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the first quarter of 2005, the Company recognized $86 million and $40 million of termination revenue related to 360networks (USA), Inc. and France Telecom Long Distance USA, LLC, respectively. The Company also recognized $15 million in severance and related charges as a result of a workforce reduction of approximately 470 employees in the first quarter of 2005.

In the fourth quarter of 2004, the Company recognized a $50 million gain on extinguishments of debt related to the repurchase of portions of its outstanding notes due 2008. The Company also recognized $103 million of termination revenue and recorded lease impairment charges of $14 million for leases in North America and Europe during the fourth quarter of 2004.

In the second quarter of 2004 the Company paid $54 million to extinguish a capital lease obligation with Allegiance and recognized a gain of $147 million on the settlement.

PROSPECTUS

Level 3 Communications, Inc.

Debt Securities

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts and Stock Purchase Units

Subscription Rights

Common Stock

We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the securities for which the warrants are exercisable, duration, offering price, exercise price and detachability. In the case of stock purchase contracts, these terms will include the holders’ obligation to purchase common stock or preferred stock from us and our obligation to make periodic payments to the holders of the stock purchase contracts, including whether these payments will be secured or prefunded. We may issue these stock purchase contracts separately or as part of a unit consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, securing the holders’ obligation to purchase. In the case of subscription rights, these terms will include the title of the subscription rights, the securities for which the subscription rights are exercisable, the extent to which such subscription rights are transferable and terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,156,375,000.

Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $47.00 per share on January 17, 2001. None of the other securities are currently publicly traded.

You should read this prospectus and any prospectus supplement carefully before you invest.

See “ Risk Factors” on page 2 for a discussion of matters that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2001.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of two registration statements that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,156,375,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

•	Annual report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 1999

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

•	Current reports on Form 8-K, filed February 4, 2000, February 7, 2000, February 18, 2000, February 25, 2000, February 29, 2000 and November 13, 2000 and on Form 8-K/A filed November 9, 1999

•	Registration statements on Forms 8-A/A filed March 31, 1998 and June 10, 1998

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

(720) 888-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our current report on Form 8-K/A filed with the SEC on November 9, 1999, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

THE COMPANY

We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. Since that time we have become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. We have expanded substantially the business of our subsidiary, (i) Structure, Inc. (formerly known as PKS Information Services, Inc.) and are creating, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international facilities based communications network. We designed our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We provide a full range of communications services—including local, long distance, international and internet services.

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Nine Months Ended September 30,		Fiscal Year Ended
2000	1999	1999	1998	1997	1996	1995
—	—	—		5.73	3.87	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest but including amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $997 million for the nine months ended September 30, 2000, $421 million for the nine months ended September 30, 1999, $695 million for 1999, $36 million for 1998 and $32 million for 1995.

APPLICATION OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York as successor to IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

The debt securities issued under each indenture may be issued without limit is to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the purchase price of the debt securities, expressed as a percentage of the principal amount;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

•	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

•	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

•	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

•	the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

•	the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

•	any additions or changes to the events of default in the respective indentures;

•	any additions or changes with respect to the other covenants in the respective indentures;

•	the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

•	the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture.

Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

•	DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	a banking organization within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a clearing agency registered under the provisions of section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

•	we are the continuing corporation; or

•	we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

Senior indenture. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

•	default in making a sinking fund payment required for any debt security of that series;

•	default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

•	the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization of us or our property; and

•	any other event of default provided with respect to a particular series of debt securities.

The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus, supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee’s trusts or powers.

Subordinated indenture. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

•	default in making a sinking fund payment required for any debt security of that series;

•	any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

•	the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

•	certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

•	any other event of default provided with respect to a particular series of debt securities.

The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee’s trusts or powers.

Modification of the indentures

Senior indenture. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment. However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

•	changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

•	reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

•	reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

•	adversely affects any right of repayment of the holder of that debt security;

•	changes the place of payment where, or the currency in which, any payment on that debt security is payable;

•	impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

•	reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

•	to secure the securities; and

•	to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

Subordinated indenture. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

•	changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

•	reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

•	reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

•	adversely affects any right of the repayment of the holder of that debt security;

•	changes the place of payment where, or the currency in which, any payment on that debt security is payable;

•	impairs the right to institute suit to enforce any payment on or with respect to that debt security;

•	reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

•	subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

•	to secure the securities; and

•	to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

On such a defeasance, we will not be released from obligations:

•	to pay additional amounts, if any, upon the occurrence of some events;

•	to register the transfer or exchange of those debt securities;

•	to replace some of those debt securities;

•	to maintain an office relating to those debt securities;

•	to hold moneys for payment in trust will not be discharged.

To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Government obligations mean generally securities which are:

•	direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

•	obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

•	In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

Subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 2000, our aggregate senior indebtedness was approximately $5.218 billion. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See “Subordination provisions” below.

Subordination provisions. If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

•	any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under “Merger”;

•	the occurrence and continuation of a payment default on any senior indebtedness; or

•	a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

Senior indebtedness means the following indebtedness or obligations:

•	the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

•	renewals, extensions and refunding of that indebtedness;

•	interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

•	obligations associated with derivative products.

However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

Conversion. The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder’s exercise of that option.

In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

•	the issuance of shares of common stock as a dividend;

•	subdivisions and combinations of common stock;

•	the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

•	the distribution to all holders of common stock of:

(1)	shares of our capital stock, other than common stock;

(2)	evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

(3)	subscription rights or warrants other than those referred to above.

No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

•	the designation of the series;

•	the number of shares to comprise the series;

•	the dividend rate or rates payable with respect to the shares of the series;

•	the redemption price or prices, if any, and the terms and conditions of any redemption;

•	the voting rights;

•	any sinking fund provisions for the redemption or purchase of the shares of the series;

•	the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

•	any other relative rights, preferences and limitations pertaining to the series.

The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	the procedures for any auction and remarketing, if any, of that series of preferred stock;

•	whether interests in that series of preferred stock will be represented by our depositary shares; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•	other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

•	we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	such shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

•	in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

•	in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

In this case, the entire board of directors will be increased by two directors.

So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

•	authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

•	reclassify any capital stock into any shares with this kind of prior ranking;

•	authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

•	amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

•	increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

•	create and issue another series of preferred stock or any other capital stock; and

•	in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

We may terminate the deposit agreement upon not less than 60 days’ notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares are redeemed, converted or exchanged; or

•	there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and removal of depositary

The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary’s obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our debt securities, common stock, preferred stock or depositary shares. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of our common stock or depositary shares at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or our preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase our common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase shares of our common stock or our preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase our debt securities, our common stock, our preferred stock, depositary shares of warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the recipient of the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters providing for the underwriter(s) to purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by use.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence, and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

Exercise of subscription rights

Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of our preferred stock, depositary shares, our common stock, warrants or any combination of those securities at the exercise price as will be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 1,500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See “Description of Outstanding Capital Stock” below.

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.

As of January 12, 2001, our authorized capital stock was 1,518,500,000 shares. Those shares consisted of:

•	1,500,000,000 shares of common stock, par value $.01 per share;

•	10,000,000 shares of preferred stock, par value $.01 per share; and

•	8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of January 12, 2001, there were 367,619,715 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N.A.

Preferred stock

The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

•	a classified board of directors;

•	a prohibition on our stockholders taking action by written consent;

•	the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

•	the requirement of the affirmative vote of at least 66 2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder’s rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

PLAN OF DISTRIBUTION

We may sell the offered securities as follows:

•	through agents;

•	through underwriters;

•	to dealers; or

•	directly to one or more purchasers.

By agents

Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tied to the market price for those securities.

Delayed delivery contracts

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

The place, time of delivery and other terms of the sale of the offered securities will be described in the prospectus supplement.

LEGAL MATTERS

Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1999 and December 31, 1998 and for the years then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated statements of operations, cash flows and changes in stockholders’ equity of Level 3 Communications, Inc. for the year ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders’ equity, for each of the three years in the period ended December 31, 1999, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

$150,000,000

Level 3 Communications, Inc.

        % Convertible Senior Notes due 2012

PROSPECTUS  SUPPLEMENT

Merrill Lynch & Co.

Credit Suisse

Morgan Stanley

Citigroup

JPMorgan

                    , 2006